As filed with the Securities and Exchange Commission on February 11, 2005

Registration No. 333-121729

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Century Aluminum Company
(Exact name of registrant as specified in its charter)

Delaware	3334	13-3070826
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

2511 Garden Road, Building A, Suite 200
Monterey, California 93940
(831) 642-9300
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

(See table of additional registrant guarantors on the inside facing page)

Gerald J. Kitchen, Esq.
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary
Century Aluminum Company
2511 Garden Road, Building A, Suite 200
Monterey, California 93940
(831) 642-9300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Jeffrey N. Ostrager, Esq.
Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, New York 10178
(212) 696-6000

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

	State or Other		Primary
	Jurisdiction of	I.R.S.	Standard	Address, including zip code, and
Exact Name of Registrant	Incorporation	Employer	Industrial	telephone number, including area code,
Guarantor as specified in its	or	Identification	Classification	of registrant’s principal executive
Charter	Organization	Number	Code Number	offices
Berkeley Aluminum, Inc.	Delaware	58-1764206	3334	c/o Century Aluminum Company 2511 Garden Road, Building A, Suite 200 Monterey, CA 93940 (831) 642-9300
Century Aluminum Holdings, Inc.	Delaware	20-0978660	3334	c/o Century Aluminum Company 2511 Garden Road, Building A, Suite 200 Monterey, CA 93940 (831) 642-9300
Century Aluminum of West Virginia, Inc.	Delaware	55-0686448	3334	c/o Century Aluminum Company 2511 Garden Road, Building A, Suite 200 Monterey, CA 93940 (831) 642-9300
Century Kentucky, Inc.	Delaware	61-1385742	3334	c/o Century Aluminum Company 2511 Garden Road, Building A, Suite 200 Monterey, CA 93940 (831) 642-9300
Century Louisiana, Inc.	Delaware	83-0413091	3334	c/o Century Aluminum Company 2511 Garden Road, Building A, Suite 200 Monterey, CA 93940 (831) 642-9300
Hancock Aluminum LLC	Delaware	43-2005628	3334	c/o Century Aluminum Company 2511 Garden Road, Building A, Suite 200 Monterey, CA 93940 (831) 642-9300
Metalsco, Ltd.	Georgia	58-2020519	3334	c/o Century Aluminum Company 2511 Garden Road, Building A, Suite 200 Monterey, CA 93940 (831) 642-9300
NSA, Ltd.	Kentucky	31-1651182	3334	c/o Century Aluminum Company 2511 Garden Road, Building A, Suite 200 Monterey, CA 93940 (831) 642-9300
Skyliner, Inc.	Delaware	58-1943987	3334	c/o Century Aluminum Company 2511 Garden Road, Building A, Suite 200 Monterey, CA 93940 (831) 642-9300
Virgin Islands Alumina Corporation LLC	Delaware	66-0451934	3334	c/o Century Aluminum Company 2511 Garden Road, Building A, Suite 200 Monterey, CA 93940 (831) 642-9300

PROSPECTUS

OFFER TO EXCHANGE

up to $250,000,000 aggregate principal amount of
7.5% Senior Notes due August 15, 2014
which have been registered under the Securities Act of 1933
for a like aggregate principal amount of
outstanding 7.5% Senior Notes due August 15, 2014

•	We will exchange all outstanding notes that are properly tendered and not validly withdrawn for a like aggregate principal amount of exchange notes which have been registered under the Securities Act of 1933, as amended, or the Securities Act. You should read the section called “The Exchange Offer” for further information on how to exchange your outstanding notes for exchange notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on March 14, 2005, unless we decide to extend the expiration date.

•	The exchange offer is not subject to any condition other than that the exchange offer does not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes in the exchange offer will generally not be a taxable exchange for United States federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

•	The form and terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act, and therefore contain no restrictive legends and will generally be freely tradeable. See “Description of the Exchange Notes” for more information about the exchange notes to be issued in this exchange offer.

•	There is no existing market for the exchange notes to be issued and we do not intend to apply for the listing of the exchange notes on any securities exchange or for the inclusion of the notes in any automated quotation system.

•	Each participating broker-dealer that receives exchange notes in exchange for outstanding notes acquired for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus for an offer to resell or otherwise retransfer the exchange notes issued to it in this exchange offer for a period of 180 days after the expiration date. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resales. See “Plan of Distribution.”

•	You cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act in connection with any resale transaction if you are (i) acquiring the exchange notes other than in the ordinary course of business, (ii) are participating, or intend to participate, or have an arrangement or understanding with any person to participate, in the distribution of the exchange notes, (iii) a broker-dealer who purchased the outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (iv) an affiliate of Century Aluminum Company. See “The Exchange Offer.”

     See “Risk Factors” beginning on page 16 for a discussion of risk factors that you should consider.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 11, 2005.

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request by writing or telephoning us at:

Century Aluminum Company
2511 Garden Road
Building A, Suite 200
Monterey, CA 93940
Attention: Corporate Secretary
(831) 642-9300

See “Where You Can Find More Information.” To obtain timely delivery of this information before the expiration of the exchange offer, we should receive your request no later than March 7, 2005, which is five business days before the date the exchange offer expires (unless we decide to extend the exchange offer as described in this prospectus).

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell the notes in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

ii

MARKET AND INDUSTRY DATA

     We obtained the market data included in this prospectus from our own research and from surveys or studies conducted by third parties and cited in industry or general publications, including studies prepared by CRU International Inc., an internationally recognized research firm which collects and analyzes data about the aluminum industry. Industry and general publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and do not make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains a web site at “http://www.sec.gov” that contains reports, statements and other information regarding registrants that file electronically. You may also obtain additional information about us from our web site, which is located at www.centuryaluminum.com. Our website provides access to filings made by us through the SEC’s EDGAR filing system, including our annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K, respectively, and ownership reports filed on Forms 3, 4 and 5 after December 16, 2002 by our directors, executive officers and beneficial owners of more than 10% of our outstanding common stock. Information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus.

iii

SUMMARY

     The following summary highlights information contained elsewhere in this prospectus but may not contain all information important to you. This summary is qualified in its entirety by reference to, and should be read together with, the more detailed information and financial statements included elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed under “Risk Factors” included elsewhere in this prospectus. In this prospectus, unless expressly stated otherwise or unless the context otherwise requires: (1) “Century Aluminum,” “we,” “us,” “our” and “ours” refer to Century Aluminum Company and its consolidated subsidiaries; (2) “pro forma” shall mean, at any date or for any period, giving pro forma effect to the transactions referred to in “Unaudited Pro Forma Consolidated Financial Data”; (3) “Gramercy assets” refers to the alumina refinery in Gramercy, Louisiana and related bauxite mining assets acquired from Kaiser Aluminum & Chemical Corporation; (4) “Gramercy acquisition” refers to all of the transactions related to our joint acquisition of the Gramercy assets with Noranda Finance Inc.; and (5) “2004 refinancing” refers to the completion of the tender offer and consent solicitation for our 11.75% senior secured first mortgage notes due 2008 and the related sale of our 1.75% convertible senior notes due August 1, 2024 and our 7.5% senior notes due August 15, 2014.

Business Overview

     We are a producer of primary aluminum. Our primary aluminum facilities produce value-added and standard-grade products. We are the second largest primary aluminum producer in the United States, behind Alcoa Inc., having produced over 1.1 billion pounds in 2003 with net sales of $782.5 million. In April 2004, we acquired Nordural, an Icelandic facility which is our first facility located outside of the United States. We now have an annual primary aluminum production capacity of approximately 1.4 billion pounds of primary aluminum with pro forma net sales of $883.4 million for the year ended December 31, 2003. Our current capacity of approximately 1.4 billion pounds is 849 million pounds higher than our capacity at the end of 1999.

     We currently own:

•	the Hawesville facility, located in Hawesville, Kentucky, which began operations in 1970 and has an annual production capacity of 538 million pounds of primary aluminum;

•	the Ravenswood facility, located in Ravenswood, West Virginia, which began operations in 1957 and has an annual production capacity of 375 million pounds of primary aluminum;

•	a 49.7% interest in the Mt. Holly facility, located in Mt. Holly, South Carolina, which began operations in 1980 and contributes 243 million pounds to our overall annual production capacity;

•	the Nordural facility, located in Grundartangi, Iceland, which began operations in 1998 and has an annual production capacity of 198 million pounds of primary aluminum, which will increase by up to 269 million pounds to approximately 467 million pounds upon completion of an ongoing expansion in 2006;

•	a 50% joint venture interest in the Gramercy alumina refinery, located in Gramercy, Louisiana, which has an annual production capacity of 1.2 million metric tons of alumina; and

•	a 50% joint venture interest in bauxite mining operations in Jamaica, which have an annual production capacity of approximately 4.5 million dry metric tons.

     Our strategic objectives are to grow our aluminum business by acquiring primary aluminum reduction facilities that offer favorable investment returns and lower our unit production costs, to diversify our geographic presence, and to pursue opportunities in bauxite mining and alumina refining. Our growth activities have been concentrated in acquiring primary aluminum assets. Toward this objective, we:

•	sold the Ravenswood rolling mill in 1999;

•	acquired an additional 23% interest in the Mt. Holly facility in April 2000;

•	acquired an 80% interest in the Hawesville facility in April 2001;

•	acquired the remaining 20% interest in the Hawesville facility in April 2003; and

•	acquired the Nordural facility in April 2004.

     In addition, we recently completed the purchase through a joint venture of our first alumina refining facility, together with related bauxite mining assets. See “The Gramercy Acquisition.”

Recent Trends in the Primary Aluminum Industry

     The primary aluminum industry is currently experiencing a period of strong prices based on favorable production and consumption trends. Spot aluminum prices, as quoted on the LME, averaged $0.78 per pound during the year ended December 31, 2004 and remain above the five- and ten-year averages. We believe that the current strong pricing environment is due to factors that include:

•	strengthening global demand for aluminum driven by the global economic recovery and strong demand growth in China;

•	a tight market for alumina, the major raw material input for aluminum, which has resulted in a rapid escalation of alumina prices globally; and

•	the weakening of the U.S. dollar.

     Global demand for aluminum increased approximately 9.0% to 66.3 billion pounds in 2004. Global aluminum supply has not kept pace with this increase in consumption as global aluminum production increased approximately 6.5% in 2004 to 65.7 billion pounds. During the year ended December 31, 2004, LME inventories declined 54% from 1.5 million metric tons to 695,000 metric tons.

Competitive Strengths

     Our key competitive strengths are:

•	Focus on Upstream Production. We currently operate mainly in the production of primary aluminum and also recently acquired assets in bauxite mining and alumina refining. By operating solely in upstream production, we are better able to focus our resources, minimize overhead costs and avoid exposure to fluctuations in demand in any single end-use market.

•	Long-Term Customer Contracts. We have competitive long-term contracts with our major customers to sell a significant portion of our production. These contracts reduce our marketing costs and provide a stable source of demand. We have long-term contracts to sell approximately 70% of our production at prices based on the LME or U.S. Midwest market price for primary aluminum.

•	Proximity to Major Customers. Our Hawesville and Ravenswood facilities are located adjacent to their principal customers. Under our long-term contracts with these major customers, we are able to deliver molten aluminum, thereby eliminating our casting and shipping costs and our customers’ remelting costs.

•	Secure Power Supply. Electricity is our single largest operating cost. Substantially all of the electricity used at our U.S. facilities is supplied at affordable rates under long-term contracts, the fixed price portions of which expire at various dates from the end of 2005 through 2010. The Nordural facility purchases power sourced from hydroelectric facilities under a long-term contract that expires in 2019 at prices based on the LME price for primary aluminum. Power for the Nordural expansion capacity will be sourced from geothermal facilities using LME-based pricing. Both hydroelectric and geothermal energy are competitively priced and renewable sources of power.

•	Long-Term Alumina Supply Contracts. Alumina is the principal raw material used to produce primary aluminum. All of our alumina requirements at our Ravenswood and Mt. Holly facilities are purchased under long-term contracts at prices linked to the LME price for primary aluminum. These contracts help us avoid the current volatility of the spot alumina market and help us maintain our margins at those facilities during periods when primary aluminum prices fall. Nordural’s long-term tolling agreement with a subsidiary of BHP Billiton for its existing capacity provides it with similar economic benefits. Alumina used at our Hawesville facility is purchased under a contract with Gramercy Alumina LLC, a joint venture company we own 50/50 with Noranda Finance Inc., at a purchase price based on the cost of production. See “Risk Factors — Risks Relating to Our Business — Changes or disruptions to our current alumina supply arrangements could increase our raw material costs” included elsewhere in this prospectus.

•	High-Purity and Value-Added Products. We produce high-purity and value-added products, including rolling ingot, foundry alloys and extrusion billet, which we sell at a premium to standard-grade products.

•	Relationship with Glencore. We benefit from our business relationship with our largest shareholder, Glencore International AG, a leading privately-held, diversified natural resources group. Glencore has been an important business partner for us and has assisted us in the execution of our growth strategy and metal hedging program. In addition, Glencore is a major customer, which helps us reduce our marketing and distribution costs, and a major alumina supplier, which provides us with a stable and reliable source of raw materials.

•	Experienced Management Team. Our senior management has an average of over 19 years of experience in the aluminum industry, a demonstrated ability to recognize and respond quickly to strategic opportunities and an excellent track record of integrating acquisitions.

Business Strategy

     Our objective is to continue to grow by focusing on the production of primary aluminum, bauxite and alumina to capitalize on improvements in industry fundamentals. Our strategy for achieving this objective is to:

•	Become a Larger Upstream Producer in the Aluminum Industry. We believe that by becoming a larger upstream producer we can strengthen our position in the competitive global aluminum industry. We regularly evaluate opportunities to acquire primary aluminum reduction facilities that would lower our average unit production costs. Since 2000, we have more than doubled our capacity and lowered our average unit costs without significant increases in corporate overhead. The Nordural acquisition helped us to implement our business strategy by increasing our primary aluminum capacity and lowering our average unit production costs. In addition to primary aluminum, we have recently expanded into bauxite mining and alumina production, which we believe are also attractive upstream segments of the aluminum industry.

•	Diversify our Primary Aluminum Operations. We actively pursue opportunities to acquire primary aluminum production facilities that provide diversification through either their geographic location, product mix or power sources. The Nordural facility, our first facility located outside of the United States, uses hydroelectric power, a competitively-priced and renewable source of energy. Through the Hawesville acquisition, we added high-purity aluminum to our product mix, which has a unique market niche that few domestic aluminum producers are able to supply.

•	Enhance Profitability of Production Assets. We seek to further reduce costs at our production facilities by investing in high-return capital improvements, optimizing labor productivity and implementing projects that improve the operating and energy efficiencies of the primary aluminum production process. In addition, we seek to maximize the profitability of our facilities by optimizing our product mix between standard-grade and value-added products.

Other Information

     Our principal executive offices are located at 2511 Garden Road, Building A, Suite 200, Monterey, California 93940. Our telephone number at that address is (831) 642-9300. You may also obtain additional information about us from our website, which is located at www.centuryaluminum.com. Information on our website is not incorporated by reference in, and should not be considered a part of, this prospectus.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     The following summarizes the material terms of the exchange offer. Because it is a summary, it is qualified in its entirety by reference to the more specific details contained elsewhere in this prospectus. For a more detailed description of the exchange offer, see “The Exchange Offer.”

     The exchange offer relates to the exchange of up to $250,000,000 aggregate principal amount of our outstanding 7.5% Senior Notes due August 15, 2014 (which we refer to as the “outstanding notes”) for a like aggregate principal amount of 7.5% Senior Notes due August 15, 2014 which have been registered under the Securities Act (which we refer to as the “exchange notes”). The exchange offer is intended to satisfy certain obligations under a registration rights agreement, dated August 26, 2004, among Century Aluminum Company, the guarantors party thereto and Credit Suisse First Boston LLC, as representative of the initial purchasers of the outstanding notes. The exchange notes will be the obligations of Century Aluminum Company and entitled to the benefits of the indenture governing the outstanding notes. The form and terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act, and therefore contain no restrictive legends and will generally be freely tradeable. See “Description of the Exchange Notes” for more information about the exchange notes to be issued in the exchange offer. Unless otherwise specified or unless the context requires otherwise, references to “senior notes” in this prospectus are references to the outstanding notes and the exchange notes collectively.

Registration Rights.	Pursuant to the registration rights agreement, Century Aluminum Company and the guarantors have filed with the SEC a registration statement, of which this prospectus forms a part, to give you, as a holder of the outstanding notes, the opportunity to exchange the outstanding notes for exchange notes that have been registered under the Securities Act and will generally be freely tradeable. We and the guarantors have agreed to use our best efforts to file and cause to become effective a registration statement relating to the exchange offer. As summarized below in “Shelf Registration” and described more fully under “The Exchange Offer – Shelf Registration”, if applicable interpretations of the staff of the SEC do not permit us and the guarantors to effect the exchange offer, or under certain other circumstances, we and the guarantors will use our best efforts to cause to become effective a shelf registration statement relating to resales of the outstanding notes and to keep the shelf registration statement continuously effective until the earliest of (i) the expiration of the time period referred to in Rule 144(k) of the Securities Act with respect to the outstanding notes covered by the shelf registration statement or (ii) the date on which all outstanding notes covered by the shelf registration statement have been sold or cease to be outstanding.

The Exchange Offer	We are offering to exchange up to $250,000,000 aggregate principal amount of our 7.5% Senior Notes due August 15, 2014 which have been registered under the Securities Act for a like aggregate principal amount of our outstanding 7.5% Senior Notes due August 15, 2014, which were issued on August 26, 2004 in a private offering.

Outstanding notes may be exchanged only in integral

multiples of $1,000. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are properly tendered and not validly withdrawn pursuant to the exchange offer will be exchanged.

We will issue exchange notes to you as soon as practicable following the expiration of the exchange offer.

Resale of the Exchange Notes Issued in the Exchange Offer	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes issued in the exchange offer in the ordinary course of business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer;

•	you are not a broker-dealer who purchased the outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	you are not our “affiliate” as defined in Rule 405 of the Securities Act.

If our belief is inaccurate and you transfer any exchange note issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of our exchange notes from these requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability, but we do not believe that any such liability should exist if the above conditions are met.

Each participating broker-dealer that receives exchange notes in exchange for outstanding notes acquired for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

A broker-dealer may use this prospectus for an offer to resell or otherwise retransfer the exchange notes issued to it in the exchange offer. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resales.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration Date	The exchange offer expires at 5:00 p.m., New York City time, on March 14, 2005, unless we, in our sole discretion, extend the expiration date of the exchange offer. If we extend the expiration date of the exchange offer, the term “expiration date” shall mean the latest date to which the exchange offer is extended.

Accrued Interest on the Exchange Notes Issued in the Exchange Offer and the Outstanding Notes	The exchange notes will bear interest from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange for the exchange notes (or if the exchange notes are authenticated between a record date and interest payment date, from such interest payment date) or, if no interest has been paid on the outstanding notes, from the date on which the outstanding notes were originally issued under the indenture, at 7.5% per year, payable semiannually on each February 15 and August 15, beginning February 15, 2005, to holders of record on the February 1 or August 1 immediately preceding the interest payment date. Holders of outstanding notes whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the outstanding notes accrued from August 26, 2004 or, if later, the most recent interest payment date, to the date the exchange notes are issued.

Shelf Registration	Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, certain or all of the outstanding notes pursuant to this registered exchange offer not yet accepted for exchange, if:

•	we determine that applicable law or any applicable interpretation of the staff of the SEC does not permit us to effect such a registered exchange offer;

•	for any other reason we do not complete the registered exchange offer by March 24, 2005; or

•	following the completion of the registered exchange offer, in the opinion of counsel for the initial purchasers, a registration statement must be filed, and the initial purchasers must deliver a prospectus in connection with any offer or sale of their outstanding notes.

If any of the above events occurs, then we and the guarantors will use our best efforts:

•	to file, as soon as practicable, a shelf registration statement (under Rule 415 of the Securities Act) with the SEC covering resales of the outstanding notes;

•	to cause the shelf registration statement to be declared effective by the SEC under the Securities Act; and

•	to keep the shelf registration statement continuously effective until the earliest of:

•	the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the outstanding notes covered by the shelf registration statement; or

•	the date on which all outstanding notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or cease to be outstanding.

Procedures for Tendering Outstanding Notes	If you are a holder of an outstanding note and you wish to tender your note for exchange pursuant to the exchange offer, you must, prior to the expiration date of the exchange offer:

•	complete, sign and date the letter of transmittal which accompanies this prospectus, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent for delivery prior to 5:00 p.m., New York City time, on the expiration date.

By tendering outstanding notes, the holder agrees to the terms of the exchange offer included in this prospectus and to those contained in the letter of transmittal which accompanies this prospectus and represents to us that, among other things, (i) the exchange notes to be issued in the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes whether or not such person is the holder, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such exchange notes and (iii) neither the holder nor any such other person is our “affiliate” as defined in Rule 405 under the Securities Act.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder.

Depository Trust Company participants may electronically transmit their acceptance of the exchange offer by causing The Depository Trust Company to transfer outstanding notes to the exchange agent in accordance with The Depository Trust Company Automated Tender Offer Program procedures for transfer.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding notes in the exchange offer, you should promptly contact such person in whose name your notes are registered and instruct such person to tender on your behalf. If you, as such beneficial owner, wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date of the exchange offer.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and:

•	your outstanding notes are not immediately available;

•	you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal;

•	or you cannot complete the procedures for book-entry transfer prior to the expiration date;

you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer – Guaranteed Delivery Procedures.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes to be Issued in the Exchange Offer	Subject to the conditions summarized above in “Shelf Registration” and described more fully under “The Exchange Offer – Shelf Registration,” we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. The exchange notes issued pursuant to the exchange offer will be delivered as soon as practicable following the expiration date.

Effect on Holders of Outstanding Notes.	As a result of making, and upon acceptance for, the exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you are a holder of outstanding notes and do not tender your outstanding notes in the exchange offer, you will continue to hold your outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement which by their terms terminate upon the completion of the exchange offer. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and the indenture governing the outstanding notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Certain United States Federal Income Tax Consequences	The exchange of the outstanding notes for exchange notes will generally not be a taxable exchange for U.S. federal income tax purposes.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer.

We will pay all expenses incident to the exchange offer.

Exchange Agent for Outstanding Notes	We will pay all expenses incident to the exchange offer. Wilmington Trust Company is serving as the exchange agent for the outstanding notes. The address, facsimile number and telephone number of the exchange agent are set forth in this prospectus under “ The Exchange Offer –Exchange Agent.” Questions and requests for assistance relating to the exchange of the outstanding notes should be directed to the exchange agent.

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

     The following summarizes the material terms of the exchange notes. Because it is a summary, it is qualified in its entirety by reference to the more specific details contained elsewhere in this prospectus. For a more detailed description of the exchange notes, see “Description of the Exchange Notes.”

     The form and terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act, and therefore contain no restrictive legends and will generally be freely tradeable. The exchange notes will be governed by the same indenture governing the outstanding notes.

Issuer	Century Aluminum Company.

Securities Offered	Up to $250.0 million aggregate principal amount of 7.5% senior notes due August 15, 2014.

Interest	The notes will bear interest from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange for the notes (or if the notes are authenticated between a record date and interest payment date, from such interest payment date) or, if no interest has been paid on the outstanding notes, from the date on which the outstanding notes were originally issued under the indenture, at 7.5% per year, payable semiannually on each February 15 and August 15, beginning February 15, 2005, to holders of record on the February 1 or August 1 immediately preceding the interest payment date. Holders of outstanding notes whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the outstanding notes accrued from August 26, 2004 or, if later, the most recent interest payment date, to the date the notes are issued in the exchange offer.

Maturity date	August 15, 2014.

Guarantors	All of our substantial existing and future domestic restricted subsidiaries will guarantee the notes.

Ranking	The indebtedness evidenced by the notes and the note guarantees will rank equally in right of payment with all of the existing and future senior indebtedness of Century Aluminum Company and the guarantors (including our 1.75% convertible senior notes due August 1, 2024), as the case may be, and will rank senior in right of payment to all of their existing and future subordinated indebtedness, but will be effectively junior to secured obligations, including borrowings under our credit facility and our remaining outstanding first mortgage notes, to the extent of the value of the assets securing such obligations. As of September 30, 2004, Century Aluminum Company and the guarantors had $17.7 million of senior secured indebtedness outstanding and a borrowing base of $76.8 million under our secured revolving credit facility at September 30, 2004.

None of our foreign subsidiaries are required to guarantee the notes. All of the creditors of the non-guarantor subsidiaries have priority over Century Aluminum Company and the noteholders with respect to claims to the assets of those subsidiaries. As of September 30, 2004, our non-guarantor subsidiaries had $188.7 million of liabilities, including trade payables but excluding intercompany obligations.

Optional Redemption	We may redeem any of the notes beginning on August 15, 2009. The initial redemption price is 103.75% of their principal amount, plus accrued interest. The redemption price will decline each year after 2009 and will be 100% of their principal amount, plus accrued interest, beginning on August 15, 2012.

In addition, before August 15, 2007, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of public offerings of certain of our capital stock at 107.5% of their principal amount plus accrued interest.

Change of Control Offer	Upon a change of control (as defined under “Description of the Exchange Notes”), we will be required to make an offer to purchase all notes that are outstanding. The purchase price will equal 101% of the outstanding principal amount of the notes on the date of purchase plus accrued interest.

Certain Covenants	The terms of the notes restrict our ability and the ability of certain of our subsidiaries to:

• incur additional indebtedness;

• create liens;

• pay dividends or make distributions in respect of capital stock;

• purchase or redeem capital stock;

• make investments or certain other restricted payments;

• sell assets;

• issue or sell stock of certain subsidiaries;

• enter into transactions with shareholders or affiliates; or

• effect a consolidation or merger.

These limitations will be subject to a number of important qualifications and exceptions. Certain of the covenants would cease to apply from and after the date that the notes are rated investment grade.

Risk Factors	An investment in the notes involves risk. Prospective investors should carefully consider the information set forth under “Risk Factors.”

SUMMARY FINANCIAL AND OTHER DATA OF CENTURY ALUMINUM

     The following table presents our summary historical and pro forma consolidated financial and other data for the periods indicated. Our summary consolidated historical balance sheet data as of December 31, 2003 and December 31, 2002 and our summary consolidated statement of operations data for each of the years in the three-year period ended December 31, 2003 are derived from our consolidated financial statements audited by Deloitte & Touche LLP, which is included elsewhere in this prospectus. Our summary consolidated historical balance sheet data as of December 31, 2001 is derived from our consolidated financial statements audited by Deloitte & Touche LLP, which are not included herein. Our summary consolidated historical balance sheet data as of September 30, 2004 and our summary consolidated statement of operations data for the nine months ended September 30, 2003 and 2004 is derived from our unaudited consolidated financial data included elsewhere in this prospectus. Our summary consolidated historical balance sheet data as of September 30, 2003 is derived from our unaudited consolidated financial data which is not included herein. Our summary historical results of operations include:

•	our 80% interest in the Hawesville facility since we acquired it on April 1, 2001;

•	the remaining 20% interest in the Hawesville facility since we acquired it on April 1, 2003; and

•	the Nordural facility since we acquired it on April 27, 2004.

     These results may not be indicative of our future performance.

     Our summary pro forma consolidated financial data is derived from “Unaudited Pro Forma Consolidated Financial Data” included elsewhere in this prospectus. The pro forma consolidated financial data gives pro forma effect to our acquisition of all of the outstanding equity shares of Nordural, our issuance and sale of $220.5 million in common stock in a registered public offering, our payment of the remaining $12.0 million of principal under an outstanding promissory note payable to Glencore, our payment of $3.3 million of dividends on our convertible preferred stock, the 2004 refinancing, and other adjustments that management believes are directly related to the Nordural acquisition. The pro forma consolidated financial data has been prepared for illustrative purposes only and does not purport to represent what our results of operations or financial condition would actually have been had the transactions described in “Unaudited Pro Forma Consolidated Financial Data” in fact occurred as of the dates specified. In addition, the unaudited pro forma consolidated financial data does not purport to project our results of operations for any future period and does not give effect to the Gramercy acquisition, Nordural’s new term loan facility or the refinancing of debt under Nordural’s existing term loan facility. The unaudited pro forma consolidated financial data should be read in conjunction with the following, which are included elsewhere in this prospectus: (1) our audited consolidated financial statements and our unaudited consolidated financial statements and accompanying notes, (2) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (3) the separate audited financial statements and accompanying notes of Nordural.

							Pro Forma
							Nine
						Pro Forma	Months Ended
				Nine Months Ended		Year Ended	September
	Year Ended December 31,			September 30,		December 31,	30,
	2001(1)	2002	2003(2)	2003(2)	2004(3)	2003(2)	2004(3)
	(Dollars in thousands, except per share amounts and operating data)
Consolidated Statement of Operations Data:
Total net sales	$654,922	$711,338	$782,479	$576,664	$770,144	$883,418	$808,519
Gross profit	20,708	20,061	48,038	25,522	125,609	74,908	137,600
Operating income	2,110	4,278	27,205	13,372	108,643	53,517	120,634
Net income (loss) before preferred dividends	(13,702)	(18,608)	966	7,221	7,039	(3,424)	51,705

							Pro Forma
							Nine
						Pro Forma	Months Ended
				Nine Months Ended		Year Ended	September
	Year Ended December 31,			September 30,		December 31,	30,
	2001(1)	2002	2003(2)	2003(2)	2004(3)	2003(2)	2004(3)
	(Dollars in thousands, except per share amounts and operating data)
Common Share Data (4):
Earnings (loss) per share:
Basic	$(0.74)	$(1.00)	$(0.05)	$0.27	$0.23	$(0.18)	$1.65
Diluted	(0.74)	(1.00)	(0.05)	0.27	0.23	(0.18)	1.64
Weighted average common shares outstanding (in thousands):
Basic	20,473	20,555	21,073	21,070	27,542	30,073	30,958
Diluted	20,473	20,555	21,099	21,074	27,659	30,099	31,075
Other Data:
Capital expenditures	$14,456	$18,427	$18,858	$12,389	$26,314
Net cash provided by operating activities	38,623	54,486	87,379	78,042	71,864
Net cash used in investing activities	(382,245)	(18,196)	(78,695)	(72,226)	(211,183)
Net cash (used in) provided by financing activities	324,048	(4,586)	(25,572)	(305)	187,589
Ratio of earnings to fixed charges (5)	0.16	0.06	1.11	—	1.29
Operating Data:
Shipments (millions of pounds):
Primary	918	1,049	1,127	840	885	1,127	885
Tolling	—	—	—	—	87	199	153
Average Century Aluminum realized price ($/lb):
Primary	0.71	0.68	0.69	0.69	0.81	0.69	0.81
Tolling	—	—	—	—	0.61	0.51	0.60
Average LME price ($/lb)	0.66	0.61	0.65	0.64	0.76	0.65	0.76
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$13,388	$45,092	$28,204	$50,603	$76,474
Total assets	776,706	765,167	810,326	835,734	1,274,398
Total debt	329,261	329,667	344,125	370,006	526,059
Shareholders’ equity	217,185	192,132	187,697	191,036	386,157

(1)	Effective April 1, 2001, we purchased the Hawesville facility from Southwire Company. Simultaneously, we sold a 20% interest in the Hawesville facility to Glencore. Accordingly, the results of operations following that date reflect the increased production which resulted from our 80% interest. Similarly, balance sheet data as of and following December 31, 2001 includes assets and liabilities related to our 80% interest in the Hawesville facility.

(2)	On April 1, 2003, we acquired the remaining 20% interest in the Hawesville facility. Accordingly, the results of operations following that date reflect the increased production which resulted from our additional 20% interest in the Hawesville facility. Similarly, balance sheet data as of and following December 31, 2003 includes assets and liabilities related to our additional 20% interest in the Hawesville facility.

(3)	On April 27, 2004, we completed the acquisition of all of the outstanding equity shares of Nordural, an Icelandic company that owns and operates the Nordural facility. Accordingly, the results of operations following that date reflect the increased production which resulted from our ownership of Nordural. Similarly, balance sheet data as of September 30, 2004 includes assets and liabilities related to our ownership of Nordural.

(4)	Pro forma share data does not give effect to the conversion of our convertible preferred stock to common stock, which Glencore converted on May 19, 2004. As further adjusted for such conversion, pro forma earnings per share for 2003 would be $(0.17) on a basic and diluted basis. Pro forma earnings per share for the nine months ended September 30, 2004 would be $1.61 and $1.60 on a basic and diluted basis, respectively, giving pro forma effect to the conversion for the period from January 1, 2004 until May 19, 2004, the date the convertible preferred stock was converted.

(5)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations before adjustment for minority interest in consolidated subsidiaries plus the amount of fixed charges, adjusted to exclude interest capitalized and preference security dividend requirements of consolidated subsidiaries during the period. Fixed charges consist of the sum of the following during the period: (a) interest expensed and capitalized; (b) amortized premiums, discounts and capitalized expenses related to indebtedness; and (c) preference security dividend requirements of consolidated subsidiaries.

RISK FACTORS

          In addition to the other information included in this prospectus, you should carefully consider the risks described below. The risks described below are generally applicable to the outstanding notes as well as the exchange notes. If any one of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also materially and adversely affect our operations. Any trading price of the exchange notes could decline due to any of these risks. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Relating to the Exchange Offer

If you fail to properly complete the procedures for tendering your outstanding notes, you may be unable to exchange your outstanding notes for exchange notes.

          We will issue exchange notes in exchange for outstanding notes only upon proper completion of the procedures for tendering your outstanding notes described in this prospectus and in the accompanying letter of transmittal. Therefore, if you wish to exchange outstanding notes for exchange notes, you should allow sufficient time to ensure timely delivery of the outstanding notes before the expiration date and you should carefully follow the instructions for tendering. Neither we nor the exchange agent are required to notify you of any failure to properly complete the procedures for tendering.

If you do not exchange your outstanding notes for exchange notes, your outstanding notes may trade at a discount and you may not be able to sell your outstanding notes.

          Outstanding notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions on transfer provided for in the outstanding notes and the indenture governing the outstanding notes and, upon completion of the exchange offer, registration rights with respect to the outstanding notes will terminate. Holders of outstanding notes seeking liquidity in their investment would have to rely on exemptions from registration requirements under the securities laws, including the Securities Act and applicable state securities laws. Except as may be required by the registration rights agreement, we do not currently intend on registering resales of the outstanding notes under the Securities Act. A reduction of the aggregate principal amount of the currently outstanding notes as a result of the exchange offer may have an adverse effect on the ability of holders of outstanding notes to sell the notes or on the price at which a holder could sell the notes. You should refer to “The Exchange Offer” for information about how to tender your outstanding notes.

Risks Relating to the Exchange Notes

The exchange notes and the guarantees will be effectively junior to all secured indebtedness.

          The exchange notes and the guarantees will be effectively junior to all secured indebtedness of our company and the guarantors to the extent of the value of the assets securing that indebtedness. We have pledged substantially all of our working capital assets, other than assets of our foreign subsidiaries, as security under our revolving credit facility. As of September 30, 2004, we had no amounts outstanding under our revolving credit facility. In addition, we have pledged most of our U.S. property, plant and equipment as security for the remaining outstanding first mortgage notes. As of September 30, 2004, Century Aluminum Company had $17.7 million of senior secured indebtedness outstanding and $76.8 million of availability under our secured revolving credit agreement. In addition, the indenture governing the notes, subject to certain limitations, permits us to incur additional secured indebtedness.

The exchange notes will be structurally junior to indebtedness of our non-guarantor subsidiaries.

          You will not have any claim as a creditor against any of our non-guarantor subsidiaries, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. As of September 30, 2004, our non-guarantor subsidiaries had $188.7 million of outstanding liabilities, including trade payables but excluding intercompany obligations. In addition, the indenture governing the notes, subject to certain limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

We may be unable to purchase the exchange notes upon a change of control.

          Upon the occurrence of “change of control” events specified in “Description of the Exchange Notes,” you may require us to purchase your exchange notes at 101% of their principal amount, plus accrued interest. In some circumstances, a change of control could result from events beyond our control. We cannot assure you that we will have the financial resources to purchase your exchange notes, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. Our revolving credit facility provides that certain change of control events (as defined in the revolving credit facility) will constitute a default and could result in the acceleration of our indebtedness under the revolving credit facility and our convertible notes must be repurchased at the holder’s option upon certain changes of control and other events. Any of our future debt agreements may contain similar provisions.

We depend upon dividends from our subsidiaries to meet our debt service obligations.

          We are a holding company and conduct all of our operations through our subsidiaries. Our ability to meet our debt service obligations depends upon our receipt of dividends from our subsidiaries. Certain covenants in Nordural’s new senior term loan facility significantly limit Nordural’s ability to pay dividends to us. Subject to the restrictions contained in our revolving credit facility and the indenture governing the notes, future borrowings by our subsidiaries could contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See “Description of the Exchange Notes — Certain Covenants.” In addition, under applicable law, our subsidiaries could be limited in the amounts that they are permitted to pay us as dividends on their capital stock.

Subsidiary guarantees could be deemed to be fraudulent conveyances.

          Our substantial domestic restricted subsidiaries will guarantee the exchange notes. The issuance of these guarantees could be subject to review under applicable fraudulent transfer or conveyance laws in a bankruptcy or other similar proceeding. Under these laws, the issuance of a guarantee will generally be a fraudulent conveyance if either (1) the guarantor issued the guarantee with the intent of hindering, delaying or defrauding its creditors, or (2) the guarantor received less than reasonably equivalent value or fair consideration in return for the guarantee, and any of the following is also true:

•	the guarantor was insolvent or became insolvent when it issued the guarantee;

•	the guarantor was left with an unreasonably small amount of capital after issuing the guarantee; or

•	the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured.

          Since our subsidiary guarantors issued the guarantees for the benefit of Century Aluminum Company, and only indirectly for their own benefit, the guarantees could be subject to a claim that they were given for less than reasonably equivalent value or fair consideration.

          Although the definition of “insolvency” differs among jurisdictions, in general, the guarantor would be considered insolvent when it issued the guarantee if:

•	its liabilities exceeded the fair value of its assets; or

•	the present market value of its assets is less than the amount it would need to pay its total existing debts and liabilities as they mature (including those contingent liabilities which are likely to become certain).

          We cannot assure you which standard a court would apply when determining whether a guarantor was insolvent when the notes were issued or how the court would decide regardless of the standard. Even if a court determined that the guarantor was not insolvent when the exchange notes were issued, you should be aware that payments under the guarantees may constitute fraudulent transfers on other grounds.

          In addition, the liability of each guarantor under its guarantee is limited to the amount that will not constitute a fraudulent conveyance or improper corporate distribution under applicable laws. We cannot assure you which standard a court will apply when determining the maximum liability of each guarantor.

          To the extent that the note guarantee of any guarantor is voided as a fraudulent conveyance or otherwise held to be unenforceable or enforceable only to a limited extent, your claim against that guarantor could be lost or limited.

An active trading market may not develop for the exchange notes, which could adversely affect your ability to sell the exchange notes and the price you receive.

          The exchange notes are a new issue of securities for which there is no active trading market. We can make no assurance as to the liquidity of any markets that may develop for the exchange notes, the ability of the holders to sell their exchange notes or the price at which holders of the exchange notes may be able to sell their exchange notes. If any of the exchange notes are traded, they may trade at a price lower than their principal amount or purchase price. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, economic conditions, the price of our common stock and our financial condition, performance and prospects. The initial purchasers informed us at the time of the initial offering in August 2004 that they intend to make a market in the outstanding notes and, when issued, the exchange notes. However, the initial purchasers are not obligated to do so, and any such market making activity may be terminated at any time without notice to the holders of the exchange notes. As a result, we cannot assure you that an active trading market for the exchange notes will develop. We do not intend to apply for listing of the exchange notes on any securities exchange or for the inclusion of the notes in any automated quotation system.

Risks Relating to Our Business

The cyclical nature of the aluminum industry causes variability in our earnings and cash flows.

          Our operating results depend on the market for primary aluminum, which is a cyclical commodity affected by global demand and supply conditions. Historically, global demand and prices for primary aluminum have fluctuated in part due to economic and market conditions in the United States and other major global economies, including China, and currency fluctuations. The relative pricing of other materials, such as steel, plastic and glass, which are used as alternatives for aluminum in some applications, also affects demand for aluminum. Certain aluminum end-use markets, including the automotive sector and the building and construction sector, are also cyclical. When downturns occur in these sectors, demand for primary aluminum decreases resulting in lower prices for our products. Over the past twenty years, the average annual cash price for transactions on the LME was $0.68 per pound and has ranged from a low of $0.47 per pound in 1985 to a high of $1.15 per pound in 1988. The average LME price was $0.65 per pound for the year ended December 31, 2003 and $ 0.78 per pound for the year ended December 31, 2004. Primary aluminum prices could decline below current levels, reducing our earnings and cash flows. A prolonged downturn in prices for primary aluminum could significantly reduce the amount of cash available to us to meet our current obligations and fund our long-term business strategies.

          Conversely, if prices for primary aluminum increase, certain of our hedging transactions, including our LME-based alumina contracts, may limit our ability to take advantage of the increased prices. See “Business – Pricing and Risk Management” included elsewhere in this prospectus.

We have reduced our casting and shipping costs by selling molten aluminum to major customers located adjacent to our Ravenswood and Hawesville facilities; the loss of one of these major customers would increase our production costs at those facilities.

          We derived a combined total of 51% of our consolidated net sales for 2003 from Pechiney Rolled Products, LLC and Southwire Company. Pechiney was acquired by Alcan in February 2004. Pechiney’s facility is located adjacent to our Ravenswood facility and Southwire’s facility is located adjacent to our Hawesville facility. Due to this proximity, we are able to deliver molten aluminum to these customers, thereby eliminating our casting and shipping costs and our customers’ remelting costs. We have long-term contracts with Pechiney and Southwire which are due to expire at the end of 2005 and at the end of 2011, respectively. If we extend Ravenswood’s power contract, we may extend the Pechiney contract through July 2007. Pechiney has the right to reduce its purchases from us by 50%, upon twelve months’ notice, and Southwire has the right to reduce its purchases from us by 20% beginning in 2009. These contracts also include customary termination provisions that could result in their early termination and we may be unable to extend or replace these contracts when they terminate. If we are unable to renew these contracts when they expire, or if either customer significantly reduces its purchases from us, we will incur higher casting and shipping costs.

A material change in our relationship with Glencore could affect how we purchase raw materials, sell our products and hedge our exposure to metal price risk.

          We benefit from our relationship with Glencore, our largest shareholder. We have entered into various long-term contracts with Glencore to sell 13.4% of our current annual primary aluminum production and to purchase 53.5% of our annual alumina requirements under contracts expiring at various dates from 2006 through 2013. In addition, we have entered into an alumina tolling agreement with Glencore for 198 million pounds of the expansion capacity at the Nordural facility. See “Business – Facilities” and “Business – Sales and Distribution” included elsewhere in this prospectus. We also enter into forward sales and hedging contracts with Glencore, which help us manage our exposure to fluctuating aluminum prices. Because Glencore is a major customer, supplier and metal hedge counterparty, a material change in our relationship with Glencore, including any significant change in its investment in our company, could affect how we purchase raw materials, sell our products and hedge our exposure to metal price risk, which could impact our operating costs.

Losses caused by disruptions in the supply of power would reduce the profitability of our operations.

          We may incur losses due to a temporary or prolonged interruption of the supply of electrical power to our facilities, which can be caused by unusually high demand, blackouts, equipment failure, natural disasters or other catastrophic events. We use large amounts of electricity to produce primary aluminum, and any loss of power which causes an equipment shutdown can result in the hardening or “freezing” of molten aluminum in the pots where it is produced. If this occurs, we may experience significant losses if the pots are damaged and require repair or replacement, a process that could limit or shut down our production operations for a prolonged period of time. Although we maintain property and business interruption insurance to mitigate losses resulting from catastrophic events, we may be required to pay significant amounts under the deductible provisions of those insurance policies. In addition, our coverage may not be sufficient to cover all losses, or may not cover certain events. Certain of our insurance policies do not cover any losses we may incur if our suppliers are unable to provide us with power during periods of unusually high demand. Certain losses which are not covered by insurance may trigger a default under our revolving credit facility.

Changes or disruptions to our current supply arrangements could increase our raw material costs.

          We depend on a limited number of suppliers for alumina, the principal raw material used to produce primary aluminum. Supply of alumina has been constrained over the past two years, and the construction of new production facilities requires substantial lead time. Disruptions to our supply of alumina could occur for a variety of reasons, including disruptions of production at a particular supplier’s alumina refinery. These disruptions may require us to purchase alumina on less favorable terms than under our current agreements. Spot alumina prices are currently substantially higher than the prices we pay under our long-term agreements.

          We and Noranda Finance Inc., through 50/50 joint venture companies, recently purchased the Gramercy, Louisiana alumina refinery that supplies the alumina used at our Hawesville and Noranda’s New Madrid primary aluminum production facilities. As part of the acquisition, the joint venture also purchased an interest in a Jamaican partnership that owns bauxite mining assets in St. Ann, Jamaica. Bauxite is the principal raw material used in the production of alumina and all of the bauxite used at the Gramercy alumina refinery is purchased from the Jamaican partnership. In October 2004, certain equipment used by the partnership to load bauxite at the St. Ann port facility failed, resulting in a temporary interruption of bauxite shipments. The St. Ann port facility, which is used to ship bauxite to the Gramercy alumina facility and to other customers, operated at a reduced shipping level until full operations resumed in December 2004. If there is a significant disruption of bauxite shipments in the future, we could incur additional costs if we are required to use bauxite from other sources.

Our costs of alumina at the Hawesville facility may be higher than under our previous LME-based contract depending on certain market conditions.

          The Gramercy refinery that we and Noranda recently acquired from Kaiser supplies all of the alumina used at our Hawesville facility. Prior to the acquisition, we purchased alumina from Kaiser under a long-term contract at prices based on the LME price for primary aluminum. Following the acquisition, that contract was replaced with a contract that provides for alumina prices based on the Gramercy refinery’s production costs. As a result, the price we pay for the alumina used at our Hawesville facility is now based on the cost of alumina production, rather than the LME price for primary aluminum. Those production costs could be materially higher than our previous LME-based contract price during periods when aluminum prices are low and natural gas prices are high.

Changes in the relative cost of certain raw materials and energy compared to the price of primary aluminum could affect our operating results.

          Our operating results are sensitive to changes in the price of primary aluminum and the raw materials used in our production. Although we attempt to mitigate the effects of such price fluctuations through the use of various fixed-price commitments and financial instruments, these efforts may limit our ability to take advantage of favorable changes in the market prices for primary aluminum or raw materials. See “Business – Pricing and Risk Management” included elsewhere in this prospectus for a discussion of these contracts in more detail.

          Electricity represents our single largest operating cost. As a result, the availability of electricity at affordable prices is crucial to the profitability of our operations. While we purchase virtually all of our electricity for our existing U.S. facilities under fixed-price contracts, a portion of the contracted cost of the electricity supplied to the Mt. Holly facility varies with our supplier’s fuel costs. An increase in our supplier’s fuel costs would increase the price the Mt. Holly facility pays for electricity. The fixed price portions of our current power contracts are due to expire at various times from the end of 2005 through 2010. If we are unable to obtain power at affordable rates upon the expiration of these contracts, we may be forced to curtail or idle a portion of our production capacity, which would lower our revenues and adversely affect the profitability of our operations.

We are subject to the risk of union disputes.

          The bargaining unit employees at our Ravenswood and Hawesville facilities and at the Gramercy refinery are represented by the United Steel Workers of America, or USWA. Our labor contracts expire in 2006 at the Ravenswood and Hawesville facilities and in 2005 at the Gramercy facility. Nordural’s employees are represented by unions and were employed under a contract that expired at the end of 2004. New labor contracts are being negotiated to replace the recently expired contracts covering employees at Nordural and the Jamaican bauxite mining operations. We may be unable to satisfactorily renegotiate those labor contracts. In addition, existing labor contracts may not prevent a strike or work stoppage at any of these facilities in the future, and any such work stoppage could prevent or significantly impair our ability to conduct production operations at those facilities.

We depend on key management personnel.

          Our management structure is streamlined and, as a result, we rely heavily on a small core senior management team. The unexpected loss of the services of one or more key employees could significantly harm our business, financial condition and operating results. The employment agreements for certain key management personnel expire at the end of 2005 and it is anticipated that several of those individuals will retire at that time.

We are subject to a variety of environmental laws that could result in costs or liabilities.

          We are obligated to comply with various federal, state and other environmental laws and regulations, including the environmental laws and regulations of Iceland, the European Economic Area and Jamaica. Environmental laws and regulations may expose us to costs or liabilities relating to our manufacturing operations or property ownership. We incur operating costs and capital expenditures on an ongoing basis to comply with applicable environmental laws and regulations. In addition, we are currently and may in the future be responsible for the cleanup of contamination at some of our current and former manufacturing facilities or for the amelioration of damage to natural resources. For example, we, along with others, including former owners of our former St. Croix facility, received notice of a threatened lawsuit alleging natural resources damages at the facility. While it is not presently possible to determine the outcome of this matter, our known liabilities with respect to this and other matters relating to compliance and cleanup, based on current information, are not expected to be material and should not materially adversely affect our operating results. However, if more stringent compliance or cleanup standards under environmental laws or regulations are imposed, previously unknown environmental conditions or damages to natural resources are discovered, or if contributions from other responsible parties with respect to sites for which we have cleanup responsibilities are not available, we may be subject to additional liability, which may be material. Further, additional environmental matters for which we may be liable may arise in the future at our present sites where no problem is currently known, with respect to sites previously owned or operated by us, by related corporate entities or by our predecessors, or at sites that we may acquire in the future. Overall production costs may become prohibitively expensive and prevent us from effectively competing in price sensitive markets if future capital expenditures and costs for environmental compliance or cleanup are significantly greater than current or projected expenditures and costs. See “Business — Environmental Matters” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Environmental Expenditures and Other Contingencies” and Note 12 to our audited consolidated financial statements, all of which are included elsewhere in this prospectus, for a detailed description of our environmental matters and associated costs and risks.

   Acquisitions may present difficulties for us.

     In April 2004, we acquired the Nordural facility located in Iceland. In October 2004, we and Noranda acquired through joint venture companies the Gramercy alumina refinery located in Gramercy, Louisiana and a 49% interest in related bauxite operations in Jamaica. See “The Gramercy Acquisition.” We may make other strategic acquisitions in the future. We are subject to numerous risks as a result of our acquisitions, including the following:

•	it may be difficult to manage our existing business as we integrate acquired operations;

•	we may not achieve the anticipated reductions in average unit production costs as a result of our acquisitions; and

•	management of acquisitions will require continued development of financial controls and information systems, which may prove to be expensive, time-consuming, and difficult.

     Accordingly, our recent or future acquisitions might not improve our competitive position and business prospects as anticipated.

   We may not realize the expected benefits of the planned expansion of the Nordural facility.

     The expansion of Nordural, which is under way, will more than double its existing production capacity. We cannot assure you that Nordural will be able to complete the expansion in the time forecast or without significant cost overruns or that we will be able to realize the expected benefits of the expansion. We may add additional capacity to the current expansion project or in a future expansion of the Nordural facility. In each case, our ability to add the additional capacity depends on our ability to enter into certain key contracts for that capacity.

   Operating in foreign countries exposes us to political, regulatory, currency and other related risks.

     The Nordural facility is our first facility located outside of the United States. The bauxite operations related to Gramercy, which we recently acquired through a joint venture with Noranda, are located in Jamaica. We may in the future consider other acquisitions in foreign countries. International operations may expose us to risks, including unexpected changes in foreign laws and regulations, political and economic instability, challenges in managing foreign operations, increased cost to adapt our systems and practices to those used in foreign countries, export duties, tariffs and other trade barriers, and the burdens of complying with a wide variety of foreign laws.

     In addition, we will be exposed to fluctuations in currency exchange rates and, as a result, an increase in the value of foreign currencies relative to the U.S. dollar could increase our operating expenses which are denominated and payable in those currencies. For example, Nordural’s revenues are denominated in U.S. dollars, while its labor costs are denominated in Icelandic kronur and a portion of its anode costs are denominated in euros.

   Our historical and pro forma financial information may not be comparable to our results for future periods.

     The historical and pro forma financial information included in this prospectus is not necessarily indicative of our future results of operations, financial position and cash flows, and the pro forma financial information does not necessarily reflect our results of operations and financial position for the periods and dates presented. For example, our historical financial data does not reflect the effects of:

•	our 80% interest in the Hawesville facility prior to April 1, 2001;

•	our acquisition of the remaining 20% interest in the Hawesville facility prior to April 1, 2003;

•	our acquisition of the Nordural facility prior to April 27, 2004; and

•	our purchase of a 50% interest in the Gramercy assets.

     In addition, our pro forma financial information does not include operating results from the remaining 20% interest in the Hawesville facility before we acquired it on April 1, 2003, may not reflect all of the effects from the integration of the financial results of the Nordural facility, and does not reflect the refinancing of debt outstanding under Nordural’s term loan facility, the Gramercy acquisition or Nordural’s new term loan facility. Costs actually incurred relating to the remaining 20% interest in the Hawesville facility and the Nordural facility following these acquisitions may be materially different from those costs reflected in the pro forma financial information.

  Risks Relating to Our Indebtedness

Our high level of indebtedness requires significant cash flow to meet our debt service requirements, which reduces cash available for other purposes, such as the payment of dividends, and limits our ability to pursue our growth strategy.

      We are highly leveraged. We had an aggregate of approximately $526.0 million of outstanding indebtedness for borrowed money as of September 30, 2004. In addition, Nordural expects to borrow an additional $293.6 million under its new $365.0 million term loan facility. See “Description of Certain Indebtedness – Nordural Debt New Term Loan Facility.”

      The level of our indebtedness could have important consequences to you. For example, it could:

•	limit cash flow available for capital expenditures, acquisitions, dividends, working capital and other general corporate purposes because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

•	increase our vulnerability to adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, competitive and other changes in our business and the industry in which we operate;

•	place us at a disadvantage compared to our competitors who may have less debt and greater operating and financing flexibility than we do; and

•	limit our ability to borrow additional funds, which may prevent us from pursuing favorable acquisition opportunities when they arise.

      In addition to our indebtedness, we have liabilities and other obligations which could reduce cash available for other purposes and limit our ability to pursue our growth strategy.

We may not be able to generate the necessary amount of cash to service our indebtedness and satisfy other commitments.

     We will need a significant amount of cash to service our debt. During the year ended December 31, 2003, we paid $41.3 million to meet our aggregate annual debt service requirements, including $38.2 million related to the first mortgage notes. During the year ended December 31, 2003, Nordural had $19.4 million in debt service payments, including principal amortization. While Century Aluminum Company’s debt service has decreased as a result of the 2004 refinancing, Nordural’s debt service will increase as it draws down under its new term loan facility. In addition, we will be required to settle in cash up to the principal amount of the convertible notes (which are convertible at any time) upon conversion, which could increase our debt service obligations.

     We are also exposed to risks of interest rate increases. Nordural, which we acquired in April 2004, had $83.4 million of debt at September 30, 2004. Nordural has entered into definitive agreements related to a new $365.0 million senior term loan facility, a portion of which will be used to refinance debt under Nordural’s existing term loan facility. In addition, amounts borrowed under the new term loan facility will be used to finance a portion of the ongoing expansion of the Nordural facility and for Nordural’s general corporate purposes. Nordural’s annual debt service requirements will vary, as amounts outstanding under its new term loan facility will bear interest at a variable rate.

     Our ability to pay interest and to repay or refinance our indebtedness, including the notes, and satisfy other commitments, including funding the Nordural expansion, will depend upon our future operating performance, which is subject to general economic, financial, competitive, legislative, regulatory, business and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flow from operations, that we will realize our currently anticipated revenues and operating performance or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, or at all.

Restrictive covenants in our credit facilities and the indenture governing the notes limit our ability to incur additional debt and pursue our growth strategy.

     Our revolving credit facility and the indenture governing the notes each contain various covenants that restrict the way we conduct our business and limit our ability to incur debt, pay dividends and engage in transactions such as acquisitions and investments, which may impair our ability to pursue our growth strategy. See “Description of Certain Indebtedness.” Any failure to comply with those covenants may constitute a breach under the revolving credit facility or the indenture governing the notes, which may result in the acceleration of all or a substantial portion of our outstanding indebtedness and termination of commitments under our revolving credit facility. If our indebtedness is accelerated, we may be unable to repay those amounts upon acceleration. As of September 30, 2004, we had $9.9 million aggregate principal amount of first mortgage notes outstanding, which are secured by a substantial portion of the assets comprising our Ravenswood and Hawesville facilities. In addition, all of our inventory and accounts receivable have been pledged to secure borrowings under our revolving credit facility. If the secured lenders compel the sale of those assets or our company is liquidated for any other reason, our secured lenders would have to be repaid before proceeds from the sale of those assets would be available to repay our unsecured creditors and for distribution to our equity holders.

     On February 10, 2005, Nordural executed agreements and documents related to a $365.0 million senior term loan facility arranged by Landsbanki Islands hf. and Kaupthing Bank hf. The new loan facility is expected to be funded on or about February 15, 2005, subject to satisfaction of customary closing conditions. Amounts borrowed under the new term loan facility will be used to refinance debt under Nordural’s existing term loan facility, to finance a portion of the costs associated with the ongoing expansion of the Nordural facility and for Nordural’s general corporate purposes. Substantially all of Nordural’s assets are pledged as security under the new term loan facility, including, but not limited to, all property, plant and equipment related to the smelter and the harbor area and all of Nordural’s current and future inventory, receivables, insurance policies, bank accounts, and rights under specified contracts relating to the operation of the Nordural facility, including its tolling, anode supply and power contracts having a term longer than two years. In addition, the shares of Nordural have been pledged to the lenders as collateral. If Nordural is unable to comply with these covenants, the lenders would be able to cancel commitments under Nordural’s loan facility, cause all or part of the amounts outstanding under the loan facility to be immediately due and payable and foreclose on any collateral securing the loan facility. The new term loan facility also contains restrictions on Nordural’s ability to pay dividends to us, including a requirement that Nordural make a repayment of principal in an amount equal to 50% of any dividend paid to shareholders. See “Description of Certain Indebtedness – Nordural Debt – New Term Loan Facility.” Based on Nordural’s needs for cash to finance its expansion and operations, we do not currently anticipate that Nordural will distribute any cash to us until the expansion is complete.

   Despite current levels of indebtedness, we may be able to incur substantially more indebtedness.

     Despite our current and anticipated debt levels, we may be able to incur significant additional indebtedness from time to time, subject to the restrictions contained in our revolving credit facility and the indenture governing the notes. Our revolving credit facility permits additional borrowings, and any such borrowings under our revolving credit facility would be secured by all of our accounts receivable and inventory. Although the indenture governing the notes contains restrictions on our incurrence of debt, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. See “Summary — Summary Financial and Other Data of Century Aluminum,” “Description of the Exchange Notes” and “Description of Certain Indebtedness.”

FORWARD-LOOKING STATEMENTS

     In this prospectus, we make statements that may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. You can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All of these forward-looking statements are based on estimates and assumptions made by our management that, although we believe to be reasonable, are inherently uncertain. Therefore, you should not place undue reliance upon such estimates and statements. We cannot assure you that any of such estimates or statements will be realized and it is likely that actual results will differ materially from those contemplated by such forward-looking statements. Factors that may cause such differences include:

•	Our high level of indebtedness reduces cash available for other purposes and limits our ability to incur additional debt and pursue our growth strategy;

•	The cyclical nature of the aluminum industry causes variability in our earnings and cash flows;

•	The loss of a customer to whom we deliver molten aluminum would increase our production costs;

•	We could suffer losses due to a temporary or prolonged interruption of the supply of electrical power to our facilities, which can be caused by unusually high demand, blackouts, equipment failure, natural disasters or other catastrophic events;

•	Due to volatile alumina prices, the principal raw material used in primary aluminum production, our raw material costs could be materially impacted if we experience changes to or disruptions in our current alumina supply arrangements, or if production costs at our newly acquired alumina refining operations increase significantly;

•	By expanding our geographic presence and diversifying our operations through the acquisition of bauxite mining and alumina refining assets, we are exposed to new risks and uncertainties that could adversely affect the overall profitability of our business;

•	Changes in the relative cost of certain raw materials and energy compared to the price of primary aluminum could affect our margins;

•	Most of our employees are unionized and any labor dispute or failure to successfully renegotiate an existing labor agreement could materially impair our ability to conduct our production operations at our unionized facilities;

•	We are subject to a variety of environmental laws that could result in unanticipated costs or liabilities;

•	We may not realize the expected benefits of our growth strategy if we are unable to successfully integrate the businesses we acquire; and

•	We cannot assure you that Nordural will be able to complete its expansion in the time forecast or without significant cost overruns or that we will be able to realize the expected benefits of the expansion.

      Although we believe the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee our future performance and a number of factors could materially affect our results of operations and the accuracy of our forward-looking statements. Many of these factors are beyond our control. When reading any of our forward-looking statements, you should consider the risks described above as well as those described under the heading “Risk Factors” located elsewhere in the prospectus. All forward-looking statements in this prospectus are based on information currently available to us and they speak only as of the date on which they are made. We undertake no obligation (other than as required by law) to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We qualify all of our forward-looking statements by these cautionary statements and information.

USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as described in this prospectus, we will receive in exchange a like aggregate principal amount of the outstanding notes, the form and terms of which are identical in all material respects to the form and terms of the exchange notes, except that the exchange notes have been registered under the Securities Act, and therefore contain no restrictive legends and will generally be freely tradeable. The outstanding notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness. We have agreed to bear the expenses of the exchange offer to the extent indicated in the registration rights agreement. No underwriter is being used in connection with the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table presents our historical ratio of earnings to fixed charges for the periods indicated. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations before adjustment for minority interest in consolidated subsidiaries plus the amount of fixed charges, adjusted to exclude interest capitalized and preference security dividend requirements of consolidated subsidiaries during the period. Fixed charges consist of the sum of the following during the period: (a) interest expensed and capitalized; (b) amortized premiums, discounts and capitalized expenses related to indebtedness; and (c) preference security dividend requirements of consolidated subsidiaries.

						Nine Months
						Ended
	Year Ended December 31,					September 30,
	1999	2000	2001(1)	2002(1)	2003	2004
Ratio of earnings to fixed charges	1.27	98.88	0.16	0.06	1.11	1.29

     (1) The additional earnings that would have been required to cover fixed charges in 2001 and 2002 was $28.7 million and $42.0 million, respectively.

THE EXCHANGE OFFER

General

     In connection with our private offering of the outstanding notes on August 26, 2004, Century Aluminum Company and the guarantors of the outstanding notes entered into a registration rights agreement with Credit Suisse First Boston LLC, as representative of the initial purchasers of the outstanding notes. Under this registration rights agreement, we and the guarantors agreed to use our best efforts to cause to be filed with the SEC a registration statement with respect to an offer to exchange the outstanding notes for exchange notes containing terms identical in all material respects to the outstanding notes (except that the exchange notes will be registered under the Securities Act and will not contain restrictions on transfer). We and the guarantors further agreed to:

•	use our best efforts to complete the exchange offer by March 24, 2005;

•	keep the exchange offer open for not less than 20 business days from the date that notice of the registered exchange offer is mailed to the holders of the outstanding notes;

•	commence the exchange offer promptly after the effective date of the registration statement and use our best efforts to have the exchange offer completed not later than 60 days after the effective date; and

•	issue the exchange notes for all outstanding notes properly tendered and not validly withdrawn pursuant to the exchange offer as soon as practicable following the expiration of the exchange offer.

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all outstanding notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to this exchange offer only in denominations of $1,000 or integral multiples thereof. As of the date of this prospectus, $250,000,000 aggregate principal amount of the outstanding notes are outstanding.

     Based on an interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, including “Exxon Capital Holdings Corporation” (available May 13, 1988), “Morgan Stanley & Co. Incorporated” (available June 5, 1991), “Mary Kay Cosmetics, Inc.” (available June 5, 1991) and “Warnaco, Inc.” (available October 11, 1991), we believe that the exchange notes offered hereby may be offered for resale, resold and otherwise transferred by you under United States federal securities laws without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes issued in the exchange offer in the ordinary course of business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer;

•	you are not a broker-dealer who purchased the outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

     If you wish to participate in this exchange offer, you must represent to us that such conditions have been met and make such other representations as may be reasonably necessary. If our belief is inaccurate and you transfer any exchange note issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability, but we do not believe that any such liability should exist if the above conditions are met.

     Each participating broker-dealer that receives exchange notes in exchange for outstanding notes acquired for its own account, as a result of market-making or other trading activities, must make a written certification to that effect and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an

“underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus in connection with offers to resell or otherwise retransfer the exchange notes received in this exchange offer for a period of 180 days after the expiration date. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resales. See “Plan of Distribution.”

     This prospectus, together with the accompanying letter of transmittal, is being sent to all registered holders of outstanding notes as of the record date, which is February 11, 2005.

     We will be deemed to have accepted validly tendered outstanding notes when and if we give oral or written notice thereof to the exchange agent. See “— Exchange Agent.” The exchange agent will act as agent for the tendering holders of outstanding notes for the purpose of receiving exchange notes from us and delivering them to such holders.

     If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described below, the certificates evidencing these unaccepted outstanding notes will be returned, without charge, to the tendering holder as promptly as practicable after the expiration date.

     We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer incident to our performance of or compliance with the registration rights agreement. Therefore, if you tender your outstanding notes, you will not be required to pay any brokerage commissions, fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding notes pursuant to the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

     The term “expiration date” shall mean March 14, 2005, unless we, in our sole discretion, extend the exchange offer. If we extend the expiration date of the exchange offer, the term “expiration date” shall mean the latest date to which the exchange offer is extended. We will notify the exchange agent of any such extension by oral or written notice and will mail to each holder of the outstanding notes as of the record date an announcement thereof, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the offer for a specified period of time.

     We reserve the right:

•	to delay acceptance of any outstanding notes, to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted, if any of the conditions set forth under “— Shelf Registration” shall have occurred and shall not have been waived by us (if permitted to be waived by us), by giving oral and written notice of such delay, extension or termination to the exchange agent; and

•	to amend the terms of the exchange offer in any manner deemed by us not to be disadvantageous to the holders of the outstanding notes.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the exchange offer is amended in a manner we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform you of such amendment.

Interest on the Exchange Notes

     The exchange notes will bear interest from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange for the exchange notes (or if the exchange notes are authenticated between a record date and interest payment date, from such interest payment date) or, if no interest has been paid on the outstanding notes, from the date on which the outstanding notes were originally issued under the indenture, at 7.5% per year, payable semiannually on each February 15 and August 15, beginning February 15, 2005, to holders of record on the February 1 or August 1 immediately preceding the interest payment date. Holders of outstanding notes whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the outstanding notes accrued from August 26, 2004 or, if later, the most recent interest payment date, to the date the exchange notes are issued.

     We will pay additional cash interest on the outstanding notes and exchange notes, subject to certain exceptions, if:

•	the exchange offer is not completed on or before March 24, 2005; or

•	we are obligated to file a shelf registration statement and such shelf registration statement is not declared effective on or prior to March 24, 2005 (See “– Shelf Registration”);

from such date until the exchange offer is completed or the shelf registration is declared effective.

     The rate of the additional interest will be 0.5% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the outstanding notes and the exchange notes.

Procedures for Tendering

     Only a holder of outstanding notes may tender notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent for delivery prior to 5:00 p.m., New York City time, on the expiration date.

     To tender outstanding notes effectively, the holder must complete the letter of transmittal and other required documents and the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the notes may be made by book-entry transfer in accordance with the book-entry transfer facility’s procedures for transfer, provided that the holder must transmit and the exchange agent must receive confirmation of book-entry transfer prior to the expiration date.

     By tendering outstanding notes, the holder agrees to the terms of the exchange offer included in this prospectus and to those contained in the letter of transmittal which accompanies this prospectus and represents to us that, among other things:

•	the exchange notes to be issued in the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes whether or not such person is the holder;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such exchange notes; and

•	neither the holder nor any such other person is our “affiliate” as defined in Rule 405 under the Securities Act.

     The method of delivery of notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or notes should be sent to us.

     Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should promptly instruct the registered holder to tender on the beneficial owner’s behalf. Any such beneficial owner who wishes to tender on such owner’s behalf must, prior to completing and executing the letter of transmittal and delivering outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date of the exchange offer. See “Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner” included with the letter of transmittal.

     An institution that is a member firm of the Medallion system must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of a member firm of the Medallion system.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in that letter of transmittal, the notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the notes. An institution that is a member firm of the Medallion System must guarantee the signature.

     Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity should indicate their capacities when signing the letter of transmittal or any notes or bond powers. Evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in The Depository Trust Company’s system may make use of the book-entry transfer facility to transfer the outstanding notes into the exchange agent’s account with respect to the notes following the book-entry transfer facility’s procedures for transfer. Delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility. However, the holder must transmit and the exchange agent must receive or confirm an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

     The exchange agent and The Depository Trust Company have confirmed that the exchange offer is eligible for The Depository Trust Company Automated Tender Offer Program. Accordingly, The Depository Trust Company participants may electronically transmit their acceptance of the exchange offer by causing The Depository Trust Company to transfer outstanding notes to the exchange agent in accordance with Automated Tender Offer Program procedures for transfer. The Depository Trust Company will then send an “agent’s message” to the exchange agent.

     The term “agent’s message” means a message transmitted by The Depository Trust Company, received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

•	The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering outstanding notes subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	we may enforce such agreement against such participant.

     In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by The Depository Trust Company and received by the exchange agent, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

     By the authority granted by The Depository Trust Company, any Depository Trust Company participant which has outstanding notes credited to The Depository Trust Company account at any time (and held of record by The Depository Trust Company’s nominee) may directly make a tender as though it were the registered holder by completing, executing and delivering the applicable letter of transmittal to the exchange agent. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered notes and withdrawal of tendered notes will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered. We reserve the absolute right to reject any outstanding notes which, in the opinion of our counsel, would be unlawful if accepted. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within such time as we shall determine. We intend to notify holders of defects or irregularities with respect to tenders of notes. However, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

     Holders who wish to tender their outstanding notes and:

•	whose outstanding notes are not immediately available;

•	who cannot deliver their outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent; or

•	who cannot complete the procedures for book-entry transfer prior to the expiration date;

may effect a tender if:

•	they tender through an institution that is a member firm of the Medallion system;

•	prior to the expiration date, the exchange agent receives from an institution that is a member firm of the Medallion system a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such notes and the principal amount of notes tendered, stating that the tender is being made and guaranteeing that, within three business days after the expiration date, the letter of transmittal (or facsimile thereof) together with the certificate(s) representing the notes (or a confirmation of book-entry transfer facility), and any other documents required by the letter of transmittal will be deposited by the firm with the exchange agent; and

•	the agent receives

	•	such properly completed and executed letter of transmittal (or facsimile thereof),

	•	the certificate(s) representing all tendered notes in proper form for transfer (or a confirmation of book-entry transfer of such notes into the exchange agent’s account at the book-entry transfer facility), and

	•	all other documents required by the letter of transmittal upon three business days after the expiration date.

     Upon request to the exchange agent, we will send a notice of guaranteed delivery to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

     Except as otherwise provided in this prospectus, holders may withdraw tenders of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of outstanding notes in the exchange offer, the exchange agent must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date.

     Any such notice of withdrawal must:

•	specify the name of the person having deposited the notes to be withdrawn;

•	identify the outstanding notes to be withdrawn (including the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account of the book-entry transfer facility to be credited);

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of notes into the name of the person withdrawing the tender; and

•	specify the name in which any outstanding notes are to be registered, if different from that of the person who deposited the notes.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices. Our determination shall be final and binding on all parties. We will not deem notes so withdrawn to have been validly tendered for purposes of the exchange offer. We will not issue exchange notes for withdrawn outstanding notes unless you validly retender the withdrawn outstanding notes. We will return any outstanding notes which have been tendered but which are not accepted for exchange to the holder of the notes at our cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn outstanding notes by following one of the procedures described above under the heading “Procedures for Tendering” at any time prior to the expiration date.

Shelf Registration

     Notwithstanding any other term of this exchange offer, we will not be required to accept for exchange, or exchange notes for, certain or all of the outstanding notes pursuant to this registered exchange offer not yet accepted for exchange, if:

•	we determine that applicable law or the applicable interpretations of the staff of the SEC do not permit us to effect such a registered exchange offer;

•	for any other reason we do not complete the registered exchange offer by March 24, 2005; or

•	following completion of the registered exchange offer, in the opinion of counsel for the initial purchasers, a registration statement must be filed, and the initial purchasers must deliver a prospectus in connection with any offer or sale of their notes.

     If any of the above events occurs, then we and the guarantors will, subject to certain exceptions:

•	use our best efforts to file, as soon as practicable, a shelf registration statement (under Rule 415 of the Securities Act) with the SEC covering resales of the outstanding notes or the exchange notes, as the case may be;

•	use our best efforts to cause the shelf registration statement to be declared effective by the SEC under the Securities Act; and

•	keep the shelf registration statement continuously effective until the earlier of

•	the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the outstanding notes covered by the shelf registration statement; or

•	the date on which all outstanding notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or cease to be outstanding.

     If a shelf registration statement is filed, we will provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes or the exchange notes, as the case may be. Any holder that sells outstanding notes or exchange notes pursuant to the shelf registration statement:

•	generally is required to be named as a selling security holder in the related prospectus;

•	must deliver a prospectus to any purchaser;

•	will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

•	will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

Exchange Agent

     Wilmington Trust Company has been appointed as exchange agent for the exchange of the outstanding notes. Questions and requests for assistance relating to the exchange of the outstanding notes should be directed to the exchange agent in Wilmington, Delaware addressed as follows:

By Mail or Overnight Delivery:	Wilmington Trust Company
1100 N. Market Street
Wilmington, DE 19890-1626
Attn: Alisha Clendaniel

By Mail or Overnight Delivery:

By Hand Delivery:	Wilmington Trust Company
Corporate Capital Markets
1100 North Market Street
Wilmington, DE 19890-1626
Attn: Alisha Clendaniel

By Certified or Registered Mail:	Wilmington Trust Company
DC-1626 Processing Unit
P.O. Box 8861
Wilmington, DE 19899-8861

By Facsimile Transmission:	(302) 636-4139

By Telephone:	(302) 636-6470

Fees and Expenses

     We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by officers and regular employees of ours and our affiliates in person, by facsimile or telephone.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses.

     We will pay the expenses to be incurred in connection with this exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees.

     We will pay all transfer taxes, if any, that are applicable to the exchange of outstanding notes pursuant to the exchange offer. However, if certificates representing exchange notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such taxes will be billed directly to such tendering holder.

Effect on Holders of Outstanding Notes

     As a result of making, and upon acceptance for, the exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you are a holder of outstanding notes and do not tender your outstanding notes in the exchange offer, you will continue to hold your outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement which by their terms terminate upon the completion of the exchange offer. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange

     All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for under the Securities Act and in the outstanding notes and the indenture governing the outstanding notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

THE GRAMERCY ACQUISITION

     On October 1, 2004, we and Noranda Finance Inc., through 50/50 joint venture companies, acquired an alumina refinery in Gramercy, Louisiana and related bauxite mining assets in Jamaica from Kaiser Aluminum & Chemical Company. Throughout this prospectus, we refer to Kaiser Aluminum & Chemical Company as “Kaiser” and the alumina refinery and bauxite mining assets acquired from Kaiser as the “Gramercy assets.” The Gramercy assets were acquired pursuant to the terms of an Asset Purchase Agreement, dated May 17, 2004, among Gramercy Alumina LLC, St. Ann Bauxite Limited, Kaiser, and Kaiser Bauxite Company. Gramercy Alumina LLC and St. Ann Bauxite Limited are joint venture companies formed by Century and Noranda to separately acquire the Gramercy plant and the bauxite mining assets, respectively.

     The purchase price for the Gramercy assets was $23 million, subject to working capital adjustments. We paid one-half, or $11.5 million of the unadjusted purchase price, which we funded with available cash. Noranda paid the remaining $11.5 million. We plan to account for our investment in the Gramercy assets using the equity method of accounting. The acquisition was approved by the United States Bankruptcy Court for the District of Delaware as part of Kaiser’s plan to emerge from Chapter 11 bankruptcy.

Alumina Refining Operations

     The alumina refinery in Gramercy was acquired by Gramercy Alumina LLC (“GAL”), a newly-formed Delaware limited liability company. The Gramercy plant began operations in 1959 and consists of a production facility, a powerhouse for steam and electricity production, a deep water dock and a barge loading facility. Extensive portions of the Gramercy plant were rebuilt and modernized between 2000 and 2002.

     The Gramercy plant currently produces alumina at a capacity rate of approximately 1.2 million metric tons per year, consisting of approximately 80% smelter grade alumina (“SGA”), and 20% alumina hydrate, or chemical grade alumina (“CGA”). Annual production during the years ended December 31, 2001, 2002 and 2003 was 0.9 million, 1.2 million, and 1.2 million metric tons, respectively. Production was curtailed in 2001 while the Gramercy plant was being rebuilt and modernized and in 2004 as a result of a brief interruption in the supply of bauxite from St. Ann Bauxite Ltd. due to the failure of a bauxite loading facility in October. We expect production at the Gramercy plant to remain at or near capacity for the foreseeable future.

     Labor. Prior to the acquisition, the Gramercy plant employed 149 salaried employees and 352 unionized hourly employees. All of the hourly employees and approximately 90% of the salaried employees were retained by GAL. The joint venture did not hire any Kaiser salaried employees who provided services for other Kaiser operations. Kaiser had provided certain operating level business functions for the Gramercy plant, including: procurement; shipping; engineering; sales and marketing; human resources; treasury; environmental programs; insurance; information technology and business systems; tax and legal. Following the acquisition, we and Noranda will establish these functions at GAL or provide these functions directly.

     GAL negotiated a new collective bargaining agreement with the United Steelworkers of America that covers all of the represented hourly employees at the Gramercy plant. The wage, benefit and other terms of that agreement, which expires in September 2005, are substantially identical to the terms of the previous agreement with Kaiser. GAL will establish a defined benefit pension plan and a defined contribution plan for employees of the Gramercy plant to replace the plans previously provided by Kaiser. Kaiser retained all worker compensation, pension and post-retirement medical obligations related to pre-acquisition operations at the Gramercy plant.

     Environmental. Prior to acquiring the Gramercy assets, we and Noranda performed a due diligence investigation of the environmental conditions at the Gramercy plant. We submitted the results of this investigation to Louisiana state regulatory officials together with an undertaking by GAL to perform certain specified remedial activities at the Gramercy plant following the acquisition. Based on this submission, and conditioned on completion of the specified remedial activities, state environmental officials confirmed that GAL would meet the conditions for “bona fide prospective purchaser” protection from liability for pre-existing environmental conditions at the Gramercy plant. Pursuant to the terms of the Asset Purchase Agreement, Kaiser agreed to escrow $2.5 million of the purchase price to reimburse GAL for any expenses incurred in the performance of environmental remediation at the Gramercy plant. GAL plans to spend approximately $0.3 million in 2005 for environmental remediation at the Gramercy plant. In connection with the acquisition, GAL posted a $5.5 million bond as security for certain clean-up obligations that would arise under state environmental laws upon the termination of operations at the Gramercy plant. Based on current information, we do not believe GAL faces any other contingent environmental liabilities of a material nature in connection with the acquisition of the Gramercy plant.

     Alumina Sales. Prior to the acquisition, substantially all of the SGA produced at the Gramercy plant was supplied to us and to Noranda under formula-priced alumina supply contracts calculated as a percentage of the London Metal Exchange price of primary aluminum. The Gramercy plant sold its CGA production to third parties. Following the acquisition, GAL will sell SGA to us and to Noranda under alumina supply contracts based on Gramercy’s production costs. All of the CGA is currently sold under existing short-term contracts with approximately 20 third party purchasers. GAL expects to continue CGA production and sales in order to optimize fixed costs. We do not anticipate that profits or losses from third party sales of CGA will be material.

     Supply Contracts. Bauxite is the principal raw material used in the production of alumina, and natural gas is the principal energy source. The Gramercy plant purchases all of its bauxite requirements from the affiliated Jamaican bauxite mining operations described below under a contract that expires at the end of 2010 at a price that is fixed through 2005. The Gramercy plant purchases its natural gas requirements at market prices under short-term agreements with local suppliers.

Bauxite Mining Operations

     The bauxite mining assets were acquired by St. Ann Bauxite Limited (“SABL”), a newly-established Jamaican limited liability company jointly owned by Century and Noranda. The bauxite mining assets are comprised of: (i) a concession from the Government of Jamaica to mine bauxite in Jamaica, and (ii) a 49% interest in a Jamaican partnership that owns certain mining assets in Jamaica. The Government of Jamaica owns the remaining 51% interest in the partnership. Throughout this prospectus, we refer to the Government of Jamaica as the “GOJ,” the mining rights granted under the concession as the “mining rights,” and the physical assets held by the partnership as the “mining assets.”

     Following the acquisition, SABL and the GOJ established a new partnership to hold the mining assets and to conduct mining and related operations pursuant to the concession. The mining assets consist primarily of rail facilities, other mobile equipment, dryers, and loading and dock facilities. The age and remaining lives of the mining assets vary and they may be repaired or replaced from time to time as part of SABL’s ordinary capital expenditure plan. Under the terms of the concession, SABL manages the operations of the new partnership, pays operating costs and is entitled to all of its bauxite production. The GOJ receives: (i) a royalty based on the amount of bauxite mined, (ii) an annual “asset usage fee” for the use of the GOJ’s 51% interest in the mining assets, and (iii) certain fees for lands owned by the GOJ that are covered by the concession. SABL also pays to the GOJ customary income and other taxes and fees pursuant to an Establishment Agreement with the GOJ that establishes the fiscal regime for SABL through December 2005. A production levy normally applicable to bauxite mined in Jamaica has been waived for SABL through December 2007. If the levy is subsequently assessed on bauxite produced by SABL, the Establishment Agreement provides that certain payments to the GOJ will be reduced and SABL and GOJ will negotiate amendments to SABL’s fiscal regime in order to mitigate the effects of the levy.

     Mining Rights. Under the terms of the GOJ concession, SABL mines the land covered by the concession and the GOJ retains surface rights and ownership of the land. The GOJ granted the concession and entered into other agreements with SABL for the purpose of ensuring the Gramercy plant will have sufficient reserves to meet its annual alumina requirements and existing or contemplated future obligations under third party contracts. Under the concession, SABL is entitled to mine 4.5 million dry metric tons, or DMT, of bauxite on specified lands annually through September 30, 2030. The GOJ is required to provide additional land if the land covered by the concession does not contain sufficient levels of commercially exploitable bauxite. SABL is responsible for reclamation of the land that it mines. In addition, SABL assumed reclamation obligations related to prior operations of approximately $9 million.

     During the years ended December 31, 2001, 2002 and 2003, the bauxite assets produced 3.6 million, 4.1 million and 3.8 million DMTs of bauxite, respectively. Production for the year ended December 31, 2004 is expected to decrease slightly from 2003 levels due to the temporary curtailment of production following a failure of the bauxite loading facility in October 2004. Provided that existing customers continue to purchase bauxite at previous levels, SABL is expected to produce approximately 4.5 million DMT in 2005 and to fully utilize its annual bauxite entitlement for the foreseeable future.

     Labor. Kaiser employed approximately 589 employees for the Jamaican mining operations all of whom were retained by SABL. The work force is comprised of approximately 139 unionized and non-unionized salaried employees, 333 unionized hourly employees and 117 rotating temporary workers. The joint venture assumed all of Kaiser’s pension and benefit obligations for these employees. SABL is currently negotiating with local unions to enter into new labor contracts that are expected to contain substantially similar terms as recently expired labor contracts.

     Prior to the acquisition, Kaiser conducted the Jamaican bauxite mining operations as a non-autonomous part of its business. Kaiser funded those operations and provided all non-operating level as well as certain operating level business functions, including: procurement; shipping; engineering; sales and marketing; human resources; treasury; environmental programs; insurance; information technology and business systems; and legal. Following the acquisition, we and Noranda will establish these functions at SABL or provide these functions directly. SABL did not hire any off-site Kaiser executive personnel.

     Environmental. Based on current information, we do not believe SABL faces any environmental liabilities of a material nature in connection with the acquisition of the bauxite assets.

     Bauxite Sales. Prior to the acquisition, Kaiser used approximately 60% of the bauxite produced by the bauxite mining assets to supply the alumina requirements at the Gramercy plant. The remaining 40% was sold to a third party alumina refinery in Texas. Following the acquisition, SABL will continue to supply the Gramercy plant’s alumina requirements under a long-term fixed price contract. SABL is currently negotiating a renewal of the third party agreement for the sale of the remaining bauxite production. We do not anticipate that profits or losses from third party sales of bauxite will be material.

     Supply Contracts. SABL has various short-term agreements with third parties for the supply of fuel oil, diesel fuel, container leasing and other locally provided services.

Post-Acquisition Operation of the Gramercy assets

     Alumina is the principal raw material used in the production of primary aluminum. We acquired the Gramercy assets in order to ensure a stable supply of alumina to our primary aluminum production facilities at acceptable costs and to avoid the risk of significant cost increases if we were required to replace this source of supply in the current high priced and volatile spot alumina market.

     Prior to the acquisition, the Gramercy assets were operated by Kaiser as a non-autonomous part of Kaiser’s business. The dominant portion of the revenues from these operations was derived from alumina sales to us and to Noranda. Following the acquisition, we will use the Gramercy assets as a source of alumina for our Hawesville facility. The third party CGA and bauxite sales are incidental and, standing alone, are not significant and will be maintained only to optimize fixed costs. Further, Century and Noranda have assumed certain essential management and business functions previously provided by Kaiser. Accordingly, there is a lack of continuity between pre- and post-acquisition revenue-producing activity and the manner in which essential management and business functions are handled. In addition, Kaiser did not maintain separate financial statements for the operations that comprise the Gramercy assets. Based on the foregoing, we believe that disclosure of historical financial information relating to the Gramercy assets would not be material to an understanding of our future operations.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following tables present our unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and the nine months ended September 30, 2004. The unaudited pro forma consolidated financial data for the year ended December 31, 2003 has been derived from the following, which are included elsewhere in this prospectus: (1) our audited consolidated financial statements and accompanying notes; and (2) the separate audited financial statements and accompanying notes of Nordural for the year ended December 31, 2003. The unaudited pro forma consolidated financial data for the nine months ended September 30, 2004 has been derived from: (1) our unaudited consolidated financial statements and accompanying notes, which are included elsewhere in this prospectus; and (2) the unaudited financial statements of Nordural for the period from January 1, 2004 to April 27, 2004, the date on which we acquired Nordural, which are not included in this prospectus. The unaudited pro forma consolidated financial data has been prepared for illustrative purposes only and does not purport to represent what our results of operations would actually have been had the transactions described below in fact occurred as of the dates specified. In addition, the unaudited pro forma consolidated financial data does not purport to project our results of operations for any future period. Among other things, the unaudited pro forma consolidated financial data does not reflect the effects of our acquisition of the remaining 20% interest in the Hawesville primary aluminum reduction facility prior to the closing of that acquisition in April 2003.

     The unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and the nine months ended September 30, 2004 give pro forma effect to the following events as if they were completed on January 1, 2003:

•	our acquisition of all of the outstanding equity shares of Nordural;

•	our issuance and sale of approximately $220.5 million in common stock in a registered public offering;

•	our payment of the remaining $12.0 million of principal under an outstanding promissory note payable to Glencore;

•	our payment of $3.3 million of dividends on our convertible preferred stock;

•	the 2004 refinancing; and

•	other adjustments that management believes are directly related to the Nordural acquisition.

The unaudited pro forma consolidated financial data does not give effect to Nordural’s new term loan facility or the refinancing of debt under Nordural’s existing term loan facility.

     The Nordural acquisition has been accounted for using the purchase method of accounting. Under the purchase method of accounting, the cash payment of the estimated aggregate purchase price for Nordural (including transaction fees and expenses) has been allocated to the tangible assets, identifiable intangible assets and liabilities of Nordural, based upon their respective fair values. The allocation of the purchase price, useful lives assigned to assets and other adjustments made to the unaudited pro forma consolidated financial data are based upon available information and certain preliminary assumptions that we believe are reasonable under the circumstances. We have not yet completed the fair market value allocation to the specific assets and liabilities of Nordural. Consequently, the final amounts allocated and the related useful lives could differ from those reflected in the unaudited pro forma consolidated financial data and the effects could be material.

     The unaudited pro forma consolidated financial data should be read in conjunction with (1) our audited and unaudited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus; and (2) the separate audited financial statements and accompanying notes of Nordural, which are included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2003

			U.S. GAAP	U.S. GAAP	Pro Forma		Pro Forma
	Century	Nordural	Adjustments	Nordural	Adjustments		Consolidated
	(Dollars in thousands, except per share data)
Net Sales:
Third-party customers	$660,593	$100,939	$—	$100,939	$—		$761,532
Related parties	121,886	—	—	—	—		121,886

	782,479	100,939	—	100,939	—		883,418
Cost of goods sold	734,441	82,003	231	82,234	(5,001	) (1)	808,510
					(3,164	) (2)

Gross profit	48,038	18,936	(231)	18,705	8,165		74,908
Selling, general and administrative expenses	20,833	558	—	558	—		21,391

Operating income	27,205	18,378	(231)	18,147	8,165		53,517
Interest expense — third party	(41,269)	(5,401)	—	(5,401)	15,820	(3)	(30,850)
Interest expense — related party	(2,579)	—	—	—	900	(4)	(1,679)
Interest income	339	—	—	—	—		339
Net gain (loss) on forward contracts	25,691	—	—	—	—		25,691
Investment income		3,063	—	3,063	—		3,063
Loss on early extinguishment of debt	—	—	—	—	(47,448	) (5)	(47,448)
Other income (expense) — net	(688)	—	—	—	—		(688)

Income (loss) before income taxes and minority interest	8,699	16,040	(231)	15,809	(22,563)		1,945
Income tax benefit (expense)	(2,841)	(2,887)	41	(2,846)	7,897	(6)	(477)
					(2,687	) (7)

Income (loss) before minority interest and cumulative effect of change in accounting principle	5,858	13,153	(190)	12,963	(17,353)		1,468
Minority interest	986	—	—	—	—		986

Income (loss) before cumulative effect of change in accounting principle	6,844	13,153	(190)	12,963	(17,353)		2,454
Cumulative effect of change in accounting principle, net of tax benefit of $3,430	(5,878)	—	—	—	—		(5,878)

Net income (loss)	966	13,153	(190)	12,963	(17,353)		(3,424)
Preferred dividends	(2,000)	—	—	—	—		(2,000)

Net income (loss) applicable to common shareholders	$(1,034)	$13,153	$(190)	$12,963	$(17,353)		$(5,424)

Earnings (Loss) Per Common Share:
Basic:
Income (loss) before cumulative effect of change in accounting principle	$0.23						$0.02
Cumulative effect of change in accounting principle	(0.28)						(0.20)

Net income (loss)	$(0.05)						$(0.18)

Diluted:
Income (loss) before cumulative effect of change in accounting principle	$0.23						$0.02
Cumulative effect of change in accounting principle	(0.28)						(0.20)

Net income (loss)	$(0.05)						$(0.18)

Weighted Average Common Shares Outstanding (in thousands):
Basic	21,073				9,000	(8)	30,073

Diluted	21,099				9,000	(8)	30,099

See accompanying notes to the unaudited pro forma consolidated statement of operations.

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2003

     1. Reflects an adjustment to depreciation expense based on the purchase accounting fair market valuation of Nordural’s property, plant and equipment using an estimated average useful life of 35 years.

     2. Reflects an adjustment to eliminate Nordural’s historical amortization expense related to deferred financing and carbon anode contract costs.

     3. Reflects a net adjustment to reduce interest expense for the repayment of $315,055 of 11.75% Senior Secured First Mortgage Notes offset by the private placement of $250,000 of 7.5% Senior Unsecured Notes and $175,000 of 1.75% Senior Convertible Notes.

     4. Reflects an adjustment to reduce interest expense for the repayment of a portion of the outstanding principal under the Glencore note.

     5. Reflects an adjustment to record loss on early extinguishment of debt as of January 1, 2003 in connection with the refinancing of debt described in footnote 3 above.

     6. Reflects an adjustment to record income tax expense for the effects of the pro forma adjustments using an effective tax rate of 35%.

     7. Reflects an adjustment to record the incremental increase in income tax expense for the historical results of Nordural using an effective tax rate of 35% as opposed to the historical rate of 18%.

     8. Records the additional shares outstanding from our issuance and sale of common stock at an offering price of $24.50 per share.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2004

		U.S. GAAP	Pro Forma		Pro Forma
	Century	Nordural(1)	Adjustments		Consolidated
	(Dollars in thousands, except per share data)
Net Sales:
Third-party customers	$649,278	$38,375	$—		$687,653
Related parties	120,866	—	—		120,866

	770,144	38,375	—		808,519
Cost of goods sold	644,535	28,555	(1,626	) (2)	670,919
			(545	) (3)

Gross profit	125,609	9,820	2,171		137,600
Selling, general and administrative expenses	16,966	—	—		16,966

Operating income	108,643	9,820	2,171		120,634

Interest expense – third party	(32,496)	(1,735)	10,643	(4)	(23,588)
Interest expense – related party	(380)	—	380	(5)	—
Interest income	848	28	—		876
Net loss on forward contracts	(17,146)	—	—		(17,146)
Loss on early extinguishment of debt	(47,448)	—	47,448	(6)	—
Other income (expense) – net	(609)	(1,978)	1,941	(7)	(646)

Income before income taxes and minority interest	11,412	6,135	62,583		80,130
Income tax expense	(4,373)	(1,104)	(21,904	) (8)	(28,424)
			(1,043	) (9)

Net income	7,039	5,031	39,636		51,706
Preferred dividends	(769)	—	—		(769)

Net income applicable to common shareholders	$6,270	$5,031	$39,636		$50,937

Earnings Per Common Share:
Basic:
Net income	$0.23				$1.65
Diluted:
Net income	$0.23				$1.64

Weighted Average Common Shares Outstanding (in thousands):
Basic	27,542		3,416	(10)	30,958
Diluted	27,659		3,416	(10)	31,075

See accompanying notes to the unaudited pro forma consolidated statement of operations.

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2004

     1. Reflects the period from January 1, 2004 to April 27, 2004, the date on which we acquired Nordural.

     2. Reflects an adjustment to depreciation expense based on the purchase accounting fair market valuation of Nordural’s property, plant and equipment using an estimated average useful life of 35 years.

     3. Reflects an adjustment to eliminate Nordural’s historical amortization expense related to deferred financing and carbon anode contract costs.

     4. Reflects a net adjustment to reduce interest expense for the repayment of $315,055 of 11.75% Senior Secured First Mortgage Notes offset by the private placement of $250,000 of 7.5% Senior Unsecured Notes and $175,000 of 1.75% Senior Convertible Notes.

     5. Reflects an adjustment to reduce interest expense for the repayment of a portion of the outstanding principal under the Glencore note.

     6. Reflects an adjustment to record loss on early extinguishment of debt as of January 1, 2003 in connection with the refinancing of debt described in footnote 4 above.

     7. Reflects an adjustment to reduce other expense for the CVC deal bonus and CVC legal costs paid by Nordural and reflected in Nordural income statement.

     8. Reflects an adjustment to record income tax expense for the effects of the pro forma adjustments using an effective tax rate of 35%.

     9. Reflects an adjustment to record the incremental increase in income tax expense for the historical results of Nordural using an effective tax rate of 35% as opposed to the historical rate of 18%.

     10. Records the additional weighted average shares outstanding from our issuance and sale of common stock at an offering price of $24.50 per share.

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following table presents our selected historical and pro forma consolidated financial and other data for the periods indicated. The selected consolidated historical balance sheet data as of December 31, 2003 and December 31, 2002 and the selected consolidated statement of operations data for each of the years in the three-year period ended December 31, 2003 are derived from our consolidated financial statements audited by Deloitte & Touche LLP and included elsewhere in this prospectus. The selected consolidated historical balance sheet data as of December 31, 2001 and the selected consolidated historical balance sheet and income statement data for and as of each of the two years ended December 31, 2000 are derived from our consolidated financial statements audited by Deloitte & Touche LLP which are not included herein. The selected consolidated historical balance sheet data as of September 30, 2004 and selected consolidated statement of operations data for the nine months ended September 30, 2003 and 2004 is derived from our unaudited consolidated financial data included elsewhere in this prospectus. The selected consolidated historical balance sheet data as of September 30, 2003 is derived from our unaudited consolidated financial data which is not included herein. Our selected historical results of operations include:

•	our rolling and fabrication businesses until their sale in September 1999;

•	our additional 23% interest in the Mt. Holly facility since we acquired it in April 2000;

•	our 80% interest in the Hawesville facility since we acquired it on April 1, 2001;

•	the remaining 20% interest in the Hawesville facility since we acquired it on April 1, 2003; and

•	the Nordural facility since we acquired it on April 27, 2004.

     These historical results do not include our 50% interest in the Gramercy assets. These results may not be indicative of our future performance.

     The selected pro forma consolidated financial data is derived from the historical audited financial statements for each of Century Aluminum and Nordural for the year ended December 31, 2003 and the historical unaudited financial statements of Century Aluminum for the nine months ended September 30, 2004, each of which is included elsewhere in this prospectus, and the unaudited historical financial statements of Nordural for the period from January 1, 2004 to April 27, 2004, the date on which we acquired Nordural, which are not included in this prospectus. The pro forma consolidated financial data gives pro forma effect to the issuance and sale of $220.5 million in common stock and the use of proceeds from that offering to fund the Nordural acquisition, our payment of $12.0 million of principal outstanding under the promissory note payable to Glencore, our payment of $3.3 million of dividends on our convertible preferred stock, the 2004 refinancing, and other adjustments that management believes are directly related to the Nordural acquisition. The unaudited pro forma financial data does not give effect to Nordural’s new term loan facility or the refinancing of debt under Nordural’s existing term loan facility.

     The pro forma consolidated financial data has been prepared for illustrative purposes only and does not purport to represent what our results of operations or financial condition would actually have been had the transactions described in “Unaudited Pro Forma Consolidated Financial Data” in fact occurred as of the dates specified. The information provided below should be read in conjunction with the following, each of which is included elsewhere in this prospectus: (1) our audited and unaudited consolidated financial statements and accompanying notes, (2) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (3) the separate audited financial statements and accompanying notes of Nordural.

						Pro Forma			Pro Forma Nine
						Year Ended	Nine Months Ended		Months Ended
	Year Ended December 31,					December 31,	September 30,		September 30,
	1999(1)(2)	2000(3)	2001(4)	2002	2003(5)	2003(5)	2003(5)	2004(6)	2004(6)
	(Dollars in thousands, except per share and operating data)
Consolidated Statement of Operations Data:
Net sales – third party customers	$497,475	$299,277	$543,453	$603,744	$660,593	$761,532	$487,287	$649,278	$687,653
Net sales – related parties	68,801	129,320	111,469	107,594	121,886	121,886	89,377	120,866	120,866

Total net sales	566,276	428,597	654,922	711,338	782,479	883,418	576,664	770,144	808,519
Cost of goods sold(7)	572,921	396,139	634,214	691,277	734,441	808,510	551,142	644,535	670,919

Gross profit (loss)	(6,645)	32,458	20,708	20,061	48,038	74,908	25,522	125,609	137,600
Selling, general and administrative expenses	18,884	13,931	18,598	15,783	20,833	21,391	12,150	16,966	16,966

Operating income (loss)	(25,529)	18,527	2,110	4,278	27,205	53,517	13,372	108,643	120,634
Gain on sale of fabricating businesses	41,130	5,156	—	—	—	—	—	—	—
Interest expense – third party	(5,205)	(408)	(31,565)	(40,813)	(41,269)	(30,850)	(30,894)	(32,496)	(23,588)
Interest expense – related parties	—	—	—	—	(2,579)	(1,679)	(2,000)	(380)	—
Interest income	1,670	2,675	891	392	339	339	278	848	876
Net gain (loss) on forward contracts(8)	(5,368)	4,195	(203)	—	25,691	25,691	38,423	(17,146)	(17,146)
Investment income	—	—	—	—	—	3,063	—	—	—
Loss on early extinguishment of debt	—	—	—	—		(47,448)	—	(47,448)	—
Other income (expense)	(2,917)	6,461	2,592	(1,843)	(688)	(688)	(510)	(609)	(646)

Income (loss) before income taxes and minority interest and cumulative effect of change in accounting principle	3,781	36,606	(26,175)	(37,986)	8,699	1,945	18,669	11,412	80,130
Income tax benefit (expense)	138	(11,301)	8,534	14,126	(2,841)	(477)	(6,556)	(4,373)	(28,424)

Income (loss) before minority interest and cumulative effect of change in accounting principle	3,919	25,305	(17,641)	(23,860)	5,858	1,468	12,113	7,039	51,706
Minority interest	—	—	3,939	5,252	986	986	986	—	—

Income (loss) before cumulative effect of change in accounting principle	3,919	25,305	(13,702)	(18,608)	6,844	2,454	13,099	7,039	51,706
Cumulative effect of change in accounting principle, net of tax benefit of $3,430(9)	—	—	—	—	(5,878)	(5,878)	(5,878)	—	—

Net income (loss)	3,919	25,305	(13,702)	(18,608)	966	(3,424)	7,221	7,039	51,706
Preferred dividends	—	—	(1,500)	(2,000)	(2,000)	(2,000)	(1,500)	(769)	(769)

Net income (loss) applicable to common shareholders	$3,919	$25,305	$(15,202)	$(20,608)	$(1,034)	$(5,424)	$5,721	$6,270	$50,937

						Pro Forma			Pro Forma Nine
						Year Ended	Nine Months Ended		Months Ended
	Year Ended December 31,					December 31,	September 30,		September 30,
	1999(1)(2)	2000(3)	2001(4)	2002	2003(5)	2003(5)	2003(5)	2004(6)	2004(6)
				(Dollars in thousands, except per share and operating data)
Earnings (Loss) Per Common Share (10):

Basic:
Income (loss) before cumulative effect of change in accounting principle	$0.19	$1.25	$(0.74)	$(1.00)	$0.23	$0.02	$0.55	$0.23	$1.65
Cumulative effect of change in accounting principle	—	—	—	—	(0.28)	(0.20)	(0.28)	—	—

Net income (loss)	$0.19	$1.25	$(0.74)	$(1.00)	$(0.05)	$(0.18)	$0.27	$0.23	$1.65

Diluted:

Income (loss) before cumulative effect of change in accounting principle	$0.19	$1.24	$(0.74)	$(1.00)	$0.23	$0.02	$0.55	$0.23	$1.64
Cumulative effect of change in accounting principle	—	—	—	—	(0.28)	(0.20)	(0.28)	—	—

Net income (loss)	$0.19	$1.24	$(0.74)	$(1.00)	$(0.05)	$(0.18)	$0.27	$0.23	$1.64

Weighted Average Common Shares Outstanding (in thousands):

Basic	20,202	20,308	20,473	20,555	21,073	30,073	21,070	27,542	30,958
Diluted	20,357	20,478	20,473	20,555	21,099	30,099	21,074	27,659	31,075
Dividends Per Common Share	$0.20	$0.20	$0.20	$0.15	$0.00	$0.00	$0.00	$0.00	$0.00

Consolidated Balance Sheet Data (at period end):

Cash and cash equivalents	$85,187	$32,962	$13,388	$45,092	$28,204		$50,603	$76,474
Working capital (deficit)	124,391	76,701	62,312	94,618	78,534		90,045	(66,536)
Intangible assets – net	—	—	146,002	119,744	99,136		103,720	89,891
Total assets	310,802	333,770	776,706	765,167	810,326		835,734	1,274,398
Long-term debt	—	—	321,446	321,852	336,310		$362,191	$343,244
Total debt	—	—	329,261	329,667	344,125		370,006	526,059
Total shareholders’ equity	179,728	202,639	217,185	192,132	187,697		191,036	386,157

Other Data:

Capital expenditures	$22,983	$17,631	$14,456	$18,427	$18,858		$12,389	$26,314
Net cash (used in) provided by operating activities	(44,190)	58,103	38,623	54,486	87,379		78,042	71,864
Net cash (used in) provided by investing activities	222,886	(106,158)	(382,245)	(18,196)	(78,695)		(72,226)	(211,183)
Net cash (used in) provided by financing activities	(93,521)	(4,170)	324,048	(4,586)	(25,572)		(305)	187,589

Operating Data:

Shipments (millions of pounds):
Primary	486	582	918	1,049	1,127	1,127	840	885	885
Tolling	—	—	—	—	—	199	—	87	153
Average Century Aluminum realized price ($/lb):
Primary	$0.65	$0.74	$0.71	$0.68	$0.69	$0.69	$0.69	$0.81	$0.81
Tolling	—	—	—	—	—	$0.51	—	$0.61	$0.60
Average LME price ($/lb)	$0.62	$0.70	$0.66	$0.61	$0.65	$0.65	$0.64	$0.76	$0.76

(1)	On September 21, 1999, we sold our rolling and fabrication businesses to Pechiney for $234.3 million and recorded pre-tax gains of $41.1 million in 1999 and $5.2 million in 2000. Accordingly, the results of operations following that date do not include results from the rolling and fabrication businesses. Similarly, balance sheet data as of and following December 31, 1999 does not include the assets and liabilities related to the rolling and fabrication businesses.

(2)	In April 2002, the Financial Accounting Standards Board, or FASB, issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The provisions of the statement require that any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet certain criteria shall be reclassified. In 1999, we had previously recorded an extraordinary loss of $1,362 for the write-off of deferred bank fees, net of income tax benefit of $766. This item was reclassified to other income (expense) for the year.

(3)	On April 1, 2000, we purchased an additional 23% interest in the Mt. Holly facility from Xstrata Aluminum Corporation, an affiliate of Glencore, increasing our ownership interest to 49.7%. Accordingly, the results of operations following that date reflect the increased production which resulted from that purchase. Similarly, balance sheet data as of and following December 31, 2000 includes the assets and liabilities related to the additional 23% interest in the Mt. Holly facility.

(4)	Effective April 1, 2001, we purchased the Hawesville facility from Southwire. Simultaneously, we sold a 20% interest in the Hawesville facility to Glencore. Accordingly, the results of operations following that date reflect the increased production which resulted from our 80% interest. Similarly, balance sheet data as of and following December 31, 2001 includes assets and liabilities related to our 80% interest in the Hawesville facility.

(5)	On April 1, 2003, we acquired the remaining 20% interest in the Hawesville facility. Accordingly, the results of operations following that date reflect the increased production which resulted from our additional 20% interest in the Hawesville facility. Similarly, balance sheet data as of December 31, 2003 includes assets and liabilities related to our additional 20% interest in the Hawesville facility.

(6)	On April 27, 2004, we completed the acquisition of all of the outstanding equity shares of Nordural, an Icelandic company that owns and operates the Nordural facility. Accordingly, the results of operations following that date reflect the increased production which resulted from our ownership of Nordural. Similarly, balance sheet data as of September 30, 2004 includes assets and liabilities related to our ownership of Nordural.

(7)	Cost of goods sold includes net lower of cost or market inventory adjustment charges of $1,389, $1631 and $5,166 for the years 1999, 2000 and 2001, respectively, and credits of $247 and $7,522 for the years 2002 and 2003, respectively.

(8)	On January 1, 2001, we adopted Statement of Financial Accounting Standards, or SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and related amendments. As a result, to the extent that our derivatives are designated as effective cash flow hedges, unrealized gains (losses) are reported as accumulated other comprehensive income, rather than reported in the statement of operations as was done in 2000 and 1999. Beginning in 2001, realized gains (losses) resulting from effective cash flow hedges are reported as adjustments to net sales and cost of goods sold.

(9)	With the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations” on January 1, 2003, we recorded an asset retirement obligation of $6,848, net of accumulated amortization of $7,372 and a deferred tax asset of $3,430 and an asset retirement obligation liability of $14,220. The net amount initially recognized as a result of applying this statement is reported as a cumulative effect of a change in accounting principle. We recorded a one-time, non-cash charge of $5,878, for the cumulative effect of a change in accounting principle. See Note 14 to our audited consolidated financial statements included elsewhere in this prospectus.

(10)	Pro forma share data does not give effect to the conversion of our convertible preferred stock to common stock, which Glencore converted on May 19, 2004. As further adjusted for such conversion, pro forma earnings per share for 2003 would be $(0.17) on a basic and diluted basis. Pro forma earnings per share for the nine months ended September 30, 2004 would be $1.61 and $1.60 on a basic and diluted basis, respectively, giving pro forma effect to the conversion for the period from January 1, 2004 until May 19, 2004, the date the convertible preferred stock was converted.

SUPPLEMENTARY FINANCIAL INFORMATION

     Financial results by quarter for the years ended December 31, 2002 and 2003 are set forth in Note 18 of the notes to our audited consolidated financial statements appearing elsewhere in this prospectus. Financial results by quarter for the first three quarters of 2004 are presented in the table below. The following information includes the results from the Company’s interest in Nordural since it was acquired in April 2004.

Quarterly Information (Unaudited)

	Net	Gross		Net Income (Loss)
	Sales	Profit	Net Income	Per Share (Basic)
	(dollars in thousands, except per share amounts)
2004:

1st Quarter (1)	$232,094	$37,049	$4,800	$0.20

2nd Quarter	263,733	45,191	18,288	0.61

3rd Quarter(2)	274,317	43,369	(16,049)	(0.51)

(1)	The first quarter 2004 gross profit includes credits of $2,273 for net lower of cost or market inventory adjustments in the quarter.

(2)	The third quarter 2004 net income includes a pre-tax charge of $47,448 for early extinguishment of debt in the quarter.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion reflects our historical results of operations, which do not include results from: (1) our 80% interest in the Hawesville facility until we acquired it in April 2001, (2) the remaining 20% interest in the Hawesville facility until we acquired it in April 2003, and (3) our ownership of Nordural until we acquired it in late April 2004. Accordingly, the results for fiscal years 2001 and 2002 are not fully comparable to the results of operations for fiscal year 2003 and the results for the first nine months of 2003 are not fully comparable to the results of operations for the first nine months of 2004. Historical results are not indicative of our current business. You should read the following discussion in conjunction with our audited consolidated financial statements and unaudited consolidated financial statements included elsewhere in this prospectus.

Overview

     We produce primary aluminum. The aluminum industry is cyclical and the price of primary aluminum (which trades as a commodity) is determined by global supply and demand. The key determinants of our results of operations and cash flow from operations are as follows:

•	Our selling price is based on the LME price of primary aluminum, increased for most U.S. sales by a U.S. Midwest delivery premium, and fixed price sales contracts.

•	Our plants operate near capacity, and fluctuations in volume, other than through acquisitions, generally are small.

•	The principal components of cost of goods sold are alumina, power, and labor, which were in excess of 70% of the 2003 cost of goods sold. Many of these costs are covered by long-term contracts as described below.

     Average realized price and cost of goods sold per pound shipped are key performance indicators. Our revenue can vary significantly from period to period due to fluctuations in the LME price of aluminum. Any adverse changes in the conditions that affect the market price of primary aluminum could have a material adverse effect on our results of operations and cash flows. Our revenue is also impacted by our hedging activities. Our working capital is relatively stable. Fluctuations in working capital are influenced by the LME price of primary aluminum and by the timing of cash receipts and disbursements from major customers and suppliers.

     Cost of goods sold, excluding alumina, is expected to remain relatively stable because our plants operate near capacity and our major cost drivers are covered by long-term contracts. We expect fluctuations in the cost of alumina because the pricing under the supply contracts for our Ravenswood and Mt. Holly facilities is variable, based on LME prices, and the price under the supply contract for our Hawesville facility is based on the cost of production. Our U.S. power contracts provide for primarily fixed priced power through 2005, subject to adjustments for fuel costs at our Mt. Holly facility. Our power usage is expected to be consistent with prior periods. Our labor costs should be consistent with modest increases for negotiated salary and benefit increases.

     Through our ownership of the Ravenswood, Hawesville and Nordural facilities, and our ownership interest in the Mt. Holly facility, we have an annual production capacity of approximately 1.4 billion pounds of primary aluminum.

Recent Developments

     Nordural’s New Term Loan Facility

     On February 10, 2005, Nordural executed agreements and documents related to a new $365.0 million senior term loan facility arranged by Landsbanki Islands hf. and Kaupthing Bank hf. The new term loan facility is expected to be funded on or about February 15, 2005, subject to satisfaction of customary closing conditions. Amounts borrowed under the new term loan facility will be used to refinance debt under Nordural’s existing term loan facility, to finance a portion of the costs associated with the ongoing expansion of the Nordural facility and for Nordural’s general corporate purposes. See “Description of Certain Indebtedness – Nordural Debt – New Term Loan Facility.”

     The Gramercy Acquisition

     On October 1, 2004, we and Noranda Finance Inc., through 50/50 joint venture companies, acquired an alumina refinery in Gramercy, Louisiana and related bauxite mining assets in Jamaica from Kaiser Aluminum & Chemical Company. Throughout this prospectus, we refer to the alumina refinery and bauxite mining assets we acquired as the “Gramercy assets.” The purchase price for the Gramercy assets was approximately $23 million, subject to working capital adjustments. We and Noranda each paid one-half, or $11.5 million of the unadjusted purchase price. Kaiser sold the Gramercy assets as part of its reorganization to emerge from Chapter 11 bankruptcy. Gramercy has an annual production capacity of 1.2 million metric tons of alumina, approximately 80% of which is supplied to our Hawesville facility and to a primary aluminum production facility separately owned by Noranda. The Hawesville facility purchases all of its alumina requirements from Gramercy. References in this prospectus to the “Gramercy acquisition” refer to all of the transactions related to our joint acquisition of the Gramercy assets with Noranda.

     In October 2004, certain bauxite loading equipment used by the bauxite mining partnership at its St. Ann, Jamaica port facility failed, resulting in a temporary interruption of bauxite shipments from the facility. The St. Ann port facility, which is used to ship bauxite to the Gramercy alumina facility and to other customers, operated at a reduced shipping level until full operations resumed in December 2004.

     The 2004 Refinancing

     On August 26, 2004, we announced our repurchase of approximately $315.1 million in aggregate principal amount of our 11.75% senior secured first mortgage notes due 2008 that were validly tendered pursuant to a tender offer and consent solicitation commenced on July 29, 2004. Under the terms of the tender offer, we paid $1,096.86 for each $1,000 principal amount of first mortgage notes purchased in the tender offer, plus accrued and unpaid interest. Holders who tendered their notes prior to 5:00 p.m., New York City time, on August 6, 2004, received an additional payment of $20.00 per $1,000 of principal amount of first mortgage notes tendered.

     The primary purpose of the tender offer and consent solicitation was to refinance $325.0 million of our outstanding first mortgage notes with debt bearing a lower interest rate, thereby reducing our annual interest expense. Approximately $9.9 million in aggregate principal amount of first mortgage notes remain outstanding following the tender offer and are scheduled to mature on April 15, 2008. In connection with the tender offer and consent solicitation, we received consents needed to amend the indenture governing the remaining first mortgage notes to eliminate substantially all restrictive covenants and certain default provisions.

     We financed the tender offer and consent solicitation with a portion of the net proceeds from (i) the private placement of $175.0 million aggregate principal amount of our 1.75% convertible senior notes due August 1, 2024, and (ii) the private placement of $250.0 million aggregate principal amount of our 7.5% senior notes due August 15, 2014. We used the remaining proceeds from the sale of our convertible notes and senior notes for general corporate purposes. The completion of the tender offer and consent solicitation and the related sale of our convertible notes and senior notes are collectively referred to in this prospectus as the “2004 refinancing.”

     The Nordural Acquisition and Expansion

     On April 27, 2004, we completed the acquisition of all of the outstanding equity shares of Nordural hf. (now known as Nordural ehf.) from Columbia Ventures Corporation. Nordural is an Icelandic company that owns and operates the Nordural facility, a primary aluminum reduction facility located in Grundartangi, Iceland. Built in 1998, the Nordural facility is our most recently constructed and lowest cost facility. It currently has an annual production capacity of approximately 198 million pounds.

     Since the acquisition, we have commenced work on an expansion of the Nordural facility to increase its annual production capacity to approximately 467 million pounds, or more than double its current annual production capacity. As currently planned, the expansion will add up to 269 million pounds to the Nordural facility’s annual production capacity. The expansion is projected to be completed by late 2006 and is expected to cost approximately $454 million. Our new energy agreements would include power for approximately 18 million pounds of additional capacity, upon satisfaction of certain conditions, including the completion of a power transmission agreement. With the additional 18 million pounds of capacity, the total annual production capacity of the Nordural facility would increase to 485 million pounds by late 2006. A decision on the additional 18 million pounds of capacity is expected in early 2005. Following completion of the expansion, Nordural will have all the infrastructure and support facilities necessary for further expansion to 573 million pounds of annual production capacity. This expansion would be made at relatively low capital cost. We are in discussions for the supply of electric power to support this further expansion.

Key Long-Term Primary Aluminum Sales Contracts

     We routinely enter into fixed and market priced contracts for the sale of primary aluminum. A summary of our long-term primary aluminum sales contracts is provided below. See “Business — Sales and Distribution” included elsewhere in this prospectus for further discussion of these contracts.

Contract	Customer	Volume	Term	Pricing
Pechiney Metal Agreement	Pechiney	276 to 324 million pounds per year	Through December 31, 2005(1)	Variable, based on U.S. Midwest market

Original Sales Contract	Glencore	110 million pounds per year	Through December 31, 2004	Fixed price

New Sales Contract	Glencore	110 million pounds per year	January 2005 through December 31, 2009	Variable, LME-based

Glencore Metal Agreement	Glencore	45 million pounds per year	January 2004 through December 31, 2013	Variable, based on U.S. Midwest market

Southwire Metal Agreement	Southwire	240 million pounds per year (high purity molten aluminum)	Through March 31, 2011	Variable, based on U.S. Midwest market

		60 million pounds per year(standard-grade molten aluminum)	Through December 31, 2008	Variable, based on U.S. Midwest market

Billiton Tolling Agreement(2)	BHP Billiton	198 million pounds (2003)	Through December 31, 2013	Variable, LME-based

Glencore Tolling Agreement	Glencore	198 million pounds	Through July 2016(3)	Variable, LME-based

(1)	The Pechiney Metal Agreement may be extended at our option through 2007 if we are able to extend our Ravenswood power contract through that date.

(2)	Substantially all of Nordural’s sales consist of tolling revenues earned under a long-term Alumina Supply, Toll Conversion and Aluminum Metal Supply Agreement with a subsidiary of BHP Billiton Ltd., which we refer to as the Billiton Tolling Agreement. Under the Billiton Tolling Agreement, which is for virtually all of Nordural’s existing production capacity, Nordural receives an LME-based fee for the conversion of alumina, supplied by BHP Billiton, into primary aluminum. We acquired Nordural in April 2004.

(3)	On August 1, 2004, we entered into a ten-year LME-based alumina tolling agreement with Glencore for 198 million pounds of the expansion capacity at the Nordural facility. The term of the agreement will begin upon completion of the expansion, which is expected to be in late-2006.

     Apart from the Pechiney Metal Agreement, Original Sales Contract, New Sales Contract, the Glencore Metal Agreement, and Southwire Metal Agreement, we had forward delivery contracts to sell 351.8 million pounds and 329.0 million pounds of primary aluminum at December 31, 2003 and December 31, 2002, respectively. Of these forward delivery contracts, we had fixed price commitments to sell 70.5 million pounds and 42.9 million pounds of primary aluminum at December 31, 2003 and December 31, 2002, respectively, of which 53.5 million pounds and 0.3 million pounds at December 31, 2003 and December 31, 2002, respectively, were with Glencore. At September 30, 2004, we had forward delivery contracts to sell 194.3 million pounds of primary aluminum. Of these forward delivery contracts, we had fixed price commitments to sell 12.8 million pounds at September 30, 2004, 5.6 million pounds of which were with Glencore.

Key Long-Term Supply Agreements

     Alumina Supply Agreements

     We are party to long-term supply agreements with Glencore that supply a fixed quantity of alumina to our Ravenswood and Mt. Holly facilities at prices indexed to the price of primary aluminum quoted on the LME. In addition, as part of the Gramercy acquisition, we entered into a long-term supply agreement on November 2, 2004 with Gramercy Alumina LLC that supplies a fixed quantity of alumina to our Hawesville facility at prices based on the alumina production costs at the Gramercy refinery. A summary of these agreements is provided below. Alumina is supplied to our Nordural facility as part of our tolling arrangement with BHP Billiton, and in 2006, with Glencore, and not under stand-alone supply agreements. See “- Key Long-Term Primary Aluminum Sales Contracts.” See “Business — Facilities and Production” included elsewhere in this prospectus for additional discussion of our alumina and tolling agreements.

Facility	Supplier	Term	Pricing
Ravenswood	Glencore	Through December 31, 2006	Variable, LME-based

Mt. Holly	Glencore	Through December 31,	Variable, LME-based
2006 (54% of requirement)

Mt. Holly	Glencore	Through January 31, 2008	Variable, LME-based
(46% of requirement)

Hawesville	Gramercy	Through December 31, 2010	Variable, cost-based
Alumina(1)

(1)	The alumina supply agreement with Gramercy Alumina LLC, which was entered into on November 2, 2004, replaced the alumina supply agreement that was previously in place with Kaiser Aluminum & Chemical Corporation.

     Electrical Power Supply Agreements

     We use significant amounts of electricity in the aluminum production process. A summary of these power supply agreements is provided below.

Facility	Supplier	Term	Pricing
Ravenswood	Ohio Power Company	Through December 31, 2005	Fixed price

Mt. Holly	Santee Cooper	Through December 31, 2015	Fixed price, with fuel cost
adjustment clause through 2010;
subject to a new fixed price
schedule after 2010

Hawesville	Kenergy	Through December 31, 2010	Fixed price through 2005, 27% (or
121 MW) unpriced 2006 though 2010

Nordural(1)	Landsvirkjun	Through 2019	Variable rate based on the LME price
for primary aluminum.

(1)	In connection with the expansion of the Nordural facility, we entered into a contract with Hitaveita Suðurnesja hf. (Sudurnes Energy) and Orkuveita Reykjavíkur (Reykjaviík Energy) for the supply of the additional power required for 198 million pounds of the expansion capacity at the Nordural facility. We recently reached an agreement with Sudurnes Energy hf and Reykjavik Energy on the long-term supply of electric power for an additional 71 million pounds in expansion capacity. We may purchase additional electrical power under that contract to support the further expansion of the facility. The rate for the power supplied under both contracts will also be LME-based.

Labor Agreements

     Our labor costs at the Ravenswood and Hawesville facilities are subject to the terms of labor contracts which generally have provisions for annual fixed increases in hourly wages and benefits adjustments. The six national labor unions represented at the Nordural facility operate under a labor contract that establishes wages and work rules for covered employees. The employees at the Mt. Holly facility are employed by Alcoa and are not unionized. A summary of key labor agreements is provided below. See “Business — Employees and Labor Relations” included elsewhere in this prospectus for additional discussion about our work force.

Facility	Organization	Term
Ravenswood	USWA	Through May 31, 2006

Hawesville	USWA	Through March 31, 2006

Mt. Holly	Not Unionized	Not Applicable

Nordural	Icelandic Labor Unions	Through December 31, 2004(1)

(1)	The current labor contract at the Nordural facility expired on December 31, 2004. A new contract is expected to be settled early in 2005.

Application of Critical Accounting Policies

     Our significant accounting policies are discussed in Note 1 of our audited consolidated financial statements. The preparation of the financial statements requires that our management make subjective estimates, assumptions and judgments in applying these accounting policies. Those judgments are normally based on knowledge and experience about past and current events and on assumptions about future events. Critical accounting estimates require our management to make assumptions about matters that are highly uncertain at the time of the estimate and a change in these estimates may have a material impact on the presentation of our financial position or results of operations. Significant judgments and estimates made by us include expenses and liabilities related to pensions and other post-employment benefits and forward delivery contracts and financial instruments.

     Pension and Other Post-Employment Benefit Liabilities

     We sponsor various pension plans and also participate in a union sponsored multi-employer pension plan for the collective bargaining unit employees at the Hawesville facility. The liabilities and annual income or expense of our pension and other post-employment benefit plans are determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate and the long-term rate of asset return.

     In developing our expected long-term rate of return assumption for pension fund assets, we evaluated input from our actuaries, including their review of asset class return expectations as well as long-term inflation assumptions. Projected returns are based on historical returns of broad equity and bond indices. We also considered our historical 10-year compound returns. We anticipate that, as the economy recovers, our investments will generate long-term rates of return of 9.0%. Our expected long-term rate of return is based on an assumed asset allocation of 65% equity funds and 35% fixed-income funds.

     The discount rate that we utilize for determining future pension and post employment obligations is based on a review of long-term bonds that receive one of the two highest ratings given by a recognized rating agency. The discount rate determined on this basis has decreased to 6.25% at December 31, 2003 from 6.5% and 7.25% at December 31, 2002 and 2001, respectively.

     Lowering the expected long-term rate of return by 0.5% (from 9.0% to 8.5%) would have increased our pension expense for the year ended December 31, 2003 by approximately $0.2 million. Lowering the discount rate assumptions by 0.5% would have increased our pension expense for the year ended December 31, 2003 by approximately $0.4 million.

     We provide post-employment benefit plans that provide health care and life insurance benefits for substantially all retired employees. SFAS No. 106 requires us to accrue the estimated cost of providing postretirement benefits during the working careers of those employees who could become eligible for such benefits when they retire. We fund these benefits as the retirees submit claims.

     Measurement of our postretirement benefit obligations requires the use of several assumptions about factors that will affect the amount and timing of future benefit payments. The assumed health care cost trend rates are the most critical assumptions for measurement of the postretirement benefits obligation. Changes in the health care cost trend rates have a significant effect on the amounts reported for the health care benefit obligations.

     We assume medical inflation is initially 10%, declining to 5% over six years and thereafter. A one-percentage-point change in the assumed health care cost trend rates would have the following effects in 2003:

	One	One
	Percentage	Percentage
	Point Increase	Point Decrease
	(In thousands)
Effect on total of service and interest cost components	$2,051	$(1,706)

Effect on accumulated postretirement benefit obligation	$18,126	$(15,707)

     Forward Delivery Contracts and Financial Instruments

     We routinely enter into fixed and market priced contracts (physical and financial) for the sale of primary aluminum and the purchase of raw materials in future periods. We apply the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities, as amended,” in accounting for these types of contracts. Those physical delivery contracts that our management believes are probable of future delivery are classified as normal purchases and normal sales and are not accounted for as derivatives.

     The aluminum-based financial and physical delivery contracts that are derivatives, as provided for in current accounting standards, are marked-to-market using the LME spot and forward market for primary aluminum. Because there is no quoted futures market price for the U.S. Midwest premium component of the market price for primary aluminum, it is necessary for our management to estimate the U.S. Midwest premium. Fluctuations in the LME price of primary aluminum have a significant impact on gains and losses included in our financial statements from period to period. Unrealized gains and losses are either included in Other comprehensive income (loss) or Net gain (loss) on forward contracts, depending on criteria as provided for in the accounting standards.

     The forward natural gas purchase contracts are marked-to-market using the NYMEX spot and forward market for natural gas. Fluctuations in the NYMEX price of natural gas can have a significant impact on gains and losses included in our financial statements from period to period. We have designated these forward contracts as cash flow hedges for forecasted natural gas transactions in accordance with the provisions of SFAS No. 133 (as amended). We assess the effectiveness of these cash flow hedges quarterly. The effective portion of the gains and losses are recorded in Other comprehensive income (loss) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

     The principal contracts affected by these standards and the resulting effects on the financial statements are described in our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus.

     Nordural does not currently have any material financial instruments to hedge commodity, currency or interest rate risk. Nordural may hedge a certain amount of such risk in the future, including through the purchase of aluminum put options and interest rate swaps that would have the effect of fixing a portion of its floating rate debt.

Results of Operations

     The following table sets forth, for the periods indicated, the percentage relationship to net sales of certain items included in our Statements of Operations. The following table includes the results from our 80% interest in the Hawesville facility since its acquisition on April 1, 2001, results from our additional 20% interest in the Hawesville facility since its acquisition in April 2003, and results from our ownership of Nordural since its acquisition on April 27, 2004.

	Year Ended			Nine Months
	December 31,			Ended September 30,
	2001	2002	2003	2003	2004
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	(96.8)	(97.2)	(93.9)	(95.6)	(83.7)

Gross profit	3.2	2.8	6.1	4.4	16.3
Selling, general and administrative expenses	(2.9)	(2.2)	(2.6)	(2.1)	(2.2)

Operating income	0.3	0.6	3.5	2.3	14.1
Interest expense	(4.8)	(5.7)	(5.6)	(5.7)	(4.3)
Interest income	0.1	0.1	0.1	0.0	0.1
Other income (expense)	0.4	(0.3)	(0.1)	(0.1)	—
Loss on early extinguishment of debt	—	—	—	—	(6.2)
Net gain (loss) on forward contracts	—	—	3.3	6.7	(2.2)

Income (loss) before income taxes, minority interest and cumulative effect of change in accounting principle	(4.0)	(5.3)	1.2	3.2	1.5
Income tax benefit (expense)	1.3	2.0	(0.4)	(1.1)	(0.6)

Income (loss) before minority interest and cumulative effect of accounting change	(2.7)	(3.3)	0.8	2.1	0.9
Minority interest	0.6	0.7	0.1	0.2	—

Income (loss) before cumulative effect of change in accounting principle	(2.1)	(2.6)	0.9	2.3	0.9
Cumulative effect of change in accounting principle	—	—	(0.8)	(1.0)	—

Net income (loss)	(2.1)%	(2.6)%	0.1%	1.3%	0.9%

     The following table sets forth, for the periods indicated, the pounds and the average sales price per pound shipped:

	Primary Aluminum
	Direct Shipments			Tolling Shipments(1)
	Pounds	$/Pound		Pounds	$/Pound
		(Pounds in thousands)
2001
First Quarter	149,274		$0.74	—	—
Second Quarter(2)	255,145		0.74	—	—
Third Quarter	259,408		0.71	—	—
Fourth Quarter	254,616		0.68	—	—

Total	918,443		$0.71	—	—

2002
First Quarter	263,019		$0.68	—	—
Second Quarter	262,470		0.69	—	—
Third Quarter	262,262		0.67	—	—
Fourth Quarter	261,544		0.67	—	—

Total	1,049,295		$0.68	—	—

2003
First Quarter	257,040		$0.70	—	—
Second Quarter(3)	290,023		0.68	—	—
Third Quarter	292,567		0.69	—	—
Fourth Quarter	286,912		0.72	—	—

Total	1,126,542		$0.69	—	—

2004
First Quarter	296,743		$0.78	—	—
Second Quarter	294,816		0.82	35,600	$0.60
Third Quarter	292,978		0.83	51,218	$0.61

Total (through September 30, 2004)	884,537	$	_0.81__	86,818	$0.61

(1)	The table includes the results from our ownership of Nordural since its acquisition in April 2004.

(2)	The table includes the results from our 80% interest in the Hawesville facility since its acquisition in April 2001.

(3)	The table includes the results from our additional 20% interest in the Hawesville facility since its acquisition in April 2003.

     Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

     Net sales. Net sales for the nine months ended September 30, 2004 increased $193.5 million or 34% to $770.1 million. Higher price realizations for primary aluminum in the current period, due to an improved LME price and Midwest premium for primary aluminum, contributed an additional $110.1 million in sales. Shipment volume increased 131.7 million pounds, primarily associated with the Nordural facility acquisition beginning in late April 2004 and the additional 20% interest in the Hawesville facility beginning in April 2003, accounting for the remaining $83.4 million of the increase.

     Gross profit. For the nine month period ended September 30, 2004, gross profit improved $100.1 million to $125.6 million. Improved price realizations net of increased alumina costs improved gross profit by $83.9 million with increased shipment volume, primarily a result of the Nordural facility acquisition in April 2004 and the additional 20% interest in the Hawesville facility beginning in April 2003, contributing $23.7 million in additional gross profit. Lower net depreciation and amortization charges of $1.4 million, primarily related to the intangible asset (see Note 5 to our unaudited consolidated financial statements included elsewhere in this prospectus), and increased credits to cost of goods sold for lower-of-cost or market of $0.7 million, were offset by increased power costs, $4.4 million, raw material quality, $2.5 million and costs associated with the replacement of pot cells and its effect on operational performance, $2.7 million.

     Selling, general and administrative expenses. Selling, general and administrative expenses for the nine months ended September 30, 2004 increased $4.8 million from the same period in 2003. The increase was primarily a result of incentive compensation expense accruals and increased fees associated with our indirect refinancing and acquisition activities and Sarbanes Oxley Section 404 compliance work during the current period.

     Net gain/loss on forward contracts. For the nine month period ended September 30, 2004, net loss on forward contracts was $17.1 million as compared to a net gain on forward contracts of $38.4 million for the same period in 2003. The loss and gain reported for the nine month periods ended September 30, 2004 and September 30, 2003, respectively, primarily relate to the early termination of a fixed price forward sales contract with Glencore. See “Business – Sales and Distribution – Mt. Holly.”

     Loss on early extinguishment of debt. For the nine month period ended September 30, 2004, we recorded a loss on early extinguishment of debt of $47.4 million for the one-time cost of tendering for the $325.0 million in first mortgage notes.

     Tax provision. Income tax expense for the nine month period ended September 30, 2004 decreased $2.2 million due to the changes in income before income taxes discussed above.

     Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

     The following discussion reflects our historical results of operations, which do not include results for our additional 20% interest in the Hawesville facility until it was acquired from Glencore in April 2003.

     Net Sales. Net sales for the year ended December 31, 2003 increased $71.1 million or 10.0% to $782.5 million. Increased shipment volume of 77.2 million pounds in 2003, primarily associated with the additional 20% interest in the Hawesville facility beginning in April 2003, accounted for $52.4 million of the increase. Higher price realizations for primary aluminum in 2003 were due to an improved LME price for primary aluminum contributed an additional $18.8 million in sales.

     Gross Profit. Gross profit for the year ended December 31, 2003 increased $28.0 million or 139.5% to $48.0 million from $20.1 million for the same period in 2002. Increased shipments, primarily from the additional 20% interest in the Hawesville facility beginning in April 2003, improved gross profit by $5.7 million. The remaining $22.3 million improvement in gross profit was a result of lower depreciation and amortization charges, $5.4 million, primarily due to lower amortization charges related to the intangible asset (see Note 1 to our audited consolidated financial statements included elsewhere in this prospectus), reduced charges to cost of goods sold for lower-of-cost or market inventory adjustments, $7.3 million, and improved price realizations net of increased alumina costs, $10.2 million, other net benefits of $1.0 million, partially offset a charge for the excess cost of spot alumina purchases of $1.6 million due to a production curtailment at a supplier’s production facility.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 2003 increased $5.1 million to $20.8 million. The increase was primarily a result of a $3.1 million charge related to an executive resignation in 2003. The remaining increase of $2.0 million was a result of increased incentive compensation associated with improved 2003 financial and operational results.

     Interest Expense. Interest expense during the year ended December 31, 2003 increased $3.0 million or 7.4% to $43.8 million. The change in interest expense was primarily a result of related party interest expense of $2.6 million associated with the promissory note payable to Glencore.

     Other Income/Expense. Other expense for the year ended December 31, 2003 declined by $1.2 million primarily due to a write-off in 2002 of $1.7 million in deferred costs associated with a prospective acquisition.

     Net Gain on Forward Contracts. Net gain on forward contracts for the year ended December 31, 2003 was $25.7 million with no gain or loss reported for the same period in 2002. The gain recorded in 2003 primarily relates to the early termination of a fixed price forward sales contract with Glencore. See “Business — Sales and Distribution — Mt. Holly” included elsewhere in this prospectus.

     Tax Provision/Benefit. Income tax provision increased $17.0 million to $2.8 million from an income tax benefit in 2002. The change in income taxes was a result of a pre-tax gain in 2003 compared to a pre-tax loss in 2002. The

2002 tax benefit was affected by a $1.5 million reduction in estimated income taxes payable relating to the reversal of prior period accruals.

     Minority Interest. Minority interest reflects Glencore’s interest in the net operating results of Century Aluminum of Kentucky, LLC, the limited liability company which holds the power contract for the Hawesville facility. The minority interest primarily represented the amortization of the power contract. Minority interest for the year ended December 31, 2003 decreased $4.3 million to $1.0 million. The decrease was a result of eliminating the minority interest in April 2003 through our acquisition of Glencore’s 20% interest in the Hawesville facility.

     Cumulative Effect of Change in Accounting Principle. We adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” on January 1, 2003. The cumulative effect of adopting this standard was a one-time, non-cash charge of $5.9 million, net of tax of $3.4 million.

     Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     The following discussion reflects our historical results of operations, which do not include results for our 80% interest in the Hawesville facility until it was acquired in April 2001.

     Net Sales. Net sales for the year ended December 31, 2002 increased $56.4 million or 8.6% to $711.3 million. Increased shipment volume accounted for $93.3 million of the increase, primarily as a result of a full year of production at the Hawesville facility in 2002 versus a partial year in 2001. Lower price realizations for primary aluminum in 2002 partially offset the volume increase by $36.9 million.

     Gross Profit. Gross profit for the year ended December 31, 2002 decreased $0.6 million or 3.1% to $20.1 million from $20.7 million for the same period in 2001. Gross profit remained relatively flat period to period despite an increase in shipments of 130.9 million pounds in 2002, because the additional gross profit from increased shipment volumes in 2002 was offset by (a) declining market prices for primary aluminum which reduced net sales $36.9 million and (b) increased depreciation and amortization charges of $12.2 million, primarily a result of a full year of charges from the Hawesville facility versus nine months in 2001. Gross profit was improved by (a) a reduction of $23.0 million in the cost of alumina purchased under new market based agreements in 2002, (b) reduced charges to cost of goods sold for lower-of-cost or market inventory adjustments, and (c) lower operating costs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 2002 decreased to $15.8 million from $18.6 million for the year ended December 31, 2001. The decrease was a result of a charge for bad debts of $4.4 million during the year end December 31, 2001, which was partially offset by additional expenses associated with a full year of charges from the Hawesville facility versus nine months in 2001 and increases in insurance and other expenses.

     Interest Expense. Interest expense during the year ended December 31, 2002 increased $9.2 million or 29.3%. The change in interest expense was due to the length of the time the 11.75% senior secured first mortgage notes due 2008 were outstanding. The notes were outstanding for all of 2002 versus nine months in 2001.

     Other Income/Expense. Other expense for the year ended December 31, 2002 was $1.8 million. This compares to Other Income of $2.6 million for the same period in 2001. The Other expense in 2002 was a result of a write-off of $1.7 million in deferred costs associated with a prospective acquisition. Other income of $2.6 million in 2001 resulted principally from the receipt of $3.4 million in settlement of our business interruption and property damage claim with our insurance carrier associated with an illegal work stoppage at the Ravenswood facility in August 1999. This settlement was partially offset by a loss on disposal of assets of $0.9 million during the year ended December 31, 2001.

     Tax Provision/Benefit. Income tax benefit for the year ended December 31, 2002 increased $5.6 million to $14.1 million compared to 2001. The change in income tax benefit was a result of a larger pre-tax loss in 2002 compared to 2001. The change in the 2002 effective tax rate from 2001 was affected by a $1.5 million reduction in 2002 of estimated income taxes payable relating to the reversal of prior period accruals.

     Minority Interest. Minority interest reflects Glencore’s interest in the net operating results of Century Aluminum of Kentucky, LLC, the limited liability company which holds the power contract for the Hawesville facility. The minority interest primarily represented Glencore’s share of the amortization of the power contract. Minority interest for the year ended December 31, 2002 increased $1.4 million to $5.3 million from $3.9 million for the year ended December 31, 2001. The increase was a result of including a full year of amortization of the intangible asset in 2002 versus nine months in 2001.

Liquidity and Capital Resources

     Our principal sources of liquidity are cash flow from operations and available borrowings under our revolving credit facility and Nordural’s planned new term loan facility. Our principal uses of cash are operating costs, payments of interest on our outstanding debt, the funding of capital expenditures and investments in related businesses, working capital and other general corporate requirements.

     Debt Service

     As of September 30, 2004, we had $526.0 million of indebtedness outstanding, including $9.9 million of principal under our first mortgage notes, net of unamortized issuance discount, $175.0 million of principal under our convertible notes, $250.0 million of principal under our senior notes, $7.8 million in industrial revenue bonds which were assumed in connection with the Hawesville acquisition, and $71.4 million of debt outstanding under Nordural’s existing term loan facility.

     First Mortgage Notes. Interest payments on our first mortgage notes are payable semiannually in arrears beginning on October 15, 2001. Payment obligations under the notes are unconditionally guaranteed by our domestic restricted subsidiaries and secured by mortgages and security interests in 80% of the real property, plant and equipment comprising the Hawesville facility and 100% of the real property, plant and equipment comprising the Ravenswood facility. The first mortgage notes are due to mature in 2008. In August 2004, we completed a tender offer and consent solicitation for our first mortgage notes. In connection with the consent solicitation, we entered into a supplemental indenture that eliminated substantially all of the restrictive covenants and certain default provisions contained in the first mortgage notes indenture. We purchased approximately $315.1 million in aggregate principal amount of the first mortgage notes validly tendered in the tender offer and not withdrawn. Following the purchase of the first mortgage notes accepted in the tender offer, $9.9 million in aggregate principal amount of the first mortgage notes remain outstanding. See “- Recent Developments – The 2004 Refinancing.”

     Convertible Notes. Interest payments on our convertible notes are payable semiannually in arrears beginning on February 1, 2005. Our obligations under the notes are guaranteed by each of our substantial existing and future domestic restricted subsidiaries if and for so long as such subsidiary guarantees our senior notes. The convertible notes are due to mature on August 1, 2024. The convertible notes are convertible at any time at an initial conversion rate of 32.7430 shares of common stock per $1,000 principal amount of notes, subject to adjustments for certain events. The initial conversion rate is equivalent to a conversion price of approximately $30.5409 per share of our common stock. Upon conversion of a convertible note, the holder will receive cash up to the aggregate principal amount of the notes to be converted, and, at our election, cash, common stock or a combination thereof in respect of the remainder, if any, of our conversion obligation in excess of the principal amount. The holders may require us to repurchase all or part of their convertible notes for cash on each of August 1, 2011, August 1, 2014 and August 1, 2019. The convertible notes are redeemable at our option beginning on August 6, 2009. The convertible notes are classified as current because they are convertible at any time and are subject to repurchase at various times beginning in 2011.

     Senior Notes. Interest payments on our senior notes are payable semiannually in arrears beginning on February 15, 2005. The senior notes are guaranteed by all of our substantial existing and future domestic restricted subsidiaries. The senior notes are due to mature on August 15, 2014. The indenture governing our senior notes contains customary covenants, including limitations on our ability to incur additional indebtedness, pay dividends, sell assets or stock of certain subsidiaries and purchase or redeem capital stock. We have agreed to file and cause to become effective this registration statement to exchange the senior notes for new notes in a transaction registered under the Securities Act. The terms of the exchange notes will be substantially identical to the senior notes, except that the exchange notes will not be subject to transfer restrictions. If the exchange offer is not completed on or prior to March 24, 2005, the annual interest rate on the senior notes will increase by 0.5% from March 24, 2005 until the exchange offer is completed

     Revolving Credit Facility. Effective April 1, 2001, we entered into a $100.0 million senior secured revolving credit facility with a syndicate of banks. The revolving credit facility will mature on April 2, 2006. Our obligations under the revolving credit facility are unconditionally guaranteed by our domestic subsidiaries (other than Century

Aluminum of Kentucky, LLC and certain subsidiaries formed in connection with the Nordural and Gramercy acquisitions) and secured by a first priority security interest in all accounts receivable and inventory belonging to us and our subsidiary borrowers. The availability of funds under the revolving credit facility is subject to a $30.0 million reserve and limited by a specified borrowing base consisting of certain eligible accounts receivable and inventory. Borrowings under the revolving credit facility are, at our option, at the LIBOR or the Fleet National Bank base rate plus, in each case, an applicable interest margin. The applicable interest margin ranges from 2.25% to 3.0% over the LIBOR rate and 0.75% to 1.5% over the base rate and is determined by certain financial measurements of us. There were no outstanding borrowings under the revolving credit facility as of September 30, 2004 and December 31, 2003. Interest periods for LIBOR rate borrowings are one, two, three or six months, at our option. We measure our borrowing base at month-end. During the year ended December 31, 2003, we had a low borrowing base of $47.7 million and a high borrowing base of $68.1 million under the revolving credit facility. At September 30, 2004, we had a borrowing base of $76.8 million under the revolving credit facility. We are subject to customary covenants, including limitations on capital expenditures, additional indebtedness, liens, guarantees, mergers and acquisitions, dividends, distributions, capital redemptions and investments.

     Glencore Note Payable. In April 2004, we repaid the remaining $14.0 million of outstanding principal on a six-year $40.0 million promissory note payable to Glencore that was issued on April 1, 2003 in connection with our acquisition of the remaining 20% interest in the Hawesville facility. The payment consisted of a $2.0 million required principal payment and an optional $12.0 million prepayment of principal. The Glencore note bore interest at a rate of 10% per annum and was due to mature on April 1, 2009.

     Industrial Revenue Bonds. Effective April 1, 2001, as part of the purchase price for the Hawesville acquisition, we assumed industrial revenue bonds, or IRBs, in the aggregate principal amount of $7.8 million which were issued in connection with the financing of certain solid waste disposal facilities constructed at the Hawesville facility. From April 1, 2001 through April 1, 2003, Glencore assumed 20% of the liability related to the IRBs consistent with its ownership interest in the Hawesville facility during that period. The IRBs mature on April 1, 2028, and bear interest at a variable rate not to exceed 12% per annum determined weekly based upon prevailing rates for similar bonds in the industrial revenue bond market. Interest on the IRBs is paid quarterly. At September 30, 2004, the interest rate on the IRBs was 2.00%. The IRBs are classified as current liabilities because they are remarketed weekly and, under the indenture governing the IRBs, repayment upon demand could be required if there is a failed remarketing. The IRBs are secured by a Glencore guaranteed letter of credit. We have agreed to reimburse Glencore for all costs arising from the letter of credit and have secured the reimbursement obligation with a first priority security interest in the 20% interest in the Hawesville facility. Our maximum potential amount of future payments under the reimbursement obligations for the Glencore letter of credit securing the IRBs would be approximately $8.2 million.

     Nordural Term Loan Facility. On September 2, 2003, Nordural entered into a $185.0 million senior term loan facility with a syndicate of banks. A substantial portion of the proceeds from the loan was used to refinance indebtedness outstanding under an existing $167.2 million senior facility agreement. On February 10, 2005, Nordural executed agreements and documents related to a new $365.0 million senior term loan facility arranged by Landsbanki Islands hf. and Kaupthing Bank hf. The new term loan facility is expected to be funded on or about February 15, 2005, subject to satisfaction of customary closing conditions. Amounts borrowed under the new term loan facility will be used to refinance debt under Nordural’s existing term loan facility, to finance a portion of the costs associated with the ongoing expansion of the Nordural facility and for Nordural’s general corporate purposes. Amounts borrowed under Nordural’s new term loan facility generally will bear interest at a margin over the applicable Eurobank rate, plus any increased cost of compliance by the lenders with any applicable reserve asset requirements. Nordural’s obligations under the new term loan facility have been secured by a pledge of all of Nordural’s shares pursuant to a share pledge agreement with the lenders. In addition, substantially all of Nordural’s assets are pledged as security under the loan facility. All outstanding principal must be repaid on February 28, 2010, provided that Nordural is required to make the following minimum repayments of principal on the facility: $15.5 million on February 28, 2007 and $14.0 million on each of August 31, 2007, February 29, 2008, August 31, 2008, February 28, 2009, August 31, 2009 and February 28, 2010.

If Nordural makes a dividend payment to its shareholders (which dividends are not permitted until the Nordural facility has been expanded to a production level of 212,000 metric tons per year), it must simultaneously make a repayment of principal in an amount equal to 50% of the dividend.

     Nordural’s loan facility contains customary covenants, including limitations on additional indebtedness, security, investments, capital expenditures, dividends, and hedging agreements. Nordural is also subject to various financial covenants, including minimum interest and debt service coverage and net worth covenants. See “Description of Certain Indebtedness — Nordural Debt — New Term Loan Facility.”

     Convertible Preferred Stock

     In connection with the Hawesville acquisition, we issued $25.0 million of our convertible preferred stock to Glencore. We were required to pay dividends on the preferred stock at a rate of 8% per year, which was cumulative (see Note 8 in our audited consolidated financial statements included elsewhere in this prospectus). In accordance with accounting guidance, no liability for cumulative preferred dividends was recorded until the dividends are declared. As of March 31, 2004, we had total unrecorded cumulative preferred dividend arrearages of $3.0 million or $6.00 per share of preferred stock. On May 19, 2004, we used proceeds from our April 2004 equity offering to pay $3.3 million in dividend arrearages on our convertible preferred stock. On the same date, Glencore converted the 500,000 shares of our convertible preferred stock it owned into 1,395,089 shares of our common stock, representing a conversion price of $17.92 per share. The conversion was effected in accordance with the terms of the Certificate of Designation for the preferred stock.

     Working Capital

     We had working capital of $78.5 million at December 31, 2003 and negative working capital of $66.5 million at September 30, 2004. While the Nordural acquisition increased our working capital, we believe that our working capital will be consistent with past experience and that cash flow from operations and borrowing availability under the revolving credit facility and Nordural’s planned new term loan facility should be sufficient to meet working capital needs. Although our current liabilities were $351.6 million as of September 30, 2004, of which $175.0 million related to the convertible notes, we do not presently believe that the convertible notes will be converted and require repayment in the foreseeable future.

     Capital Expenditures

     Capital expenditures for 2003 were $18.9 million and were principally related to upgrading production equipment, maintaining facilities and complying with environmental requirements. Capital expenditures for the first nine months of 2004 were $26.3 million, $17.5 million of which was related to the expansion project at the Nordural facility, with the balance principally related to upgrading production equipment, maintaining facilities and complying with environmental requirements. The revolving credit facility limits our ability to make capital expenditures; however, we believe that the amount permitted will be adequate to maintain our properties and business and comply with environmental requirements. We anticipate that capital expenditures will be approximately $20.0 million in 2004, in addition to costs of the Nordural expansion. We anticipate that we will spend approximately $70.0 million on the Nordural expansion in 2004. Through September 30, 2004, we had outstanding capital commitments related to the Nordural expansion of $159.9 million. Our cost commitments for the Nordural expansion may materially change depending on the exchange rate between the U.S. dollar and certain foreign currencies, principally the euro and the Icelandic krona. Approximately 84% of the outstanding commitments for the Nordural expansion are denominated in currencies other than the U.S. dollar, primarily the euro and the krona. As of September 30, 2004, we had no hedges to mitigate our foreign currency exposure. See “Business — Recent Developments — Nordural Acquisition and Expansion.”

  Acquisitions, Liquidity and Financing

     Our strategic objectives are to grow our aluminum business by acquiring primary aluminum reduction facilities that offer favorable investment returns and lower our unit production costs, to diversify our geographic presence, and to pursue opportunities in bauxite mining and alumina refining. In connection with possible future acquisitions, we may need additional financing, which may be provided in the form of debt or equity. We cannot be certain that any such financing will be available. We anticipate that operating cash flow, together with borrowings under the revolving credit facility, will be sufficient to meet our future debt service obligations as they become due, as well as working capital and capital expenditures requirements. Our ability to meet our liquidity needs, including any and all of our debt service obligations, will depend upon our future operating performance, which will be affected by general economic, financial, competitive, regulatory, business and other factors, many of which are beyond our control. We will continue from time to time to explore additional financing methods and other means to lower our cost of capital, including stock issuances or debt financing and the application of the proceeds to the repayment of bank debt or other indebtedness.

  Historical

     Our Statements of Cash Flows for the periods indicated are summarized below:

	Year Ended			Nine Months Ended
	December 31,			September 30,
	2001	2002	2003	2003	2004
			(Dollars in thousands)
Net cash provided by operating activities	$38,623	$54,486	$87,379	$78,042	$71,864
Net cash used in investing activities	(382,245)	(18,196)	(78,695)	(72,226)	(211,183)
Net cash (used in) provided by financing activities	324,048	(4,586)	(25,572)	(305)	187,589

(Decrease) increase in cash	$(19,574)	$31,704	$(16,888)	$5,511	$48,270

     Net cash from operating activities in 2003 increased $32.9 million to $87.4 million from the 2002 level. The increase in 2003 was primarily the result of the $35.5 million first quarter termination and settlement of the Original Sales Contract as discussed in “Business — Sales and Distribution” included elsewhere in this prospectus. Gross profit associated with increased shipments of 77.2 million pounds, mainly the result of the April 1, 2003 acquisition of the 20% interest in the Hawesville facility, improved cash provided from operating activities by an additional $5.6 million. Reduced tax refunds of $8.1 million and increased cash payments for interest of $2.0 million, primarily associated with the promissory note payable to Glencore, partially offset the favorable change in cash from operating activities discussed above.

     Net cash from operating activities of $54.5 million in 2002 was $15.9 million more than in 2001. The increase in net cash provided by operating activities in 2002 was primarily a result of a $14.4 million increase in gross profit due to increased shipments of 130.9 million pounds due to a full year of ownership of 80% of the Hawesville facility versus nine months in 2001. Tax refunds of $17.6 million received during the year versus tax payments of $0.9 million in 2001 contributed an additional $18.5 million in net cash from operations in 2002. However, increased net interest payments, primarily a result of a full year of outstanding borrowings under the notes in 2002 versus nine months in 2001, offset these favorable changes by $17.7 million.

     Our net cash used in investing activities was $78.7 million in 2003, consisting of $59.8 million for the acquisition of the 20% interest in the Hawesville facility and $18.9 million of capital expenditures. The use of cash for investing activities in 2002 consisted primarily of capital expenditures. The use of cash in 2001 was primarily for the Hawesville acquisition and $14.5 million for capital expenditures.

     Net cash used in financing activities in 2003 was a result of paying $26.0 million on the promissory note payable to Glencore. The cash used for financing activities in 2002 related primarily to common and preferred stock dividend payments made during the year. During 2001, the cash provided by financing activities was primarily from borrowings and the issuance of preferred stock related to the Hawesville acquisition and was partially offset by the payment of common and preferred stock dividends.

     Net cash from operating activities of $71.9 million in the first nine months of 2004 was $6.2 million lower than the same period in 2003. Exclusive of the $35.5 million settlement received during the second quarter 2003 from the termination of the Original Sales Contract and entering into the New Sales Contract with Glencore for the years 2005 through 2009 and the $50.3 million cash payment during the current quarter for the tender premium plus accrued interest for the refinancing of our first mortgage notes, net cash from operating activities increased $79.7 million in the current quarter. This increase was a direct result of improved price realizations and margin contributions from the Nordural facility which was acquired in April 2004, and were partially offset by increased accounts receivable balances of $10.3 million and other working capital changes for the period.

     Our net cash used for investing activities during the nine month period ended September 30, 2004 increased $139.0 million from the same period in 2003. The net acquisition cost of the Nordural facility in April 2004 was $184.9 million. The net purchase price for the additional 20% interest in the Hawesville facility in April 2003 was $59.8 million. Purchases of property, plant and equipment, including the Nordural expansion costs, were $26.3 million in 2004. Purchases of property, plant and equipment were $12.4 million in 2003.

     Net cash provided by financing activities during the nine month period ending September 30, 2004 increased $187.9 million primarily due to the net proceeds from the issuance of $425.0 million of debt, and the net proceeds from the issuance of $215.0 million of common stock, which was partially offset by debt repayments of $436.8 million, consisting of payments of $315.1 million for the first mortgage notes tendered in a debt refinancing, $106.9 million for the Nordural term loan facility, the $14.0 million repayment of Glencore note debt, and $0.8 million for other miscellaneous debt payments. Additionally, we paid $12.8 million of financing fees for the debt issued in the current quarter and $3.3 million payment of accrued preferred dividends in the second quarter of 2004.

     We believe that cash flow from operations, our unused revolving credit facility, and Nordural’s new term loan facility will provide sufficient liquidity to meet working capital needs, fund capital improvements, and provide for the debt service requirements.

Contractual Obligations

     In the normal course of business, we have entered into various contractual obligations that will be settled in cash. These obligations consist primarily of long-term debt obligations and purchase obligations. The expected future cash flows required to meet these obligations are shown in the table below as of September 30, 2004. The purchase obligations consist of long-term supply contracts for alumina and electrical power. The other long-term liabilities include pension, SERB, other postretirement benefits, workers’ compensation liabilities, asset retirement obligations and estimated deferred tax payments.

	Payments Due by Period
	Total	<1 Year	1-3 Years	3-5 Years	>5 Years
	(Dollars in millions)
Long term debt(1)	$526.1	$5.9	$11.1	$22.2	$486.9
Operating lease obligations	0.6	0.3	0.1	—	0.2
Purchase obligations(2)	1,955.6	476.8	607.5	319.0	552.3
Other long-term liabilities(3)	190.8	14.6	30.5	25.0	120.7

Total	$2,673.1	$497.6	$649.2	$366.2	$1,160.1

(1)	Long-term debt includes principal repayments on the first mortgage notes, senior notes, convertible notes, the IRBs, Nordural’s existing term loan facility, Nordural site lease agreements, Nordural bank loan agreement and a Nordural power contract debt obligation. Long-term debt does not include expected interest payments on our long-term debt totaling $305.2 million, of which $12.0 million would be due within a year, $56.9 million due within 1 to 3 years, $54.7 million due within 3 to 5 years, and $181.6 million due 5 years and thereafter. Except for the site lease agreements, Nordural’s debt bears interest at a variable rate based on the LIBOR rate plus an applicable margin. The IRBs’ interest rate is variable and we estimated future payments based on a rate of 1.55%.

(2)	Purchase obligations include long-term alumina, power, and anode contracts, and the Nordural expansion project commitments, but do not include any change in purchase obligations related to the Gramercy acquisition, which closed on October 1, 2004. Nordural’s power contracts and domestic alumina contracts are priced as a percentage of the LME price of primary aluminum. We assumed an LME price of $1,525 per metric ton for purposes of calculating expected future cash flows for these contracts. The Nordural anode contract is denominated in euros. We assumed a $1.20/Euro conversion rate to estimate the obligations under this contract.

(3)	Other long-term liabilities include our expected pension contributions, OPEB and SERB benefit payments, workers’ compensation benefit payments, estimated deferred tax payments and asset retirement obligations. Expected benefit payments for the SERB and OPEB plans, which are unfunded, are included for 2004 through 2013. Our estimated contributions to the pension plans are included for 2004 through 2006. Estimated contributions beyond 2006 are not included in the table because these estimates would be heavily dependent upon assumptions about future events, including among other things, future regulatory changes, changes to tax laws, future interest rates levels and future return on plan assets. Asset retirement obligations consist primarily of disposal costs for spent potliner, the amount and timing of these costs are estimated based on the number of our operating pots and their expected pot life.

Environmental Expenditures and Other Contingencies

     We have incurred and in the future will continue to incur capital expenditures and operating expenses for matters relating to environmental control, remediation, monitoring and compliance. The aggregate environmental-related accrued liabilities were $0.8 million at December 31, 2002, $0.7 million at December 31, 2003 and $0.8 million at September 30, 2004. We believe that compliance with current environmental laws and regulations is not likely to have a material adverse effect on our financial condition, results of operations or liquidity; however, environmental laws and regulations may change, and we may become subject to more stringent environmental laws and regulations in the future. There can be no assurance that compliance with more stringent environmental laws and regulations that may be enacted in the future, or future remediation costs, would not have a material adverse effect on our financial condition, results of operations or liquidity.

     We have planned environmental capital expenditures of approximately $1.3 million for 2004, $0.4 million for 2005 and $0.2 million for 2006. In addition, we expect to incur operating expenses relating to environmental matters of approximately $4.9 million, $5.0 million, and $5.8 million in each of 2004, 2005 and 2006, respectively.

     These amounts do not include any projected capital expenditures or operating expenses for our joint venture interest in the Gramercy assets, which have not yet been determined. See “The Gramercy Acquisition – Environmental.” As part of our general capital expenditure plan, we also expect to incur capital expenditures for other capital projects that may, in addition to improving operations, reduce certain environmental impacts. See “Business — Environmental Matters” included elsewhere in this prospectus.

     We are a defendant in several actions relating to various aspects of our business. While it is impossible to predict the ultimate disposition of any litigation, we do not believe that any of these lawsuits, either individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or liquidity. See “Business — Legal Proceedings” included elsewhere in this prospectus.

     Nordural is subject to various Icelandic environmental laws and regulations. While we do not believe that the cost of complying with these laws and regulations will have a material adverse effect on our financial condition, results of operations or liquidity, these laws and regulations are subject to change, which changes could result in increased costs.

New Accounting Standards

     On December 8, 2003, the “Medicare Prescription Drug Improvement and Modernization Act of 2003”, or the Medicare Act, was signed into law. The Medicare Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least “actuarially equivalent” to Medicare Part D.

     In the second quarter of 2004, an FASB Staff Position (FSP FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003”) was issued providing guidance on the accounting for the effects of the Medicare Act for employers that sponsor postretirement health care plans that provide prescription drug benefits. This FSP superseded FSP FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003.” The FSP is effective for the first interim or annual period beginning after June 15, 2004.

     The guidance in this FSP applies only to the sponsor of a single-employer defined benefit postretirement health plan for which the employer has concluded that prescription drug benefits available under the plan are actuarially equivalent and thus qualify for the subsidy under the Medicare Act and the expected subsidy will offset or reduce the employer’s share of the costs of postretirement prescription drug coverage provided by the plan. We determined that our plans were actuarially equivalent and elected to adopt the provisions of FSP FAS 106-2 in the third quarter of 2004 on a prospective basis only. We compared the Medicare Part D plan to its retiree prescription drug coverage using actuarial equivalencies and reflecting the retiree premiums and cost sharing provisions of the various plans. This analysis showed our plans provide more valuable benefits to retirees than the Medicare Part D plan. Based on our understanding of the intent of the Medicare Act and subsequent proposed regulations, we still believe our plans will meet the actuarial equivalence requirements necessary to receive the Medicare reimbursement.

     For retirees with post-65 prescription drug benefits, we estimate the net effect on post-65 per capita medical and prescription drug costs to be a reduction of approximately 11 to 14% due to the Medicare reimbursement. The changes are assumed to have no impact on future participation rates in our post-65 prescription drug programs.

     We have reduced our accumulated benefit obligation (ABO) for the subsidy related to benefits attributed to past service by approximately $16.4 million. The reduction will be recognized on the balance sheet through amortization. The effect of the subsidy on the measurement of net periodic postretirement benefit cost for the third and fourth quarters of 2004 is expected to be approximately $1.3 million and will be recognized evenly over the third and fourth quarters. The effect will include lower amortization of actuarial losses of approximately $0.5 million, lower service costs of approximately $0.3 million, and lower interest costs on the ABO of approximately $0.5 million for the third and fourth quarters. For further information on postretirement costs, see Note 15 to our unaudited consolidated financial statements included elsewhere in this prospectus.

     In December 2003, the FASB issued FASB Interpretation, or FIN, No. 46 (revised December 2003), “Consolidation of Variable Interest Entities.” This Interpretation clarifies the application of Accounting Research Bulletin, or ARB No. 51, “Consolidated Financial Statements” and replaces FIN No. 46, “Consolidation of Variable Interest Entities.” The Interpretation explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. The effective date of this Interpretation varies depending on several factors, including public status of the entity, small business issuer status, and whether the public entities currently have any interests in special-purpose entities. We applied this Interpretation in the first quarter of 2004. The application of FIN No. 46 had no impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

  Commodity Prices

     We are exposed to the price of primary aluminum. We manage our exposure to fluctuations in the price of primary aluminum by selling aluminum at fixed prices for future delivery and through financial instruments as well as by purchasing alumina under supply contracts with prices tied to the same indices as our aluminum sales contracts. See “ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Long-Term Supply Agreements” included elsewhere in this prospectus. Our risk management activities do not include trading or speculative transactions.

     Apart from the contracts described under “Key Long-Term Primary Aluminum Sales Contracts” above, we had forward delivery contracts to sell 194.3 million pounds and 351.8 million pounds of primary aluminum at September 30, 2004 and December 31, 2003, respectively. Of these forward delivery contracts, we had fixed price commitments to sell 12.8 million pounds and 70.5 million pounds of primary aluminum at September 30, 2004 and December 31, 2003, respectively, of which, 5.6 million pounds and 53.5 million pounds at September 30, 2004 and December 31, 2003, respectively, were with Glencore.

     At September 30, 2004 and December 31, 2003, we had fixed price financial sales contracts, primarily with Glencore, for 549.7 million pounds and 102.9 million pounds of primary aluminum, respectively, of which 538.7 million pounds and 58.8 million pounds, respectively, were designated cash flow hedges. These fixed price financial sales contracts are scheduled for settlement at various dates in 2004 and 2007. We had no fixed price financial purchase contracts to purchase aluminum at September 30, 2004 or December 31, 2003.

Fixed Price Financial Sales Contracts at September 30, 2004:

	(Millions of pounds)
	2004	2005	2006	2007	Total
Aluminum	33.1	425.7	86.5	4.4	549.7

     Additionally, to mitigate the volatility of the natural gas markets, we enter into fixed price financial purchase contracts, accounted for as cash flow hedges, which settle in cash in the period corresponding to the intended usage of natural gas.

Fixed Price Financial Purchase Contracts at September 30, 2004:

	(Thousands of DTH)
	2004	2005	2006	2007	2008	Total
Natural Gas.	420	1,280	480	480	480	3,140

     At September 30, 2004 and December 31, 2003, we had fixed price financial purchase contracts for 3.1 million and 2.7 million DTH (one decatherm is equivalent to one million British Thermal Units), respectively. These financial instruments are scheduled for settlement at various dates in 2004 through 2008.

     On a hypothetical basis, a $0.01 per pound increase or decrease in the market price of primary aluminum is estimated to have an unfavorable or favorable impact of $3.4 million after tax on accumulated other comprehensive income for the contracts designated cash flow hedges, and $0.1 million on net income, for the contracts designated as derivatives, for the period ended September 30, 2004 as a result of the forward primary aluminum financial sales contracts outstanding at September 30, 2004.

     On a hypothetical basis, a $0.50 per DTH decrease or increase in the market price of natural gas is estimated to have an unfavorable or favorable impact of $1.0 million after tax on accumulated other comprehensive income for the period ended September 30, 2004 as a result of the forward natural gas financial purchase contracts outstanding at September 30, 2004.

     Our metals and natural gas risk management activities are subject to the control and direction of senior management. The metals related activities are regularly reported to our board of directors.

     This quantification of our exposure to the commodity price of aluminum is necessarily limited, as it does not take into consideration our inventory or forward delivery contracts, or the offsetting impact upon the sales price of primary aluminum products. Because all of our alumina contracts are indexed to the LME price for aluminum, beginning in 2002, they act as a natural hedge for approximately 25% of our production. As of December 31, 2003, approximately 51% and 25% of our production for the years 2004 and 2005, respectively, was either hedged by the alumina contracts and/or by fixed price forward delivery and financial sales contracts.

     Nordural. Substantially all of Nordural’s revenues are derived from the Billiton Tolling Agreement whereby it converts alumina provided to it into primary aluminum for a fee based on the LME price for primary aluminum. Nordural’s revenues are subject to the risk of decreases in the market price of primary aluminum; however, Nordural is not exposed to increases in the price for alumina, the principal raw material used in the production of primary aluminum. In addition, under its current power contract, Nordural purchases power at a rate which is a percentage of the LME price for primary aluminum, providing Nordural with a natural hedge against downswings in the market for primary aluminum.

     Nordural is exposed to foreign currency risk due to fluctuations in the value of the U.S. dollar as compared to the euro and the Icelandic krona. Under its Billiton Tolling Agreement and power contracts, Nordural’s revenues and power costs are based on the LME price for primary aluminum, which is denominated in U.S. dollars. There is no currency risk associated with these contracts. Nordural’s labor costs are denominated in Icelandic krona and a portion of its anode costs are denominated in euros. As a result, an increase or decrease in the value of those currencies relative to the U.S. dollar would affect Nordural’s operating margins.

     Nordural does not currently have financial instruments to hedge commodity, currency or interest rate risk. Nordural may hedge such risk in the future, through the purchase of aluminum put options and interest rate swaps which would have the effect of fixing a portion of its floating rate debt.

  Interest Rates

     Interest Rate Risk. Our primary debt obligations are the outstanding senior notes, convertible notes, first mortgage notes, borrowings under Nordural’s term loan facility, borrowings under the revolving credit facility, if any, and the IRBs we assumed in connection with the Hawesville acquisition. Because the senior notes, convertible notes and first mortgage notes bear a fixed rate of interest, changes in interest rates do not subject us to changes in future interest expense with respect to these borrowings. Borrowings under the revolving credit facility, if any, are at variable rates at a margin over LIBOR or the Fleet National Bank base rate, as defined in the revolving credit facility. The IRBs bear interest at variable rates determined by reference to the interest rate of similar instruments in the industrial revenue bond market. Borrowings under Nordural’s new term loan facility bear interest at a margin over the applicable Eurobank rate, plus, under certain conditions, an applicable percentage to cover certain lender compliance costs. At September 30, 2004, Nordural had $76.9 million of liabilities which bear interest at a variable rate.

     At September 30, 2004, we had $84.7 million of variable rate borrowings. A hypothetical one percentage point increase in the interest rate would increase our annual interest expense by $0.8 million, assuming no debt reduction.

     Our primary financial instruments are cash and short-term investments, including cash in bank accounts and other highly rated liquid money market investments and government securities.

BUSINESS

Overview

     We are a producer of primary aluminum. Our primary aluminum facilities produce value-added and standard-grade products. We are the second largest primary aluminum producer in the United States, behind Alcoa Inc., having produced over 1.1 billion pounds in 2003 with net sales of $782.5 million. With the completion of the Nordural acquisition in April 2004, we have our first facility located outside of the United States and an annual production capacity of approximately 1.4 billion pounds of primary aluminum.

     We currently own:

•	the Hawesville facility, located in Hawesville, Kentucky, which began operations in 1970 and has an annual production capacity of 538 million pounds of primary aluminum;

•	the Ravenswood facility, located in Ravenswood, West Virginia, which began operations in 1957 and has an annual production capacity of 375 million pounds of primary aluminum;

•	a 49.7% interest in the Mt. Holly facility, located in Mt. Holly, South Carolina, which began operations in 1980 and contributes 243 million pounds to our overall annual production capacity;

•	the Nordural facility, located in Grundartangi, Iceland, which began operations in 1998 and has an annual production capacity of 198 million pounds of primary aluminum, which will increase to approximately 467 million pounds upon completion of an ongoing expansion in 2006;

•	a 50% joint venture interest in the Gramercy alumina refinery, located in Gramercy, Louisiana, which has an annual production capacity of 1.2 million metric tons of alumina; and

•	a 50% joint venture interest in bauxite mining operation in Jamaica, which has an annual production capacity of approximately 4.5 million dry metric tons.

     For a more complete description of these facilities, see “— Facilities and Production” below.

     Our strategic objectives are to grow our aluminum business by acquiring primary aluminum reduction facilities that offer favorable investment returns and lower our unit production costs, to diversify our geographic presence, and to pursue opportunities in bauxite mining and alumina refining. Our growth activities have been concentrated in acquiring primary aluminum assets In addition, we recently completed the purchase through a joint venture of our first alumina refining facility, together with related bauxite mining assets. See “The Gramercy Acquisition.”

Growth through Acquisitions

     Additional Interest in the Mt. Holly Facility. On April 1, 2000, we increased our 26.7% interest in the Mt. Holly facility to 49.7% when we purchased an additional 23% interest from an affiliate of Xstrata AG, for $94.7 million. Glencore is a major shareholder of Xstrata AG.

     80% Interest in the Hawesville Facility. Effective April 1, 2001, we completed the acquisition of the Hawesville facility from Southwire Company, a privately-held wire and cable manufacturing company. We paid a cash purchase price of $466.8 million, assumed $7.8 million aggregate principal amount of industrial revenue bonds related to the Hawesville facility and agreed to make additional post-closing payments to Southwire of up to $7.0 million based on the LME price for aluminum during the seven years following the acquisition. We financed a portion of the cash purchase price through the sale of a 20% interest in the Hawesville facility to Glencore for $99.0 million, plus Glencore’s assumption of a pro rata share of our post-closing payment obligations to Southwire and under the industrial revenue bonds. No post-closing payments had been made to Southwire through December 31, 2003; however, if LME prices remain at or above current levels, Southwire will be entitled to receive the entire $7.0 million in 2005.

     Remaining Interest in the Hawesville Facility. On April 1, 2003, we reacquired the 20% interest in the Hawesville facility sold to Glencore for a purchase price of $99.4 million. We also assumed full responsibility for payments of principal and interest on the industrial revenue bonds and for any post-closing payments owed to Southwire. We paid $59.4 million of the purchase price in cash and financed the balance by issuing a six-year $40.0 million note to Glencore bearing interest at a rate of 10% per annum. In April 2004, we paid Glencore the remaining $14.0 million of outstanding principal under that note.

The Nordural Acquisition and Expansion

     On April 27, 2004, we completed the acquisition of all of the outstanding equity shares of Nordural hf. (now known as Nordural ehf.) from Columbia Ventures Corporation. Nordural is an Icelandic company that owns and operates the Nordural facility, a primary aluminum reduction facility located in Grundartangi, Iceland. Built in 1998, the Nordural facility is our most recently constructed and lowest cost facility. It currently has an annual production capacity of approximately 198 million pounds.

     Since the acquisition, we have commenced work on an expansion of the Nordural facility to increase its annual production capacity to approximately 467 million pounds, or more than double its current annual production capacity. As currently planned, the expansion will add up to 269 million pounds to the Nordural facility’s annual production capacity. The expansion is projected to be completed by late 2006 and is expected to cost approximately $454 million.

     On February 10, 2005, Nordural executed definitive agreements and documents related to a new $365.0 million term loan facility that, together with operating cash flow, will provide financing for 269 million pounds of the expansion capacity. See “Description of Certain Indebtedness — Nordural Debt — New Term Loan Facility.” We expect to fund the remaining costs of the expansion capacity with operating cash flow generated by our operations, including the operations of the Nordural facility.

     In connection with the expansion, we agreed on the terms of amendments to several long-term contracts with the Government of Iceland, local municipalities and the Grundartangi Harbour Fund, effective upon the closing of Nordural’s new term loan facility. We agreed to an LME-based ten-year alumina tolling contract with Glencore for 198 million pounds of the expansion capacity. The power needed for that portion of the expansion will be purchased under long-term LME-based agreements with Sudurnes Energy and Reykjaviík Energy. We also reached an agreement with Sudurnes Energy and Reykjaviík Energy for the supply of power for an additional 71 million pounds of capacity. That agreement would include power for approximately 18 million pounds of additional capacity upon satisfaction of certain conditions, including the completion of a power transmission agreement. With the additional 18 million pounds of capacity, the total annual production capacity of the Nordural facility would increase to 485 million pounds by late 2006. A decision on the additional 18 million pounds of capacity is expected in early 2005. Following completion of the expansion, Nordural will have all the infrastructure and support facilities necessary for further expansion to 573 million pounds of annual production capacity. This expansion would be made at relatively low capital cost. We are in discussions for the supply of electric power to support this further expansion.

The Gramercy Acquisition

     On October 1, 2004, we and Noranda Finance Inc., through 50/50 joint venture companies, acquired an alumina refinery in Gramercy, Louisiana and related bauxite mining assets in Jamaica from Kaiser Aluminum & Chemical Company. Throughout this prospectus, we refer to the alumina refinery and bauxite mining assets acquired by the joint venture as the “Gramercy assets.” The purchase price for the Gramercy assets was $23 million, subject to working capital adjustments. We paid one-half, or $11.5 million of the unadjusted purchase price, which we funded with available cash. Noranda paid the remaining $11.5 million. We plan to account for our investment in the Gramercy assets using the equity method of accounting. The bauxite mining assets supply all of the bauxite ore used for the production of alumina at the Gramercy refinery and also supply bauxite ore to a third party refinery in Texas. At the Gramercy refinery, bauxite is chemically refined and converted into alumina, the principal raw material used in the production of primary aluminum. The Gramercy refinery had extensive portions rebuilt and modernized during 2000 through 2002. Gramercy has an annual production capacity of 1.2 million metric tons of alumina, approximately 80% of which is supplied to our Hawesville and Noranda’s New Madrid primary aluminum production facilities. Our Hawesville facility purchases all of its alumina requirements from the Gramercy refinery. The remaining alumina production at the Gramercy refinery is in the form of alumina hydrate, or chemical grade alumina (CGA), which is sold to third parties. See “The Gramercy Acquisition.”

Facilities and Production

  Hawesville Facility

     The Hawesville facility, strategically located adjacent to the Ohio River near Hawesville, Kentucky, began operations in 1970 and has an annual production capacity of 538 million pounds. The Hawesville facility’s original four potlines have an annual production capacity of approximately 426 million pounds and are specially configured and operated so as to produce primary aluminum with a high purity level. The average purity level of primary aluminum produced by these potlines is 99.9%, compared to standard-purity aluminum, which is approximately 99.7%. This high-purity primary aluminum provides the conductivity required by Hawesville’s largest customer, Southwire, for its electrical wire and cable products, as well as for certain aerospace applications. In September 1999, a fifth potline became operational, with an annual capacity of approximately 112 million pounds of standard-purity aluminum.

     The following table shows primary aluminum shipments from the Hawesville facility during each of the periods indicated:

Hawesville Facility Primary Aluminum Shipments

	Year Ended December 31,
	2001(1)	2002(2)	2003(3)
	(In millions of pounds)
Molten aluminum	295.9	303.2	310.3
Primary aluminum ingot	114.7	131.7	159.8
Foundry alloys	121.2	104.3	70.8

Total	531.8	539.2	540.9

(1)	Effective April 1, 2001, we completed the acquisition of the Hawesville facility from Southwire. Concurrently with the acquisition, we sold a 20% interest in the Hawesville facility to Glencore. Shipments for the year ended December 31, 2001 include 133.5 million pounds shipped by Southwire and 79.7 million pounds shipped by Glencore.

(2)	Shipments for the year ended December 31, 2002 include 108.4 million pounds shipped by Glencore.

(3)	Effective April 1, 2003, we reacquired the 20% interest in the Hawesville facility sold to Glencore. Shipments for the year ended December 31, 2003 include 27.1 million pounds shipped by Glencore.

     The alumina used by the Hawesville facility is purchased under a supply agreement with Gramercy Alumina LLC, which was entered into on November 2, 2004 in connection with the Gramercy acquisition. This supply agreement, which runs through December 31, 2010, replaced the supply agreement that was previously in place with Kaiser Aluminum & Chemical Corporation. The price we pay for alumina used by our Hawesville facility is now based on the cost of alumina production, rather than the LME price for primary aluminum. See “Risk Factors — Our costs of alumina at the Hawesville facility may be higher than our previous LME-based contract depending on certain market conditions” included elsewhere in this prospectus.

     The Hawesville facility purchases all of its power from Kenergy Corp., a local retail electric cooperative, under a power supply contract that expires at the end of 2010. Kenergy acquires most of the power it provides to the Hawesville facility from a subsidiary of LG&E Energy Corp., with delivery guaranteed by LG&E. The Hawesville facility currently purchases all of its power from Kenergy at fixed prices. Approximately 27% of the Hawesville facility’s power requirements are unpriced for the period from 2006 to 2010.

  Ravenswood Facility

     Built in 1957, the Ravenswood facility operates four potlines with an annual production capacity of 375 million pounds. The facility is strategically located adjacent to the Ohio River in Ravenswood, West Virginia. The Ravenswood facility produces molten aluminum that is delivered to Pechiney’s adjacent rolling facility and standard-grade ingot that we sell in the marketplace.

     The following table shows primary aluminum shipments from the Ravenswood facility during each of the periods indicated:

Ravenswood Facility Primary Aluminum Shipments

	Year Ended December 31,
	2001	2002(1)	2003
	(In millions of pounds)
Molten aluminum	291.3	309.1	288.4
Standard-grade primary aluminum ingot	73.6	72.5	86.9
Total	364.9	381.6	375.3

(1)	Shipments for the year ended December 31, 2002 include six million pounds of standard-grade primary aluminum ingot purchased and resold.

     Since January 1, 2002, the alumina used at the Ravenswood facility has been supplied by Glencore under a five-year contract at a variable price determined by reference to the LME price for primary aluminum. We purchase the electricity used at the Ravenswood facility under a fixed-price power supply contract with Ohio Power, a subsidiary of American Electric Power, which runs through December 31, 2005.

  Mt. Holly Facility

     The Mt. Holly facility, located in Mt. Holly, South Carolina, began operations in 1980 and is the most recently constructed aluminum reduction facility in the United States. The facility consists of two potlines with a total annual production capacity of 489 million pounds and casting equipment used to cast molten aluminum into standard-grade ingot, extrusion billet and other value-added primary aluminum products. Value-added primary aluminum products are sold at higher prices than standard-grade primary aluminum. Our 49.7% interest represents 243 million pounds of the facility’s production capacity.

     We hold an undivided 49.7% interest in the property, plant and equipment comprising the aluminum reduction operations at the Mt. Holly facility and an equivalent share in the general partnership responsible for the operation and maintenance of the facility. Alcoa owns the remaining 50.3% interest in the Mt. Holly facility and an equivalent share of the operating partnership. Under the terms of the operating partnership, Alcoa is responsible for operating and maintaining the facility. Each co-owner supplies its own alumina for conversion to primary aluminum and is responsible for its proportionate share of operational and maintenance costs.

     The following table shows our primary aluminum shipments from the Mt. Holly facility during each of the periods indicated:

Mt. Holly Facility Primary Aluminum Shipments

	Year Ended December 31,
	(In millions of pounds)
	2001	2002	2003
Standard-grade primary aluminum ingot	104.1	113.4	119.5
Rolling ingot, foundry alloys and extrusion billets	130.6	122.7	118.0
Total	234.7	236.1	237.5

     Glencore supplies all of our alumina requirements for the Mt. Holly facility under contracts which expire on December 31, 2006 and January 31, 2008. The price under both contracts is determined by reference to the quoted LME price for primary aluminum.

     The Mt. Holly facility purchases all of its power from the South Carolina Public Service Authority, also called Santee Cooper, at rates fixed by published schedules. The Mt. Holly facility’s power contract was to expire on December 31, 2005. In July 2003, a new contract was entered into to supply all of the Mt. Holly facility’s power requirements through 2015. Power delivered through 2010 will be priced as set forth in currently published schedules, subject to adjustments for fuel costs. Rates for the period 2011 through 2015 will be as provided under then-applicable schedules.

  Nordural Facility

     The Nordural facility is located in Grundartangi, Iceland, approximately 25 miles northwest of Reykjavik, Iceland’s capital. Built in 1998, the Nordural facility is our most recently constructed and lowest cost facility. It has an annual production capacity of approximately 198 million pounds, which will increase by up to 269 million pounds to approximately 467 million pounds upon completion of an ongoing expansion of the facility, with potential for further expansion to 573 million pounds of annual production capacity. The Nordural facility is situated on two hundred acres leased from the Government of Iceland and consists of an aluminum reduction plant with two potlines and casting equipment used to cast molten aluminum into ingot.

     The following table shows primary aluminum shipments from the Nordural facility during each of the periods indicated:

Nordural Facility Primary Aluminum Shipments

	Year Ended December 31,
	2001	2002	2003
	(In millions of pounds)
Standard-grade primary aluminum ingot	164.1	198.3	198.7

     The Nordural facility operates under various long-term agreements with the Government of Iceland. These agreements include (i) an investment agreement which establishes Nordural’s tax status and the Government’s obligations to grant certain permits, (ii) a reduction plant site agreement by which Nordural leases the property through 2020, subject to renewal at its option; and (iii) a harbour agreement by which Nordural is granted access to the port at Grundartangi. In connection with the expansion of the Nordural facility, Nordural entered into amendments to each of these agreements with the Government of Iceland, effective upon the closing of Nordural’s new term loan facility.

     Nordural is party to a long-term alumina tolling contract with a subsidiary of BHP Billiton which expires December 31, 2013. Under this contract, which is for virtually all of the Nordural facility’s existing production capacity, Nordural receives an LME-based fee for the conversion of alumina, supplied by BHP Billiton, into primary aluminum. We have agreed to a ten-year alumina tolling contract with Glencore for 198 million pounds of the expansion capacity at the Nordural facility. The fee Nordural will receive under that contract will also be LME-based.

     The Nordural facility currently purchases power from Landsvirkjun, a power company jointly owned by the Republic of Iceland and two Icelandic municipal governments, under a long-term contract due to expire in 2019. The power delivered to the Nordural facility under its current contract is from hydroelectric and geothermal sources, both competitively-priced and renewable sources of power in Iceland, at a rate based on the LME price for primary aluminum. In connection with the expansion, Nordural entered into an agreement with Sudurnes Energy and Reykjavík Energy for the supply of the additional power required for 198 million pounds of the expansion capacity. Under this agreement, we will be required to take or pay for a significant percentage of the power to be supplied beginning a specified period after signing (subject to extension for agreed upon events), even if we have not completed construction. We recently reached an agreement with Sudurnes Energy and Reykjavík Energy for the long-term supply of power for an additional 71 million pounds of capacity. Under the terms of both agreements, power will be sourced from geothermal facilities using LME-based pricing. Landsvirkjun has agreed on a best commercial efforts basis to provide backup power to Nordural if Sudurnes Energy and Reykjavík Energy are unable to meet their obligations under their contracts to provide power for the Nordural expansion capacity.

     Nordural has a contract for the supply of anodes for its existing capacity which expires in 2013. We are currently exploring options for the supply of anodes for the expansion capacity and do not currently believe the price we pay for those anodes will be materially different than under Nordural’s current arrangements.

Sales and Distribution

     The majority of the primary aluminum produced at our facilities is sold to a limited number of customers. Giving pro forma effect to the Nordural acquisition, we derived a combined total of approximately 70% of our 2003 consolidated sales from Pechiney, Southwire, Glencore and BHP Billiton, our four largest customers. Out of total revenues of $782.5 million for 2003, sales to Pechiney represented $198.4 million, or 25% of our total revenues, sales to Southwire represented $199.4 million, or 25% of our total revenues and sales to Glencore represented $121.9 million or 16% of our total revenues. The remaining $262.8 million, or 34% of our total revenues, represented sales to approximately 50 customers.

 Hawesville Facility

     Sales of primary aluminum to Southwire accounted for $199.4 million, or 56% of our revenues from the Hawesville facility in 2003. Sales to third parties other than Southwire accounted for the remaining $153.9 million, or 44% of our revenues from the Hawesville facility during 2003. In connection with our acquisition of the Hawesville facility in April 2001, we entered into a ten-year contract with Southwire to supply 240 million pounds of high-purity molten aluminum annually to Southwire’s wire and cable manufacturing facility located adjacent to the Hawesville facility. Under this contract, Southwire agreed to purchase 60 million pounds of standard-grade molten aluminum each year for the first five years of the contract, with an option to purchase an equal amount each of the remaining five years. Southwire has exercised this option through 2008. Prior to April 2003, we and Glencore supplied the aluminum delivered under this contract on a pro rata basis; we were responsible for 80% and Glencore was responsible for the remaining 20%. On April 1, 2003, we assumed Glencore’s delivery obligations under this contract. The price for the molten aluminum delivered to Southwire from the Hawesville facility is variable and determined by reference to the U.S. Midwest market price. The contract expires on March 31, 2011 and will automatically renew for additional five-year terms, unless either party provides twelve months’ notice that it has elected not to renew.

     In connection with our acquisition of the remaining 20% interest in the Hawesville facility in April 2003, we entered into a ten-year contract under which Glencore agreed to purchase approximately 45 million pounds per year of primary aluminum produced at the Ravenswood and Mt. Holly facilities from 2004 through 2013 at variable prices based on the U.S. Midwest market price (subject to adjustment if the U.S. Midwest market premium over the LME price exceeds or falls below a specified range).

 Ravenswood Facility

     Sales of primary aluminum to Pechiney represented $192.9 million, or 74% of our revenues from the Ravenswood facility in 2003. Sales to parties other than Pechiney represented $67.3 million or 26% of Ravenswood’s revenues in 2003. We have a contract with Pechiney under which it purchases 23 to 27 million pounds per month of molten aluminum produced at the Ravenswood facility through December 31, 2005. This contract may be extended through July 31, 2007 provided that our power contract for the Ravenswood facility is extended or replaced through that date. The price for primary aluminum delivered under this contract is variable and determined by reference to the U.S. Midwest market price. This contract allows us to deliver molten aluminum, thereby reducing our casting and shipping costs. Pechiney has the right, upon twelve months’ notice, to reduce its purchase obligations by 50% under the contract. Pechiney was acquired by Alcan in February 2004. See “Risk Factors — We have reduced our casting and shipping costs by selling molten aluminum to major customers located adjacent to our Ravenswood and Hawesville facilities; the loss of one of these major customers would increase our production costs at those facilities” included elsewhere in this prospectus.

  Mt. Holly Facility

     Sales of primary aluminum to Glencore represented $91.4 million, or 54% of our revenues from the Mt. Holly facility in 2003. Sales to third parties other than Glencore represented $77.6 million, or 46% of revenues from the Mt. Holly facility in 2003. We had a contract to sell to Glencore approximately 110 million pounds of primary aluminum produced at the Mt. Holly facility each year through December 31, 2009 at prices which were fixed from 2002 through 2009. In January 2003, we agreed to terminate and settle this contract for the years 2005 through 2009. At that time, we entered into a new contract with Glencore that requires us to deliver the same quantity of primary aluminum as did the original contract for those years. The new contract provides for variable pricing determined by reference to the LME price for primary aluminum for the years 2005 through 2009. For deliveries through 2004, the price for primary aluminum delivered will remain fixed.

     Prior to the January 2003 agreement to terminate and settle the years 2005 through 2009 of our original contract with Glencore, we had been classifying and accounting for it as a normal sales contract under Statement of Financial Accounting Standard, or SFAS, No. 133, “Accounting for Derivative Instruments and Hedging Activities.” A contract that is so designated and that meets other conditions established by SFAS No. 133 is exempt from the requirements of SFAS No. 133, although by its term the contract would otherwise be accounted for as a derivative instrument. Accordingly, prior to January 2003, the original contract was recorded on an accrual basis of accounting and changes in the fair value of the original contract were not recognized.

     According to SFAS No. 133, it must be probable that at inception and throughout its term, a contract classified as “normal” will not result in a net settlement and will result in physical delivery. In April 2003, we net settled with Glencore a significant portion of the original contract, and it no longer qualified for the “normal” exception of SFAS No. 133. We marked the original contract to current fair value in its entirety. Accordingly, in the first quarter of 2003, we recorded a derivative asset and a pre-tax gain of $41.7 million. Of the total recorded gain, $26.1 million related to the favorable terms of the original contract for the years 2005 through 2009, and $15.6 million related to the favorable terms of the original contract for 2003 through 2004.

     We determined the fair value by estimating the excess of the contractual cash flows of the original contract (using contractual prices and quantities) above the estimated cash flows of a contract based on identical quantities using LME-quoted prevailing forward market prices for aluminum plus an estimated U.S. Midwest premium adjusted for delivery considerations. We discounted the excess estimated cash flows to present value using a discount rate of 7%.

     On April 1, 2003, we received $35.5 million from Glencore, $26.1 million of which relates to the settlement of the original contract for the years 2005 through 2009, and $9.4 million of which represents the fair value of the new contracts, discussed below. We will account for the unsettled portion of the original contract (years 2003 and 2004) as a derivative and will recognize period-to-period changes in fair value in current income. We will also account for the new contract as a derivative instrument under SFAS No. 133. We have not designated the new contract as “normal” because it replaces and substitutes for a significant portion of the original contract which, after January 2003, no longer qualified for this designation. The $9.4 million initial fair value of the new contract is a derivative liability and represents the present value of the contract’s favorable term to Glencore in that the new contract excludes from its variable price an estimated U.S. Midwest premium, adjusted for delivery considerations. Because the new contract is variably priced, we do not expect significant variability in its fair value, other than changes that might result from the absence of the U.S. Midwest premium. See Note 13 to our audited consolidated financial statements included elsewhere in this prospectus.

  Nordural Facility

     Nordural is party to a long-term alumina tolling contract with a subsidiary of BHP Billiton which is due to expire December 31, 2013. Under this contract, which is for virtually all of the Nordural facility’s existing production capacity, Nordural receives an LME-based fee for the conversion of alumina, supplied by BHP Billiton, into primary aluminum. We have agreed to a ten-year alumina contract with Glencore for 198 million pounds of the expansion capacity at the Nordural facility. The fee Nordural will receive under that contract will also be LME-based.

Pricing and Risk Management

     Our operating results are sensitive to changes in the price of primary aluminum and the raw materials used in its production. As a result, we try to mitigate the effects of fluctuations in primary aluminum and raw material prices through the use of various fixed-price commitments and financial instruments.

  Pricing

     We offer a number of pricing alternatives to the customers of our domestic facilities that, combined with our metals risk management activities, are designed to lock in a certain level of price stability on our primary aluminum sales. Pricing of our products is generally offered either at a fixed-price, where the customer pays an agreed-upon price over an extended period of time, or an indexed or “market” price, where the customer pays an agreed-upon premium over the LME price or relative to other market indices.

     Substantially all of Nordural revenues are derived from a tolling arrangement whereby it converts alumina provided to it into primary aluminum for a fee based on the LME price for primary aluminum. Nordural’s revenues are subject to the risk of decreases in the market price of primary aluminum; however, because it produces primary aluminum under a tolling arrangement, Nordural is not exposed to increases in the price for alumina, the principal raw material used in the production of primary aluminum. In addition, under its current power contract, Nordural purchases power at a rate which is a percentage of the LME price for primary aluminum. By linking its most significant production cost to the LME price for primary aluminum, Nordural has a natural hedge against downswings in the market for primary aluminum; however, this hedge also limits Nordural’s upside as the LME price increases.

 Risk Management

     We manage our exposure to fluctuations in the price of primary aluminum by selling primary aluminum at fixed prices for future delivery, through financial instruments, and by purchasing alumina under supply contracts with prices tied to the same indices as our aluminum sales contracts. To mitigate the volatility of natural gas markets, we enter into fixed price financial purchase contracts. Our metals and natural gas risk management activities are subject to the control and direction of our senior management and are regularly reported to our board of directors. Our risk management activities do not include trading or speculative transactions.

     Nordural does not currently have any material financial instruments to hedge commodity, currency or interest rate risk. Nordural is exposed to foreign currency risk due to fluctuations in the value of the U.S. dollar as compared to the euro and the Icelandic krona. Under its long-term tolling agreement with BHP Billiton, Nordural receives revenues denominated in U.S. dollars. Nordural’s labor costs are denominated in Icelandic kronur and a portion of its anode costs are denominated in euros. As a result, an increase in the value of those currencies relative to the U.S. dollar would affect Nordural’s operating margins.

Competition

     The market for primary aluminum is diverse and highly competitive. We compete in the production and sale of primary aluminum with numerous other producers. Our principal competitors are Alcoa, Alcan and various other smaller primary aluminum producers. Aluminum also competes with other materials such as steel, plastic and glass which may be used as alternatives for some applications based upon functionality and relative pricing.

     We believe that we compete on the basis of quality, price, timeliness of delivery and customer service. Some of our competitors have substantially greater manufacturing and financial resources, and some have cost structures that are more advantageous than ours. We anticipate that continuing industry consolidation will intensify competition and further emphasize the importance of cost-efficient operations.

Environmental Matters

     We are subject to various environmental laws and regulations. We have spent, and expect to spend, significant amounts for compliance with those laws and regulations. In addition, some of our past manufacturing activities have resulted in environmental consequences which require remedial measures. Under certain environmental laws which may impose liability regardless of fault, we may be liable for the costs of remediation of contaminated property, including our currently and formerly owned or operated properties or adjacent areas, or for the amelioration of damage to natural resources. We believe, based on information currently available to our management, that our current environmental liabilities are not likely to have a material adverse effect on us. However, we cannot predict the requirements of future environmental laws and future requirements at current or formerly owned or operated properties or adjacent areas. Such future requirements may result in liabilities which may have a material adverse effect on our financial condition, results of operations or liquidity.

     The 1990 amendments to the U.S. Clean Air Act impose stringent standards on the aluminum industry’s air emissions. These amendments affect our operations as technology-based standards relating to reduction facilities and carbon plants have been instituted. Although we cannot predict with certainty how much we will be required to spend to comply with these standards, our general capital expenditure plan includes certain projects designed to improve our compliance with both known and anticipated air emissions requirements.

     We have incurred and in the future will continue to incur capital expenditures and operating expenses for matters relating to environmental control, remediation, monitoring and compliance. The aggregate environmental-related accrued liabilities were $1.4 million at December 31, 2002, $0.7 million at December 31, 2003 and $0.8 million at September 30, 2004. We have planned capital expenditures related to environmental matters at all of our facilities of approximately $1.3 million in 2004, $0.4 million in 2005 and $0.2 million in 2006. In addition, we expect to incur operating expenses relating to environmental matters of approximately $4.9 million in 2004, $5.0 million in 2005 and $5.8 million in 2006. These amounts do not include any projected capital expenditures or operating expenses for our joint venture interest in the Gramercy assets, which have not yet been determined. See “The Gramercy Acquisition – Environmental.” As part of our general capital expenditure plan, we also expect to incur capital expenditures for other capital projects that may, in addition to improving operations, reduce certain environmental impacts.

     Our policy is to accrue for costs associated with environmental assessments and remedial efforts when it becomes probable that we are liable and the associated costs can be reasonably estimated. The aggregate environmental related accrued liabilities were $1.4 million at December 31, 2002, $0.7 million at December 31, 2003 and $0.8 million at September 30, 2004. All accrued amounts have been recorded without giving effect to any possible future recoveries. With respect to ongoing environmental compliance costs, including maintenance and monitoring, we expense the costs when incurred.

 Hawesville Facility

     Under our agreement with Southwire to purchase the Hawesville facility, Southwire indemnified us against all on-site environmental liabilities known to exist prior to the closing of the acquisition and against risks associated with off-site hazardous material disposals which pre-dated the closing.

     Prior to the closing of the acquisition, the U.S. Environmental Protection Agency, or EPA, had issued a final record of decision, under the Comprehensive Environmental Response, Compensation and Liability Act, directing that certain response actions be taken at the Hawesville facility. Under its agreement with us, Southwire agreed to perform all obligations under the record of decision. The total costs for the obligations to be undertaken and paid for by Southwire relative to these liabilities are estimated under the record of decision to be $12.6 million, and the forecast of annual operating and maintenance costs is $1.2 million. Century Kentucky, LLC will operate and maintain the ground water treatment system required under the record of decision on behalf of Southwire, and Southwire will reimburse Century Kentucky, LLC for any expense that exceeds $0.4 million annually.

     If any on-site environmental liabilities become known prior to March 31, 2007 that were not known to exist as of the date the acquisition closed, but which arose from pre-closing activities at the Hawesville facility, we will share the costs of remedial action with Southwire pro rata depending on the year the liability is identified. We will be responsible for any such liabilities which first become known on or after March 31, 2007. We also will be responsible for any post-closing environmental liabilities which result from a change in laws.

     We acquired the Hawesville facility by purchasing all of the outstanding equity securities of Metalsco Ltd., which was a wholly-owned subsidiary of Southwire. Metalsco previously owned certain assets unrelated to the Hawesville plant’s operations. These assets owned by Metalsco were distributed to Southwire before the closing of the Hawesville acquisition. Southwire indemnified us for all liabilities related to these assets. Southwire also retained ownership of and full responsibility for certain land adjacent to the Hawesville facility containing potliner disposal areas.

     Southwire has secured its indemnity obligations to us for environmental liabilities through April 1, 2008 by posting a letter of credit in our favor in the amount of $14.0 million. Southwire is obligated to post an additional $15.0 million if its net worth drops below a pre-determined level prior to April 1, 2008. The amount of security Southwire provides may increase (but not above $14.5 million or $29.5 million, as applicable) or decrease (but not below $3.0 million) if certain specified conditions are met.

     We cannot be certain Southwire will be able to meet its indemnity obligations. In that event, under certain environmental laws which impose liability regardless of fault, we may be liable for any outstanding remedial measures required under the record of decision and for certain liabilities related to the unwanted properties. If Southwire fails to meet its indemnity obligations or if our shared or assumed liability is significantly greater than anticipated, our financial condition, results of operations and liquidity could be materially adversely affected.

  Ravenswood Facility

     Century Aluminum of West Virginia, Inc. continues to perform remedial measures at its Ravenswood facility pursuant to an order issued by the EPA in 1994. Century of West Virginia also conducted a facility investigation under the order evaluating other areas at the Ravenswood facility that may have contamination requiring remediation. The facility investigation has been approved by appropriate agencies. Century of West Virginia has completed interim remediation measures at two sites identified in the facility investigation, and we believe no further remediation will be required. A corrective measures study, which will formally document the conclusion of these activities, is being completed with the EPA. We believe a significant portion of the contamination on the two sites identified in the facility investigation is attributable to the operations of Kaiser, which had previously owned and operated the Ravenswood facility, and is the financial responsibility of Kaiser.

     On September 28, 2004, the Bankruptcy Court for the District of Delaware approved an agreement by Kaiser to transfer its environmental liability at Ravenswood to TRC Companies, Inc. and TRC Environmental Corporation. The Bankruptcy Court also approved an agreement between, Kaiser, TRC, Century of West Virginia and Pechiney Rolled Products, Inc., effective as of September 1, 2004, pursuant to which TRC assumed all of Kaiser’s environmental liabilities at Ravenswood. TRC also purchased insurance in amounts we believe are sufficient to cover the costs of any TRC liability at Ravenswood. Also, as of September 1, 2004, Century of West Virginia and Pechiney entered into an agreement releasing Century of West Virginia from all of the environmental indemnification obligations for Kaiser-related matters arising out of the Century of West Virginia’s 1999 sale of the Ravenswood rolling mill to Pechiney.

  Mt. Holly Facility

     We are not aware of any material cost of environmental compliance or any material environmental liability for which we would be responsible at the Mt. Holly facility.

  Nordural Facility

     Nordural is subject to various Icelandic and other environmental laws and regulations. These laws and regulations are subject to change, which changes could result in increased costs. Operating in a foreign country exposes us to political, regulatory, currency and other related risks. The Nordural facility, built in 1998, uses technology currently defined to be “best available technology” under the European Union’s Integrated Pollution Prevention and Control Directive of 1996, or IPPC. The operational restrictions for the Nordural facility, as determined by the Icelandic Minister for the Environment, are set forth in the facility’s operating license. The license currently allows for both the facility’s current and planned expansion capacity.

  Vialco

     We are party to an EPA administrative order on consent pursuant to which other past and present owners of an alumina refining facility at St. Croix, Virgin Islands have agreed to carry out a Hydrocarbon Recovery Plan to remove and manage hydrocarbons floating on groundwater underlying the facility. Pursuant to the Hydrocarbon Recovery Plan, recovered hydrocarbons and groundwater are delivered to the adjacent petroleum refinery where they are received and managed. Lockheed Martin Corporation, which sold the facility to one of our affiliates, Virgin Islands Alumina Corporation, or Vialco, in 1989, has tendered indemnity and defense of this matter to Vialco pursuant to terms of the asset purchase agreement between Lockheed and Vialco. Our management does not believe Vialco’s liability under the order or its indemnity to Lockheed will require material payments. Through September 30, 2004, we have expended approximately $0.4 million on the Recovery Plan. Although there is no limit on the obligation to make indemnification payments, we expect the future potential payments under this indemnification will be approximately $0.2 million which may be offset in part by sales of recoverable hydrocarbons.

     We, along with others, including former owners of our former St. Croix facility, received notice of a threatened lawsuit alleging natural resources damages at the facility. We have entered into a joint defense agreement with the other parties who received notification of the threatened lawsuit. While it is not presently possible to determine the outcome of this matter, our known liabilities with respect to this and other matters relating to compliance and cleanup, based on current information, are not expected to be material and should not materially adversely affect our operating results. However, if more stringent compliance or cleanup standards under environmental laws or regulations are imposed, previously unknown environmental conditions or damages to natural resources are discovered, or if contributions from other responsible parties with respect to sites for which we have cleanup responsibilities are not available, we may be subject to additional liability, which may be material.

 The Gramercy Assets

     On October 1, 2004, we and Noranda Finance Inc. jointly acquired the assets of the Gramercy alumina plant located near Gramercy, Louisiana, from Kaiser with bankruptcy court approval. Prior to closing, we and Noranda performed a pre-purchase due diligence investigation of the environmental conditions present at the Gramercy facility. The results of this investigation were submitted to state regulatory officials. In addition, as part of this submittal, we and Noranda agreed to undertake certain specified remedial activities at the Gramercy plant. As a result of this submittal, state environmental officials have confirmed that we and Noranda met the conditions for bona fide prospective purchase protections against liability for pre-existing environmental conditions at the facility. Accordingly, we do not believe we face any contingent environmental liabilities of a material nature resulting from our purchase of the Gramercy facility.

     In conjunction with the purchase of the Gramercy facility, we and Noranda jointly purchased Kaiser’s 49% interest in Kaiser-Jamaica Bauxite Company, or KJBC, a partnership located in Jamaica and 51% owned by the Jamaican government. Now reconstituted as St. Ann Jamaican Bauxite Partnership, the entity carries out bauxite mining, drying, storage and shipping operations. We and Noranda performed a pre-purchase due diligence investigation of the KJBC operations which disclosed no significant environmental liabilities or regulatory non-compliance. While it is impossible to predict what future environmental requirements might be, we do not believe that the acquisition of KJBC presents us with any material environmental liabilities.

Employees and Labor Relations

 Domestic Facilities

     We employ a work force of approximately 1,450 persons in the United States, consisting of 1,160 hourly employees and 290 salaried employees. We have approximately 540 hourly employees and 110 salaried employees at the Ravenswood facility, and approximately 620 hourly employees and 167 salaried employees at the Hawesville facility. The bargaining unit employees at the Ravenswood and Hawesville facilities are represented by the USWA. The employees at the Mt. Holly facility are employed by Alcoa and are not unionized. Our corporate office, located in Monterey, California, has 16 salaried employees.

     The represented hourly employees at the Ravenswood facility are covered by a labor agreement with the USWA that expires May 31, 2006. The agreement calls for fixed increases in hourly wages and provides for certain benefit adjustments each year.

     In connection with the Hawesville acquisition, we negotiated a five-year collective bargaining agreement, expiring March 31, 2006, which covers all of the represented hourly employees at the Hawesville facility. The agreement provides for fixed increases in hourly wages in the first, third, fourth and fifth years and certain benefit adjustments over the life of the agreement.

     See “The Gramercy Acquisition” for a description of the work force employed at the Gramercy plant and Jamaican bauxite operations.

 Nordural

     In Iceland, we employ 195 people at the Nordural facility, of whom 163 are hourly employees and 32 are salaried. There are six national labor unions represented in Nordural’s unionized work force. The current labor contract with these unions, which sets forth the work rules and wages for the covered employees, expired on December 31, 2004. A new contract is expected to be settled early in 2005. Nordural expects to hire up to 160 new employees for the expansion, comprised of approximately 155 hourly employees and 5 salaried employees.

 Benefit Plans

     We maintain non-contributory defined benefit pension plans for all hourly and salaried employees and we contribute to a multi-employer benefit plan for the hourly employees at the Hawesville facility. In addition, we maintain post-retirement healthcare and life insurance benefit plans and defined contribution 401(k) plans for our salaried and hourly employees. Our management believes that relations with our employees are good.

Legal Proceedings

     Prior to Kaiser’s bankruptcy, we were a named defendant, along with Kaiser and many other companies, in civil actions brought by employees of third party contractors who alleged asbestos-related diseases arising out of exposure at facilities where they worked, including the Ravenswood facility. All of those actions relating to the Ravenswood facility have been dismissed or resolved with respect to us and Kaiser. Only 14 plaintiffs were able to show they had been on the Ravenswood premises during the period we owned the plant, and the parties have agreed to settle all of those claims for non-material amounts. We are awaiting receipt of final documentation of those settlements and the entry of dismissal orders. We do not expect the Kaiser’s bankruptcy will have any effect on the settlements reached on those asbestos claims. Since Kaiser’s bankruptcy, we were named in 81 additional actions based on similar allegations with unspecified monetary claims against us. To our knowledge, only two of the claimants were in the Ravenswood facility during our ownership, and both were employees of Kaiser and Century. These two claimants agreed to settle all of their claims for non-material amounts. The 79 others remain outstanding.

     We have pending against us or may be subject to various other lawsuits, claims and proceedings related primarily to employment, commercial, environmental and safety and health matters. Although it is not presently possible to determine the outcome of these matters, our management believes the ultimate disposition will not have a material adverse effect on our financial condition, results of operations, or liquidity. For a description of certain environmental matters involving our company, see “— Environmental Matters” included elsewhere in this prospectus.

MANAGEMENT

Executive Officers

     The following table sets forth certain information concerning our executive officers. Each such person serves at the discretion of our board of directors.

		Business Experience and Principal Occupation or Employment
Name	Age	During the Past 5 Years; Positions Held with Century Aluminum
Craig A. Davis(1)	64	Our Chairman for more than five years; our Chief Executive Officer for more than five years.

Gerald J. Kitchen.	64	Our Executive Vice President, General Counsel and Chief Administrative Officer for more than five years.

David W. Beckley.	60	Our Executive Vice President and Chief Financial Officer for more than five years.

E. Jack Gates.	63	Our Executive Vice President since March 2003; our Chief Operating Officer since October 2003; our Vice President, Reduction Operations since December 2000; President and Chief Executive Officer of F.G. Pruitt, Inc., from 1997 until December 2000; various management positions with Reynolds Metals Company from 1964 until 1997.

Daniel J. Krofcheck.	51	Our Vice President and Treasurer for more than five years.

Steve Schneider.	49	Our Vice President and Corporate Controller since April 2002; our Corporate Controller since April 2001; Private Business Consultant from 2000 through April 2001; various management positions with Alcoa from 1977 until 2000.

Peter C. McGuire.	57	Our Vice President and Associate General Counsel since April 2002; our Associate General Counsel for more than five years.

(1)	Mr. Davis, who served as our Chief Executive Officer prior to January 1, 2003, was elected our Chief Executive Officer on October 15, 2003.

Directors

     Our board of directors consists of seven members, divided into three classes: Class I, Class II and Class III. Directors in each class are elected to serve for three-year terms, with each class standing for election in successive years.

Class III Directors with Terms to Expire in 2005

		Business Experience and Principal Occupation or	Director
Name and Age		Employment During Past 5 Years; Other Directorships	Since
Craig A. Davis	64	Our Chief Executive Officer since October 15, 2003; our Chairman of the Board since August 1995; our Chairman and Chief Executive Officer from August 1995 to December 2002; Director of Glencore International AG since December 1993 and Executive of Glencore from September 1990 to June 1996.	1995

Robert E. Fishman, Ph.D.(1)	53	Senior Vice President of Calpine Corporation since 2001; President of PB Power, Inc. from 1998 to 2001 and Senior Vice President from 1991 to 1998.	2002

Class I Directors with Terms to Expire in 2006

		Business Experience and Principal Occupation or	Director
Name and Age		Employment During Past 5 Years; Other Directorships	Since
Roman A. Bninski	58	Partner, law firm of Curtis, Mallet-Prevost, Colt & Mosle LLP, New York, New York since 1984.	1996

Stuart M. Schreiber	50	Founder and Managing Director of Integis, Inc. since 1997; former partner of Heidrick & Struggles from 1988 to 1997.	1999

Willy R. Strothotte(4)	60	Chairman of the Board of Glencore International AG since 1994 and Chief Executive Officer from 1993 to December 2001; Chairman of the Board of Xstrata AG (formerly Südelektra Holding AG) since 1990.	1996

Class II Directors with Terms to Expire in 2007

		Business Experience and Principal Occupation or	Director
Name and Age		Employment During Past 5 Years; Other Directorships	Since
John C. Fontaine (1)(2)(3)	73	Of Counsel, law firm of Hughes Hubbard & Reed LLP since January 2000 and partner from July 1997 to December 1999; President of Knight-Ridder, Inc. from July 1995 to July 1997; Chairman of the Samuel H. Kress Foundation; Trustee of the National Gallery of Art.	1996

		Business Experience and Principal Occupation or	Director
Name and Age		Employment During Past 5 Years; Other Directorships	Since
John P. O’Brien(1)(2)(3)	63	Managing Director of Inglewood Associates Inc. since 1990; Chairman of Allied Construction Products since March 1993; Director of Oglebay Norton Company since April 2003; Director of International Total Services, Inc. from August 1999 to January 2003; Director of American Italian Pasta Company from March 1997 to November 2002; Chairman and CEO of Jeffrey Mining Products L.P. from October 1995 to June 1999.	2000

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating Committee.

(4)	Mr. Strothotte was designated to serve as one of our directors by Glencore International AG.

     Directors’ Compensation

     Directors who are our full-time salaried employees are not compensated for their service on our board of directors or on any Board Committee. Non-employee directors receive an annual retainer of $25,000 for their services. In addition, each non-employee director received a fee of $2,000 during 2004 for each Board or Board Committee meeting attended, except for Mr. O’Brien, who, in his capacity as Chairman of the Audit Committee, received $3,000 per Audit Committee meeting attended. All directors are reimbursed for their travel and other expenses incurred in attending Board and Board Committee meetings.

     Under our Non-Employee Directors Stock Option Plan, each director who is not our employee received a one-time grant of options to purchase 10,000 shares of common stock. Mr. Bninski’s grant became effective upon the completion of our initial public offering at an exercise price equal to the initial public offering price, while grants to Messrs. Fishman, Fontaine, O’Brien, Schreiber, and Strothotte became effective upon their election as directors at an exercise price equal to the market price of our common stock at such times. One-third of the options vested on the grant date, and an additional one-third will vest or vested on each of the first and second anniversaries of the grant date. In addition, the Non-Employee Directors Stock Option Plan provides for annual grants of options to each non-employee director continuing in office after the annual meeting of stockholders each year at an exercise price equal to the market price of such shares on the date of the grant. During 2004, non-employee directors each received options to purchase 3,000 shares.

Executive Compensation

     Summary Compensation Table

     The following table sets forth information with respect to the compensation paid or awarded by us to our Chief Executive Officer and the four other most highly compensated executive officers (referred to collectively in this prospectus as the named executive officers) for services rendered in all capacities during 2002, 2003 and 2004.

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation			Awards/Payouts
				Other
				Annual		All Other
Name and				Compensation	LTIP	Compensation
Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	Payouts ($)(2)	($)(3)
Craig A. Davis(4)	2004	$809,167	$1,810,000	-0-	—	$ 9,600
Chairman and Chief	2003	$558,333	$525,000	-0-	$1,092,036	$ 8,400
Executive Officer	2002	$728,708	$390,000	$91,283	-0-	$ 7,200

Gerald J. Kitchen	2004	$281,292	$497,775	-0-	—	$24,848
Executive Vice	2003	$269,333	$130,000	-0-	$ 292,917	$27,179
President, General	2002	$264,897	$85,000	$41,808	-0-	$30,745
Counsel, Chief Administrative Officer and Secretary

David W. Beckley	2004	$279,083	$431,200	-0-	—	$13,065
Executive Vice	2003	$266,896	$129,000	-0-	$ 289,929	$10,845
President and Chief	2002	$260,905	$85,000	-0-	-0-	$ 9,645
Financial Officer

E. Jack Gates(5)	2004	$310,417	$511,250	-0-	—	$14,249
Executive Vice	2003	$235,842	$125,000	-0-	$ 165,539	$13,114
President and	2002	$189,000	$80,000	-0-	-0-	$ 8,690
Chief Operating Officer

Daniel J. Krofcheck	2004	$195,292	$341,700	-0-	—	$13,202
Vice President and	2003	$187,135	$86,000	$5,795	$ 159,340	$14,456
Treasurer	2002	$179,884	$75,000	-0-	-0-	$13,870

(1)	Represents reimbursement of interest on funds borrowed to pay estimated taxes due upon the vesting of performance share grants.

(2)	On or about March 21, 2005, the compensation committee of our board of directors may award performance share units to the named executive officers based on our attainment of certain award targets for the three-year period from 2002 through 2004. See “Long-Term Incentive Plan Awards Table.” LTIP Payouts for 2003 represent the value realized by the named executive officers for performance share units that vested based on our achievement of award targets for the three-year period from 2001 through 2003, as determined by our Compensation Committee on April 13, 2004. The value of the vested performance share units was calculated using a per share price of $24.35, the last reported sale price of our common stock on the NASDAQ National Market on April 13, 2004, the date of vesting. Also includes accrued dividend equivalents paid to Messrs. Davis, Kitchen, Beckley, Gates and Krofcheck upon the vesting of the performance share units in the amounts of $15,474, $4,151, $4,108, $2,346 and $2,258, respectively.

(3)	All other compensation is comprised of matching contributions under our Defined Contribution Retirement Plan for each of the named executive officers. In 2004, those contributions were $9,600 for each of Messrs. Davis, Kitchen, Beckley and Gates and $6,879 for Mr. Krofcheck. All other compensation also includes Company-paid life insurance premiums in 2004 in the amounts of $2,445, $3,465, $4,055 and $3,415 for Messrs. Kitchen, Beckley, Gates and Krofcheck, respectively, and $12,803, $2,908, and $594 for imputed interest income for below-market interest rate tax loans for Messrs. Kitchen, Krofcheck, and Gates, respectively.

(4)	Mr. Davis served as Chairman and Chief Executive Officer until January 1, 2003, when he was succeeded as Chief Executive Officer. Mr. Davis continued to serve as Chairman of the Board of Directors and was reelected as Chief Executive Officer on October 15, 2003.

(5)	Mr. Gates was elected Executive Vice President effective April 1, 2003.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Value Table

     The following table sets forth information regarding the shares acquired and value realized by the named executive officers upon the exercise of options during 2004 and the aggregate number and value of options held by the named executive officers at December 31, 2004.

Aggregated Option Exercises In Last Fiscal Year and FY-End Option Values

			Number of Shares
			Underlying		Value of
	Shares		Unexercised Options		Unexercised Options
	Acquired On	Value Realized	at December 31, 2004		at December 31, 2004
Name	Exercise (#)	($)(1)	(#)		($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Craig A. Davis	127,000	$1,468,881	23,000	0	$304,980	—
Gerald J. Kitchen	61,666	$711,711	0	0	—	—
David W. Beckley	80,000	$925,612	0	0	—	—
E. Jack Gates	10,000	$177,973	10,000	0	$192,100	—
Daniel J. Krofcheck	—	—	10,000	0	$100,100	—

(1)	The value realized represents the difference between the exercise price of the options and the last reported sale price of our common stock on the NASDAQ National Market on the respective dates the options were exercised.

(2)	Value of unexercised options is calculated on the basis of the difference between the respective option exercise prices and $26.26, the last reported sale price for our common stock on the NASDAQ National Market on December 31, 2004.

Long-Term Incentive Plan Awards Table

     The following table sets forth information with respect to performance shares awarded to the named executive officers during 2004 under our 1996 Stock Incentive Plan.

Long-Term Incentive Plans – Awards in Last Fiscal Year

		Performance or
		Other Period	Estimated Future Common Stock Payouts
		Until	Under Non-Stock Price-Based Plans
	Performance	Maturation or
Name	Shares (#)(1)	Payout	Threshold (#)	Target (#)(2)	Maximum (#)(3)
Craig A. Davis	27,887	2004-2006	-0-	27,887	41,831
Gerald J. Kitchen	7,837	2004-2006	-0-	7,837	11,756

		Performance or
		Other Period	Estimated Future Common Stock Payouts
		Until	Under Non-Stock Price-Based Plans
	Performance	Maturation or
Name	Shares (#)(1)	Payout	Threshold (#)	Target (#)(2)	Maximum (#)(3)
David W. Beckley	7,780	2004-2006	-0-	7,780	11,670
E. Jack Gates	8,581	2004-2006	-0-	8,581	12,872
Daniel J. Krofcheck	4,076	2004-2006	-0-	4,076	6,114

(1)	Performance shares represent shares of our common stock that, upon vesting, are issued to the award recipient. Except as described herein, performance shares are forfeited if the award recipient is not employed full-time by us at the end of the award cycle period. In the event of death, disability or retirement, the award recipient will receive a pro rata award based upon the number of weeks employed during the award cycle period. To the extent dividends are paid on our common stock, dividend equivalents accrue on performance shares and are paid upon vesting.

(2)	Target payouts represent the target number of shares that will vest if we achieve specified performance targets, or award targets, in their entirety for the period. Award targets are based upon guidelines adopted under the 1996 Stock Incentive Plan. The Compensation Committee of the Board of Directors has retained full discretion to modify awards under the guidelines. If award targets are not achieved in their entirety, awards may be adjusted downward or eliminated in their entirety. In addition, regardless of performance against award targets, the committee’s discretion includes the right to determine that, should circumstances warrant, no award would be payable.

(3)	Maximum payouts represent the maximum number of shares that the Compensation Committee is authorized to award if we exceed all of our award targets. In cases where the target is exceeded, the number of shares vested in excess of the target number of shares is calculated by converting the excess award into cash and reconverting the excess award into shares at the greater of (i) the share price at the time of the award, or (ii) the average share price for the month preceding the month in which the shares vest.

     Pension Plan Table

     We maintain a non-contributory defined benefit pension plan for our salaried employees who meet certain eligibility requirements. The following table shows estimated annual benefits payable upon retirement in specified compensation and years of service classifications. The figures shown include supplemental benefits payable to the named executive officers, exclusive of benefits payable under the enhanced supplemental retirement plan described below.

	Years of Credited Service
Remuneration	5	10	15	20	25	30	35	40
$ 100,000	$7,500	$15,000	$22,500	$30,000	$37,500	$45,000	$52,500	$60,000
$ 200,000	$15,000	$30,000	$45,000	$60,000	$75,000	$90,000	$105,000	$120,000
$ 300,000	$22,500	$45,000	$67,500	$90,000	$112,500	$135,000	$157,500	$180,000
$ 400,000	$30,000	$60,000	$90,000	$120,000	$150,000	$180,000	$210,000	$240,000
$ 500,000	$37,500	$75,000	$112,500	$150,000	$187,500	$225,000	$262,500	$300,000
$ 600,000	$45,000	$90,000	$135,000	$180,000	$225,000	$270,000	$315,000	$360,000
$ 700,000	$52,500	$105,000	$157,500	$210,000	$262,500	$315,000	$367,500	$420,000
$ 800,000	$60,000	$120,000	$180,000	$240,000	$300,000	$360,000	$420,000	$480,000
$ 900,000	$67,500	$135,000	$202,500	$270,000	$337,500	$405,000	$472,500	$540,000
$1,000,000	$75,000	$150,000	$225,000	$300,000	$375,000	$450,000	$525,000	$600,000
$1,100,000	$82,500	$165,000	$247,500	$330,000	$412,500	$495,000	$577,500	$660,000
$1,200,000	$90,000	$180,000	$270,000	$360,000	$450,000	$540,000	$630,000	$720,000
$1,300,000	$97,500	$195,000	$292,500	$390,000	$487,500	$585,000	$682,500	$780,000
$1,400,000	$105,000	$210,000	$315,000	$420,000	$525,000	$630,000	$735,000	$840,000

     The plan provides lifetime annual benefits starting at age 62 equal to twelve (12) multiplied by the greater of: (i) 1.5% of final average monthly compensation multiplied by years of credited service (up to 40 years), or (ii) $22.25 multiplied by years of credited service (up to 40 years), less the total monthly vested benefit payable as a life annuity at age 62 under plans of a predecessor. Final average monthly compensation means the highest monthly average for 36 consecutive months in the 120-month period ending on the last day of the calendar month completed at or prior to a termination of service. Participants’ pension rights vest after a five-year period of service. An early retirement benefit (actuarially reduced beginning at age 55) and a disability benefit are also available.

     The compensation covered by the plan includes all compensation, subject to certain exclusions, before any reduction for 401(k) contributions, subject to the maximum limits under the Internal Revenue Code of 1986, as amended, or the Code. The years of credited service for Messrs. Davis, Kitchen, Beckley, Gates and Krofcheck at December 31, 2004, were approximately 12, 9, 9, 4 and 7, respectively.

Supplemental Retirement Income Benefit Plan

     We adopted a Supplemental Retirement Income Benefit Plan, or SRP, in 2001. The SRP provides selected senior executives with supplemental benefits in addition to those benefits they are entitled to receive under the Company’s qualified retirement plans. Those benefits include an unfunded supplemental amount equal to the amount that would normally be paid under the Company’s qualified retirement plans if there were no limitations under Sections 415 and 401(a)(17) of the Code. In addition, final average monthly compensation for purposes of calculating the supplemental benefit will be determined by reference to compensation in the three calendar years of employment out of the last ten calendar years of employment which produces the highest monthly average. Messrs. Davis, Gates, Kitchen and Beckley participate in these benefits.

     The SRP also permits selected senior executives to achieve estimated levels of retirement income when, due to the executive’s age and potential years of service at normal retirement age, benefits under our existing qualified and nonqualified defined benefit pension plans are projected to be less than a specified percentage of the executive’s estimated final average annual pay. Messrs. Davis, Kitchen and Beckley were selected to participate in these benefits at fifty percent (50%) of their estimated final average compensation during each executive’s final five years of service. We believe this level of retirement benefits is commensurate with retirement benefits paid to senior executives of comparable companies. Under the enhanced SRP, these senior executives will be entitled to receive an annual supplemental retirement benefit in the following amounts if, from January 1, 2001, they remain employed by us for a period of four years in the case of Mr. Davis and five years in the cases of Messrs. Kitchen and Beckley: Craig A. Davis, $425,000; Gerald J. Kitchen, $145,000; and David W. Beckley, $145,000.

     If an executive’s employment is terminated prior to the end of the requisite period, the annual supplemental retirement benefit will be reduced pro rata for each year of employment less than the required four or five years. However, an executive will receive the full benefit in the event of disability, change in control or termination of employment without cause. We have invested funds to meet the enhanced SRP obligations through the purchase of key-man life insurance policies on the lives of the participating executives. The policies are owned by us and have been placed in Rabbi Trusts to secure our payment obligations.

Employment Agreements

     We have employment agreements with each of Messrs. Craig A. Davis, Gerald J. Kitchen and David W. Beckley, which were amended effective December 9, 2003, that provide for terms of employment through December 31, 2005. We have an employment agreement with Mr. E. Jack Gates, effective October 14, 2003, that provides for a term of employment of two years.

     The employment agreements with Messrs. Davis, Kitchen, Beckley and Gates provide that their base salaries may not be reduced below $780,000, $274,000, $272,000 and $300,000 per year, respectively. The agreements further provide that the base salaries are subject to increase from time to time at the discretion of the Board of Directors. In addition, the executives are eligible for bonuses in accordance with our annual incentive plan and stock option grants and performance share awards under our 1996 Stock Incentive Plan. Under the terms of Mr. Davis’ agreement, he will be eligible to receive a retention bonus on or before the end of 2005 equal to one year of his then-current base pay and a success bonus, in an amount to be determined by the Compensation Committee, if we complete one or more transactions which are deemed to have “transformed” our company. In the event of termination of employment “without cause,” the terminated executive will be entitled to receive termination payments equal to 100% of his base salary and bonus (based on the highest annual bonus payment within the prior three years) for the remainder of the term of the agreement (with a minimum of one year’s salary plus bonus). Any termination payments under the employment agreements may not be duplicated under the severance compensation agreements described below.

Severance Compensation Arrangements

     We are party to severance compensation agreements with each of Messrs. Craig A. Davis, Gerald J. Kitchen, David W. Beckley and E. Jack Gates. The agreements provide that if within 36 months following a change in control of the company, the executive’s employment is terminated either: (i) by us for other than cause or disability, or (ii) by such executive for good reason, then such executive will receive a lump sum payment equal to three times the aggregate of the highest base salary and the highest bonus received by such executive in any of the most recent five years. Also, in the event of a change in control, the exercisability of stock options and the vesting of performance shares held by such executives will be accelerated.

     The Code imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or the ownership of a substantial portion of the assets of the corporation, provided that such payments to the individual have an aggregate present value in excess of three times the individual’s annualized includible compensation for the base period, as defined in the Code. The agreements provide for additional payments to the executives in order to fully offset any excise taxes payable by an executive as a result of the payments and benefits provided in the severance compensation agreements.

Compensation Committee Interlocks and Insider Participation

     During 2004, the members of the Compensation Committee were Messrs. John C. Fontaine, William R. Hampshire and John P. O’Brien. Mr. Hampshire served as President and Chief Operating Officer of Century Aluminum of West Virginia, Inc. (formerly Ravenswood Aluminum Corporation and a subsidiary of Century Aluminum Company) from April 1992 through January 1993. Mr. Hampshire retired as a director of Century Aluminum Company effective December 31, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of February 7, 2005, we had 32,040,132 shares of our common stock outstanding. The following table sets forth certain information concerning the beneficial ownership of our common stock as of February 7, 2005 (except as otherwise noted) by (i) each person known by us to be the beneficial owner of five percent or more of the outstanding shares of common stock, (ii) each of our directors, (iii) each of our executive officers named in the summary compensation table under “Management – Executive Compensation”, and (iv) all of our directors and executive officers as a group.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)		Percentage of Class
Glencore International AG	9,320,089	(2)	29.1
David W. Beckley	68,012		*
Roman A. Bninski	25,000	(3)	*
Craig A. Davis	217,290	(4)	*
Robert E. Fishman	1,500	(5)	*
John C. Fontaine	8,750	(6)	*
E. Jack Gates	18,140	(7)	*
Gerald J. Kitchen	65,293		*
Daniel J. Krofcheck	39,920	(8)	*
John P. O’Brien	23,500	(9)	*
Stuart M. Schreiber	20,500	(10)	*
Willy R. Strothotte	25,000	(11)	*
All directors and executive officers as a group (13 persons)	571,716	(12)	1.8

*	Less than one percent.

(1)	Each individual or entity has sole voting and investment power, except as otherwise indicated.

(2)	Based upon information set forth in a Schedule 13D filing dated May 25, 2004, Glencore International AG beneficially owns such shares through its subsidiary, Glencore AG. The business address of each of Glencore International AG and Glencore AG is Baarermattstrasse 3, P.O. Box 555, CH 6341, Baar, Switzerland.

(3)	Includes 25,000 shares which are subject to presently exercisable options.

(4)	Includes 23,000 shares which are subject to presently exercisable options. Excludes 9,320,089 shares beneficially owned by Glencore International AG, of which Mr. Davis is a director.

(5)	Includes 1,500 shares which are subject to presently exercisable options.

(6)	Includes 8,500 shares which are subject to presently exercisable options. Also includes 250 shares that Mr. Fontaine owns jointly with his wife.

(7)	Includes 10,000 shares which are subject to presently exercisable options.

(8)	Includes 10,000 shares which are subject to presently exercisable options.

(9)	Includes 18,500 shares which are subject to presently exercisable options.

(10)	Includes 20,500 shares which are subject to presently exercisable options.

(11)	Includes 25,000 shares which are subject to presently exercisable options. Excludes 9,320,089 shares beneficially owned by Glencore International AG, of which Mr. Strothotte serves as Chairman.

(12)	Includes 181,924 shares which are subject to presently exercisable options. Excludes 9,320,089 shares beneficially owned by Glencore International AG.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchases from Glencore

     In 2002, 2003 and 2004, we purchased alumina from Glencore principally under the supply contracts described below. In addition, we purchased primary aluminum from Glencore in 2003 and 2004, and, in 2004, we purchased an alumina option from Glencore in order to provide greater certainty for the supply of alumina to our Hawesville facility. In the aggregate, our purchases from Glencore, which were made on an arms’-length basis at market prices, totaled $97.5 million in 2002, $99.2 million in 2003 and $100.1 million in 2004. We purchase approximately 46% of our alumina requirements for our 49.7% interest in the Mt. Holly facility from Glencore under a supply contract which runs through January 31, 2008. Glencore supplies the remaining 54% of our alumina requirements at the Mt. Holly facility and all of our alumina requirements at our Ravenswood facility under two five-year contracts that run through 2006. During 2002, 2003 and 2004, all of our alumina requirements at the Mt. Holly facility and the Ravenswood facility were purchased from Glencore under these separate supply contracts.

Sales to Glencore

     We sold primary aluminum to Glencore in 2002, 2003 and 2004. For the years ended December 31, 2002, 2003 and 2004, net sales to Glencore amounted to $107.6 million, $121.9 million and $163.2 million, respectively, including any gains and losses realized on the settlement of financial contracts. Sales of primary aluminum to Glencore amounted to 15.1%, 16% and 15.4% of our total revenues in 2002, 2003 and 2004, respectively. Our primary aluminum sales to Glencore in 2002, 2003 and 2004 were made on an arms’-length basis at market prices.

     We had a contract to sell to Glencore approximately 110 million pounds of primary aluminum produced at the Mt. Holly facility each year through December 31, 2009 at prices which were fixed from 2002 through 2009. In January 2003, we agreed to terminate and settle this contract for the years 2005 through 2009. At that time, we entered into a new contract with Glencore that requires us to deliver the same quantity of primary aluminum as did the original contract for those years. The new contract provides for variable pricing determined by reference to the LME price for primary aluminum for the years 2005 through 2009. The price for the primary aluminum we delivered through 2004 was fixed.

     On April 1, 2003, we received $35.5 million from Glencore, $26.1 million of which related to the settlement of the original contract for the years 2005 through 2009, and $9.4 million of which represented the fair value of the new contract. Apart from the original contract, we had forward delivery commitments to sell to Glencore 948.0 million pounds of primary aluminum at December 31, 2004.

     As of December 31, 2004, we had outstanding forward financial sales contracts with Glencore for 1,686.4 million pounds of primary aluminum, of which 1,023.7 million pounds were designated as cash flow hedges. These financial instruments are scheduled for settlement at various dates in 2004 through 2011. In November 2004, we entered into a forward financial sales contract with Glencore for the years 2006 through 2010. Under this contract, which is for a minimum of 662.7 million pounds of primary aluminum, the volume of forward sales each month would double if the market price for primary aluminum meets or exceeds a stated threshold during that month. We intend to continue to enter into hedging arrangements with Glencore in the future.

Hawesville Acquisition and Concurrent Sale of 20% Interest to Glencore

     On April 2, 2001, we completed the acquisition of the Hawesville facility from Southwire Company, a privately -held wire and cable manufacturing company. The purchase price was $466.8 million, plus the assumption of $7.8 million aggregate principal amount of industrial revenue bonds related to the Hawesville facility. As part of the acquisition, we agreed to make additional post-closing payments to Southwire of up to $7.0 million based on the LME price for aluminum during the seven years following the acquisition. No post-closing payments had been made to Southwire through December 31, 2004; however, if LME prices remain at or above current levels, Southwire will be entitled to receive the entire $7.0 million in 2005. The purchase price for the acquisition of the Hawesville facility was determined through arms’-length negotiations between us and Southwire.

     We financed a portion of the cash purchase price for the acquisition of the Hawesville facility with $25.0 million in proceeds from the sale to Glencore of 500,000 shares of our convertible preferred stock. The convertible preferred stock was sold to Glencore pursuant to the terms of a convertible preferred stock purchase agreement, dated as of March 30, 2001, between us and Glencore. The price and terms of the convertible preferred stock were determined through arms’-length negotiations between us and Glencore. On May 19, 2004, we issued 1,395,089 shares of our common stock to Glencore after Glencore exercised its option to convert the convertible preferred stock into shares of our common stock at a price of $17.92 per share. We paid accumulated dividends on the preferred stock of $3.3 million prior to conversion.

     Concurrently with the closing of the Hawesville acquisition, we sold a 20% interest in the Hawesville facility and related rights to Glencore pursuant to the terms of an asset purchase agreement, dated April 2, 2001, between us and Glencore. The cash purchase price paid by Glencore to us was $97.8 million. Glencore also assumed direct responsibility for a pro rata portion of certain liabilities and obligations related to the Hawesville facility, including: (i) delivery obligations under a molten aluminum supply agreement, dated April 1, 2001, between us and Southwire, (ii) debt service obligations related to $7.8 million in industrial revenue bonds assumed by us in connection with our acquisition of the Hawesville facility, (iii) any post-closing payments due Southwire under the terms of our agreement with Southwire, and (iv) certain other post-closing liabilities and obligations (including environmental) related to the Hawesville facility. We and Glencore had entered into an owners agreement concurrently with the closing of sale to Glencore which, notwithstanding their separate ownership of specific assets at the Hawesville facility, provided that each party is entitled to a pro rata portion of the aggregate production of the Hawesville facility and is obligated to pay its pro rata portion of the expenses of the facility. In addition, the owners agreement had provided that Glencore would pay to us a management fee equal to 0.75% of the value of the primary aluminum produced for Glencore at the Hawesville facility as compensation for our services as operator of the facility.

Acquisition of Remaining Interest in the Hawesville Facility

     On April 1, 2003, we acquired the remaining 20% interest in the Hawesville facility owned by Glencore, together with certain related assets, for a purchase price of $99.4 million, which we financed with approximately $59.4 million in available cash and by issuing a six-year $40.0 million promissory note to Glencore. In the fourth quarter of 2003, we repaid $26.0 million of outstanding principal under the Glencore note. The payment consisted of a $1.0 million required payment and a $25.0 million prepayment of principal. In April 2004, we repaid the remaining $14.0 million of outstanding principal. The payment consisted of a $2.0 million required principal payment and an optional $12.0 million prepayment of principal. The Glencore note bore interest at a rate of 10% per annum and was due to mature on April 1, 2009.

     Our purchase of the remaining 20% interest in the Hawesville facility was effected pursuant to the terms of an asset purchase agreement, dated as of April 1, 2003, among us, Glencore Ltd., Glencore Acquisition I LLC, and Hancock. The terms of the asset purchase agreement, including the purchase price paid for the remaining 20% interest in the Hawesville facility, were determined through arms’-length negotiations between the parties and approved by an independent committee of our board of directors.

     Upon our acquisition of the remaining 20% interest in the Hawesville facility from Glencore in April 2003, we assumed all of Glencore’s obligations related to the Hawesville facility discussed above. We also issued a promissory note to Glencore to secure any payments Glencore might make as guarantor of a letter of credit we posted in April 2001 in support of the IRBs. In connection with this acquisition, we entered into a 10-year contract with Glencore commencing January 1, 2004, under which Glencore is required to purchase 45 million pounds per year of primary aluminum produced at the Ravenswood and Mt. Holly facilities at prices based on then-current markets.

     Tolling Agreement with Glencore

          On August 1, 2004, we entered into a ten-year LME-based alumina tolling agreement with Glencore for 198 million pounds of the expansion capacity at the Nordural facility. The term of the agreement will begin upon completion of the expansion, which is expected to be in late-2006.

Certain Business Relationships

     Mr. Craig A. Davis, our Chief Executive Officer and Chairman, is a director of Glencore International AG and was an executive of Glencore International AG and Glencore AG from September 1990 until June 1996.

     Mr. Willy R. Strothotte, one of our directors, is Chairman of the Board of Directors of Glencore International AG and served as its Chief Executive Officer from 1993 through 2001.

     Mr. Roman A. Bninski, one of our directors, is a partner of Curtis, Mallet-Prevost, Colt & Mosle LLP, which furnishes legal services to us and Glencore.

     Mr. Stuart M. Schreiber, one of our directors, is the managing director and owner of Integis, Inc., which received $221,612 in fees for management and executive search services provided to us in 2004.

Indebtedness of Management

     Until July 30, 2002, we sponsored a program whereby we offered full-recourse loans to our executives to pay their tax liability upon the award of stock grants or the vesting of performance shares. Each tax loan is secured by the vested or awarded shares valued at not less than twice the amount of the tax loans and must be repaid on the earlier of: (i) the due date or January 2, 2017, (ii) on a pro rata basis upon the sale of any shares securing the tax loan prior to the due date, or (iii) 120 days following the termination of the executive’s employment. We pay the interest on the tax loan for each executive, which is equal to the applicable short-term federal funds rate, compounded semi-annually. In order to comply with the requirements of Section 402 of the Sarbanes-Oxley Act of 2002, we eliminated our tax loan and relocation loan programs effective July 30, 2002. Any loans outstanding under those programs as of such date will be repaid in accordance with their original terms.

     During 2004, the following executives had amounts outstanding under our tax loan program:

		Largest Aggregate
		Amount of Tax Loans	Aggregate Tax Loans
		Outstanding during	Outstanding at
Name	Position	2004	2/1/2005
Gerald J. Kitchen	Executive Vice
	President, General
	Counsel, Chief
	Administrative
	Officer and
	Secretary	$287,000	$184,000

Daniel J. Krofcheck	Vice President and
	Treasurer	$81,732	$0

Peter C. McGuire	Vice President and
	Associate General
	Counsel	$68,992	$33,992

DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of certain of our indebtedness. To the extent this summary contains descriptions of documents relating to the revolving credit facility, first mortgage notes, and convertible notes, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents, which are exhibits or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Revolving Credit Facility

     On April 2, 2001, we entered into a $100.0 million senior secured revolving credit facility with a syndicate of banks and other lenders for whom Fleet Capital Corporation, or Fleet, acts as administrative agent and Fleet Securities Inc., acts as lead arranger, advisor and syndication manager. Credit Suisse First Boston, New York Branch, acted as syndication agent.

     General. Century Aluminum Company and certain of its subsidiaries are borrowers under the revolving credit facility. Available funds under the revolving credit facility may be used for working capital, capital expenditures and other general corporate purposes. The availability of funds under the revolving credit facility is limited by a specified borrowing base consisting of (1) 85% of eligible accounts receivable not owed by Glencore plus the lesser of (x) $10.0 million and (y) 85% of receivables owed by Glencore and (2) 65% of eligible inventory, net of an availability reserve of $30.0 million and any additional reserve added by the agent from time to time in its reasonable discretion. Inventory is valued on a FIFO basis for purposes of determining the borrowing base. We measure our borrowing base at month-end. During the year ended December 31, 2003, the lowest borrowing base was $47.7 million and the highest borrowing base was $68.1 million under the revolving credit facility. At September 30, 2004, we had a borrowing base of $76.8 million under the revolving credit facility. We had no outstanding borrowings under the revolving credit facility as of September 30, 2004. As part of the funds available under the revolving credit facility, we can obtain letters of credit in an aggregate amount not exceeding $10.0 million. Borrowings are available subject to compliance with customary borrowing conditions, including the accuracy of all representations and warranties in, and the absence of any default under, the revolving credit facility.

     Guaranty. Our obligations under the revolving credit facility are unconditionally guaranteed by our domestic subsidiaries (other than Century Aluminum of Kentucky, LLC and certain subsidiaries formed in connection with the Nordural and Gramercy acquisitions) and secured by a first priority, perfected security interest in all accounts receivable and inventory belonging to Century Aluminum Company and its subsidiary borrowers.

     Interest Rates and Fees. Amounts outstanding under our revolving credit facility bear interest, at our option, at either a floating LIBOR or Fleet National Bank’s base rate plus the applicable interest margin. The applicable interest margin is determined based on our ratio of consolidated indebtedness to consolidated EBITDA, as defined in the revolving credit facility. For amounts outstanding under the revolving credit facility, the applicable interest margin ranges from 2.25% to 3.0% over the LIBOR and 0.75% to 1.5% over the base rate. In addition, we pay a commitment fee of 0.5% per year on undrawn amounts.

     We are required to pay a letter of credit fee equal to the applicable margin for LIBOR loans on the face amount of all standby letters of credit and a fee equal to that margin less 0.5% for documentary letters of credit. We are also required to pay certain fronting and other fees.

     Maturity. The revolving credit facility will mature on April 1, 2006.

     Prepayments. We can make voluntary prepayments of amounts outstanding under the revolving credit facility, in whole or in part without premium or penalty, subject to standard LIBOR breakage costs. We are required to apply the proceeds from sales of accounts receivable or inventory, other than sales of inventory in ordinary course of business, to repay amounts outstanding under the revolving credit facility and correspondingly reduce the commitments thereunder.

     Covenants. Under the terms of the revolving credit facility, we are subject to customary affirmative, negative and financial covenants, including restrictions on: capital expenditures, additional indebtedness, liens, guarantees, mergers and acquisitions, dividends and distributions, redemptions of junior capital, and payments on junior capital and investments.

     Events of Default. The revolving credit facility contains customary events of default including, without limitation, nonpayment, misrepresentation, breach of covenant, insolvency, bankruptcy, ERISA violations, certain judgments, change of control (as defined in the revolving credit facility) and cross defaults.

First Mortgage Notes

     In connection with the 2004 refinancing, we commenced a tender offer to purchase up to 100% of our outstanding $325.0 million aggregate principal amount 11.75% senior secured first mortgage notes due 2008, together with a solicitation of consents to amend the indenture governing the remaining outstanding first mortgage notes to remove substantially all restrictive covenants. We had received consents from holders of more than 96% of our outstanding first mortgage notes, which were sufficient to effect the proposed amendment to the first mortgage notes indenture. Accordingly, we, the guarantors party to the indenture for the first mortgage notes and Wilmington Trust Company, as trustee, entered into a third supplemental indenture, dated as of August 6, 2004. The third supplemental indenture, which became operative after the first mortgage notes validly tendered and not withdrawn were accepted for payment, amended the first mortgage notes indenture to eliminate substantially all of the restrictive covenants and certain default provisions contained in the first mortgage notes indenture. The tender offer expired at 10:00 a.m., New York City time, on August 26, 2004, and we purchased $315,055,000 in aggregate principal amount of the first mortgage notes validly tendered in the tender offer and not withdrawn. Following the purchase of the first mortgage notes accepted in the tender offer, $9,945,000 in aggregate principal amount of the first mortgage notes remain outstanding and are scheduled to mature on April 15, 2008.

     The first mortgage notes are guaranteed by our domestic restricted subsidiaries.

     Ranking; Security. The first mortgage notes rank equally in right of payment with all of our existing and future senior indebtedness and rank senior in right of payment to all of our existing and future subordinated indebtedness. The subsidiary guarantees rank equally in right of payment to the other senior indebtedness of the guarantors and senior in right of payment to all subordinated indebtedness of the guarantors. To secure payment of the principal of, and premium and interest on, the first mortgage notes, we granted a security interest in 80% of the real property, plant and equipment comprising the Hawesville facility and 100% of the same comprising the Ravenswood facility, in each case to the collateral agent for the benefit of the trustee and the holders of the first mortgage notes. Our interest in the Mt. Holly property, plant and equipment was not pledged as collateral.

     Redemption. Under the indenture governing our first mortgage notes, we may redeem any of the first mortgage notes beginning on April 15, 2005. The initial redemption price is 105.875% of the principal amount, plus accrued interest. The redemption price will decline each year after 2005 and will be 100% of the principal amount, plus accrued interest, beginning on April 15, 2007.

Convertible Notes

     In connection with the 2004 refinancing, we sold $175.0 million of 1.75% convertible senior notes due 2024 in a private offering exempt from the registration requirements of the Securities Act. The offering closed on August 9, 2004. A portion of the net proceeds from the sale of our senior notes and from the sale of our convertible notes was used to finance our tender offer and consent solicitation for our first mortgage notes and for general corporate purposes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Recent Developments - The 2004 Refinancing.”

     Ranking; Guarantee. The convertible notes are senior unsecured obligations and rank, in right of payment, the same as all of our existing and future senior unsecured indebtedness, including the senior notes. Our obligations under the convertible notes are guaranteed by our substantial existing and future domestic restricted subsidiaries, in each case, if and for so long as such subsidiary continues to guarantee our senior notes.

     Covenants; Redemptions. The indenture governing the convertible notes does not contain any financial covenants, but requires us to repurchase our convertible notes at the option of the holders upon the occurrence of certain events constituting a “Fundamental Change,” which include change in control events and termination in trading of our stock, at a price equal to 100% of their principal amount, plus accrued interest and a make-whole premium payable based on the stock price for Century Aluminum Company common stock at such time. Century Aluminum Company will also be required to offer to repurchase the convertible notes on August 1, 2011, 2014 and 2019 at a price equal to 100% of their principal amount plus accrued interest, if any. The notes will be redeemable at our option at a price equal to 100% of their principal amount plus accrued interest, if any, at any time on or after August 6, 2009.

     Conversion. The notes are convertible at any time at an initial conversion rate of 32.7430 shares of Century Aluminum Company common stock per $1,000 principal amount of convertible notes, subject to adjustments for certain events. The initial conversion rate is equivalent to a conversion price of approximately $30.5409 per share of common stock. Upon conversion of the convertible notes, we will be required to pay cash in respect of the conversion obligation (determined as the number of shares into which the note is convertible multiplied by our stock price at such time) up to the principal amount of the note. Any excess conversion obligation can be paid at our option in cash, common stock, or a combination thereof. Upon any conversion in connection with a Fundamental Change, we will be required to also deliver the make-whole premium, and accrued and unpaid interest, if any.

Industrial Revenue Bonds

     As part of the purchase price for our acquisition of the Hawesville facility, we assumed industrial revenue bonds in the aggregate principal amount of $7.8 million which were issued in connection with the financing of certain solid waste disposal facilities constructed at the Hawesville facility. From April 1, 2001 through April 1, 2003, Glencore assumed 20% of the liability related to the industrial revenue bonds consistent with its 20% ownership interest in the Hawesville facility. As part of our acquisition of Glencore’s 20% interest in the Hawesville facility in April 2003, we assumed all of the liabilities related to the industrial revenue bonds. The industrial revenue bonds mature on April 1, 2028, and bear interest at a variable rate not to exceed 12% per annum determined weekly based upon prevailing rates for similar bonds in the industrial revenue bond market. Interest on the industrial revenue bonds is paid quarterly. At September 30, 2004, the interest rate on the industrial revenue bonds was 1.38%. The bonds are classified as current liabilities because they are remarketed weekly and, under the indenture governing the bonds, repayment upon demand could be required if there is a failed remarketing.

     The industrial revenue bonds are secured by a Glencore guaranteed letter of credit. We have agreed to reimburse Glencore for all costs arising from the letter of credit and have secured the reimbursement obligation with a first priority security interest in the 20% interest in the Hawesville facility we purchased from Glencore on April 1, 2003. Our maximum potential reimbursement obligations for the Glencore letter of credit would be approximately $8.2 million.

Nordural Debt

     As of September 30, 2004, Nordural had $83.4 million of debt, which principally consisted of debt originally incurred in connection with the construction of the Nordural facility in 1998 and an expansion completed in June 2001. On February 10, 2005, Nordural executed definitive agreements and documents related to a new $365 million term loan facility that will replace its existing $185.0 million term loan facility. The new term loan facility, which is described below, is non-recourse to Century Aluminum Company.

  New Term Loan Facility

     On February 10, 2005, Nordural executed a loan agreement and other agreements and documents related to a new $365.0 million senior term loan facility arranged by

     Landsbanki Islands hf. and Kaupthing Bank hf. The new term loan facility is expected to close on or about February 15, 2005, subject to satisfaction of customary closing conditions. Amounts borrowed under the new term loan facility will be used to refinance debt under Nordural’s existing term loan facility, to finance a portion of the costs associated with the ongoing expansion of the Nordural facility and for Nordural’s general corporate purposes. Borrowings will be subject to customary conditions, including the absence of any default under the loan agreement or any material adverse change in Nordural’s condition (financial or otherwise), business, operations, assets, liabilities or prospects.

     Drawdown. Amounts may be drawn down in several borrowings in minimum amounts of $10.0 million, and whole multiples of $1 million in excess thereof, on the 25th day of any month. Nordural will be required to pay a commitment fee of 0.5% per annum on the undrawn amounts. Drawings under the facility may be made until September 30, 2006, provided that Nordural has the option to cancel part of the facility (up to $135.0 million) in whole or in part on or before June 30, 2005.

     Repayment. All outstanding principal must be repaid on February 28, 2010, provided that Nordural is required to make the following minimum repayments of principal on the facility: $15.5 million on February 28, 2007 and $14.0 million on each of August 31, 2007, February 29, 2008, August 31, 2008, February 28, 2009, August 31, 2009 and February 28, 2010.

     Mandatory Repayments. If Nordural makes a dividend payment (which dividends are not permitted until the Nordural facility has been expanded to a production level of 212,000 metric tons per year), it must simultaneously make a repayment of principal on the facility in an amount equal to 50% of the dividend.

     Voluntary Prepayments. The new term loan facility can be prepaid, in whole or in part, on any interest payment date without penalty to Nordural.

     Interest. The rate of interest on amounts borrowed under the new term loan facility will be at a margin over the applicable Eurodollar rate. Interest is payable on the last day of the applicable Eurodollar period (but not less frequently than quarterly). The default interest rate is 2% per annum above the base rate.

     Fees. In addition to the commitment fee described above, Nordural will be required to pay a 1% fee on the total facility amount at closing of the new term loan facility, less $100,000 that had been previously paid by Nordural. Customary annual fees will be payable to the facility agent and the security trustee. Finally, Nordural will be responsible on an ongoing basis for all legal fees and other out-of-pocket costs incurred by the arrangers and the lenders, including any increased costs of compliance with applicable reserve requirements.

     Security. Substantially all of Nordural’s assets are pledged as security under the loan facility, including, but not limited to, all of Nordural’s property, plant and equipment related to the smelter and the harbor area and all of Nordural’s current and future inventory, receivables, insurance policies, bank accounts, and rights under specified contracts relating to the operation of the Nordural facility, including its tolling, anode supply and power contracts having a term longer than two years. In addition, the shares of Nordural have been pledged to the lenders.

     Covenants. The loan agreement contains customary covenants, including customary negative covenants that limit, among other things, Nordural’s ability to: (i) incur additional indebtedness; (ii) make investments; (iii) pay dividends to its shareholders; (iv) make capital expenditures (excluding those made in connection with the expansion) in excess of $5.0 million per year until the end of 2006 and $8.0 million per year thereafter; and (v) enter into speculative hedging arrangements. The loan agreement also contains certain financial covenants, including an interest coverage ratio, a debt service coverage ratio and a covenant providing that the book value of Nordural’s stockholders’ equity may not be less than $150.0 million on closing and may not be less than $200.0 million on December 31, 2005 or on any June 30 or December 31 thereafter.

     Events of Default. The loan agreement contains customary events of default, including (a) material breach of representations, warranties or covenants; (b) non-payment of amounts due under the facility; (c) cross-default provisions relating to other indebtedness of Nordural; (d) change in control of Nordural (excluding transfer of ownership to Century Aluminum Company, its subsidiaries or affiliates); (e) ineffectiveness of security documents or material loss of collateral; (f) bankruptcy; (g) legal prohibitions on performance of obligations under the loan documentation; and (h) material adverse change.

DESCRIPTION OF THE EXCHANGE NOTES

     For purposes of this “Description of the Exchange Notes” only, unless otherwise specified or unless the context requires otherwise, the term “notes” refers to the exchange notes and the term “Century” refers only to Century Aluminum Company, and any successor obligor on the notes, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under “— Certain Definitions.”

     The outstanding notes were, and the exchange notes will be, issued under an indenture, dated August 26, 2004, among Century, the Guarantors and Wilmington Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

     The following description is a summary of the material terms of the notes and the indenture. The statements under this section relating to the notes and the indenture are subject to and qualified in their entirety by reference to all the provisions of the notes and the indenture, and do not purport to be complete. Such summaries make use of certain terms defined in the indenture. We urge you to read the indenture because the indenture, and not this description, defines your rights as a holder of the notes.

     The form and terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act, and therefore contain no restrictive legends and will generally be freely tradeable. The outstanding notes have not been registered under the Securities Act and are subject to transfer restrictions.

Basic Terms of Notes

     The notes:

•	will be senior unsecured obligations of Century, ranking equally in right of payment with all existing and future senior indebtedness of Century;

•	will be guaranteed by each Guarantor, which guaranty shall in each case be a senior unsecured obligation of such Guarantor, ranking equally in right of payment with all existing and future senior indebtedness of such Guarantor;

•	will rank senior in right of payment to all the existing and future subordinated indebtedness of Century;

•	will be issued up to an aggregate principal amount of $250.0 million;

•	will mature on August 15, 2014;

•	will bear interest from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange for the exchange notes (or if the exchange notes are authenticated between a record date and interest payment date, from such interest payment date) or, if no interest has been paid on the outstanding notes, from the Issue Date, at 7.5% per year, payable semiannually on each February 15 and August 15, beginning February 15, 2005, to holders of record on the February 1 or August 1 immediately preceding the interest payment date; and

•	will bear interest on overdue principal and interest at the rate stated above plus 2% per year.

     Interest will be computed on the basis of a 360-day year of twelve 30-day months. Century will pay additional cash interest on the notes, subject to certain exceptions, if:

•	the exchange offer is not completed on or before March 24, 2005; or

•	we are obligated to file a shelf registration statement and such shelf registration statement is not declared effective on or prior to March 24, 2005 (see “The Exchange Offer - Shelf Registration”);

from such date until the exchange offer is completed or the shelf registration is declared effective. The rate of the additional interest will be 0.5% per annum. Century will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the notes.

     Subject to the covenants described below, Century may issue additional notes under the indenture having the same terms in all respects as the notes, or the same terms in all respects except with respect to interest paid or payable on or prior to the first interest payment date after the issuance of such additional notes. The notes and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes.

     As of the Issue Date, all of Century’s Subsidiaries are Restricted Subsidiaries. However, so long as we satisfy the conditions described under “Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate current or future Subsidiaries as “Unrestricted” Subsidiaries that are not subject to the restrictive covenants included in the indenture.

Optional Redemption

     Except as set forth in the next two paragraphs, the notes are not redeemable at the option of Century.

     At any time and from time to time on or after August 15, 2009, Century may redeem the notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Year	Percentage
2009	103.75%
2010	102.50%
2011	101.25%
2012 and thereafter	100.00%

     At any time and from time to time prior to August 15, 2007, Century may redeem notes with the net cash proceeds received by Century from any Public Equity Offering at a redemption price equal to 107.5% of the principal amount plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the aggregate principal amount of the notes originally issued under the indenture, provided that:

(1)	in each case the redemption takes place not later than 60 days after the closing of the related Public Equity Offering, and

(2)	not less than 65% of the aggregate principal amount of the notes originally issued under the indenture remains outstanding immediately thereafter.

     If fewer than all of the notes are being redeemed, the trustee will select the notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in denominations of $1,000 principal amount and multiples thereof. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note. Once notice of redemption is sent to the holders, notes called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, notes redeemed will cease to accrue interest.

No Mandatory Redemption or Sinking Fund

     There will be no mandatory redemption or sinking fund payments for the notes.

Guarantees

     The obligations of Century pursuant to the notes, including any repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed, jointly and severally, on a senior basis, by all of Century’s existing Domestic Restricted Subsidiaries other than Century Aluminum of Kentucky, LLC (“CAK”), which holds the power and alumina contracts for Century’s Hawesville facility and other than any Foreign-Owned Parent Holding

Company. CAK will not be a Guarantor until such time as Glencore is no longer providing any letters of credit to support the Hawesville facility industrial revenue bonds outstanding on the Issue Date (the “repayment date”). From and after the repayment date, CAK shall be required to be a Guarantor for so long as it continues to be a Domestic Restricted Subsidiary until its note guaranty is released as contemplated below. If Century or any of its Restricted Subsidiaries acquires or creates a Domestic Restricted Subsidiary after the Issue Date other than any Foreign-Owned Parent Holding Company, the new Domestic Restricted Subsidiary must provide a guaranty of the notes (a “note guaranty”).

     Each note guaranty will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligation under its note guaranty could be significantly less than amounts payable with respect to the notes, or a Guarantor may have effectively no obligation under its note guaranty. See “Risk Factors — Risks Relating to the Exchange Notes — Subsidiary guarantees could be deemed to be fraudulent conveyances.”

     The note guaranty of a Guarantor will terminate upon:

(1)	a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to Century or a Restricted Subsidiary) otherwise permitted by the indenture,

(2)	the designation of the Guarantor, in accordance with the indenture, as an Unrestricted Subsidiary, or

(3)	defeasance or discharge of the notes, as provided in “Defeasance and Discharge.”

Ranking

     The indebtedness evidenced by these notes and the note guarantees will rank equally in right of payment with all other senior obligations of Century and the Guarantors (including our 1.75% convertible senior notes), as the case may be, except that the notes and the note guarantees will be effectively junior to secured obligations to the extent of the value of the assets securing such obligations. As of September 30, 2004, Century Aluminum Company and the Guarantors had $17.7 million of senior secured indebtedness outstanding and $76.8 million of availability under our secured revolving credit facility. Although the indenture limits the incurrence of secured obligations, the limitation is subject to a number of significant exceptions.

     None of Century’s foreign subsidiaries will be required to guarantee the notes. Claims of creditors of non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of Century, including holders of the notes. The notes and each note guaranty therefore will be effectively subordinated to the claims of creditors (including trade creditors) and preferred and minority stockholders (if any) of any subsidiary of Century that is not a Guarantor to the extent of the assets of such subsidiary. As of September 30, 2004, Century’s subsidiaries that are not Guarantors had approximately $188.7 million of liabilities excluding guarantees of indebtedness of non-Guarantors and intercompany indebtedness. Although the indenture limits the incurrence of Debt and Disqualified or Preferred Stock of Restricted Subsidiaries that are not Guarantors, the limitation is subject to a number of exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries that are not Guarantors of liabilities that are not considered Debt or Disqualified or Preferred Stock under the indenture. See “— Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock.”

Limitation of Applicability of Certain Covenants if Notes Rated Investment Grade

     Century’s obligations to comply with the following provisions of the Indenture described below under the captions:

•	“Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock;”

•	“— Limitation on Restricted Payments;”

•	“— Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

•	“— Limitation on Sale or Issuance of Equity Interests of Restricted Subsidiaries;”

•	“— Limitation on Asset Sales;”

•	“— Limitation on Transactions with Shareholders and Affiliates;” and

•	clauses (3) and (4) under “Consolidation, Merger or Sale of Assets — Consolidation, Merger or Sale of Assets by Century”

will terminate and cease to have any further effect from and after the first date when the notes are rated Investment Grade.

Certain Covenants

     The indenture contains covenants including, among others, the following:

  Limitation on Debt and Disqualified or Preferred Stock

     (a) Century

     (1) will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt; and

     (2) will not, and will not permit any Restricted Subsidiary to, Incur any Disqualified Stock, or permit any of its Restricted Subsidiaries to Incur any Preferred Stock (other than Disqualified or Preferred Stock of Restricted Subsidiaries held by Century or a Wholly-Owned Restricted Subsidiary, so long as it is so held);

provided that Century or any Guarantor may Incur Debt and Century or any Guarantor may Incur Disqualified Stock if, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio is not less than 2.0 to 1.

     (b) Notwithstanding the foregoing, Century and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):

     (1) Debt of Century and any Restricted Subsidiary pursuant to the Credit Agreement, and Guarantees of such Debt by Century or any Restricted Subsidiary; provided that the aggregate principal amount at any time outstanding under the Credit Agreement does not exceed the greater of (i) $100.0 million, less the aggregate amount of all such Debt under the Credit Agreement permanently repaid pursuant to payments thereof described under “Limitation on Asset Sales” and (ii) the sum of the amounts equal to (x) 85% of the book value of the accounts receivable of Century and its consolidated Restricted Subsidiaries and (y) 65% of the book value of the inventory of Century and its consolidated Restricted Subsidiaries (but excluding any accounts receivable and inventory that are ineligible at such time for inclusion in the calculation of a borrowing base or similar borrowing limit (if any) under the Credit Agreement), in each case as of the most recently ended fiscal quarter of Century for which financial statements have been provided (or, if not timely provided, required to be provided) pursuant to the indenture;

     (2) Debt of Century or any Restricted Subsidiary to Century or to any Wholly Owned Restricted Subsidiary so long as such Debt continues to be owed to Century or a Wholly Owned Restricted Subsidiary and which, if the obligor is Century or a Guarantor and the obligee is not Century or a Guarantor, is subordinated in right of payment to the notes;

     (3) Debt of Century pursuant to the notes (but not any additional notes) and Debt of any Guarantor pursuant to a note guaranty of the notes and Debt of Century pursuant to the Convertible Notes outstanding on the Issue Date and Debt of any Guarantor pursuant to a Guarantee of the Convertible Notes;

     (4) Debt of Century or any Restricted Subsidiary (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the above, for purposes of this clause, “refinance”) then outstanding Debt of Century or any Restricted Subsidiary in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that

     (A) in case the Debt to be refinanced is subordinated in right of payment to the notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Debt to be refinanced is subordinated to the notes,

     (B) the new Debt does not have a Stated Maturity prior to the Stated Maturity of the Debt to be refinanced, and the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced,

     (C) in no event may Debt of Century be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor and in no event may Debt of a Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor, and

     (D) Debt Incurred pursuant to clauses (1), (2), (5), (6), (9), (10)(c), (12) and (13) may not be refinanced pursuant to this clause;

     (5) Hedging Agreements of Century or any Restricted Subsidiary entered into in the ordinary course of business for the purpose of limiting risks associated with the business of Century and its Restricted Subsidiaries and not for speculation;

     (6) Debt of Century or any Restricted Subsidiary with respect to letters of credit and bankers’ acceptances issued in the ordinary course of business and not supporting Debt, including letters of credit supporting performance, surety or appeal bonds or indemnification, adjustment of purchase price or similar obligations incurred in connection with the disposition of any business or assets; provided that the maximum liability in connection with any disposition shall not exceed the gross proceeds actually received by Century or that Restricted Subsidiary in connection with the disposition;

     (7) Acquired Debt; provided that after giving effect to the Incurrence thereof, Century could Incur at least $1.00 of Debt under paragraph (a);

     (8) Debt of Century or any Restricted Subsidiary outstanding on the Issue Date (and, for purposes of clause (4)(D), not constituting Permitted Debt under clauses (1), (2), (5), (6), (9) or (12));

     (9) Guarantees by Century or any Guarantor of any Debt of Century or any Restricted Subsidiary permitted to be incurred under any other clause of this covenant;

     (10) Debt of Nordural and any of its Restricted Subsidiaries (a) incurred to finance the expansion of the Nordural primary aluminum reduction facility described in the offering circular dated August 10, 2004 with respect to the outstanding notes in an aggregate principal amount at any time outstanding not to exceed (i) $160.0 million less (ii) the aggregate outstanding principal amount of Permitted Refinancing Debt Incurred to refinance such Debt, (b) incurred to refinance Debt of Nordural outstanding on the Issue Date or (c) incurred pursuant to a revolving credit facility to finance working capital needs of Nordural, in an aggregate principal amount at any time outstanding not to exceed $25.0 million, and any Guarantee of any such Debt incurred under (a), (b) or (c) of this clause (10) by any Nordural Holding Company; provided that such Debt may only be incurred if (i) such Debt is not Guaranteed by Century or any other Restricted Subsidiary of Century (other than any Nordural Holding Companies) unless Nordural is not subject to any restrictions or encumbrances set forth in clause (a)(1) of “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” (other than those permitted by clause (b)(2) thereof), in which case such Debt may be so Guaranteed (to the extent such Guarantee is otherwise permitted to be Incurred under this covenant) and (ii) unless such Debt is permitted to be Guaranteed by Century pursuant to clause (i), the lenders thereof have agreed or have been notified in writing that they will not have any recourse to the stock or assets of Century or any other Restricted Subsidiary (other than any Nordural Holding Company);

     (11) (a) Debt (including Guarantees) of any Foreign Restricted Subsidiary; provided that, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, (i) the Fixed Charge Coverage Ratio of Century and its Restricted Subsidiaries, and the Fixed Charge Coverage Ratio of such Foreign Restricted Subsidiary and its Restricted Subsidiaries (calculated in accordance with the definition thereof as if each reference to Century was a reference to such subsidiary and each reference to Century’s Restricted Subsidiaries is a reference to such subsidiary’s Subsidiaries that are Restricted Subsidiaries), is not less than 2.0 to 1, in the case of Century and its Restricted Subsidiaries, and 2.5 to 1, in the case of the Foreign Restricted Subsidiary and its Restricted Subsidiaries and (ii) the aggregate principal amount of Debt of Century’s Foreign Restricted Subsidiaries at the time outstanding does not exceed 50% of the Total Assets of Century’s Foreign Restricted Subsidiaries as of the date of Incurrence and (b) any Guarantee of such Debt (i) constituting a Limited Recourse Parent Guaranty or (ii) by any Foreign Restricted Subsidiary that is a Subsidiary of the Person Incurring such Debt under this clause (11);

     (12) Debt of Century or any Restricted Subsidiary consisting of the deferred purchase price for power pursuant to any provision in a power contract that permits payment of a portion thereof to be deferred; and

     (13) other Debt of Century or any Restricted Subsidiary in an aggregate principal amount for all Debt under this clause at any time outstanding not to exceed $25.0 million.

     For purposes of determining compliance with this covenant, if an item of Debt or any portion thereof meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to clause (a), Century shall, in its sole discretion, classify such item of Debt or any portion thereof in any manner that complies with this covenant and such item of Debt or portion thereof will be treated as having been incurred pursuant to only the clause or clauses designated by Century.

     (c) Notwithstanding anything to the contrary in this covenant, the maximum amount of Debt that Century and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Debt, solely as a result of fluctuations in the exchange rate of currencies.

  Limitation on Restricted Payments

     (a) Century will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

•	declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in Century’s Qualified Stock) held by Persons other than Century or any of its Wholly Owned Restricted Subsidiaries;

•	purchase, redeem or otherwise acquire or retire for value any Equity Interests of Century or any Restricted Subsidiary held by Persons other than Century or any of its Wholly Owned Restricted Subsidiaries;

•	repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt except a payment of interest or principal at Stated Maturity; or

•	make any Investment other than a Permitted Investment;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:

     (1) no Default has occurred and is continuing,

     (2) Century could Incur at least $1.00 of Debt under paragraph (a) of “Limitation on Debt and Disqualified or Preferred Stock”, and

     (3) the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to paragraph (c), exceed the sum of

     (A) 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on April 1, 2004 and ending on the last day of Century’s most recently completed fiscal quarter for which financial statements have been provided (or if not timely provided, required to be provided) pursuant to the indenture (whether through filing of a Form 10-Q or a Form 10-K for such period or an earnings release filed on Form 8-K), plus

     (B) subject to paragraph (c), the aggregate net cash proceeds received by Century (other than from a Subsidiary) after the Issue Date from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of Century, plus

     (C) an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

     (x) the cash return, after the Issue Date, on Investments in an Unrestricted Subsidiary made after the Issue Date pursuant to this paragraph (a) as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), and

     (y) the portion (proportionate to Century’s equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary (as determined in good faith by the Board of Directors) at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Issue Date by Century and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this paragraph (a), plus

     (D) the cash return, after the Issue Date, on any other Investment made after the Issue Date pursuant to this paragraph (a), as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made.

The amount of any non-cash Restricted Payment will be deemed to be the fair market value thereof, as determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a Board Resolution.

     (b) The foregoing will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with paragraph (a);

     (2) dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to Century (or the relevant Restricted Subsidiary holding the Capital Stock of such Restricted Subsidiary, as applicable), to all holders of any class of Capital Stock of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by Century;

     (3) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

     (4) the purchase, redemption or other acquisition or retirement for value of Equity Interests of Century in exchange for, or out of the proceeds of a substantially concurrent offering of, Qualified Equity Interests of Century;

     (5) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of Century in exchange for, or out of the proceeds of a substantially concurrent offering of, Qualified Equity Interests of Century;

     (6) the purchase, redemption or other acquisition or retirement for value of Equity Interests of Century held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries), (a) upon death, disability, retirement, severance or termination of employment, or pursuant to any agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor after the Issue Date does not exceed an aggregate amount of $8.0 million or (b) which Equity Interests consist of performance shares or options (or shares issued upon the vesting of performance shares or the exercise of options) that are repurchased or withheld upon vesting of such performance shares or exercise of such options solely in order to satisfy tax withholding obligations of such persons as a result thereof;

     (7) (A) Investments in any Joint Venture or Unrestricted Subsidiary organized to construct, acquire, own and/or operate a facility in a Permitted Business (including without limitation any Guarantees), in an aggregate amount that, together with all other Investments made pursuant to this clause (7)(A), does not exceed $35.0 million and (B) any Limited Recourse Guarantee by any Joint Venture Holding Company holding such Investment to secure Non-Recourse Debt of such Joint Venture or Unrestricted Subsidiary;

     (8) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (8) on or after the Issue Date, does not exceed $20.0 million;

     (9) the payment by Century or any Restricted Subsidiary of (a) any purchase price adjustments in connection with the acquisition of the Hawesville facility and (b) any post-closing purchase price adjustments in connection with the acquisition of Nordural, in each case pursuant to the provisions of the relevant purchase agreement as in effect on the Issue Date; and

     (10) any payment by Century to any holder of Century’s Convertible Notes in connection with the conversion, repurchase or redemption thereof, which payment is permitted or required by the terms of such notes as in effect on the Issue Date and any open market purchases or tender offers in respect of such notes.

provided that, in the case of clauses (6), (7) and (8), no Default has occurred and is continuing or would occur as a result thereof.

     (c) Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of paragraph (a) only to the extent they are not applied as described in clause (4) or (5) of paragraph (b). Restricted Payments permitted pursuant to clauses (2) (to the extent paid to Century or any Restricted Subsidiary of Century), (3), (4), (5), (6), (7), (8), (9) or (10) of paragraph (b) will not be included in making the calculations under clause (3) of paragraph (a).

  Limitation on Liens

     Century will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, provided, however, that the foregoing will not apply to the extent Century or any Restricted Subsidiary effectively provides that the notes shall be secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the notes or any note guaranty, prior to) the obligations so secured for so long as such obligations are so secured.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     (a) Except as provided in paragraph (b), Century will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

     (1) pay dividends or make any other distributions on any Equity Interests of the Restricted Subsidiary owned by Century or any other Restricted Subsidiary,

     (2) pay any Debt or other obligation owed to Century or any other Restricted Subsidiary,

     (3) make loans or advances to Century or any other Restricted Subsidiary, or

     (4) transfer any of its property or assets to Century or any other Restricted Subsidiary.

     (b) The provisions of paragraph (a) do not apply to any encumbrances or restrictions

     (1) existing on the Issue Date in the Credit Agreement, the indenture or any other agreements in effect on the Issue Date, and any extensions, renewals, replacements or refinancings of any of the foregoing or of any subsequent extension, renewal, replacement or refinancing thereof; provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no more adverse in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

     (2) existing under or by reason of applicable law;

     (3) existing

     (A) with respect to any Person, or with respect to any property or assets, at the time the Person, property or assets are acquired by Century or any Restricted Subsidiary, or

     (B) with respect to any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary,

which encumbrances or restrictions (i) are not applicable to any other Person or the property or assets of any other Person and (ii) were not put in place in anticipation of such event; and any extensions, renewals, replacements or refinancings of any of the foregoing, or of any subsequent extension, renewal, replacement or refinancing thereof provided the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no more adverse in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

     (4) of the type described in clause (a)(4) arising or agreed to

     (i) in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license,

     (ii) with respect to any assets comprising a Permitted Business in which Century or any Restricted Subsidiary has ownership of an undivided interest, pursuant to the agreements under which such interest is owned or maintained, including, without limitation, options, put and call arrangements, rights of first refusal and similar rights, provided that such restrictions are consistent with Century’s past practice, or

     (iii) by virtue of any Permitted Lien on, or agreement to transfer, option or similar right with respect to, any property or assets of, Century or any Restricted Subsidiary;

     (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of or property and assets of the Restricted Subsidiary that is permitted by the indenture;

     (6) on the ability of Restricted Subsidiaries to consummate transactions of the type described in paragraph (a)(1), (2), (3) or (4) provided for by any credit agreement or security document relating to Debt permitted to be incurred under the indenture; provided that such restrictions are not more restrictive than the restrictions contained in the indenture or the Credit Agreement;

     (7) required pursuant to clause (b)(2) under “Limitation on Debt and Disqualified or Preferred Stock”;

     (8) imposed on any Joint Venture pursuant to customary limitations contained in the constituent documents and agreements governing such Joint Venture; or

     (9) existing under any credit agreement or security document relating to Debt incurred pursuant to clause (b)(10) or (b)(11) under “Limitation on Debt and Disqualified or Preferred Stock” or Permitted Refinancing Debt in respect thereof; provided that (a) such restrictions apply only to the Persons Incurring such Debt (including Guarantees thereof) and their Subsidiaries and (b) such Debt is not Guaranteed by Century.

  Limitation on Sale or Issuance of Equity Interests of Restricted Subsidiaries

     Century will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any Equity Interests of a Restricted Subsidiary unless

     (1) the sale or issuance is to Century or a Wholly Owned Restricted Subsidiary,

     (2) the sale or issuance is of Capital Stock representing directors’ qualifying shares or Capital Stock required by applicable law to be held by a Person other than Century or a Restricted Subsidiary,

     (3) (i) if, after giving pro forma effect to the sale or issuance, the Restricted Subsidiary upon such sale or issuance would no longer be a Restricted Subsidiary and all remaining Investments, if any, of Century and the Restricted Subsidiaries in such Person are permitted under “Limitation on Restricted Payments” and (ii) Century complies with “Limitation on Asset Sales” with respect to the sale or issuance to the extent applicable,

     (4) (i) such sale or issuance is a sale or issuance of Common Stock of a Restricted Subsidiary that is a Guarantor and remains a Restricted Subsidiary that is a Guarantor after giving effect to the sale, and (ii) Century complies with “Limitation on Asset Sales” with respect to the sale or issuance to the extent applicable, or

     (5) such sale or issuance is a sale or issuance of Disqualified Stock permitted under “Limitation on Debt and Disqualified or Preferred Stock.”

  Guarantees by Restricted Subsidiaries

     If Century or any of its Restricted Subsidiaries acquires or creates a Domestic Restricted Subsidiary other than any Foreign-Owned Parent Holding Company after the Issue Date, the new Domestic Restricted Subsidiary must provide a note guaranty.

  Repurchase of Notes upon a Change of Control

     Not later than 30 days following a Change of Control, Century will make an Offer to Purchase all notes outstanding (including outstanding notes not tendered in the exchange offer) at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase.

     An “Offer to Purchase” must be made by written offer, which will specify the principal amount of notes subject to the offer and the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date. The offer must include or incorporate by reference information concerning the business of Century and its Subsidiaries which Century in good faith believes will enable the holders to make an informed decision with respect to the Offer to Purchase. The offer will also contain instructions and materials necessary to enable holders to tender notes pursuant to the offer.

     A holder may tender all or any portion of its notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a note tendered must be in a multiple of $1,000 principal amount. Holders are entitled to withdraw notes tendered up to the close of business on the expiration date. On the purchase date the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and interest on notes purchased will cease to accrue on and after the purchase date.

     Century will comply with Rule 14e-1 under the Exchange Act and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

     See “Risk Factors — Risks Relating to the Exchange Notes — We may be unable to purchase the exchange notes upon a change of control.” You should also note that the provisions under the indenture relating to Century’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or amended as described in “Amendments and Waivers.”

  Limitation on Asset Sales

     Century will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:

     (1) The Asset Sale is for fair market value, as determined in good faith by the Board of Directors.

     (2) At least 75% of the consideration consists of cash received at closing.

     For purposes of this clause (2):

     (A) Debt (other than Subordinated Debt) or other obligations of Century or a Restricted Subsidiary assumed by the purchaser pursuant to a customary novation agreement, and

     (B) instruments or securities received from the purchaser that are promptly, but in any event within 30 days of the closing, converted by Century to cash, to the extent of the cash actually so received shall be considered cash received at closing.

     (3) An amount equal to the Net Cash Proceeds from the Asset Sale may be used

     (A) to permanently repay Debt under the Credit Agreement, secured Debt of Century or any Guarantor or Debt of any Restricted Subsidiary that is not a Guarantor (and in the case of a revolving credit, permanently reduce the commitment thereunder by such amount), or

     (B) to acquire all or substantially all of the assets of a Permitted Business, or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business, or to make capital expenditures or otherwise acquire long-term assets (including an undivided interest therein) that are to be used in a Permitted Business.

     (4) The Net Cash Proceeds of an Asset Sale not applied pursuant to clause (3) within 360 days of the Asset Sale constitute “Excess Proceeds.” Excess Proceeds of less than $10.0 million will be carried forward and accumulated. When accumulated Excess Proceeds equal or exceed $10.0 million, Century must, within 30 days, make an Offer to Purchase notes (including outstanding notes not tendered in the exchange offer) having an aggregate principal amount equal to (A) the accumulated Excess Proceeds, multiplied by (B) a fraction (x)

the numerator of which is equal to the outstanding principal amount of the notes and (y) the denominator of which is equal to the outstanding principal amount of the notes and all pari passu Debt similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The purchase price for the notes will be 100% of the principal amount plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the notes outstanding and notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, Century will purchase notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only notes in multiples of $1,000 principal amount will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the indenture.

  Limitation on Transactions with Shareholders and Affiliates

     Century will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with (x) any holder, or any Affiliate of any holder, of 5% or more of any class of Capital Stock of Century or (y) any Affiliate of Century or any Restricted Subsidiary (a “Related Party Transaction”), except upon fair and reasonable terms no less favorable to Century or the Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Century.

     Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $5.0 million must first be approved by a majority of the members of the Board of Directors who are disinterested in the subject matter of the transaction (the “Disinterested Directors”) pursuant to a Board Resolution delivered to the trustee. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $25.0 million, Century must in addition obtain and deliver to the trustee a favorable written opinion from an investment banking, valuation or appraisal firm as to the fairness of the consideration to be received or paid by Century and its Restricted Subsidiaries from a financial point of view. In the event of any Related Party Transaction that consists of any asset acquisition or disposition and a related purchase or supply agreement, the transaction shall be considered as a whole in determining its compliance with this covenant.

     The foregoing paragraphs do not apply to:

     (1) any transaction between Century and any of its Restricted Subsidiaries or between Restricted Subsidiaries of Century;

     (2) the payment of reasonable and customary regular fees to directors of Century who are not employees of Century;

     (3) any Restricted Payments of a type described in one of the first two bullet points in paragraph (a) under “Limitation on Restricted Payments” if permitted by that covenant;

     (4) transactions or payments pursuant to any employee, officer or director compensation or benefit plans or arrangements entered into in the ordinary course of business;

     (5) the entering into of Hedging Agreements or similar arrangements with Glencore or any of its Affiliates, or any amendment, modification, replacement, settlement or termination thereof, on a basis consistent with past practice and upon fair and reasonable terms no less favorable in any material respect to Century or the Restricted Subsidiary than could reasonably be expected to be obtained in a comparable arm’s-length transaction;

     (6) agreements or arrangements with Glencore or any of its Affiliates relating to the procurement or sale of raw materials or aluminum products or the tolling of alumina; provided that such transactions are upon fair and reasonable terms no less favorable in any material respect to Century or the Restricted Subsidiary than could reasonably be expected to be obtained in a comparable arms’-length transaction;

     (7) (A) the issuance and sale of Qualified Equity Interests of Century and (B) the sale to any Affiliate of Century of any securities of Century offered and sold in a broadly distributed underwritten offering (whether registered or pursuant to Rule 144A or Regulation S); provided that such sale is at a price to Century no lower than the price paid to Century with respect to other securities sold in such offering;

     (8) agreements or arrangements with any Person that owns the Gramercy alumina facility or the Jamaican bauxite mining operations on the terms described in the offering circular dated August 10, 2004 with respect to the outstanding notes under “The Planned Gramercy Acquisition,” in each case as amended, modified or replaced from time to time, including any subsequent replacements, so long as the amended, modified or new agreement or arrangement, taken as a whole, is not materially less favorable to Century and its Restricted Subsidiaries than the agreements amended, modified or replaced;

     (9) transactions between Century or any Restricted Subsidiary and any Joint Venture or Unrestricted Subsidiary of Century entered into in the ordinary course of business; provided that such transactions are upon fair and reasonable terms not materially less favorable to Century or the Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction and are approved by Century’s Board of Directors; and

     (10) transactions pursuant to any contract or agreement in effect on the Issue Date, in each case as amended, modified or replaced, from time to time, including any subsequent replacements, so long as the amended, modified or new agreement, taken as a whole, is not materially less favorable to Century and its Restricted Subsidiaries than that in effect on the Issue Date.

  Line of Business

     Century will not, and will not permit any of its Restricted Subsidiaries, to engage in any business other than a Permitted Business (including indirectly, through its interest in a Joint Venture that is not a Restricted Subsidiary), except to an extent that would not be material to Century and its Restricted Subsidiaries, taken as a whole.

  Designation of Restricted and Unrestricted Subsidiaries

     (a) The Board of Directors may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default:

     (1) The Subsidiary does not own any Capital Stock of Century or any Restricted Subsidiary or hold any Debt of, or any Lien on any property of, Century or any Restricted Subsidiary;

     (2) At the time of the designation, the designation would be permitted under “Limitation on Restricted Payments”;

     (3) To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by Century or any Restricted Subsidiary is permitted under “Limitation on Debt and Disqualified or Preferred Stock” and “Limitation on Restricted Payments”;

     (4) The Subsidiary is not party to any transaction or arrangement with Century or any Restricted Subsidiary that would not be permitted under “Limitation on Transactions with Shareholders and Affiliates”; and

     (5) Neither Century nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results, except to the extent permitted by “Limitation on Debt and Disqualified or Preferred Stock” and “Limitation on Restricted Payments”.

Once so designated, the Subsidiary will remain an Unrestricted Subsidiary, subject to paragraph (b).

     (b) (1) A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in paragraph (a) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in paragraph (d).

     (2) The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

     (c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

     (1) all existing Investments of Century and the Restricted Subsidiaries therein will be deemed made at that time;

     (2) all existing transactions between it and Century or any Restricted Subsidiary will be deemed entered into at that time;

     (3) it will be released at that time from its note guaranty, if any; and

     (4) it will cease to be subject to the provisions of the indenture as a Restricted Subsidiary.

     (d) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

     (1) all of its Debt and Disqualified or Preferred Stock will be deemed Incurred at that time for purposes of “Limitation on Debt and Disqualified or Preferred Stock”, but will not be considered the sale or issuance of Equity Interests for purposes of “Limitation on Sale or Issuance of Equity Interests of Restricted Subsidiaries” or “Limitation on Asset Sales”;

     (2) Investments therein previously charged under “Limitation on Restricted Payments” will be credited thereunder;

     (3) it may be required to issue a note guaranty pursuant to “Guarantees by Restricted Subsidiaries”; and

     (4) it will thenceforward be subject to the provisions of the indenture as a Restricted Subsidiary.

          (e) Any designation by the Board of Directors of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the foregoing provisions.

  Financial Reports

     Whether or not Century is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Century must provide the trustee and holders, within the time periods specified in the SEC’s rules and regulations:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Century were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and, with respect to annual information only, a report on the financial statements contained therein by Century’s certified independent accountants, and

     (2) all current reports that would be required to be filed with the SEC on Form 8-K if Century were required to file such reports.

In addition, whether or not required by the SEC, Century will, if the SEC will accept the filing, file the information and reports described above with the SEC and make them available to securities analysts and prospective investors upon request.

  Reports to Trustee

     Century will deliver to the trustee:

     (1) within 120 days after the end of each fiscal year a certificate, executed by officers of Century and each Guarantor, stating that Century and each Guarantor has fulfilled its obligations under the indenture or, if there has been a Default, specifying the Default and its nature and status;

     (2) as soon as possible and in any event within 30 days after Century becomes aware or should reasonably become aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action which Century proposes to take with respect thereto; and

     (3) within 120 days after the end of each fiscal year a written statement by Century’s independent public accountants stating whether, in connection with their audit examination, any Default has come to their attention and, if such a Default has come to their attention, specifying the nature and period of the existence thereof.

Consolidation, Merger or Sale of Assets

     The indenture further provides as follows regarding consolidation, merger or sale of all or substantially all of the assets of Century or a Guarantor:

  Consolidation, Merger or Sale of Assets by Century

     Century will not

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer, or otherwise dispose of all or substantially all of the assets of Century and its consolidated Subsidiaries, as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person or

•	permit any Person to merge with or into Century

unless

     (1) either (x) Century is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture all of the obligations of Century under the indenture, the notes and the registration rights agreement;

     (2) immediately after giving effect to the transaction, no Default has occurred and is continuing;

     (3) immediately after giving effect to the transaction on a pro forma basis, Century or the resulting, surviving or transferee Person has a Consolidated Net Worth (without taking into account any purchase accounting adjustments) equal to or greater than the Consolidated Net Worth of Century immediately prior to such transaction;

     (4) immediately after giving effect to the transaction on a pro forma basis, Century or the resulting surviving or transferee Person could Incur at least $1.00 of Debt under paragraph (a) of “Limitation on Debt and Disqualified or Preferred Stock”; and

     (5) Century delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture;

provided, that clauses (2) through (4) do not apply

     (i) to the consolidation or merger of Century with or into a Wholly Owned Restricted Subsidiary or the consolidation or merger of a Wholly Owned Restricted Subsidiary with or into Century or

     (ii) if, in the good faith determination of the Board of Directors of Century, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of Century.

     Century shall not lease all or substantially all of the assets of Century and its consolidated Subsidiaries, whether in one transaction or a series of transactions, to one or more other Persons.

     Upon the consummation of any transaction effected in accordance with these provisions, if Century is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, Century under the indenture with the same effect as if such successor Person had been named as Century in the indenture. Upon such substitution, unless the successor is one or more of Century’s Subsidiaries, Century will be released from its obligations under the indenture and the notes.

  Consolidation, Merger or Sale of Assets by a Guarantor

     No Guarantor may

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

•	permit any Person to merge with or into the Guarantor

unless

     (A) the other Person is Century or any Wholly Owned Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

     (B) (1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under the indenture, its note guaranty and the registration rights agreement; and

     (2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

     (C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to Century or a Restricted Subsidiary) otherwise permitted by the indenture.

     Century will also be required to deliver to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture.

Default and Remedies

  Events of Default

     An “Event of Default” occurs if

     (1) Century defaults in the payment of the principal of any note (including outstanding notes not tendered in the exchange offer) when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise;

     (2) Century defaults in the payment of interest (including any Additional Interest) on any note (including outstanding notes not tendered in the exchange offer) when the same becomes due and payable, and the default continues for a period of 30 days;

     (3) Century fails to make an Offer to Purchase and thereafter accept and pay for notes tendered when and as required pursuant to “Certain Covenants — Repurchase of Notes Upon a Change of Control,” or “— Limitation on Asset Sales,” or Century or any Guarantor fails to comply with “Consolidation, Merger or Sale of Assets”;

     (4) Century defaults in the performance of or breaches any other covenant or agreement of Century in the indenture or under the notes and the default or breach continues for a period of 60 consecutive days after written notice to Century by the trustee or to Century and the trustee by the holders of 25% or more in aggregate principal amount of the notes (including outstanding notes not tendered in the exchange offer);

     (5) there occurs with respect to any Debt of Century or any of its Restricted Subsidiaries having an outstanding principal amount of $10.0 million or more in the aggregate for all such Debt of all such Persons (i) an event of default that has caused the holder thereof to declare such Debt to be due and payable prior to its scheduled maturity or (ii) failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period;

     (6) one or more final judgments or orders for the payment of money are rendered against Century or any of its Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10.0 million (in excess of amounts which Century’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect (a “judgment default”);

     (7) an involuntary case or other proceeding is commenced against Century or any Significant Restricted Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against Century or any Significant Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

     (8) Century or any of its Significant Restricted Subsidiaries (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Century or any of its Significant Restricted Subsidiaries or for all or substantially all of the property and assets of Century or any of its Significant Restricted Subsidiaries or (iii) effects any general assignment for the benefit of creditors (an event of default specified in clause (7) or (8) a “bankruptcy default”); or

     (9) any note guaranty of any Significant Restricted Subsidiary ceases to be in full force and effect, other than in accordance the terms of the indenture, or any such Guarantor denies or disaffirms its obligations under its note guaranty.

  Consequences of an Event of Default

     If an Event of Default, other than a bankruptcy default with respect to Century, occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes (including outstanding notes not tendered in the exchange offer) then outstanding, by written notice to Century (and to the trustee if the notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If a bankruptcy default occurs with respect to Century, the principal of and accrued interest on the notes (including outstanding notes not tendered in the exchange offer) then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

     The holders of a majority in principal amount of the outstanding notes (including outstanding notes not tendered in the exchange offer) by written notice to Century and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

     (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived, and

     (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     Except as otherwise provided in “Consequences of an Event of Default” or “Amendments and Waivers — Amendments with Consent of Holders,” the holders of a majority in principal amount of the outstanding notes (including outstanding notes not tendered in the exchange offer) may, by notice to the trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

     The holders of a majority in principal amount of the outstanding notes (including outstanding notes not tendered in the exchange offer) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

     A holder may not institute any proceeding, judicial or otherwise, with respect to the indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture or the notes, unless:

     (1) the holder has previously given to the trustee written notice of a continuing Event of Default;

     (2) holders of at least 25% in aggregate principal amount of outstanding notes (including outstanding notes not tendered in the exchange offer) have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the Indenture;

     (3) holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

     (4) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

     (5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes (including outstanding notes not tendered in the exchange offer) have not given the trustee a direction that is inconsistent with such written request.

     Notwithstanding anything to the contrary, the right of a holder of a note to receive payment of principal of or interest on its note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder.

     If any Default occurs and is continuing and is known to the trustee, the trustee will send notice of the Default to each holder within 90 days after it occurs, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any note, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors of the trustee in good faith determine that withholding the notice is in the interest of the holders.

No Liability of Directors, Officers, Employees, Incorporators and Stockholders

     No director, officer, employee, incorporator, member or stockholder of Century or any Guarantor, as such, will have any liability for any obligations of Century or such Guarantor under the notes, any note guaranty, the indenture or the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Amendments and Waivers

  Amendments Without Consent of Holders

     Century and the trustee may amend or supplement the indenture and/or the notes without notice to or the consent of any noteholder

     (1) to cure any ambiguity, defect or inconsistency in the indenture or the notes;

     (2) to comply with “Consolidation, Merger or Sale of Assets”;

     (3) to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

     (4) to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

     (5) to provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

     (6) to provide for any Guarantee of the notes, to provide security for the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the indenture; or

     (7) to conform any provision to the section in the offering circular dated August 10, 2004 with respect to the outstanding notes entitled “Description of the Notes.”

  Amendments With Consent of Holders

     Except as otherwise provided in “Default and Remedies — Consequences of an Event of Default” or the next succeeding paragraph, Century and the trustee may amend the indenture and/or the notes with the written consent of the holders of a majority in principal amount of the outstanding notes (including outstanding notes not tendered in the exchange offer) and the holders of a majority in principal amount of the outstanding notes (including outstanding notes not tendered in the exchange offer) may waive future compliance by Century with any provision of the indenture or the notes.

     Notwithstanding the provisions of the preceding paragraph, without the consent of each holder affected, an amendment or waiver may not

     (1) reduce the principal amount of or change the Stated Maturity of any installment of principal of any note,

     (2) reduce the rate of or change the Stated Maturity of any interest payment on any note,

     (3) reduce the amount payable upon the redemption of any note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed,

     (4) after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,

     (5) make any note payable in money other than that stated in the note,

     (6) impair the right of any holder of notes to receive any principal payment or interest payment on such holder’s notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,

     (7) make any change in the percentage of the principal amount of the notes required for amendments or waivers,

     (8) modify or change any provision of the indenture affecting the ranking of the notes or any note guaranty in a manner adverse to the holders of the notes, or

     (9) make any change in any note guaranty that would adversely affect the noteholders;

provided that the provisions of “Certain Covenants — Repurchase of Notes Upon a Change of Control” and “— Limitation on Asset Sales” may, except as provided above, be amended or waived with the consent of holders holding not less than 66 2/3% in aggregate principal amount of the notes (including outstanding notes not tendered in the exchange offer).

     It is not necessary for noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

     Neither Century nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Defeasance and Discharge

     Century may discharge its obligations under the notes and the indenture by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption within one year, subject to meeting certain other conditions.

Century may also elect at any time prior to the scheduled maturity of the notes to

     (1) discharge most of its obligations in respect of the notes and the indenture, not including obligations related to the defeasance trust or to the replacement of notes or its obligations to the trustee (“legal defeasance”) or

     (2) discharge its obligations under most of the covenants and under clauses (3) and (4) of “Consolidation, Merger or Sale of Assets — Consolidation, Merger or Sale of Assets by Century” (and the events listed in clauses (3), (4), (5), (6) and (9) under “Default and Remedies — Events of Default” will no longer constitute Events of Default) (“covenant defeasance”)

by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption and by meeting certain other conditions, including delivery to the trustee of either a ruling received from the Internal Revenue Service or an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case. In the case of legal defeasance, such an opinion may not be given absent a change of law after the Issue Date. The defeasance would in each case be effective when 123 days have passed since the date of the deposit in trust.

     In the case of either discharge or defeasance, the note guarantees, if any, will terminate.

Concerning the Trustee

     Wilmington Trust Company is the trustee under the indenture. Wilmington Trust Company is the trustee for our outstanding first mortgage notes indenture and also acts as trustee for the Convertible Notes indenture.

     Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

     The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of Century, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with Century and its Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

Book Entry; Delivery and Form

     The exchange notes will be issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof. Except as described below under “—Certificated Notes,” the exchange notes will be issued in the form of global notes, as further provided below.

     The trustee is not required

•	to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or purchased pursuant to an Offer to Purchase,

•	to register the transfer of or exchange any note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any note not being redeemed or purchased, or

•	if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption or purchase.

     No service charge will be imposed in connection with any transfer or exchange of any note, but Century may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

  Global Notes

     Global notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

     Investors may hold their beneficial interests in the global notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC. All interests in a global note may be subject to the procedures and requirements of DTC.

     Payments of principal and interest under each global note will be made to DTC’s nominee as the registered owner of such global note. Century expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. Century also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of Century, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

     DTC has advised Century that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

  Certificated Notes

     If DTC notifies Century that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by Century within 90 days of such notice, or an Event of Default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC.

     In addition, the trustee will exchange each beneficial interest in a global note for one or more certificated notes upon written request by the holder of such interest in accordance with the requirements of the indenture and the applicable rules and procedures of the depositary.

Same Day Settlement and Payment

     The indenture will require that payments in respect of the notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by holders of the global notes. With respect to notes in certificated form, Century will make all payments by mailing a check to each holder’s registered address or, at Century’s option, by wire transfer of immediately available funds to the accounts specified by the holders thereof.

     The notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Century expects that secondary trading in any certificated notes will also be settled in immediately available funds.

     The information described above concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. None of Century, the initial purchasers or the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law

     The indenture, including any note guarantees, and the notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

     “Acquired Debt” means (i) Debt of a Person existing at the time the Person merges with or into or becomes a Restricted Subsidiary or (ii) Debt incurred as an assumed liability in connection with the acquisition of related assets, in each case not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary or the assets being acquired.

     “Additional Interest” means additional interest owed to the holders pursuant to the Registration Rights Agreement.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     “Asset Sale” means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer or other disposition of any assets by Century or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction or Sale and Leaseback Transaction and including any sale or issuance of Equity Interests of any Restricted Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

     (1) a disposition to Century or a Wholly Owned Restricted Subsidiary, including the sale or issuance by Century or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to Century or any Wholly Owned Restricted Subsidiary;

     (2) (A) the disposition by Century or any Restricted Subsidiary in the ordinary course of business of (i) cash and cash management investments, (ii) inventory or other assets acquired or produced and held for sale or resale in the ordinary course of business, or (iii) rights granted to others pursuant to leases, subleases or licenses and (B) the disposition by Century Aluminum of Kentucky LLC of power in the ordinary course of business;

     (3) the sale or discount of accounts receivable (including receivables due from Affiliates) arising in the ordinary course of business in connection with the compromise or collection thereof;

     (4) a transaction that is governed by the covenant described under “Consolidation, Merger or Sale of Assets — Consolidation, Merger or Sale of Assets by Century”;

     (5) a Restricted Payment permitted under “Limitation on Restricted Payments” or a Permitted Investment;

     (6) any disposition in a transaction or series of related transactions of assets with a fair market value of less than $5.0 million;

     (7) any disposition of Equity Interests of an Unrestricted Subsidiary;

     (8) the granting of a Lien, other than in connection with a Sale and Leaseback Transaction, if the Lien is granted in compliance with the covenant described under “Limitation on Liens”;

     (9) any disposition of (a) any part or all of the equity ownership of Century Aluminum of West Virginia, or any part or all of its assets, or (b) any Equity Interests of any Joint Venture that is not a Restricted Subsidiary; provided that the disposition is for fair market value, as determined in good faith by the Board of Directors, and any Net Cash Proceeds from such disposition (treated as if it was an Asset Sale) shall be applied as set forth under paragraphs (3) and (4) of the covenant described above under “— Limitation on Asset Sales”; and

     (10) the settlement or termination of any Hedging Agreement.

     “Attributable Debt” means, in respect of a Sale and Leaseback Transaction the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

     “Average Life” means, with respect to any Debt, the quotient obtained by dividing

     (i) the sum of the products, determined for each scheduled principal payment of such Debt occurring after the date of determination, of

     (x) the number of years from the date of determination to the date of such principal payment, and

     (y) the amount of such principal payment by

     (ii) the sum of all such principal payments.

     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or in the city where the Corporate Trust Office of the Trustee is located are authorized by law to close.

     “Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     “Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

     “Cash Equivalents” means

     (1) United States dollars, or money in other currencies received in the ordinary course of business,

     (2) U.S. Government Obligations and obligations of any agency of the U.S. Government rated AAA by S&P and Aaa by Moody’s at the time of acquisition, in each case with maturities not exceeding one year from the date of acquisition,

     (3) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500.0 million whose short-term debt is rated at least P-2 by Moody’s or A-2 by S&P,

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

     (5) commercial paper rated at least P-1 by Moody’s or A-1 by S&P at the time of acquisition and maturing within six months after the date of acquisition,

     (6) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5) above, and

     (7) in the case of any Foreign Restricted Subsidiary, substantially similar investments made in the ordinary course of business and denominated in the currency of any location where the Foreign Restricted Subsidiary conducts business.

     “Change of Control” means:

     (1) the merger or consolidation of Century with or into another Person or the merger of another Person with or into Century, or the sale of all or substantially all the assets of Century to another Person, (in each case, unless such other Person is a Permitted Holder) unless holders of a majority of the aggregate voting power of the Voting Stock of Century, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person;

     (2) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of Century (other than through the creation of a holding company for Century that does not involve a change in the beneficial ownership of Century as a result of the transaction); provided that indirect beneficial ownership of more than 40% of the total voting power of the Voting Stock of Century through direct or indirect ownership of Voting Stock or Capital Stock of Glencore by (a) the then-current or former officers or employees of Glencore or any of its Subsidiaries (the “Glencore Employees”) and/or (b) by any Person controlled by the Glencore Employees shall not be deemed to constitute a Change of Control if the composition of the Glencore Employees continues to be comprised in a manner consistent with the manner in which it is comprised on the Issue Date.

     (3) at any time during any period of two consecutive years after the Issue Date, individuals who at the beginning of any such period constituted the Board of Directors of Century, together with any new directors whose election by such Board or whose nomination for election by the stockholders of Century was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of Century then in office; or

     (4) the adoption of a plan relating to the liquidation or dissolution of Century.

     The phrase “all or substantially all,” as used with respect to the assets of Century, is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of Century has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of the “Change of Control” provisions of the indenture could be unclear.

     “Common Stock” means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.

     “Consolidated Net Income” means, for any period, the aggregate net income (or loss) of Century and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

     (1) the net income (or loss) of any Person that is not a Restricted Subsidiary or is accounted for by the equity method of accounting, except to the extent of the lesser of

     (x) the dividends or other distributions actually paid in cash to Century or any of its Restricted Subsidiaries (subject to clause (3) below) by such Person during such period, and

     (y) Century’s pro rata share of such Person’s net income earned during such period;

     (2) any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

     (3) the net income (or loss) of any Restricted Subsidiary (other than Nordural and any Nordural Holding Company) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (provided that any loss of such Person for the relevant period shall be included in calculating Consolidated Net Income to the extent of the amount of cash Investments in such Person (whether by loan, capital contribution or otherwise) made during the relevant period by Century or any of its other Restricted Subsidiaries), provided further that if the declaration or payment of dividends or similar distributions by any Restricted Subsidiary would have been permitted at the end of the relevant period, the net income of such Restricted Subsidiary shall be included for the entire relevant period;

     (4) any net after-tax gains and losses attributable to Asset Sales;

     (5) any net after-tax extraordinary gains and losses determined in accordance with GAAP and any gains or losses in connection with the early retirement of Debt;

     (6) the cumulative effect of a change in accounting principles;

     (7) any after-tax amortization expense attributable to the Agreement for Electric Service dated July 15, 1998 with Green River Company related to the Hawesville facility to the extent that such expense represents amortization of the value attributed thereto in connection with the purchase of the Hawesville facility by Century or its Restricted Subsidiaries;

     (8) any after-tax non-cash losses or gains, determined in accordance with GAAP, relating to Hedging Agreements until such time as such agreements are settled (at which time such losses or gains shall be included);

     (9) any after-tax non-cash losses or gains related to the write-up or write-down of inventory to reflect a change in market value of such inventory until such time as such inventory is sold (at which time such losses or gains shall be included); and

     (10) any amortization of debt issuance costs excluded from Interest Expense.

     “Consolidated Net Worth” means, at any date of determination, the consolidated stockholders’ equity of Century and its Restricted Subsidiaries, calculated excluding

     (1) any amounts attributable to Disqualified Stock,

     (2) treasury stock,

     (3) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made in accordance with GAAP as a result of the acquisition of such business) subsequent to the Issue Date in the book value of any asset, and

     (4) the cumulative effect of a change in accounting principles.

     “Convertible Notes” means Century’s 1.75% convertible senior notes due 2024.

     “Credit Agreement” means the credit agreement dated as of April 2, 2001 among Century, the lenders and agents party thereto and Fleet Capital Corporation, as administrative and documentation agent, together with any related documents (including any security documents and guarantee agreements), as such agreement may be amended, modified, supplemented, extended, renewed, refinanced or replaced or substituted from time to time, including any subsequent refinancings, replacements or substitutions.

     “Debt” means, with respect to any Person, without duplication,

     (1) all indebtedness of such Person for borrowed money;

     (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

     (3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within three Business Days;

     (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services to the extent recorded as liabilities under GAAP, excluding trade payables arising in the ordinary course of business;

     (5) all obligations of such Person as lessee under Capital Leases and all Attributable Debt;

     (6) all Debt of other Persons Guaranteed by such Person (including by securing such Debt by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person) to the extent so Guaranteed, other than a Limited Recourse Guaranty; and

     (7) all obligations of such Person under Hedging Agreements.

     The amount of Debt on any date of determination of any Person under clauses (1) through (7) will be deemed to be:

     (A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

     (B) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;

     (C) with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

     (D) with respect to any Hedging Agreements, the net amount payable, if any, by such Person if such Hedging Agreement terminated at that time due to default by such Person; and

     (E) otherwise, the outstanding principal amount thereof.

     The principal amount of any Debt or other obligation that is denominated in any currency other than United States dollars (after giving effect to any Hedging Agreement in respect thereof) shall be the amount thereof, as determined pursuant to the foregoing sentence, converted into United States dollars at the Spot Rate in effect on the date of determination. For this purpose, “Spot Rate” shall mean, for any currency, the spot rate at which that currency is offered for sale against United States dollars as published in The Wall Street Journal on the business day immediately preceding the date of determination or, if that rate is not available in that publication, as determined in any publicly available source of similar market data.

     “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

     “Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are

     (1) required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the notes for consideration other than Qualified Equity Interests, or

     (2) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt;

provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes if those provisions

     (A) are no more favorable to the holders than “Certain Covenants — Limitation on Asset Sales” and “— Repurchase of Notes Upon a Change of Control”, and

     (B) specifically state that repurchase or redemption pursuant thereto will not be required prior to Century’s repurchase of the notes as required by the indenture.

     “Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

     “Domestic Restricted Subsidiary” means any Restricted Subsidiary formed under the laws of, or 50% or more of the assets of which are located in, the United States of America or any jurisdiction thereof.

     “EBITDA” means, for any period, the sum of:

     (1) Consolidated Net Income, plus, in each case, without duplication:

     (2) to the extent deducted in calculating Consolidated Net Income, Fixed Charges, plus

     (3) to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for Century and its Restricted Subsidiaries in conformity with GAAP:

     (A) income taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to Asset Sales, extraordinary gains or losses or gains or losses in connection with the early retirement of Debt; and

     (B) depreciation, amortization and all other non-cash items reducing Consolidated Net Income (not including non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income (not including non-cash items in a period which reflect cash income received or to be received in another period);

provided that, with respect to any Restricted Subsidiary, such items (2) and (3)(A) and (B) will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.

     “Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity (including, without limitation, the Convertible Notes).

     “Fixed Charge Coverage Ratio” means, on any date (the “transaction date”), the ratio of

     (x) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which financial statements have been provided (or, if not timely provided, required to be provided) pursuant to the indenture (whether through filing of a Form 10-Q or a Form 10-K for such period or an earnings release filed on Form 8-K) or, in the case of periods prior to the Issue Date, filed with the SEC (the “reference period”) to

     (y) the aggregate Fixed Charges during such reference period.

In making the foregoing calculation,

     (1) pro forma effect will be given to any Debt or Disqualified or Preferred Stock Incurred during or after the reference period to the extent the Debt or Disqualified or Preferred Stock is outstanding or is to be Incurred on the transaction date as if the Debt or Disqualified or Preferred Stock had been Incurred on the first day of the reference period;

     (2) pro forma calculations of interest on Debt bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedging Agreement protecting against fluctuations in interest rates applicable to the Debt, if the Hedging Agreement protecting against fluctuations in interest rates has a remaining term of at least 12 months or, if less, a remaining term equal to the remaining term of such Debt) had been the applicable rate for the entire reference period;

     (3) Fixed Charges related to any Debt or Disqualified or Preferred Stock no longer outstanding or to be repaid or redeemed on the transaction date, except for Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the transaction date, will be excluded;

     (4) pro forma effect will be given to

     (A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

     (B) the acquisition or disposition of companies, divisions or lines of businesses by Century and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, and

     (C) the discontinuation of any discontinued operations that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period; and

     (5) when the Nordural expansion, as described in the offering circular dated August 10, 2004 with respect to the outstanding notes under “Business — Recent Developments — The Nordural Acquisition and Expansion” is complete and the expanded facility is operational for a complete fiscal quarter but less than the four fiscal quarters included in the reference period, pro forma effect shall be given to the results of Nordural directly attributable to the expansion as if such expansion had been completed at the beginning of the reference period; to make such pro forma calculation, Century shall take the results of operations directly attributable to the expansion facility for the fiscal quarter or quarters when the expanded facility is operational and annualize them on a simple arithmetic basis, and shall exclude actual results directly attributable to the expansion facility for the fiscal quarter or quarters prior to full operations. Prior to consummation of any transaction that is being completed in reliance upon such pro forma calculation, Century shall deliver an Officer’s

Certificate executed by Century’s principal financial or accounting officer to the Trustee certifying that such calculations were made in accordance with the indenture.

To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

     “Fixed Charges” means, for any period, the sum of

     (1) Interest Expense for such period; and

     (2) the product of

     (x) cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Stock of Century or Disqualified Stock or Preferred Stock of a Restricted Subsidiary, except for dividends payable solely, or solely at Century’s option, in Century’s Qualified Stock or paid to Century or to a Wholly Owned Restricted Subsidiary, and

     (y) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to Century and its Restricted Subsidiaries;

provided that, with respect to any Restricted Subsidiary, its Fixed Charges will be included for purposes of calculating the Fixed Charge Coverage Ratio only to the extent and in the same proportion that the relevant Restricted Subsidiary’s Fixed Charges were included in calculating EBITDA.

     “Foreign-Owned Parent Holding Company” means any Parent Holding Company, all of the Equity Interests of which are owned by one or more Foreign Restricted Subsidiaries.

     “Foreign Person” means any Person that is formed under the laws of, and 50% or more of its assets are located in, any jurisdictions outside the United States of America.

     “Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

     “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date.

     “Glencore” means Glencore International AG, a corporation organized under the laws of Switzerland.

     “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person

     (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on an arm’s-length basis and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or

     (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part;

provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business or indemnities given in connection with any disposition of assets. The term “Guarantee” used as a verb has a corresponding meaning. Notwithstanding the foregoing, contracts for the purchase of alumina or bauxite with any Person owning the Gramercy alumina facility or the Jamaican bauxite operations, as the case may be, that provide for pricing in a manner similar to that described in the offering circular dated August 10, 2004 with respect to the outstanding notes under “The Planned Gramercy Acquisition”, and any amendments, modifications or replacements from time to time, including any subsequent replacements, that are not materially less favorable to Century and its Restricted Subsidiaries than the agreements so described shall not be deemed to be Guarantees by Century and its Restricted Subsidiaries of any obligations of such Person or an Investment in such Person.

     “Guarantor” means (i) each Domestic Restricted Subsidiary of Century in existence on the Issue Date other than Century Aluminum of Kentucky LLC (until the repayment date) and (ii) each Restricted Subsidiary that executes a supplemental indenture in the form included in the indenture providing for the guaranty of the payment of the notes, or any successor obligor under its note guaranty pursuant to “Consolidation, Merger or Sale of Assets”, in each case unless and until such Guarantor is released from its note guaranty pursuant to the indenture.

     “Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates or (iii) any commodity or raw material futures contract or any other agreement designed to protect against fluctuations in commodity or raw material prices, including any commodity forward sales contract at a fixed price.

     “Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the Issue Date (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of “Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock,” but will not be considered the sale or issuance of Equity Interests for purposes of “— Limitation on Sale or Issuance of Equity Interests of Restricted Subsidiaries” or “— Limitation on Asset Sales.” The accretion of original issue discount or payment of interest in kind will not be considered an Incurrence of Debt.

     “Interest Expense” means, for any period, the consolidated interest expense of Century and its Restricted Subsidiaries determined in accordance with GAAP, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by Century or its Restricted Subsidiaries, without duplication,

     (i) interest expense attributable to Sale and Leaseback Transactions,

     (ii) amortization of debt discount and debt issuance costs (other than debt issuance costs incurred in connection with the offering of the outstanding notes and the Convertible Notes offering and any other debt issuance costs incurred prior to the Issue Date or in respect of the Nordural refinancing described in the offering circular dated August 10, 2004 with respect to the outstanding notes, which costs shall be excluded from Interest Expense) provided that expenses relating to the early retirement of Debt shall not be deemed Debt issuance costs,

     (iii) capitalized interest,

     (iv) non-cash interest expense,

     (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

     (vi) net payments made, or less net payments received, pursuant to Hedging Agreements, (other than Hedging Agreements relating to commodities or raw materials), and amortization of fees in respect thereof; provided that (a) such Hedging Agreement was entered into for the purpose of hedging interest rate or currency rate risk with respect to Debt of Century (the “underlying Debt”) and (b) payments made or received in respect of hedges of the principal amount of the underlying Debt shall be excluded, and

     (vii) any of the above expenses with respect to Debt of another Person Guaranteed by Century or any of its Restricted Subsidiaries (other than Non-Recourse Debt of a Joint Venture Guaranteed solely pursuant to a Limited Recourse Guarantee).

     “Investment” means, for any Person,

     (1) any direct or indirect advance, loan or other extension of credit to another Person,

     (2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

     (3) any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

     (4) any Guarantee of any obligation of another Person.

If Century or any Restricted Subsidiary (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of Century, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture, all remaining Investments of Century and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time.

     The acquisition of a direct undivided interest in assets in a manner substantially similar (including such interests being subject to similar ownership and operating agreements) to Century’s and its Restricted Subsidiaries’ direct ownership interest in assets comprising the Mt. Holly facility would not, by itself, constitute an “Investment” because it does not meet the definition set forth above; however, the acquisition by Century or any Restricted Subsidiary of the Equity Interests of a Person that owns or operates such undivided interests would constitute an Investment.

     “Investment Grade” means a rating of BBB— or higher by S&P and Baa3 or higher by Moody’s. If S&P or Moody’s shall cease to act as a securities rating agency, Century shall select any other nationally recognized securities rating agency in their stead and the equivalent of such ratings by such rating agency shall be used.

     “Issue Date” means the date on which the outstanding notes were originally issued under the indenture.

     “Joint Venture” means any joint venture or partnership between the Company or any Restricted Subsidiary and any other Person (other than an Unrestricted Subsidiary), whether or not such joint venture or partnership is a Subsidiary of the Company or any Restricted Subsidiary.

     “Joint Venture Holding Company” means any Subsidiary of Century the activities of which are limited, directly or indirectly, to making and owning Equity Interests and other Investments in a Joint Venture or Unrestricted Subsidiary and activities incidental thereto, including participation in financing arrangements of such Joint Venture or Unrestricted Subsidiary (but in each case only for so long as its activities are so limited).

     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Sale and Leaseback Transaction).

     “Limited Recourse Guaranty” means, with respect to any Non-Recourse Debt of a Joint Venture or Unrestricted Subsidiary, any Guarantee of such Debt by any related Joint Venture Holding Company, including a pledge by any such Joint Venture Holding Company of the Capital Stock and other Investments held in such Joint Venture or Unrestricted Subsidiary, provided that in any event such Guarantee and pledge are non-recourse in all respects to the Company and its Restricted Subsidiaries other than such Joint Venture Holding Company.

     “Limited Recourse Parent Guaranty” means, with respect to any Debt of a Foreign Restricted Subsidiary, any Guarantee of such Debt by any related Parent Holding Company, including a pledge by any such related Parent Holding Company of the Capital Stock and other Investments held in such Foreign Restricted Subsidiary or any other Parent Holding Company in respect of such Foreign Restricted Subsidiary.

     “Moody’s” means Moody’s Investors Service, Inc. and its successors.

     “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of

     (1) brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers;

     (2) provisions for taxes as a result of such Asset Sale taking into account the consolidated results of operations of Century and its Restricted Subsidiaries;

     (3) payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and

     (4) appropriate amounts to be provided in conformity with GAAP as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

     “Non-Recourse Debt” means Debt as to which (i) neither Century nor any Restricted Subsidiary (other than a Joint Venture Holding Company) provides any Guarantee and as to which the lenders have agreed or have been notified in writing that they will not have any recourse to the stock or assets of Century or any Restricted Subsidiary (other than a Limited Recourse Guaranty by a Joint Venture Holding Company) and (ii) no default thereunder would, as such, constitute a default under any Debt of Century or any Restricted Subsidiary (other than Debt of a Joint Venture Holding Company).

     “Nordural” means Nordural hf and its successors.

     “Nordural Holding Company” means any Restricted Subsidiary of Century that has no assets and conducts no operations other than the direct or indirect holding of Equity Interests and other Investments in Nordural and activities incidental thereto, including participation in financing arrangements of Nordural (but in each case only for so long as its activities are so limited), and the receipt, reinvestment or distribution of dividends, interest and other distributions.

     “Note Guaranty” means the guaranty of the notes by a Guarantor pursuant to the indenture.

     “Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

     “Parent Holding Company” means any Restricted Subsidiary of Century (including any Nordural Holding Company) that has no assets and conducts no operations other than the direct or indirect holding of Equity Interests or other Investments in a Foreign Restricted Subsidiary of Century and activities incidental thereto, including participation in financing arrangements of such Subsidiary (but only for so long as its activities are so limited), and the receipt, reinvestment or distribution of dividends, interest and other distributions.

     “Permitted Business” means the business of reducing, refining, processing and selling alumina, primary aluminum and aluminum products, and any business reasonably related, incidental or ancillary thereto.

     “Permitted Holders” means any or all of the following:

     (1) Glencore; and

     (2) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) is owned 80% by the Person specified in clause (1).

     “Permitted Investments” means:

     (1) any Investment in Century or in a Restricted Subsidiary engaged in a Permitted Business;

     (2) any Investment in Cash Equivalents;

     (3) any Investment by Century or any Subsidiary of Century in a Person, if as a result of such Investment,

     (A) such Person becomes a Restricted Subsidiary engaged in a Permitted Business, or

     (B) such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, Century or a Restricted Subsidiary engaged in a Permitted Business;

     (4) Investments received as non-cash consideration in an Asset Sale made pursuant to and in compliance with “Certain Covenants — Limitation on Asset Sales”;

     (5) any Investment made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Qualified Equity Interests of Century; provided that any proceeds of the issuance of such Qualified

Equity Interests shall not be included in making the calculations under clause (3) of paragraph (a) under “— Certain Covenants — Limitation on Restricted Payments”;

     (6) Hedging Agreements otherwise permitted under the indenture;

     (7) (i) receivables owing to Century or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

     (8) payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, officers, directors and employees (including loans or Guarantees to satisfy tax withholding obligations of such persons upon the exercise of options or the vesting of performance shares), in each case in the ordinary course of business, not in excess of $2.0 million outstanding at any time;

     (9) extensions of credit to customers and suppliers in the ordinary course of business; and

     (10) Investments in any Joint Venture directly or indirectly owning the Gramercy alumina facility, a 49% interest in a Jamaican partnership that owns bauxite mining operations and related assets (a) in an amount not to exceed $11.5 million, plus any closing or post-closing purchase price adjustments, which Investments are used to finance the acquisition of such facility, partnership interests and related assets by such Joint Venture (b) in amounts necessary to fund obligations of such Joint Venture with respect to environmental costs, workers’ compensation, pensions and benefit plans or self-insurance liabilities and other related expenses in an amount not to exceed $15.0 million and (c) made or deemed to be made as a result of Century and its Restricted Subsidiaries’ funding or obligation to fund one-half of such Joint Venture’s capital expenditures.

     “Permitted Liens” means:

     (1) Liens existing on the Issue Date not otherwise constituting Permitted Liens;

     (2) Liens securing Century’s 11.75% senior secured first mortgage notes due 2008, the guarantees relating thereto and other Obligations in respect thereof;

     (3) Liens securing Debt under or with respect to the Credit Agreement incurred pursuant to clause (1) of Permitted Debt and Obligations in respect thereof; provided that such Liens only extend to current assets;

     (4) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations (including, without limitation, obligations pursuant to Environmental Laws), surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and not securing Debt;

     (5) Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings;

     (6) Liens in respect of taxes and other governmental assessments and charges which are not yet due or which are being contested in good faith and by appropriate proceedings;

     (7) Liens securing reimbursement obligations with respect to letters of credit that solely encumber documents and other property relating to such letters of credit and the proceeds thereof;

     (8) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, not interfering in any material respect with the conduct of the business of Century and its Restricted Subsidiaries;

     (9) licenses or leases or subleases as licensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

     (10) customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including netting and setoff rights with respect to (but not collateral pledged to secure) obligations under Hedging Agreements;

     (11) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

     (12) options, put and call arrangements, rights of first refusal and similar rights and customary reciprocal easements or other rights of use relating to Investments in joint ventures, partnerships and the like, or relating to ownership of undivided interests in assets subject to a joint ownership or similar agreement;

     (13) judgment liens, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as (x) no judgment default has occurred and is continuing and (y) the aggregate amount of all obligations secured by such judgment liens and other Liens described in this clause does not at any time exceed $10.0 million;

     (14) Liens on property of a Person at the time such Person becomes a Restricted Subsidiary, provided such Liens were not created in contemplation thereof and do not extend to any other property of Century or any Restricted Subsidiary;

     (15) Liens on property at the time Century or any of the Restricted Subsidiaries acquires such property, including by means of a merger or consolidation with or into Century or a Restricted Subsidiary, provided such Liens were not created in contemplation thereof and do not extend to any other property of Century or any Restricted Subsidiary;

     (16) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is tax-exempt under the Internal Revenue Code;

     (17) Liens securing or comprising a Limited Recourse Guaranty;

     (18) extensions, renewals or replacements of any Liens referred to in clauses (1), (14), (15) or (16) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Debt”, the amount secured by such Lien is not increased;

     (19) Liens on assets of Foreign Restricted Subsidiaries and the related Parent Holding Companies securing Debt of Foreign Restricted Subsidiaries and the related Limited Recourse Parent Guaranty permitted to be incurred under the indenture (and Obligations in respect thereof), including any Liens constituting encumbrances or restrictions on the ability of Century or any of its Restricted Subsidiaries to dispose of the Equity Interests of any such Foreign Restricted Subsidiary; and

     (20) other Liens securing Obligations in an aggregate amount not to exceed $150.0 million at any time outstanding.

     “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

     “Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

     “Public Equity Offering” means an underwritten primary public offering, after the Issue Date, of Qualified Stock of Century pursuant to an effective registration statement under the Securities Act other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees.

     “Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

     “Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

     “Restricted Subsidiary” means any Subsidiary of Century other than an Unrestricted Subsidiary.

     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

     “Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

     “Significant Restricted Subsidiary” means any Restricted Subsidiary, or group of Restricted Subsidiaries, that would, taken together, be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as that regulation is in effect on the Issue Date.

     “Stated Maturity” means

     (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or

     (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

     “Subordinated Debt” means any Debt of Century or any Guarantor which is subordinated in right of payment to the notes or any note guaranty, as applicable, pursuant to a written agreement to that effect.

     “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of Century.

     “Total Assets” means the total combined assets of Century’s Foreign Restricted Subsidiaries, as shown on the most recent balance sheet of Century provided to the trustee pursuant to the indenture.

     “U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

     “Unrestricted Subsidiary” means any Subsidiary of Century that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with “Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”.

     “Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     “Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by Century and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of the exchange notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified so as to result in United States federal tax consequences different from those described below. These changes could be applied retroactively in a manner that could adversely affect holders of the exchange notes. It is therefore possible that the consequences of the acquisition, ownership and disposition of the exchange notes may differ from the treatment described below. In addition, the authorities on which this discussion is based are subject to various interpretations and there is no guarantee that the Internal Revenue Service (“IRS”) or the courts will not take a contrary position. Moreover, no rulings have been or will be sought from the IRS with regard to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the conclusions of this discussion or that a court would not sustain such a challenge.

     This discussion applies only to holders of exchange notes in this offering who purchased our outstanding notes in the original offering at the first price at which a substantial amount of the notes were sold to persons other than persons acting in the capacity of underwriters and does not address other purchasers. In addition, the tax treatment of a holder of the exchange notes may vary depending upon the particular situation of the holder. This discussion is limited to investors who will hold the exchange notes as capital assets and does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers or traders in securities or currencies, holders whose functional currency is not the U.S. dollar, certain U.S. expatriates, or holders who will hold the notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the notes and one or more other investments).

     This discussion is for general information only and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective holders should consult their own tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the notes and the exchange notes.

U.S. Holders

     For purposes of this discussion, a “U.S. holder” of a note is a holder who for United States federal income tax purposes is:

•	an individual that is a citizen or resident of the United States (including certain former citizens and former longtime residents);

•	a corporation or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in United States Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be U.S. holders. A “non-U.S. holder” is a holder that is not a U.S. holder. If a partnership holds notes, the tax treatment of the partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

     Interest. Stated interest on an exchange note will generally be taxable to a U.S. holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the U.S. holder’s method of accounting for income tax purposes.

     Additional Payments. We intend to treat the possibility of a payment of additional interest on the notes as a result of our failure to cause the notes to be registered under the Securities Act and the possibility of a payment of the 1% premium upon a repurchase of the notes after a Change of Control as “remote” or “incidental” under applicable United States Treasury regulations. We therefore do not intend to treat these possibilities as affecting the amount and timing of interest income recognized on the notes or the character of income recognized on the sale, exchange or redemption of the notes. Our determination that each such possibility is remote or incidental is binding on each U.S. holder unless the holder explicitly discloses that it is taking a different position in the manner required by applicable Treasury regulations. Our determination, however, is not binding on the IRS. If the IRS were to take a contrary position, the amount and timing of interest income recognized on the notes and the character of income recognized on the sale, exchange or redemption of the notes could be difference from that described herein. See “Description of the Exchange Notes.”

     Disposition of exchange notes. Upon the sale, exchange, retirement at maturity or other taxable disposition of the exchange notes (collectively, a “disposition”), a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by the holder (except to the extent such amount is attributable to accrued but unpaid interest, which will be treated as such) and the holder’s adjusted tax basis in the exchange note. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the notes exceeds one year at the time of the disposition.

     Exchange of notes. The exchange of notes by a U.S. holder for exchange notes will not constitute a taxable exchange. A U.S. holder will have the same tax basis and holding period in the exchange notes as it did in the notes at the time of such exchange.

Non-U.S. Holders

     Interest. Interest that we pay to a non-U.S. holder will not be subject to United States federal income or withholding tax if the interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and, among other things, the non-U.S. holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation for United States federal income tax purposes and to which we are a related person; and

•	certifies to us, our paying agent or the person who would otherwise be required to withhold United States tax, on Form W-8BEN or other similar form signed under penalties of perjury, that the holder is not a United States person and provides the holder’s name and address (the “Certification Requirement”).

A non-U.S. holder’s interest on the exchange notes that is not effectively connected with the conduct of a trade or business within the United States and does not satisfy the three requirements of the preceding sentence would generally be subject to United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate). If a non-U.S. holder’s interest on the exchange notes is effectively connected with the conduct of a trade or business within the United States, then the non-U.S. holder will be subject to United States federal income tax on such interest income in essentially the same manner as a U.S. holder, will be required to provide a Form W-8ECI in order to claim an exemption from withholding tax and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax.

     Gain on Disposition. A non-U.S. holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, redemption or other disposition of the exchange notes unless:

•	the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder; or

•	in the case of a non-U.S. holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the year and certain other requirements are met.

     United States Federal Estate Taxes. Exchange notes beneficially owned by an individual who at the time of death is a non-U.S. holder will not be subject to United States federal estate tax as a result of such individual’s death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and provided that the interest payments with respect to the notes would not have been, if received at the time of the individual’s death, effectively connected with the conduct of a trade or business in the United States by such individual.

Information Reporting and Backup Withholding

     We will, when required, report to the holders of the exchange notes and the IRS the amount of any interest paid on the exchange notes in each calendar year and the amount of tax withheld, if any, with respect to these payments.

     Certain non-corporate U.S. holders may be subject to backup withholding at a rate of 28% on payments of principal, premium and interest on, and the proceeds of the disposition of, the exchange notes. In general, backup withholding will be imposed only if the U.S. holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, would be his or her Social Security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to report payments of interest or dividends; or

•	under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments.

In addition, payments of principal and interest to U.S. holders will generally be subject to information reporting. U.S. holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

     In the case of payments of interest to non-U.S. holders, the general 28% backup withholding tax and certain information reporting will not apply to those payments with respect to which either the Certification Requirement has been satisfied or an exemption has otherwise been established, provided that neither we nor our payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Information reporting and backup withholding requirements will apply to the gross proceeds paid to a non-U.S. holder on the disposition of the exchange notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the exchange notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the exchange notes is not a United States person and such broker has no actual knowledge to the contrary, or the holder establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the exchange notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be credited toward a holder’s United States federal income tax liability, if any. To the extent that the amounts withheld exceed a holder’s tax liability, the excess may be refunded to the holder provided the required information is furnished to the IRS, and the holder timely files a United States tax return claiming a refund of excess withholding.

     The federal tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective U.S. holders and non-U.S. holders of the notes are urged to consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under United States federal, state, local, foreign and other tax laws and the effects of changes in such laws.

PLAN OF DISTRIBUTION

     Except as described below, a broker-dealer may not participate in the exchange offer in connection with a distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. Based on SEC staff interpretations issued to third parties, a broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for notes where those notes were acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the completion of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with those resales.

     The information described above concerning SEC staff interpretations is not intended to constitute legal advice, and broker-dealers should consult their own legal advisors with respect to these matters. We will not receive any proceeds from any sale of exchange notes by broker-dealers. Broker-dealers may sell from time to time exchange notes they receive for their own account pursuant to the exchange offer through:

•	one or more transactions in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	a combination of those methods of resale.

     Those broker-dealers may sell at:

•	market prices prevailing at the time of resale;

•	prices related to those prevailing market prices; or

•	negotiated prices.

     Any broker-dealer may resell directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that it received for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any underwriter’s resale of exchange notes and any commission or concessions received by any underwriters may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act by acknowledging that it will deliver and by delivering a prospectus.

     We have agreed, for a period of 180 days after the expiration date of the exchange offer, to promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. Use of the prospectus by participating broker-dealers is subject to the provisions of the registration rights agreement. We have also agreed to pay expenses incident to the exchange offer other than commissions or concessions of any broker or dealer and transfer taxes, if any, and will indemnify the holders of the notes (including any broker-dealers) against various liabilities, including liabilities under the Securities Act. This indemnification obligation does not extend to statements or omissions in the registration statement or prospectus made in reliance upon and in conformity with written information pertaining to the holder that is furnished to us by or on behalf of the holder and does not apply under certain other circumstances.

LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by Curtis, Mallet-Prevost, Colt & Mosle LLP, New York, New York. Roman A. Bninski, a partner of Curtis, Mallet-Prevost, Colt & Mosle LLP, is a director of Century Aluminum Company and beneficially owns 25,000 shares of our common stock. Curtis, Mallet-Prevost, Colt & Mosle LLP, with our knowledge and consent, represents Glencore International AG from time to time with respect to specific matters as to which the firm has been consulted by Glencore International AG.

EXPERTS

     The financial statements for Century Aluminum Company included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph as to the adoption of Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations”), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements for Nordural hf as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

Century Aluminum Company

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Century Aluminum Company:

     We have audited the accompanying consolidated balance sheets of Century Aluminum Company and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Century Aluminum Company and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 14 to the consolidated financial statements, on January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
February 9, 2004

CENTURY ALUMINUM COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31,

	2003	2002

	(Dollars in thousands,
	except share data)
ASSETS
ASSETS:
Cash and cash equivalents	$28,204	$45,092
Accounts receivable — net	51,370	46,240
Due from affiliates	10,957	22,732
Inventories	89,360	77,135
Prepaid and other current assets	4,101	4,777
Deferred taxes — current portion	3,413	—

Total current assets	187,405	195,976
Property, plant and equipment — net	494,957	417,621
Intangible asset — net	99,136	119,744
Due from affiliates — less current portion	—	974
Other assets	28,828	30,852

TOTAL	$810,326	$765,167

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable, trade	$34,829	$37,757
Due to affiliates	27,139	15,811
Industrial revenue bonds	7,815	7,815
Accrued and other current liabilities	30,154	24,114
Accrued employee benefits costs — current portion	8,934	10,890
Deferred taxes — current portion	—	4,971

Total current liabilities	108,871	101,358

Senior secured notes payable — net	322,310	321,852
Notes payable — affiliates	14,000	—
Accrued pension benefits costs — less current portion	10,764	10,751
Accrued postretirement benefits costs — less current portion	78,218	70,656
Other liabilities	33,372	8,376
Deferred taxes	55,094	41,376

Total noncurrent liabilities	513,758	453,011

Minority interest	—	18,666
CONTINGENCIES AND COMMITMENTS (NOTE 12)
SHAREHOLDERS’ EQUITY:
Convertible preferred stock (8% cumulative, 500,000 shares outstanding)	25,000	25,000
Common stock (one cent par value, 50,000,000 shares authorized; 21,130,839 and 21,054,302 shares issued and outstanding at December 31, 2003 and 2002, respectively)	211	211
Additional paid-in capital	173,138	172,133
Accumulated other comprehensive income (loss)	(5,222)	1,173
Accumulated deficit	(5,430)	(6,385)

Total shareholders’ equity	187,697	192,132

TOTAL	$810,326	$765,167

See notes to consolidated financial statements.

CENTURY ALUMINUM COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2003	2002	2001

	(Dollars in thousands,
	except per share amounts)
NET SALES:
Third-party customers	$660,593	$603,744	$543,453
Related parties	121,886	107,594	111,469

	782,479	711,338	654,922
Cost of goods sold	734,441	691,277	634,214

Gross profit	48,038	20,061	20,708
Selling, general and administrative expenses	20,833	15,783	18,598

Operating income	27,205	4,278	2,110
Interest expense — third party	(41,269)	(40,813)	(31,565)
Interest expense — related parties	(2,579)	—	—
Interest income	339	392	891
Other income (expense) — net	(688)	(1,843)	2,592
Net gain (loss) on forward contracts	25,691	—	(203)

Income (loss) before income taxes, minority interest and cumulative effect of change in accounting principle	8,699	(37,986)	(26,175)
Income tax benefit (expense)	(2,841)	14,126	8,534

Income (loss) before minority interest and cumulative effect of change in accounting principle	5,858	(23,860)	(17,641)
Minority interest	986	5,252	3,939

Income (loss) before cumulative effect of change in accounting principle	6,844	(18,608)	(13,702)
Cumulative effect of change in accounting principle, net of tax benefit of $3,430	(5,878)	—	—

Net income (loss)	966	(18,608)	(13,702)
Preferred dividends	(2,000)	(2,000)	(1,500)

Net loss applicable to common shareholders	$(1,034)	$(20,608)	$(15,202)

EARNINGS (LOSS) PER COMMON SHARE:
Basic:
Income (loss) before cumulative effect of change in accounting principle	$0.23	$(1.00)	$(0.74)
Cumulative effect of change in accounting principle	(0.28)	—	—

Net loss	$(0.05)	$(1.00)	$(0.74)

Diluted:
Income (loss) before cumulative effect of change in accounting principle	$0.23	$(1.00)	$(0.74)
Cumulative effect of change in accounting principle	(0.28)	—	—

Net loss	$(0.05)	$(1.00)	$(0.74)

DIVIDENDS PER COMMON SHARE	$0.00	$0.15	$0.20

See notes to consolidated financial statements.

CENTURY ALUMINUM COMPANY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

					Accumulated
					Other
	Comprehensive	Convertible		Additional	Comprehensive	Retained	Total
	Income	Preferred	Common	Paid-in	Income	Earnings	Shareholders’
	(Loss)	Stock	Stock	Capital	(Loss)	(Deficit)	Equity

	(Dollars in thousands)
Balance, January 1, 2001	—	—	$203	$166,184	—	$36,252	$202,639
Comprehensive income — 2001
Net loss — 2001	$(13,702)	—	—	—	—	(13,702)	(13,702)
Other comprehensive income:
Net unrealized gain on financial instruments, net of $7,151 in tax	12,926	—	—	—	—	—	—
Net amount reclassified to income, net of $3,450 in tax	(6,174)	—	—	—	—	—	—

Other comprehensive income	6,752	—	—	—	$6,752	—	6,752

Total comprehensive loss	$(6,950)	—	—	—	—	—	—

Dividends —
Common, $0.20 per share	—	—	—	—	—	(4,236)	(4,236)
Preferred, $3 per share	—	—	—	—	—	(1,500)	(1,500)
Issuance of preferred stock	—	$25,000	—	—	—	—	25,000
Issuance of common stock — compensation
Plans	—	—	2	2,230	—	—	2,232

Balance, December 31, 2001	—	$25,000	$205	$168,414	$6,752	$16,814	$217,185
Comprehensive income (loss) — 2002
Net loss — 2002	$(18,608)	—	—	—	—	(18,608)	(18,608)
Other comprehensive income (loss):
Net unrealized gain on financial instruments, net of $2,752 in tax	4,803	—	—	—	—	—	—
Net amount reclassified to income, net of $1,624 in tax	(2,944)	—	—	—	—	—	—
Minimum pension liability adjustment, net of $4,183 in tax	(7,438)	—	—	—	—	—	—

Other comprehensive loss	(5,579)	—	—	—	(5,579)	—	(5,579)

Total comprehensive loss	$(24,187)	—	—	—	—	—	—

Dividends —
Common, $0.15 per share	—	—	—	—	—	(3,091)	(3,091)
Preferred, $3 per share	—	—	—	—	—	(1,500)	(1,500)
Issuance of common stock — compensation Plans	—	—	1	544	—	—	545
Issuance of common stock — pension plans	—	—	5	3,175	—	—	3,180

Balance, December 31, 2002	—	$25,000	$211	$172,133	$1,173	$(6,385)	$192,132
Comprehensive income (loss) — 2003
Net income — 2003	$966	—	—	—	—	966	966
Other comprehensive income (loss):
Net unrealized loss on financial instruments, net of $2,171 in tax	(3,940)	—	—	—	—	—	—
Net amount reclassified to income, net of $3,531 in tax	(6,262)	—	—	—	—	—	—
Minimum pension liability adjustment, net of $1,371 in tax	3,807	—	—	—	—	—	—

Other comprehensive loss	(6,395)	—	—	—	(6,395)	—	(6,395)

Total comprehensive loss	$(5,429)	—	—	—	—	—	—

Dividends on common stock	—	—	—	—	—	(11)	(11)
Issuance of common stock — compensation
Plans	—	—	—	1,005	—	—	1,005

Balance, December 31, 2003	—	$25,000	$211	$173,138	$(5,222)	$(5,430)	$187,697

See notes to consolidated financial statements.

CENTURY ALUMINUM COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2003	2002	2001

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$966	$(18,608)	$(13,702)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized net loss on forward contracts	6,325	—	—
Depreciation and amortization	51,264	56,655	44,433
Deferred income taxes	8,892	4,965	(10,148)
Pension and other post retirement benefits	10,986	10,415	7,679
Workers’ compensation	1,426	1,619	1,311
Inventory market adjustment	(7,522)	(247)	5,166
Loss on disposal of assets	1,040	252	919
Minority interest	(986)	(5,252)	(3,939)
Cumulative effect of change in accounting principle	9,308	—	—
Change in operating assets and liabilities:
Accounts receivable — net	(5,130)	2,125	7,700
Due from affiliates	(2,155)	2,918	5,190
Inventories	(2,762)	(1,671)	763
Prepaids and other assets	(261)	(1,838)	2,216
Accounts payable, trade	(2,928)	(4,637)	(13,487)
Due to affiliates	3,660	10,142	(1,964)
Accrued and other current liabilities	2,211	(3,447)	7,528
Other — net	13,045	1,095	(1,042)

Net cash provided by operating activities	87,379	54,486	38,623

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(18,858)	(18,427)	(14,456)
Proceeds from sale of property, plant and equipment	—	231	54
Business acquisitions	(59,837)	—	(466,814)
Divestitures	—	—	98,971

Net cash used in investing activities	(78,695)	(18,196)	(382,245)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings	—	—	321,352
Payments	(26,000)	—	—
Financing fees	(297)	—	(16,568)
Issuance of common or preferred stock	736	5	25,000
Dividends	(11)	(4,591)	(5,736)

Net cash (used in) provided by financing activities	(25,572)	(4,586)	324,048

INCREASE (DECREASE) IN CASH	(16,888)	31,704	(19,574)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	45,092	13,388	32,962

CASH AND CASH EQUIVALENTS, END OF YEAR	$28,204	$45,092	$13,388

See notes to consolidated financial statements.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2002 and 2001
(Dollars in Thousands except Share and Per Share Amounts)

1.	Summary of Significant Accounting Policies

      Organization and Basis of Presentation — Century Aluminum Company (“Century” or the “Company”) is a holding company, whose principal subsidiaries are Century Aluminum of West Virginia, Inc. (“Century of West Virginia”), Berkeley Aluminum, Inc. (“Berkeley”) and Century Kentucky, Inc. (“Century Kentucky”). Century of West Virginia operates a primary aluminum reduction facility in Ravenswood, West Virginia (the “Ravenswood facility”). Berkeley holds a 49.7% interest in a partnership which operates a primary aluminum reduction facility in Mt. Holly, South Carolina (the “Mt. Holly facility”) and a 49.7% undivided interest in the property, plant, and equipment comprising the Mt. Holly facility. The remaining interest in the partnership and the remaining undivided interest in the Mt. Holly facility are owned by Alumax of South Carolina, Inc., a subsidiary of Alcoa (“ASC”). ASC manages and operates the Mt. Holly facility pursuant to an Owners Agreement, prohibiting the disposal of the interest held by any of the owners without the consent of the other owners and providing for certain rights of first refusal. Pursuant to the Owners Agreement, each owner furnishes its own alumina, for conversion to aluminum, and is responsible for its pro rata share of the operating and conversion costs.

      Prior to April 1996, the Company was an indirect, wholly owned subsidiary of Glencore International AG (“Glencore” and, together with its subsidiaries, the “Glencore Group”). In April 1996, the Company completed an initial public offering of its common stock. At December 31, 2003, Glencore owned 37.5% of Century’s common shares outstanding. During 2001, in connection with the Company’s financing of the Hawesville acquisition, Glencore purchased 500,000 shares of the Company’s convertible preferred stock for $25,000. Based upon its common and preferred stock ownership, Glencore beneficially owns 41.4% of Century’s common stock. Century and Glencore enter into various transactions such as the purchase and sale of primary aluminum, alumina and forward primary aluminum financial sales contracts.

      The Company’s historical results of operations included in the accompanying consolidated financial statements may not be indicative of the results of operations to be expected in the future.

      Principles of Consolidation — The consolidated financial statements include the accounts of Century Aluminum Company and its subsidiaries, after elimination of all significant intercompany transactions and accounts. Berkeley’s interest in the Mt. Holly partnership is accounted for under the equity method. There are no material undistributed earnings in the Mt. Holly partnership.

      Prior to the acquisition of the 20% interest in the Hawesville facility on April 1, 2003, discussed in Note 2, the Company had recorded the Hawesville property, plant and equipment that it owned directly (potlines one through four) on a 100% basis and had recorded its 80% undivided interest in the remaining property, plant and equipment (excluding the fifth potline which was owned directly by Glencore) on a proportionate basis. In each case its interest in the property, plant and equipment including the related depreciation, was recorded in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-01, “Investor Balance Sheet and Income Statement Display under the Equity Method for Investments in Certain Partnerships and Other Ventures.” The Company consolidated the assets and liabilities and related results of operations of the Century Aluminum of Kentucky, LLC (the “LLC”) and reflected Glencore’s 20% interest in the LLC as a minority interest.

      Revenue — Revenue is recognized when title and risk of loss pass to customers in accordance with contract terms. In some instances, the Company invoices customers prior to physical shipment of goods. In such instances, revenue is recognized only when the customer has specifically requested such treatment and has made a fixed commitment to purchase the product. The goods must be complete, ready for shipment and physically separated from other inventory with risk of ownership passing to the customer. The Company must retain no performance obligations and a delivery schedule must be obtained. Sales

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

returns and allowances are treated as a reduction of sales and are provided for based on historical experience and current estimates.

      Cash and Cash Equivalents — Cash equivalents are comprised of cash and short-term investments having maturities of less than 90 days at the time of purchase. The carrying amount of cash equivalents approximates fair value.

      Accounts Receivable — The accounts receivable are net of an allowance for uncollectible accounts of $3,968 and $4,053 at December 31, 2003 and 2002, respectively.

      Inventories — The majority of the Company’s inventories, including alumina and aluminum inventories, are stated at the lower of cost (using the last-in, first-out (“LIFO”) method) or market. The remaining inventories (principally supplies) are valued at the lower of average cost or market.

      Property, Plant and Equipment — Property, plant and equipment is stated at cost. Additions, renewals and improvements are capitalized. Asset and accumulated depreciation accounts are relieved for dispositions with resulting gains or losses included in earnings. Maintenance and repairs are expensed as incurred. Depreciation of plant and equipment is provided for by the straight-line method over the following estimated useful lives:

Buildings and improvements	14 to 40 years
Machinery and equipment	5 to 22 years

      The Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a separately identifiable, long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

      Intangible Asset — The intangible asset consists of the power contract acquired in connection with the Hawesville acquisition. The contract value is being amortized over its term (ten years) using a method that results in annual amortization equal to the percentage of a given year’s expected gross annual benefit to the total as applied to the total recorded value of the power contract. As part of the acquisition of the 20% interest in the Hawesville facility on April 1, 2003, the 20% portion of the power contract that was indirectly owned by Glencore was revalued in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” As a result, the gross carrying amount of the contract and the accumulated amortization, both related to the 20% portion of the contract indirectly owned by Glencore, were removed and the fair value of the 20% of the power contract acquired on April 1, 2003 was recorded. As of December 31, 2003 and 2002, the gross carrying amounts of the intangible asset were $153,592 and $165,696, respectively, and accumulated amortization totaled $54,456 and $45,952, respectively. For the years ended December 31, 2003, 2002, and 2001 amortization expense totaled $18,680, $26,258, and $19,694, respectively. The estimated intangible asset amortization expense for the next five years is as follows:

	For the Year Ending December 31,

	2004	2005	2006	2007	2008

Estimated Amortization Expense	$12,326	$14,162	$12,695	$13,617	$14,669

      Other Assets — At December 31, 2003 and 2002, other assets consist primarily of the Company’s investment in the Mt. Holly partnership, deferred financing costs, deferred pension assets, and intangible pension assets. Deferred financing costs are amortized on a straight-line basis over the life of the related

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

financing. In 2003 and 2002, the Company recorded an additional minimum liability related to employee pension plan obligations as required under SFAS No. 87.

      The Company accounts for its 49.7% interest in the Mt. Holly partnership using the equity method of accounting. Additionally, the Company’s 49.7% undivided interest in certain property, plant and equipment of the Mt. Holly facility is held outside of the partnership, and the undivided interest in these assets of the facility is accounted for in accordance with the EITF Issue No. 00-01, “Investor Balance Sheet and Income Statement Display under the Equity Method for Investments in Certain Partnerships and Other Ventures.” Accordingly, the undivided interest in these assets and the related depreciation are being accounted for on a proportionate gross basis.

      Income Taxes — The Company accounts for income taxes using the liability method, whereby deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In evaluating the Company’s ability to realize deferred tax assets, the Company uses judgment in considering the relative impact of negative and positive evidence. The weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified. Based on the weight of evidence, both negative and positive, if it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is established.

      Postemployment Benefits — The Company provides certain postemployment benefits to former and inactive employees and their dependents during the period following employment, but before retirement. These benefits include salary continuance, supplemental unemployment and disability healthcare. Postemployment benefits are accounted for in accordance with SFAS No. 112, “Employers’ Accounting for Postemployment Benefits.” The statement requires recognition of the estimated future cost of providing postemployment benefits on an accrual basis over the active service life of the employee.

      Forward Contracts and Financial Instruments — The Company routinely enters into fixed and market priced contracts for the sale of primary aluminum and the purchase of raw materials in future periods. The Company also enters into fixed price financial sales contracts to be settled in cash to manage the Company’s exposure to changing primary aluminum prices. Certain financial sales contracts have been designated as cash flow hedges. To the extent such cash flow hedges are effective, unrealized gains and losses on the financial sales contracts are deferred in the balance sheet as accumulated other comprehensive income until the hedged transaction occurs when the realized gain or loss is recognized as revenue in the Statement of Operations. The Company has also entered into financial purchase contracts for natural gas to be settled in cash to manage the Company’s exposure to changing natural gas prices. These financial purchase contracts have been designated as cash flow hedges. To the extent such cash flow hedges are effective, unrealized gains and losses on the natural gas financial purchase contracts are deferred in the balance sheet as accumulated other comprehensive income until the hedged transaction occurs. Once the hedged transaction occurs, the realized gain or loss is recognized in cost of goods sold in the Statement of Operations. If future natural gas needs are revised lower than initially anticipated, the futures contracts associated with the reduction would no longer qualify for deferral and would be marked-to-market. Mark-to-market gains and losses are recorded in net gain (loss) on forward contracts in the period delivery is no longer deemed probable.

      The effectiveness of the Company’s hedges is measured by a historical and probable future high correlation of changes in the fair value of the hedging instruments with changes in value of the hedged item. If high correlation ceases to exist, then gains or losses will be recorded in net gain (loss) on forward contracts. To date, high correlation has always been achieved. During 2003 and 2002, the Company recognized a $0 and $189 gain for ineffective portions of hedging instruments, respectively. As of December 31, 2003, the Company had deferred losses of $1,591 on its hedges, net of tax.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Financial Instruments — The Company’s financial instruments (principally receivables, payables, debt related to the Industrial Revenue Bonds (the “IRBs”) and a six-year $40.0 million note to Glencore bearing interest at a rate of 10% per annum (the “Glencore Note”) and forward financial contracts) are carried at amounts that approximate fair value. At December 31, 2003 and December 31, 2002, the Company’s senior secured first mortgage notes had a carrying amount of $322,310 and $321,852, respectively, and an estimated fair value of $362,375 and $315,250, respectively.

      Concentration of Credit Risk — Financial instruments, which potentially expose the Company to concentrations of credit risk, consist principally of cash investments and trade receivables. The Company places its cash investments with highly rated financial institutions. At times, such investments may be in excess of the FDIC insurance limit. The Company’s limited customer base increases its concentrations of credit risk with respect to trade receivables. The Company routinely assesses the financial strength of its customers.

      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Stock-Based Compensation — The Company has elected not to adopt the recognition provisions for employee stock-based compensation as permitted in SFAS No. 123, “Accounting for Stock-Based Compensation”. As such, the Company accounts for stock based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees.” No compensation cost has been recognized for the stock option portions of the plan because the exercise prices of the stock options granted were equal to the market value of the Company’s stock on the date of grant. Had compensation cost for the Stock Incentive Plan been determined using the fair value method provided under SFAS No. 123, the Company’s net income (loss) and earnings (loss) per share would have changed to the pro forma amounts indicated below:

		2003	2002	2001

Net loss applicable to common shareholders	As Reported	$(1,034)	$(20,608)	$(15,202)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects		1,441	172	332
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects		(2,106)	(402)	(421)

Pro forma Net loss		$(1,699)	$(20,838)	$(15,291)

Basic loss per share	As Reported	$(0.05)	$(1.00)	$(0.74)
	Pro Forma	$(0.08)	$(1.01)	$(0.75)
Diluted loss per share	As Reported	$(0.05)	$(1.00)	$(0.74)
	Pro Forma	$(0.08)	$(1.01)	$(0.75)

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2003, 2002 and 2001:

	2003	2002	2001

Weighted average fair value per option granted during the year	$7.78	$6.66	$4.04
Dividends per quarter	$0.00	$0.05	$0.05
Risk-free interest rate	3.11%	3.82%	4.55%
Expected volatility	75%	69%	30%
Expected lives (in years)	5	5	5

      New Accounting Standards — In December 2003, the FASB issued FASB Interpretation (“FIN”) No. 46 (revised December 2003), “Consolidation of Variable Interest Entities.” This Interpretation clarifies the application of Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements” and replaces FIN No. 46, “Consolidation of Variable Interest Entities.” The Interpretation explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. The effective date of this Interpretation varies depending on several factors, including public status of the entity, small business issuer status, and whether the public entities currently have any interests in special-purpose entities. Century will apply this Interpretation for the first quarter of 2004. The Company is currently evaluating the provisions of the Interpretation, but does not believe that the application of FIN No. 46 (revised) will have any impact on the Company’s Consolidated Financial Statements.

      Reclassification — The consolidated financial statements contain certain reclassifications of information from previously issued financial statements in order to conform to the 2003 presentation.

2.	Acquisitions and Dispositions

      Effective April 1, 2001, the Company completed the acquisition of the Hawesville facility, an aluminum reduction operation in Hawesville, Kentucky, with a capacity of 538 million pounds per year. The purchase price was $466,800 plus the assumption of $7,815 in IRBs and is subject to adjustments for contingent considerations, see Note 12. The Company financed the Hawesville acquisition with: (i) proceeds from the sale of its Notes, see Note 5, (ii) proceeds from the sale of its Preferred Stock to Glencore, (iii) proceeds from the sale to Glencore of a 20% interest in the Hawesville facility, and (iv) available cash. The Company accounted for the Hawesville acquisition using the purchase method of accounting. See Note 5 for additional information about the financing of the Hawesville acquisition.

      The following schedule represents the unaudited pro forma results of operations for the years ended December 31, 2001 assuming the acquisition occurred on January 1, 2001. The unaudited pro forma amounts may not be indicative of the results that actually would have occurred if the transactions described above had been completed and in effect for the periods indicated or the results that may be obtained in the future.

2001

(Unaudited)
Net sales	$740,846
Net income (loss)	(14,427)
Net income (loss) available to common shareholders	(16,427)
Earnings (loss) per common share (Basic)	$(0.80)
Earnings (loss) per common share (Diluted)	$(0.80)

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On April 1, 2003, the Company completed the acquisition of the 20% interest in the Hawesville facility. The operating results of the 20% interest in the Hawesville facility have been included in the Company’s consolidated financial statements from the date of acquisition. Century paid a purchase price of $99,400 which it financed with approximately $59,400 of available cash and $40,000 from the Glencore Note. See Note 5 for a discussion of the Glencore Note. In connection with the acquisition, the Company assumed all of Glencore’s obligations related to the 20% interest in the Hawesville facility. In addition, the Company issued a promissory note to Glencore to secure any payments Glencore could be required to make as issuer of a letter of credit in April 2001 in support of the IRBs.

3.	Inventories

      Inventories, at December 31, consist of the following:

	2003	2002

Raw materials	$35,621	$32,064
Work-in-process	15,868	13,310
Finished goods	14,920	9,853
Operating and other supplies	22,951	21,908

	$89,360	$77,135

      At December 31, 2003 and December 31, 2002, approximately 78% and 78% of inventories were valued at the LIFO cost or market, respectively. At December 31, 2003 and December 31, 2002, the excess of LIFO cost (or market, if lower) over first-in, first-out (“FIFO”) cost (or market, if lower) was approximately $3,762 and $1,105, respectively.

4.	Property, Plant and Equipment

      Property, plant and equipment, at December 31, consist of the following:

	2003	2002

Land and improvements	$13,371	$13,375
Buildings and improvements	41,029	39,828
Machinery and equipment	636,348	521,948
Construction in progress	9,398	8,404

	700,146	583,555
Less accumulated depreciation	(205,189)	(165,934)

	$494,957	$417,621

      For the years ended December 31, 2003 and 2002, the Company recorded depreciation expense of $32,584 and $30,397, respectively.

      At December 31, 2003 and 2002, the cost of property, plant and equipment includes $153,474 and $148,309, respectively, and accumulated depreciation includes $49,598 and $42,323, respectively, representing the Company’s undivided interest in the property, plant and equipment comprising the Mt. Holly facility.

      At December 31, 2002, the cost of property, plant and equipment includes $261,433 and accumulated depreciation includes $29,619, representing the Company’s interest in the property, plant and equipment comprising the Hawesville facility.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has various operating lease commitments through 2007 relating to office space, machinery and equipment. Expenses under all operating leases were $331, $319 and $297 for the years ended December 31, 2003, 2002 and 2001, respectively. There were no noncancelable operating leases as of December 31, 2003.

5.	Debt

      The Company has $325,000 of 11 3/4% senior secured first mortgage notes due 2008 (the “Notes”). No principal payments are required until maturity. The Company had unamortized bond discounts on the Notes of $2,690 and $3,148 at December 31, 2003 and 2002, respectively. The indenture governing the Notes contains customary covenants including limitations on the Company’s ability to pay dividends, incur debt, make investments, sell assets or stock of certain subsidiaries, and purchase or redeem capital stock.

      Effective April 1, 2001, the Company entered into a $100,000 senior secured revolving credit facility (the “Revolving Credit Facility”) with a syndicate of banks. The Revolving Credit Facility will mature on April 2, 2006. The Company’s obligations under the Revolving Credit Facility are unconditionally guaranteed by its domestic subsidiaries (other than the LLC) and secured by a first priority security interest in all accounts receivable and inventory belonging to the Company and its subsidiary borrowers. The availability of funds under the Revolving Credit Facility is subject to a $30,000 reserve and limited by a specified borrowing base consisting of certain eligible accounts receivable and inventory. Borrowings under the Revolving Credit Facility are, at the Company’s option, at the LIBOR or the Fleet National Bank base rate plus, in each case, an applicable interest margin. The applicable interest margin ranges from 2.25% to 3.0% over the LIBOR and 0.75% to 1.5% over the base rate and is determined by certain financial measurements of the Company. There were no outstanding borrowings under the Revolving Credit Facility as of December 31, 2003 and 2002. Interest periods for LIBOR borrowings are one, two, three or six months, at the Company’s option. As of December 31, 2003, the Company had a borrowing base of $68.1 million under the Revolving Credit Facility. The Company is subject to customary covenants, including limitations on capital expenditures, additional indebtedness, liens, guarantees, mergers and acquisitions, dividends, distributions, capital redemptions and investments.

      Effective April 1, 2001, in connection with its acquisition of the Hawesville facility, the Company assumed IRBs in the aggregate principal amount of $7,815. From April 1, 2001 through April 1, 2003, Glencore assumed 20% of the liability related to the IRBs consistent with its ownership interest in the Hawesville facility. The IRBs mature on April 1, 2028, and bear interest at a variable rate not to exceed 12% per annum determined weekly based on prevailing rates for similar bonds in the bond market, with interest paid quarterly. The IRBs are secured by a Glencore guaranteed letter of credit and the Company will provide for the servicing costs for the letter of credit. The Company has agreed to reimburse Glencore for all costs arising from the letter of credit. The Company’s maximum potential amount of future payments under the reimbursement obligations for the Glencore letter of credit securing the IRBs would be $8,150. The interest rate on the IRBs at December 31, 2003 was 1.55%. The IRBs are classified as current liabilities because they are remarketed weekly and could be required to be repaid upon demand if there is a failed remarketing, as provided in the indenture governing the IRBs.

      As discussed in Note 2, on April 1, 2003, in connection with the acquisition of the 20% interest in the Hawesville facility, the Company issued a six-year $40,000 promissory note payable to Glencore which bears interest at a rate of 10% per annum (the “Glencore Note”). The Glencore Note matures on April 1, 2009 and requires principal and interest payments semi-annually. Required principal payments will range from $0 to $3,000 based on the average closing prices for aluminum quoted on the London Metals Exchange (“LME”) for the six month period ending prior to each payment date. The Company paid $26,000 of principal on the notes in the fourth quarter of 2003, which consisted of a $1,000 required payment and an optional $25,000 prepayment of principal. The Company’s obligations under the Glencore

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note and the reimbursement obligations related to the Glencore letter of credit securing the IRBs are guaranteed by each of its material consolidated subsidiaries, except for Century of Kentucky LLC (see Note 19 for a discussion of note guarantees), and secured by a first priority interest in the 20% interest in the Hawesville facility.

6.	Composition of Certain Balance Sheet Accounts at December 31

	2003	2002

Accrued and Other Current Liabilities
Income taxes	$2,811	$2,811
Accrued bond interest	7,956	7,956
Salaries, wages and benefits	7,818	7,975
Asset retirement obligations — current portion	3,021	—
Stock compensation	2,252	269
Other	6,296	5,103

	$30,154	$24,114

Accrued Employee Benefit Costs — Current Portion
Postretirement benefits	$4,242	$3,766
Employee benefits cost	4,692	7,124

	$8,934	$10,890

Other Liabilities
Workers’ compensation	$8,971	$7,847
Asset retirement obligations — less current portion	13,474	—
Derivative liabilities	10,598	—
Other	329	529

	$33,372	$8,376

Accumulated Other Comprehensive Income
Unrealized gain (loss) on financial instruments, net of tax of $864 and $(4,829)	$(1,591)	$8,611
Minimum pension liability adjustment, net of tax of $2,042 and $4,183	(3,631)	(7,438)

	$(5,222)	$1,173

      Century of West Virginia and Century of Kentucky are self-insured for workers’ compensation, except that Century of West Virginia has certain catastrophic coverage that is provided under State of West Virginia insurance programs. The liability for self-insured workers’ compensation claims has been discounted at 5.0% for 2003 and 6.5% for 2002. The components of the liability for workers’ compensation at December 31 are as follows:

	2003	2002

Undiscounted liability	$15,100	$14,817
Less discount	3,558	4,601

	$11,542	$10,216

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Pension and Other Postretirement Benefits

Pension Benefits

      The Company maintains noncontributory defined benefit pension plans for all of the Company’s hourly and salaried employees. For salaried employees, plan benefits are based primarily on years of service and average compensation during the later years of employment. For hourly employees at the Ravenswood facility, plan benefits are based primarily on a formula that provides a specific benefit for each year of service. The Company’s funding policy is to contribute annually an amount based upon actuarial and economic assumptions designed to achieve adequate funding of the projected benefit obligations and to meet the minimum funding requirements of ERISA. Plan assets consist principally of U.S. equity securities, growth funds and fixed income accounts. In addition, the Company provides supplemental executive retirement benefits (“SERB”) for certain executive officers. The Company uses a measurement date of December 31st to determine the pension and OPEB benefit liabilities.

      The hourly employees at the Hawesville facility are part of a United Steelworkers of America (“USWA”) sponsored multi-employer plan. The Company’s contributions to the plan are determined at a fixed rate per hour worked. During the years ended December 31, 2003, 2002 and 2001, the Company contributed $1,407, $1,467 and $771, respectively, to the plan, and had no outstanding liability at year end.

      As of December 31, 2003 and 2002, the Company’s accumulated pension benefit obligation exceeded the fair value of the pension plan assets at year end. At December 31, 2003 and 2002, the Company was required to record a minimum pension liability of $3,631 and $7,438, net of tax, respectively, the charge for which is included in other comprehensive income. In the future, the amount of the minimum pension liability will vary depending on changes in market conditions, performance of pension investments, and the level of company contributions to the pension plans. The Company will evaluate and adjust the minimum pension liability on an annual basis.

Other Postretirement Benefits (OPEB)

      In addition to providing pension benefits, the Company provides certain healthcare and life insurance benefits for substantially all retired employees. The Company accounts for these plans in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” SFAS No. 106 requires the Company to accrue the estimated cost of providing postretirement benefits during the working careers of those employees who could become eligible for such benefits when they retire. The Company funds these benefits as the retirees submit claims.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The change in benefit obligations and change in plan assets as of December 31 are as follows:

	2003		2002

	Pension	OPEB	Pension	OPEB

Change in benefit obligation
Benefit obligation at beginning of year	$58,442	$104,035	$47,644	$83,775
Service cost	3,339	3,757	3,001	3,019
Interest cost	3,761	6,823	3,554	6,229
Acquisition of businesses	—	—	—	—
Plan changes	1,649	18	739	—
Losses	2,948	7,087	6,231	14,736
Benefits paid	(2,890)	(4,195)	(2,727)	(3,724)

Benefit obligation at end of year	$67,249	$117,525	$58,442	$104,035

Change in plan assets
Fair value of plan assets at beginning of year	$38,382	$—	$39,878	$—
Actual return (loss) on plan assets	14,383	—	(3,801)	—
Employer contributions	3,220	4,195	5,032	3,724
Benefits paid	(2,890)	(4,195)	(2,727)	(3,724)

Fair value of assets at end of year	$53,095	$—	$38,382	$—

Funded status of plans
Funded status	$(14,155)	$(117,525)	$(20,060)	$(104,035)
Unrecognized actuarial loss	7,370	36,613	16,183	31,011
Unrecognized transition obligation	234	—	408	—
Unrecognized prior service cost	5,104	(1,044)	7,135	(1,399)

Net asset (liability) recognized	$(1,447)	$(81,956)	$3,666	$(74,423)

Amounts Recognized in the Statement of Financial Position
Prepaid benefit cost	$9,274	$—	$—	$—
Accrued benefit liability	(12,458)	(81,956)	(14,752)	(74,423)
Intangible asset	737	—	6,797	—
Accumulated other comprehensive income	1,000	—	11,621	—

Net amount recognized	$(1,447)	$(81,956)	$3,666	$(74,423)

      The hourly pension plan for the employees of the Ravenswood facility had a projected benefit obligation, accumulated benefit obligation, and fair value of plan assets of $37,781, $37,781 and $39,151, respectively, as of December 31, 2003 and $34,941, $34,282 and $30,512, respectively, as of December 31, 2002. The salaried pension plan had a projected benefit obligation, accumulated benefit obligation, and fair value of plan assets of $18,702, $15,231 and $13,944, respectively, as of December 31, 2003 and $15,987, $12,322 and $7,870, respectively, as of December 31, 2002. The supplemental executive retirement benefits pension plan (“SERB”) had a projected benefit obligation, accumulated benefit obligation, and fair value of plan assets of $10,766, $10,764 and $0, respectively, as of December 31, 2003 and $7,514, $6,530 and $0, respectively, as of December 31, 2002. There are no plan assets in the SERB due to the nature of the plan.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Net periodic benefit costs were comprised of the following elements:

	Year Ended December 31,

	2003		2002		2001

	Pension	OPEB	Pension	OPEB	Pension	OPEB

Service cost	$3,339	$3,757	$3,001	$3,019	$2,501	$2,879
Interest cost	3,761	6,823	3,554	6,229	3,149	5,237
Expected return on plan assets	(3,454)	—	(3,554)	—	(3,663)	—
Net amortization and deferral	2,055	1,148	1,425	401	1,226	339

Net periodic cost	$5,701	$11,728	$4,426	$9,649	$3,213	$8,455

      The following assumptions were used in the actuarial computations at December 31:

	2003	2002	2001

Discount rate	6.25%	6.50%	7.25%
Rate of increase in future compensation levels
Hourly pension plan	4.00%	4.00%	4.00%
Salaried pension plan	4.00%	4.00%	4.00%
Long term rate of return on pension plan assets	9.00%	9.00%	9.00%

      In developing the long-term rate of return assumption for pension fund assets, the Company evaluated input from its actuaries, including their review of asset class return expectations as well as long-term inflation assumptions. Projected returns are based on historical returns of broad equity and bond indices. The Company also considered its historical 10-year compound returns. The Company anticipates that as the economy continues its recovery, the Company’s investments will generate long-term rates of return of 9.0%, based on target asset allocations discussed below.

      For measurement purposes, medical cost inflation is initially 10%, declining to 5% over six years and thereafter.

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care benefit obligations. A one-percentage-point change in the assumed health care cost trend rates would have had the following effects in 2003:

	One Percentage	One Percentage
	Point Increase	Point Decrease

Effect on total of service and interest cost components	$2,051	$(1,706)
Effect on accumulated postretirement benefit obligation	$18,126	$(15,707)

      The Company sponsors a tax-deferred savings plan under which eligible employees may elect to contribute specified percentages of their compensation with the Company providing matching contributions of 60% of the first 6% of a participant’s annual compensation contributed to the savings plan. One half of the Company’s contribution is invested in the common stock of Century and one half of the Company’s contribution is invested based on employee election. Company contributions to the savings plan were $590, $607 and $484 for the years ended December 31, 2003, 2002 and 2001, respectively. Shares of common stock of the Company may be sold at any time. Employees are considered fully vested in the plan upon completion of two years of service. A year of service is defined as a plan year in which the employee works at least 1,000 hours.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plan Assets

      The Company’s pension plans weighted average asset allocations at December 31, 2003 and 2002, by asset category are as follows:

	Pension Plan
	Assets
	at December 31,

	2003	2002

Equity securities	71%	68%
Debt securities	29	32

	100%	100%

      The Company seeks a balanced return on plan assets through a diversified investment strategy. The Company’s weighted average target allocation for plan assets is 65% equity securities and funds and 35% fixed income funds. The Company expects the long-term rate of return on the plan assets to be 9.0%.

      Equity securities include Century common stock in the amounts of $9,505 (18% of total plan assets) and $3,180 (8% of total plan assets) at December 31, 2003 and 2002, respectively. There are no plan assets in the SERB plan due to the nature of the plan.

      The Company’s other postretirement benefit plans are unfunded. The Company funds these benefits as the retirees submit claims.

Pension and OPEB Cash Flows

Contributions

      The Company expects to contribute $3,300, $3,600, and 3,700 to its pension plans for the years ended December 31, 2004, 2005 and 2006, respectively.

Estimated Future Benefit Payments

      The following table provides the estimated future benefit payments for the pension and other postretirement benefit plans.

	Pension Benefits	OPEB Benefits

2004	$3,144	$4,316
2005	3,747	4,635
2006	4,472	5,100
2007	4,616	5,601
2008	4,759	6,101
Years 2009 - 2013	27,500	39,557

8.	Shareholders’ Equity

      Preferred Stock — Under the Company’s Restated Certificate of Incorporation, the Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock, with a par value of one cent per share, in one or more series. The authorized but unissued preferred shares may be issued with such dividend rates, conversion privileges, voting rights, redemption prices and liquidation preferences as the Board of Directors may determine, without action by shareholders.

      On April 2, 2001, the Company issued to Glencore 500,000 shares of its 8.0% cumulative convertible preferred stock (the “Preferred Stock”) for a cash purchase price of $25,000. The Preferred Stock has a

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

par value per share of $0.01, a liquidation preference of $50 per share and ranks junior to the Notes, the IRBs, borrowings under the Revolving Credit Facility and all of the Company’s other existing and future debt obligations. Following is a summary of the principal terms of the Preferred Stock:

•	Dividends. The holders of the Preferred Stock are entitled to receive fully cumulative cash dividends at the rate of 8% per annum per share accruing daily and payable when declared quarterly in arrears.

•	Optional Conversion. Each share of Preferred Stock may be converted at any time, at the option of the holder, into shares of the Company’s common stock, at a price of $17.92, subject to adjustment for stock dividends, stock splits and other specified corporate actions.

•	Voting Rights. The holders of Preferred Stock have limited voting rights to approve: (1) any action by the Company which would adversely affect or alter the preferences and special rights of the Preferred Stock, (2) the authorization of any class of stock ranking senior to, prior to or ranking equally with the Preferred Stock, and (3) any reorganization or reclassification of the Company’s capital stock or merger or consolidation of the Company.

•	Optional Redemption. After the third anniversary of the issue date, the Company may redeem the Preferred Stock, at its option, for cash at a price of $52 per share, plus accrued and unpaid dividends to the date of redemption, declining ratably to $50 per share at the end of the eighth year.

•	Transferability. The Preferred Stock is freely transferable in a private offering or any other transaction which is exempt from, or not subject to, the registration requirements of the Securities Act of 1933 and any applicable state securities laws.

      On October 22, 2002, the Company announced that it would suspend its common and preferred stock dividends beginning in the fourth quarter of 2002. The action was taken because the Company was near the limits on allowable dividend payments under the covenants in its bond indenture and due to current economic conditions. In accordance with current accounting guidance, no liability for cumulative preferred dividends is recorded until the dividends are declared. As of December 31, 2003 and 2002, the Company had total cumulative preferred dividend arrearages of $2,500 or $5.00 per share of preferred stock and $500 or $1.00 per share of preferred stock, respectively.

9.	Stock Based Compensation

      1996 Stock Incentive Plan — The Company adopted the 1996 Stock Incentive Plan (the “Stock Incentive Plan”) for the purpose of awarding performance share units and granting qualified incentive stock options and nonqualified stock options to salaried officers and other key employees of the Company. The Stock Incentive Plan has a term of ten years from its effective date. The number of shares available under the Stock Incentive Plan is 2,000,000. Granted stock options vest one-third on the grant date and an additional one-third on each of the first and second anniversary dates, and have a term of ten years. The service based performance share units represent the right to receive common stock, on a one-for-one basis on their vesting dates.

      During 2001, 156,836 of the service based performance shares granted at the time of the initial public offering, at a value of $13.00 per share, became vested and charged to compensation expense. Additionally, 20,182 performance based shares were awarded at a value of $13.92 per share and were charged to expense in 2001. In 2000, 60,500 shares were granted at value of $12.86 per share and charged to compensation expense over their three year vesting period which was one-third in 2000, 2001 and 2002, respectively.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Stock Incentive Plan, as presently administered, provides for additional grants upon the passage of time or the attainment of certain established performance goals. As of December 31, 2003, 635,608 performance share units have been authorized and will vest upon the attainment of the performance goals.

      The Company recognized $2,254, $269, and $519 of expense related to the Stock Incentive Plan in 2003, 2002 and 2001, respectively. The service based performance share units do not affect the issued and outstanding shares of common stock until conversion at the end of the vesting periods. However, the service based performance share units are considered common stock equivalents and therefore are included, using the treasury stock method, in average common shares outstanding for diluted earnings per share computations. Goal based performance share units are not considered common stock equivalents until it becomes probable that performance goals will be obtained.

      Non-Employee Directors Stock Option Plan — The Company adopted a non-employee directors’ stock option plan for the purpose of granting non-qualified stock options to non-employee directors. The number of shares available under this plan is 200,000, of which options for 158,000 shares have been awarded. The initial options vest one-third on the grant date and an additional one-third on each of the first and second anniversary dates. Subsequent options vest one-fourth each calendar quarter. Each option granted under this plan will be exercisable for a period of ten years from the date of grant.

      A summary of the status of the Company’s Stock Incentive Plan and the Non-Employee Directors Stock Option Plan as of December 31, 2003, 2002 and 2001 and changes during the year ended on those dates is presented below:

	2003		2002		2001

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
Options	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	691,200	$12.58	595,267	$12.82	603,600	$12.77
Granted	161,750	14.06	96,600	11.05	34,500	13.60
Exercised	(60,630)	12.48	(667)	8.15	(35,333)	12.55
Forfeited	(115,300)	12.70	—	—	(7,500)	13.78

Outstanding at end of year	677,020	$12.94	691,200	$12.58	595,267	$12.82

      The following table summarizes information about stock options outstanding at December 31, 2003:

Options Outstanding				Options Exercisable

		Weighted	Weighted		Weighted
	Number	Average	Average	Number	Average
	Outstanding	Remaining	Exercise	Exercisable	Exercise
Range of Exercise Prices	at 12/31/03	Contractual Life	Price	at 12/31/03	Price

$14.50 to $19.01	113,750	6.8 years	$16.80	82,583	$16.16
$11.50 to $14.49	453,350	3.1 years	$13.18	443,667	$13.17
$ 7.03 to $11.49	109,920	8.0 years	$7.96	81,336	$8.05

	677,020			607,586

10.	Earnings (Loss) Per Share

      Basic earnings per common share (“EPS”) amounts are computed by dividing earnings after the deduction of preferred stock dividends by the average number of common shares outstanding. In accordance with current accounting guidance, for the purpose of calculating EPS, the cumulative preferred stock dividends accumulated for the period were deducted from net income, as if declared. Diluted EPS

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amounts assume the issuance of common stock for all potentially dilutive common shares outstanding. The following table provides a reconciliation of the computation of the basic and diluted earnings (loss) per share for income before cumulative effect of change in accounting principle (shares in thousands):

	For the Fiscal Year Ended December 31,

	2003			2002			2001

	Income	Shares	Per-Share	Income	Shares	Per-Share	Income	Shares	Per-Share

Income (loss) before cumulative effect of change in accounting principle	$6,844			$(18,608)			$(13,702)
Less: Preferred stock dividends	(2,000)			(2,000)			(1,500)

Basic EPS:
Income (loss) applicable to common shareholders	4,844	21,073	$0.23	(20,608)	20,555	$(1.00)	(15,202)	20,473	$(0.74)
Effect of Dilutive Securities:
Plus: Incremental Shares from assumed conversion
Options	—	26		—	—		—	—

Diluted EPS:
Income (loss) applicable to common shareholders with assumed conversions	$4,844	21,099	$0.23	$(20,608)	20,555	$(1.00)	$(15,202)	20,473	$(0.74)

      There were 59,750, 691,200 and 595,267 shares of common stock issuable under the Company’s stock option plan that were excluded in 2003, 2002 and 2001, respectively, from the computation of dilutive EPS because of their antidilutive effect. In addition, convertible preferred stock, convertible at the holder’s option into Company common stock at $17.92 per share was not included in the computation of dilutive EPS because of their antidilutive effect.

11.	Income Taxes

      Significant components of the income tax expense before minority interest and cumulative effect of a change in accounting principle, consist of the following:

	Year Ended December 31,

	2003	2002	2001

Federal:
Current benefit (expense)	$—	$20,004	$(1,417)
Deferred (expense) benefit	(1,794)	(7,486)	8,840
State:
Current expense	(708)	(913)	(197)
Deferred (expense) benefit	(339)	2,521	1,308

Total income tax benefit (expense)	$(2,841)	$14,126	$8,534

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Income tax expense for the year ended December 31, 2002 includes a $1,500 reduction in reserves established for tax contingencies.

      A reconciliation of the statutory U.S. Federal income tax rate to the effective income tax rate on income (loss) before cumulative effect of a change in accounting principle is as follows:

	2003	2002	2001

Federal statutory rate	35%	35%	35%
Effect of:
Permanent differences	(9)	—	—
State taxes, net of Federal benefit	7	3	3
Minority interest	—	(5)	(5)
Other	—	4	—

	33%	37%	33%

      Permanent differences primarily relate to the Company’s settlement of prior year tax examinations, meal and entertainment disallowance, certain state income tax credits and other nondeductible expenses.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Significant components of the Company’s deferred tax assets and liabilities as of December 31 are as follows:

	2003	2002

Federal
Deferred federal tax assets:
Accrued postretirement benefit cost	$12,718	$9,868
Accrued liabilities	11,918	8,482
Federal NOL carried forward	2,952	3,389
Pension	6,384	6,118
Inventory write-down	1,965	2,780
General business credit	—	165

Deferred federal tax assets	35,937	30,802
Deferred federal tax liabilities:
Tax over financial statement depreciation	(84,114)	(68,007)
Equity contra — other comprehensive income	756	(4,534)

Net deferred federal tax liability	(47,421)	(41,739)

State
Deferred state tax assets:
Accrued postretirement benefit cost	1,817	1,410
Accrued liabilities	3,023	941
Inventory write-down	281	397
State NOL carried forward	1,535	2,133
Pension	912	874

Deferred state tax assets	7,568	5,755
Deferred state tax liabilities:
Tax over financial statement depreciation	(11,936)	(9,715)
Equity contra — other comprehensive income	108	(648)

Net deferred state tax liability	(4,260)	(4,608)

Net deferred tax liability	$(51,681)	$(46,347)

      The net deferred tax liability of $51,681 at December 31, 2003, is net of a current deferred tax asset of $3,413. Of the $46,347 net deferred tax liability at December 31, 2002, $4,971 is included in current liabilities. At December 31, 2003, the Company has a $4,500 federal net operating loss that expires in 2022. Additionally, the Company has various state net operating loss carryforwards totaling $42,000 which begin to expire in 2010.

12.	Contingencies and Commitments

Environmental Contingencies

      The Company believes its environmental liabilities are not likely to have a material adverse effect on the Company. However, there can be no assurance that future requirements at currently or formerly owned or operated properties will not result in liabilities which may have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Century of West Virginia is performing certain remedial measures at its Ravenswood Facility pursuant to a RCRA 3008(h) order issued by the Environmental Protection Agency (“EPA”) in 1994 (the “3008(h) Order”). Century of West Virginia also conducted a RCRA facility investigation (“RFI”) under the 3008(h) Order evaluating other areas at Ravenswood that may have contamination requiring remediation. The RFI was submitted to the EPA in December 1999. Century of West Virginia, in consultation with the EPA, has completed interim remediation measures at two sites identified in the RFI, and the Company expects that neither the EPA, nor the State of West Virginia will require further remediation under the 3008(h) Order. The Company believes a significant portion of the contamination on the two identified sites is attributable to the operations of Kaiser, which had previously owned and operated the Ravenswood facility, and will be the financial responsibility of Kaiser.

      Kaiser owned and operated the Ravenswood facility for approximately 30 years before Century of West Virginia acquired it. Many of the conditions that Century of West Virginia is remedying exist because of activities that occurred during Kaiser’s ownership and operation. Under the terms of the purchase agreement for the Ravenswood facility ( the “Kaiser Purchase Agreement”), Kaiser retained responsibility to pay the costs of cleanup of those conditions. In addition, Kaiser retained title to certain land within the Ravenswood premises and is responsible for those areas. On February 12, 2002, Kaiser and certain wholly-owned subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code. The Company believes that the bankruptcy will not relieve Kaiser of its responsibilities as to some of the remedial measures performed at the Ravenswood facility. The Company cannot be certain of the ultimate outcome of the bankruptcy and, accordingly, the Company may be unable to hold Kaiser responsible for its share of remedial measures.

      Under the terms of the agreement to sell its fabricating businesses to Pechiney (the “Pechiney Agreement”), the Company and Century of West Virginia provided Pechiney with certain indemnifications. Those include the assignment of certain of Century of West Virginia’s indemnification rights under the Kaiser Purchase Agreement (with respect to the real property transferred to Pechiney) and the Company’s indemnification rights under its stock purchase agreement with Alcoa relating to the Company’s purchase of Century Cast Plate, Inc. The Pechiney Agreement provides further indemnifications, which are limited, in general, to pre-closing conditions that were not disclosed to Pechiney and to off-site migration of hazardous substances from pre-closing acts or omissions of Century of West Virginia. Environmental indemnifications under the Pechiney Agreement expire September 20, 2005 and are payable only to the extent they exceed $2,000. Payments under this indemnification would be limited to $25,000 for on-site liabilities, but there is no limit on potential future payments for any off-site liabilities. The Company does not believe there are any undisclosed pre-closing conditions or off-site migration of hazardous substances, and it does not believe that it will be required to make any potential future payments under this indemnification.

      On July 6, 2000, while the Hawesville facility was owned by Southwire, the EPA issued a final Record of Decision (“ROD”), under the federal Comprehensive Environmental Response, Compensation and Liability Act, which detailed response actions to be implemented at several locations at the Hawesville site to address actual or threatened releases of hazardous substances. Those actions include:

•	removal and off-site disposal at approved landfills of certain soils contaminated by polychlorinated biphenyls (“PCBs”);

•	management and containment of soils and sediments with low PCB contamination in certain areas on-site; and

•	the continued extraction and treatment of cyanide contaminated ground water using the existing ground water treatment system.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under the Company’s agreement with Southwire to purchase the Hawesville facility, Southwire indemnified the Company against all on-site environmental liabilities known to exist prior to the closing of the acquisition, including all remediation, operation and maintenance obligations under the ROD. The total costs for the remedial actions to be undertaken and paid for by Southwire relative to these liabilities are estimated under the ROD to be $12,600 and the forecast of annual operating and maintenance costs is $1,200. Century will operate and maintain the ground water treatment system required under the ROD on behalf of Southwire, and Southwire will reimburse Century for any expense that exceeds $400 annually.

      If on-site environmental liabilities relating to pre-closing activities at Hawesville that were not known to exist as of the date of the closing of the acquisition become known before March 31, 2007, the Company will share the costs of remedial action with Southwire on a sliding scale depending on the year the liability is identified. Any on-site environmental liabilities arising from pre-closing activities which do not become known until on or after March 31, 2007, will be the responsibility of the Company. In addition, the Company will be responsible for any post-closing environmental costs which result from a change in environmental laws after the closing or from its own activities, including a change in the use of the facility. In addition, Southwire indemnified the Company against all risks associated with off-site hazardous material disposals by the Hawesville plant which pre-date the closing of the acquisition.

      The Company acquired the Hawesville facility by purchasing all of the outstanding equity securities of Metalsco Ltd., which was a wholly owned subsidiary of Southwire. Metalsco previously owned certain assets which are unrelated to the Hawesville plant’s operations, including the stock of Gaston Copper Recycling Corporation (“Gaston”), a secondary metals recycling facility in South Carolina. Gaston has numerous liabilities related to environmental conditions at its recycling facility. Gaston and all other non-Hawesville assets owned at any time by Metalsco were identified in the Company’s agreement with Southwire as unwanted property and were distributed to Southwire prior to the closing of the Hawesville acquisition. Southwire indemnified the Company for all liabilities related to the unwanted property. Southwire also retained ownership of certain land adjacent to the Hawesville facility containing Hawesville’s former potliner disposal areas, which are the sources of cyanide contamination in the facility’s groundwater. Southwire retained full responsibility for this land, which was never owned by Metalsco and is located on the north boundary of the Hawesville site.

      Southwire has secured its indemnity obligations to the Company for environmental liabilities until April 1, 2008 by posting a letter of credit, currently in the amount of $14,200, issued in the Company’s favor, with an additional $15,000 to be posted if Southwire’s net worth drops below a pre-determined level during that period. The amount of security Southwire provides may increase (but not above $14,700 or $29,700, as applicable) or decrease (but not below $3,000) if certain specified conditions are met. The Company cannot be certain that Southwire will be able to meet its indemnity obligations. In that event, under certain environmental laws which impose liability regardless of fault, the Company may be liable for any outstanding remedial measures required under the ROD and for certain liabilities related to the unwanted properties. If Southwire fails to meet its indemnity obligations or if the Company’s shared or assumed liability is significantly greater than anticipated, the Company’s financial condition, results of operations and liquidity could be materially adversely affected.

      Century is a party to an Administrative Order on Consent with the Environmental Protection Agency (the “Order”) pursuant to which other past and present owners of an alumina facility at St. Croix, Virgin Islands have agreed to carry out a Hydrocarbon Recovery Plan to remove and manage hydrocarbons floating on top of groundwater underlying the facility. Pursuant to the Hydrocarbon Recovery Plan, recovered hydrocarbons and groundwater will be delivered to the adjacent petroleum refinery where they will be received and managed. Lockheed Martin Corporation (“Lockheed”), which sold the facility to one of the Company’s affiliates, Virgin Islands Alumina Corporation (“Vialco”), in 1989, has tendered indemnity and defense of this matter to Vialco pursuant to terms of the Lockheed–Vialco Asset Purchase

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Agreement. Management does not believe Vialco’s liability under the Order or its indemnity to Lockheed will require material payments. Through December 31, 2003, the Company has expended approximately $400 on the Recovery Plan. Although there is no limit on the obligation to make indemnification payments, the Company expects the future potential payments under this indemnification will be approximately $200 which may be offset in part by sales of recoverable hydrocarbons.

      It is the Company’s policy to accrue for costs associated with environmental assessments and remedial efforts when it becomes probable that a liability has been incurred and the costs can be reasonably estimated. The aggregate environmental related accrued liabilities were $1,254 and $1,370 at December 31, 2003 and December 31, 2002, respectively. All accrued amounts have been recorded without giving effect to any possible future recoveries. With respect to ongoing environmental compliance costs, including maintenance and monitoring, such costs are expensed as incurred.

      Because of the issues and uncertainties described above, and the Company’s inability to predict the requirements of the future environmental laws, there can be no assurance that future capital expenditures and costs for environmental compliance will not have a material adverse effect on the Company’s future financial condition, results of operations, or liquidity. Based upon all available information, management does not believe that the outcome of these environmental matters, or environmental matters concerning Mt. Holly, will have a material adverse effect on the Company’s financial condition, results of operations, or liquidity.

     Legal Contingencies

      Prior to the Kaiser bankruptcy, Century was a named defendant, along with Kaiser and many other companies, in civil actions brought by employees of third party contractors who alleged asbestos-related diseases arising out of exposure at facilities where they worked, including Ravenswood. All of those actions relating to the Ravenswood facility have been dismissed or settled with respect to the Company and as to Kaiser. Only 14 plaintiffs were able to show they had been on the Ravenswood premises during the period the Company owned the plant, and the parties have agreed to settle all of those claims for non-material amounts. The Company is awaiting receipt of final documentation of those settlements and the entry of dismissal orders. The Company does not expect the Kaiser Bankruptcy will have any effect on the settlements reached on those asbestos claims. Since the Kaiser Bankruptcy, the Company has been named in an additional 82 civil actions based on similar allegations with unspecified monetary claims against Century. Three of these civil actions have been dismissed. The Company does not know if any of the remaining 79 claimants were in the Ravenswood facility during the Company’s ownership, but management believes that the costs of investigation or settlements, if any, will be immaterial.

      The Company has pending against it or may be subject to various other lawsuits, claims and proceedings related primarily to employment, commercial, environmental and safety and health matters. Although it is not presently possible to determine the outcome of these matters, management believes their ultimate disposition will not have a material adverse effect on the Company’s financial condition, results of operations, or liquidity.

     Power Commitments

      The Hawesville facility currently purchases all of its power from Kenergy Corporation (“Kenergy”), a local retail electric cooperative, under a power supply contract that expires at the end of 2010. Kenergy acquires the power it provides to the Hawesville facility mostly from a subsidiary of LG&E Energy Corporation (“LG&E”), with delivery guaranteed by LG&E. The Hawesville facility currently purchases all of its power from Kenergy at fixed prices. Approximately 16% of the Hawesville facility’s power requirements are unpriced in calendar year 2005. The unpriced portion of the contract increases to approximately 27% in 2006.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company purchases all of the electricity requirements for the Ravenswood facility from Ohio Power Company, a unit of American Electric Power Company, under a fixed price power supply agreement that runs through December 31, 2005.

      The Mt. Holly facility purchases all of its power from the South Carolina Public Service Authority (“Santee Cooper”) at rates fixed by published schedules. The Mt. Holly facility’s current power contract was to expire December 31, 2005. In July 2003, a new contract to supply all of the Mt. Holly facility’s power requirements through 2015 was entered into. Power delivered through 2010 will be priced as set forth in currently published schedules, subject to adjustments for fuel costs. Rates for the period 2011 through 2015 will be as provided under then-applicable schedules.

      Equipment failures at the Ravenswood, Mt. Holly or Hawesville facilities could limit or shut down the Company’s production for a significant period of time. In order to minimize the risk of equipment failure, the Company follows a comprehensive maintenance and loss prevention program and periodically reviews its failure exposure.

      The Company may suffer losses due to a temporary or prolonged interruption of the supply of electrical power to its facilities, which can be caused by unusually high demand, blackouts, equipment failure, natural disasters or other catastrophic events. The Company uses large amounts of electricity to produce primary aluminum, and any loss of power which causes an equipment shutdown can result in the hardening or “freezing” of molten aluminum in the pots where it is produced. If this occurs, the Company may experience significant losses if the pots are damaged and require repair or replacement, a process that could limit or shut down production operations for a prolonged period of time. Although the Company maintains property and business interruption insurance to mitigate losses resulting from catastrophic events, the Company may still be required to pay significant amounts under the deductible provisions of those insurance policies. Century’s coverage may not be sufficient to cover all losses, or certain events may not be covered. For example, Century’s insurance does not cover any losses the Company may incur if its suppliers are unable to provide the Company with power during periods of unusually high demand. Certain material losses which are not covered by insurance may trigger a default under the Company’s Revolving Credit Facility. No assurance can be given that a material shutdown will not occur in the future or that such a shutdown would not have a material adverse effect on the Company.

     Labor Commitments

      Ravenswood’s hourly employees, which comprise approximately 37% of the Company’s workforce, are represented by the USWA and are currently working under a labor agreement that expires May 31, 2006. Hawesville’s hourly employees, which comprise approximately 43% of the Company’s workforce, are represented by the USWA and are currently working under a five-year labor agreement that expires March 31, 2006.

     Other Commitments

      The Company may be required to make post-closing payments to Southwire up to an aggregate maximum of $7,000 if the price of primary aluminum on the LME exceeds specified levels during the seven years following closing of the Hawesville Acquisition in April 2001.

13.	Forward Contracts and Financial Instruments

      As a producer of primary aluminum products, the Company is exposed to fluctuating raw material and primary aluminum prices. The Company routinely enters into fixed and market priced contracts for the sale of primary aluminum and the purchase of raw materials in future periods.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Century has a contract with Pechiney (the “Pechiney Metal Agreement”) under which Pechiney purchases 23 to 27 million pounds, per month, of molten aluminum produced at the Ravenswood facility through December 31, 2005, at a price determined by reference to the U.S. Midwest Market Price. This contract will be automatically extended through July 31, 2007 provided that the Company’s power contract for the Ravenswood facility is extended or replaced through that date. Pechiney has the right, upon twelve months notice, to reduce its purchase obligations by 50% under this contract.

      The Pechiney rolling mill that purchases primary aluminum from the Company under this contract is located directly adjacent to the Ravenswood facility, which allows the Company to deliver molten aluminum, thereby reducing its casting and shipping costs. Alcan has agreed to sell the Pechiney rolling mill in connection with its merger with Pechiney. While any buyer of the rolling mill would be expected to assume Pechiney’s obligations under Pechiney’s existing contract with the Company, the Company may require different terms or terminate that contract if the buyer is not deemed to be creditworthy. If this contract is terminated, or if the buyer materially reduces its purchases or fails to renew the contract when it expires, the Company’s casting, shipping and marketing costs at the Ravenswood facility would increase.

      On April 1, 2000, the Company entered into an agreement, expiring December 31, 2009, with Glencore to sell and deliver monthly, primary aluminum totaling approximately 110.0 million pounds per year at a fixed price for the years 2002 through 2009 (the “Original Sales Contract”). In January 2003, Century and Glencore agreed to terminate and settle the Original Sales Contract for the years 2005 through 2009. At that time, the parties entered into a new contract (the “New Sales Contract”) that requires Century to deliver the same quantity of primary aluminum as did the Original Sales Contract for these years. The New Sales Contract provides for variable pricing determined by reference to the LME for the years 2005 through 2009. For deliveries through 2004, the price of primary aluminum delivered will remain fixed.

      Prior to the January 2003 agreement to terminate and settle the years 2005 though 2009 of the Original Sales Contract, the Company had been classifying and accounting for it as a normal sales contract under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” A contract that is so designated and that meets other conditions established by SFAS No. 133 is exempt from the requirements of SFAS No. 133, although by its term the contract would otherwise be accounted for as a derivative instrument. Accordingly, prior to January 2003, the Original Sales Contract was recorded on an accrual basis of accounting and changes in the fair value of the Original Sales Contract were not recognized.

      According to SFAS No. 133, it must be probable that at inception and throughout its term, a contract classified as “normal” will not result in a net settlement and will result in physical delivery. In April 2003, the Company and Glencore net settled a significant portion of the Original Sales Contract, and it no longer qualified for the “normal” exception of SFAS No. 133. The Company marked the Original Sales Contract to current fair value in its entirety. Accordingly, in the first quarter of 2003 the Company recorded a derivative asset and a pre-tax gain of $41,700. Of the total recorded gain, $26,100 related to the favorable terms of the Original Sales Contract for the years 2005 through 2009, and $15,600 relates to the favorable terms of the Original Sales Contract for 2003 through 2004.

      The Company determined the fair value by estimating the excess of the contractual cash flows of the Original Sales Contract (using contractual prices and quantities) above the estimated cash flows of a contract based on identical quantities using LME-quoted prevailing forward market prices for aluminum plus an estimated U.S. Midwest premium adjusted for delivery considerations. The Company discounted the excess estimated cash flows to present value using a discount rate of 7%.

      On April 1, 2003, the Company received $35,500 from Glencore, $26,100 of which relates to the settlement of the Original Sales Contract for the years 2005 through 2009, and $9,400 of which represents

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the fair value of the New Sales Contracts, discussed below. Beginning in January 2003, the Company accounts for the unsettled portion of the Original Sales Contract (years 2003 and 2004) as a derivative and will recognize period-to-period changes in fair value in current income. The Company will also account for the New Sales Contract as a derivative instrument under SFAS No. 133. The Company has not designated the New Sales Contract as “normal” because it replaces and substitutes for a significant portion of the Original Sales Contract which, after January 2003, no longer qualified for this designation. The $9,400 initial fair value of the New Sales Contract is a derivative liability and represents the present value of the contract’s favorable term to Glencore in that the New Sales Contract excludes from its variable price an estimated U.S. Midwest premium, adjusted for delivery considerations. Because the New Sales Contract is variably priced, the Company does not expect significant variability in its fair value, other than changes that might result from the absence of the U.S. Midwest premium.

      In connection with the acquisition of the Hawesville facility in April 2001, the Company entered into a 10-year contract with Southwire (the “Southwire Metal Agreement”) to supply 240 million pounds of high-purity molten aluminum annually to Southwire’s wire and cable manufacturing facility located adjacent to the Hawesville facility. Under this contract, Southwire will also purchase 60.0 million pounds of standard grade molten aluminum each year for the first five years of the contract, with an option to purchase an equal amount in each of the remaining five years. Southwire has exercised this option through 2008. Prior to the acquisition of the 20% interest in the Hawesville facility on April 1, 2003, the Company and Glencore were each responsible for providing a pro rata portion of the aluminum supplied to Southwire under this contract. In connection with the Company’s acquisition of the 20% interest in the Hawesville facility, the Company assumed Glencore’s delivery obligations under the Southwire Metal Agreement. The price for the molten aluminum to be delivered to Southwire from the Hawesville facility is variable and will be determined by reference to the U.S. Midwest Market Price. This agreement expires on March 31, 2011, and will automatically renew for additional five-year terms, unless either party provides 12 months notice that it has elected not to renew.

      In connection with the acquisition of the 20% interest in the Hawesville facility, the Company entered into a ten-year contract with Glencore (the “Glencore Metal Agreement”) from 2004 through 2013 under which Glencore will purchase approximately 45.0 million pounds per year of primary aluminum produced at the Ravenswood and Mt. Holly facilities, at prices based on then-current market prices, adjusted by a negotiated U.S. Midwest premium with a cap and a floor as applied to the current U.S. Midwest premium.

      Apart from the Pechiney Metal Agreement, the Glencore Metal Agreement, Original Sales Contract, New Sales Contract and Southwire Metal Agreement, the Company had forward delivery contracts to sell 351.8 million pounds and 329.0 million pounds of primary aluminum at December 31, 2003 and December 31, 2002, respectively. Of these forward delivery contracts, the Company had fixed price commitments to sell 70.5 million pounds and 42.9 million pounds of primary aluminum at December 31, 2003 and December 31, 2002, respectively. Of these forward delivery contracts, 53.5 million pounds and 0.3 million pounds at December 31, 2003 and December 31, 2002, respectively, were with Glencore.

      The Company is party to long-term alumina supply agreements with Glencore for Ravenswood and Mt. Holly that extend through December 2006 and January 2008 at prices indexed to the price of primary aluminum quoted on the LME.

      Kaiser filed for bankruptcy under Chapter 11 of the Bankruptcy Code in February 2002. Subsequent to that date, and with bankruptcy court approval, Kaiser agreed to assume the Company’s alumina supply agreement, and it agreed to a new alumina supply agreement for the Company’s Hawesville facility for the years 2006 through 2008. To date, Kaiser has continued to supply alumina to the Company pursuant to the terms of its agreement. In June 2003, Kaiser announced it was exploring the sale of several of its facilities, including Gramercy. The Company, together with a partner, is considering purchasing that

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

facility. If the Company were to acquire the Gramercy facility, the price the Company would pay for alumina used by the Hawesville facility would be based on the cost of alumina production, rather than the LME price for primary aluminum. Those production costs may be materially higher than an LME-based price. If the Company were not to purchase the Gramercy facility, and Kaiser or a successor failed to continue to supply alumina to the Hawesville facility pursuant to the terms of the agreements, the Company’s costs for alumina could increase substantially, and it may not be able to fully recover damages resulting from breach of those contracts.

      To mitigate the volatility in its unpriced forward delivery contracts, the Company enters into fixed price financial sales contracts, which settle in cash in the period corresponding to the intended delivery dates of the forward delivery contracts. Certain of these financial sales contracts are accounted for as cash flow hedges depending on the Company’s designation of each contract at its inception. At December 31, 2003 and December 31, 2002, the Company had financial instruments, primarily with Glencore, for 102.9 million pounds and 181.0 million pounds, respectively, of which 58.8 million pounds and 181.0 million pounds, respectively, were designated cash flow hedges. These financial instruments are scheduled for settlement at various dates through 2005. The Company had no fixed price financial purchase contracts to purchase aluminum at December 31, 2003. Additionally, to mitigate the volatility of the natural gas markets, the Company enters into fixed price financial purchase contracts, accounted for as cash flow hedges, which settle in cash in the period corresponding to the intended usage of natural gas. At December 31, 2003 and December 31, 2002, the Company had financial instruments for 2.7 million and 1.5 million DTH (one decatherm is equivalent to one million British Thermal Units), respectively. These financial instruments are scheduled for settlement at various dates through 2005. Based on the fair value of the Company’s financial instruments as of December 31, 2003 accumulated other comprehensive income of $1,459 is expected to be reclassified as a reduction to earnings over the next twelve month period.

      The forward financial sales and purchase contracts are subject to the risk of non-performance by the counterparties. However, the Company only enters into forward financial contracts with counterparties it determines to be creditworthy. If any counterparty failed to perform according to the terms of the contract, the accounting impact would be limited to the difference between the nominal value of the contract and the market value on the date of settlement.

14.	Asset Retirement Obligations

      In June 2001, the Financial Accounting Standards Board issued SFAS No 143, “Accounting for Asset Retirement Obligations.” This Statement establishes standards for accounting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company adopted the Standard during the first quarter of 2003. SFAS No. 143 requires that the Company record the fair value of a legal liability for an asset retirement obligation (“ARO”) in the period in which it is incurred and capitalize the ARO by increasing the carrying amount of the related asset. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. The Company’s asset retirement obligations consist primarily of costs associated with the removal and disposal of reduction plant spent pot liner.

      With the adoption of SFAS No. 143 on January 1, 2003, Century recorded an ARO asset of $6,848, net of accumulated amortization of $7,372, a Deferred Tax Asset of $3,430 and an ARO liability of $14,220. The net amount initially recognized as a result of applying the Statement is reported as a cumulative effect of a change in accounting principle. The Company recorded a one-time, non-cash charge of $5,878, for the cumulative effect of a change in accounting principle. During the year ended December 31, 2003 $1,795 of the additional ARO liability incurred is related to the acquisition of the 20% interest in the Hawesville facility.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The reconciliation of the changes in the asset retirement obligations is presented below:

	For the Year Ended
	December 31,

	2003	2002

		(Pro Forma)
Beginning Balance, ARO Liability	$14,220	$13,734
Additional ARO Liability incurred	3,402	2,195
ARO Liabilities settled	(2,423)	(2,842)
Accretion Expense	1,296	1,133

Ending Balance, ARO Liability	$16,495	$14,220

15.	Related Party Transactions

      The significant related party transactions occurring during the years ended December 31, 2003, 2002 and 2001, are described below.

      The Chairman of the Board of Directors of Century is a member of the Board of Directors of Glencore International AG. One of Century’s Board members is the Chairman of the Board of Directors of Glencore International AG.

      The Company had notes receivable with officers of the Company of $450 and $458 at December 31, 2003 and 2002, respectively. These notes receivable were all existing loans issued prior to the enactment of the Sarbanes-Oxley Act of 2002 and have not been modified since that date.

      Century of West Virginia has purchased alumina, and purchased and sold primary aluminum in transactions with Glencore at prices which management believes approximated market.

      Berkeley has purchased alumina and sold primary aluminum in transactions with Glencore at prices which management believes approximated market.

      Century of Kentucky has sold primary aluminum in transactions with Glencore at prices which management believes approximated market.

      During 2003, all of Century’s facilities participated in primary aluminum swap arrangements with Glencore at prices which management believes approximated market.

     Summary

      A summary of the aforementioned related party transactions for the years ended December 31, 2003, 2002 and 2001 is as follows:

	2003	2002	2001

Net sales(1)	$121,886	$107,594	$111,469
Purchases	99,185	97,469	19,964
Management fees from Glencore	121	485	416
Net gain (loss) on forward contracts	26,129	—	(1)
Derivative liability	9,342	—	—

(1)	Net sales includes gains and losses realized on the settlement of financial contracts.

      See Note 13 for a discussion of the Company’s fixed-price commitments, forward financial contracts, and contract settlements with related parties.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Supplemental Cash Flow Information

	Year Ended December 31,

	2003	2002	2001

Cash paid for:
Interest	$40,289	$38,299	$21,114
Income taxes	257	286	934
Cash received from:
Interest	341	392	891
Income tax refunds	9,489	17,574	66

Non-Cash Activities

      During the years ended December 31, 2003, 2002 and 2001, interest cost incurred in the construction of equipment of $685, $810 and $250, respectively, was capitalized. During 2003, the Company incurred $40,000 of borrowings in the form of seller financing related to the acquisition of the 20% interest in the Hawesville facility. During 2002, the Company made non-cash contributions, consisting of 500,000 shares of the Company’s common stock valued at $3,180, to the Company’s pension plans.

17.	Business Segments

      The Company operates in only one reportable business segment, primary aluminum. The primary aluminum segment produces molten metal, rolling ingot, t-ingot, extrusion billet and foundry ingot.

      A reconciliation of the Company’s consolidated assets to the total of primary aluminum segment assets is provided below.

		Corporate,
Segment Assets(1)	Primary	Unallocated	Total Assets

2003	$793,101	$17,225	$810,326
2002	742,672	22,495	765,167
2001	757,774	18,932	776,706

(1)	Segment assets include accounts receivable, due from affiliates, inventory, intangible assets, and property, plant and equipment-net; the remaining assets are unallocated corporate assets, and deferred tax assets.

      Included in the consolidated financial statements are the following amounts related to geographic locations:

	Year Ended December 31,

	2003	2002	2001

Net Sales
United States	$779,229	$711,003	$654,922
Other	3,250	335	—

      At December 31, 2003, 2002, and 2001, all of the Company’s long-lived assets were located in the United States.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Revenues from Glencore represented 15.6%, 15.1% and 17.0% of the Company’s consolidated revenues in 2003, 2002 and 2001, respectively. Revenues from Pechiney represented 25.4%, 31.0% and 31.1% of the Company’s consolidated sales in 2003, 2002 and 2001, respectively. Revenues from Southwire represented 25.4%, 22.2% and 18.9% of the Company’s consolidated sales in 2003, 2002 and 2001.

18.	Quarterly Information (Unaudited)

      The following information includes the results from the Company’s 20% interest in the Hawesville facility since its acquisition on April 1, 2003.

      Financial results by quarter for the years ended December 31, 2003 and 2002 are as follows:

			Net Income Before
			Cumulative Effect of
	Net	Gross	Change in	Net Income	Net Income (Loss)
	Sales	Profit	Accounting Principle	(Loss)	Per Share

2003:
1st Quarter(1)(2)(3)	$179,009	$7,706	$23,473	$17,595	$0.81
2nd Quarter(4)	196,167	7,776	(5,007)	(5,007)	(0.26)
3rd Quarter(5)(6)	201,488	10,040	(5,367)	(5,367)	(0.28)
4th Quarter(7)(8)	205,815	22,517	(6,255)	(6,255)	(0.32)
2002:
1st Quarter(9)	$179,100	$7,308	$(3,468)	$(3,468)	$(0.19)
2nd Quarter(10)	180,336	4,956	(4,600)	(4,600)	(0.25)
3rd Quarter(11)(12)	176,992	247	(7,764)	(7,764)	(0.40)
4th Quarter(13)	174,910	7,550	(2,776)	(2,776)	(0.16)

(1)	The first quarter 2003 net income includes a gain of $26,129, net of tax, related to a contract termination.

(2)	The first quarter 2003 net income includes a charge of $5,878, net of tax, for the cumulative effect of adopting SFAS No. 143, “Accounting for Asset Retirement Obligations.”

(3)	The first quarter 2003 gross profit includes credits of $99 for inventory adjustments.

(4)	The second quarter 2003 gross profit includes credits of $295 for inventory adjustments.

(5)	The third quarter 2003 gross profit includes a credit of $1,223 for inventory adjustments.

(6)	The third quarter 2003 gross profit includes a charge of $1,555 for additional costs associated with spot purchases of alumina due to a supplier curtailment.

(7)	The fourth quarter 2003 gross profit includes credits of $5,905 for inventory adjustments.

(8)	The fourth quarter 2003 net income includes a charge of $2,004, net of tax, related to an executive resignation.

(9)	The first quarter 2002 gross profit includes credits of $1,473 for inventory adjustments.

(10)	The second quarter 2002 gross profit includes a charge of $717 for inventory adjustments.

(11)	The third quarter 2002 gross profit includes a charge of $3,410 for inventory adjustments.

(12)	The third quarter 2002 net income includes an after-tax charge of $1,072 to write-off deferred acquisition costs and an income tax benefit of $1,500 from a reduction in estimated income taxes.

(13)	The fourth quarter 2002 gross profit includes credits of $2,901 for inventory adjustments.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Condensed Consolidating Financial Information

      The Company’s 11 3/4% Senior Secured First Mortgage Notes due 2008 are jointly and severally and fully and unconditionally guaranteed by all of the Company’s material wholly owned direct and indirect subsidiaries other than Century Aluminum of Kentucky, LLC (the “Guarantor Subsidiaries”). At December 31, 2001, as a result of the acquisition of the Hawesville facility, Century indirectly held an 80% equity interest in Century Aluminum of Kentucky, LLC (“LLC”) and as such consolidated 100% of the assets, liabilities and operations of the LLC into its financial statements, showing the interest of the 20% owners as “Minority Interests.” On April 1, 2003, the Company completed the acquisition of the 20% interest in its Hawesville, Kentucky primary aluminum reduction facility, which was indirectly owned by Glencore, thereby eliminating the Minority Interest. Other subsidiaries of the Company which are immaterial will not guarantee the Notes (collectively, the “Non-Guarantor Subsidiaries”). During 2001, the Company adopted a policy for financial reporting purposes of allocating expenses to subsidiaries. For the years ended December 31, 2003, 2002 and 2001, the Company allocated total corporate expenses of $9,139, $10,900 and $8,500 to its subsidiaries, respectively. Additionally, the Company charges interest on certain intercompany balances.

      Because the LLC is not a minor subsidiary, the Company is providing condensed consolidating financial information for the periods following the Company’s acquisition of the Hawesville facility. See Note 5 to the Consolidated Financial Statements for information about the terms of the Notes.

      The following summarized condensed consolidating balance sheets as of December 31, 2003 and 2002, condensed consolidating statements of operations for the years ended December 31, 2003, 2002, and 2001 and the condensed consolidating statements of cash flows for the years ended December 31, 2003, 2002, and 2001 present separate results for Century Aluminum Company, the Guarantor Subsidiaries and the Non-Guarantor Subsidiary.

      This summarized condensed consolidating financial information may not necessarily be indicative of the results of operations or financial position had the Company, the Guarantor Subsidiaries or the Non-Guarantor Subsidiaries operated as independent entities.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2003

	Combined			Reclassifications
	Guarantor	Non-Guarantor	The	and
	Subsidiaries	Subsidiary	Company	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$104	$—	$28,100	$—	$28,204
Accounts receivable — net	51,131	239	—	—	51,370
Due from affiliates	101,489	23,586	455,025	(569,143)	10,957
Inventories	76,878	12,482	—	—	89,360
Prepaid and other assets	4,263	134	3,117	—	7,514

Total current assets	233,865	36,441	486,242	(569,143)	187,405
Investment in subsidiaries	78,720	—	178,483	(257,203)	—
Property, plant and equipment — net	489,502	5,299	156	—	494,957
Intangible asset — net	—	99,136	—	—	99,136
Due from affiliates — less current portion	—	—	—	—	—
Other assets	14,877	—	13,951	—	28,828

Total	$816,964	$140,876	$678,932	$(826,346)	$810,326

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$13,137	$21,692	$—	$—	$34,829
Due to affiliates	25,392	525	116,538	(115,316)	27,139
Industrial revenue bonds	7,815	—	—	—	7,815
Accrued and other current liabilities	8,929	5,740	15,485	—	30,154
Accrued employee benefits costs — current portion	7,306	1,628	—	—	8,934
Deferred taxes — current portion	—	—	—	—	—
Total current liabilities	62,579	29,585	132,023	(115,316)	108,871
Long term debt — net	—	—	322,310	—	322,310
Notes payable — affiliates	—	—	14,000	—	14,000
Accrued pension benefit costs — less current portion	—	—	10,764	—	10,764
Accrued postretirement benefit costs — less current portion	53,234	24,334	650	—	78,218
Other liabilities	478,892	8,237	—	(453,757)	33,372
Deferred taxes	43,776	—	11,388	(70)	55,094

Total noncurrent liabilities	575,902	32,571	359,112	(453,827)	513,758

Shareholders’ Equity:
Convertible preferred stock	—	—	25,000	—	25,000
Common stock	59	—	211	(59)	211
Additional paid-in capital	188,424	133,175	173,138	(321,599)	173,138
Accumulated other comprehensive income (loss)	(4,582)	—	(5,222)	4,582	(5,222)
Retained earnings (deficit)	(5,418)	(54,455)	(5,430)	59,873	(5,430)

Total shareholders’ equity	178,783	78,720	187,697	(257,203)	187,697

Total	$816,964	$140,876	$678,832	$(826,346)	$810,326

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2002

	Combined			Reclassifications
	Guarantor	Non-Guarantor	The	and
	Subsidiaries	Subsidiary	Company	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$745	$—	$44,347	$—	$45,092
Accounts receivable — net	45,936	304	—		46,240
Due from affiliates	87,071	10,102	353,292	(427,733)	22,732
Inventories	55,877	21,258	—	—	77,135
Prepaid and other assets	2,887	178	4,434	(2,722)	4,777

Total current assets	192,516	31,842	402,073	(430,455)	195,976
Investment in subsidiaries	74,663	—	184,234	(258,897)	—
Property, plant and equipment — net	416,590	780	251	—	417,621
Intangible asset — net	—	119,744	—	—	119,744
Due from affiliates — less current portion	974	—	—	—	974
Other assets	13,041	—	17,811	—	30,852

Total	$697,784	$152,366	$604,369	$(689,352)	$765,167

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$14,588	$23,169	$—	$—	$37,757
Due to affiliates	32,711	—	64,243	(81,143)	15,811
Industrial revenue bonds	—	7,815	—	—	7,815
Accrued and other current liabilities	6,257	5,055	12,802	—	24,114
Accrued employee benefits costs — current portion	8,966	559	1,365	—	10,890
Deferred taxes — current portion	7,763	—	—	(2,792)	4,971

Total current liabilities	70,285	36,598	78,410	(83,935)	101,358

Long term debt — net	—	—	321,852	—	321,852
Accrued pension benefit costs — less current portion	3,771	—	6,980	—	10,751
Accrued postretirement benefit costs — less current portion	48,335	21,840	481	—	70,656
Other liabilities	354,297	599	—	(346,520)	8,376
Deferred taxes	36,862	—	4,514	—	41,376

Total noncurrent liabilities	443,265	22,439	333,827	(346,520)	453,011

Minority Interest	—	—	—	18,666	18,666
Shareholders’ Equity:
Convertible preferred stock	—	—	25,000	—	25,000
Common stock	59	—	211	(59)	211
Additional paid-in capital	226,998	139,281	172,133	(366,279)	172,133
Accumulated other comprehensive income (loss)	1,173	—	1,173	(1,173)	1,173
Retained earnings (deficit)	(43,996)	(45,952)	(6,385)	89,948	(6,385)

Total shareholders’ equity	184,234	93,329	192,132	(277,563)	192,132

Total	$697,784	$152,366	$604,369	$(689,352)	$765,167

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

	Combined			Reclassifications
	Guarantor	Non-Guarantor	The	and
	Subsidiaries	Subsidiary	Company	Eliminations	Consolidated

Net sales:
Third-party customers	$660,593	$—	$—	$—	$660,593
Related parties	121,886	—	—	—	121,886

	782,479	—	—	—	782,479

Cost of goods sold	715,816	334,020	—	(315,395)	734,441
Reimbursement from owners	—	(315,519)	—	315,519	—
Gross profit (loss)	66,663	(18,501)	—	(124)	48,038
Selling, general and administrative expenses	20,833	—	—	—	20,833

Operating income (loss)	45,830	(18,501)	—	(124)	27,205
Interest expense — third party	(41,248)	(124)	—	103	(41,269)
Interest expense — affiliates	(2,579)	—	—	—	(2,579)
Interest income	339	—	—	—	339
Net gain (loss) on forward contracts	25,691	—	—	—	25,691
Other income (expense) — net	(653)	(56)	—	21	(688)

Income (loss) before taxes, minority interest and cumulative effect of a change in accounting principle	27,830	(18,681)	—	—	8,699
Income tax (expense) benefit	(9,564)	—	—	6,723	(2,841)

Net income (loss) before minority interest and cumulative effect of a change in accounting principle	17,816	(18,681)	—	6,723	5,858
Minority interest	—	—	—	986	986

Net income (loss) before cumulative effect of a change in accounting principle	17,816	(18,681)	—	7,709	6,844
Cumulative effect of a change in accounting principle	(5,878)	—	—	—	(5,878)
Equity earnings (loss) of subsidiaries	(10,972)	—	966	10,006	—

Net income (loss)	$966	$(18,681)	$966	$17,715	$966

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

	Combined			Reclassifications
	Guarantor	Non-Guarantor	The	and
	Subsidiaries	Subsidiary	Company	Eliminations	Consolidated

Net sales:
Third-party customers	$603,744	$—	$—	$—	$603,744
Related parties	107,594	—	—	—	107,594

	711,338	—	—	—	711,338

Cost of goods sold	665,032	279,614	—	(253,369)	691,277
Reimbursement from owners	—	(253,541)	—	253,541	—

Gross profit (loss)	46,306	(26,073)	—	(172)	20,061
Selling, general and administrative expenses	15,783	—	—	—	15,783

Operating income (loss)	30,523	(26,073)	—	(172)	4,278
Interest expense	(40,813)	(134)	—	134	(40,813)
Interest income	392	—		—	392
Other income (expense), net	(1,830)	(51)	—	38	(1,843)

Income (loss) before taxes	(11,728)	(26,258)	—	—	(37,986)
Income tax (expense) benefit	6,144	—	—	7,982	14,126

Net income (loss) before minority interest	(5,584)	(26,258)	—	7,982	(23,860)
Minority interest	—	—	—	5,252	5,252
Equity earnings (loss) of subsidiaries	(13,024)	—	(18,608)	31,632	—

Net income (loss)	$(18,608)	$(26,258)	$(18,608)	$44,866	$(18,608)

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001

	Combined			Reclassifications
	Guarantor	Non-Guarantor	The	and
	Subsidiaries	Subsidiary	Company	Eliminations	Consolidated

Net sales:
Third-party customers	$543,453	$—	$—	$—	$543,453
Related parties	111,469	—	—	—	111,469

	654,922	—	—	—	654,922

Cost of goods sold	614,052	252,615	—	(232,453)	634,214
Reimbursement from owners	—	(233,521)	—	233,521	—

Gross profit (loss)	40,870	(19,094)	—	(1,068)	20,708
Selling, general and administrative expenses	18,787	742	—	(931)	18,598

Operating income (loss)	22,083	(19,836)	—	(137)	2,110
Interest expense	(31,403)	(162)	—	—	(31,565)
Interest income	891	—	—	—	891
Other income (expense) — net	1,948	304	—	137	2,389

Income (loss) before taxes	(6,481)	(19,694)	—	—	(26,175)
Income tax (expense) benefit	2,547	—	—	5,987	8,534

Net income (loss) before minority interest	(3,934)	(19,694)	—	5,987	(17,641)
Minority interest				3,939	3,939
Equity earnings (loss) of subsidiaries	(9,768)	—	(13,702)	23,470	—

Net income (loss)	$(13,702)	$(19,694)	$(13,702)	$33,396	$(13,702)

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2003

	Combined			Reclassifications
	Guarantor	Non-Guarantor	The	and
	Subsidiaries	Subsidiary	Company	Eliminations	Consolidated

Net cash provided by operating activities	$72,825	$14,554	$—	$—	$87,379

Investing activities:
Purchase of property, plant and equipment	(15,809)	(3,049)	—	—	(18,858)
Acquisitions	—	—	(59,837)	—	(59,837)

Net cash used in investing activities	(15,809)	(3,049)	(59,837)	—	(78,695)

Financing activities:
Payments	—	—	(26,000)	—	(26,000)
Financing fees	—	—	(297)	—	(297)
Dividends	—	—	(11)	—	(11)
Intercompany transactions	(57,657)	(11,505)	69,162	—	—
Issuance of common stock	—	—	736	—	736

Net cash provided by (used in) financing activities	(57,657)	(11,505)	43,590	—	(25,572)

Net increase (decrease) in cash	(641)	—	(16,247)	—	(16,888)
Beginning cash	745	—	44,347	—	45,092

Ending cash	$104	$—	$28,100	$—	$28,204

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2002

	Combined			Reclassifications
	Guarantor	Non-Guarantor	The	and
	Subsidiaries	Subsidiary	Company	Eliminations	Consolidated

Net cash provided by operating activities	$40,245	$14,241	$—	$—	$54,486

Investing activities:
Purchase of property, plant and equipment	(17,371)	(1,056)	—	—	(18,427)
Proceeds from sale of property, plant and equipment	231	—	—	—	231

Net cash used in investing activities	(17,140)	(1,056)	—	—	(18,196)

Financing activities:
Dividends	—	—	(4,591)	—	(4,591)
Intercompany transactions	(23,380)	(13,185)	36,565	—	—
Issuance of common stock	—	—	5	—	5

Net cash provided by (used in) financing activities	(23,380)	(13,185)	31,979	—	(4,586)

Net increase (decrease) in cash	(275)	—	31,979	—	31,704
Beginning cash	1,020	—	12,368	—	13,388

Ending cash	$745	$—	$44,347	$—	$45,092

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2001

	Combined			Reclassifications
	Guarantor	Non-Guarantor	The	and
	Subsidiaries	Subsidiary	Company	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$42,440	$(3,817)	$—	$—	$38,623

Investing activities:
Purchase of property, plant and equipment	(14,082)	(374)	—	—	(14,456)
Proceeds from sale of property, plant and equipment	54	—	—	—	54
Divestitures	98,971	—	—	—	98,971
Business acquisition	(466,814)	—	—	—	(466,814)

Net cash used in investing activities	(381,871)	(374)	—	—	(382,245)

Financing activities:
Borrowings, third party	—	—	321,352	—	321,352
Financing fees	—	—	(16,568)	—	(16,568)
Dividends	—	—	(5,736)	—	(5,736)
Intercompany transactions	307,489	4,191	(311,680)	—	—
Issuance of preferred stock	—	—	25,000	—	25,000

Net cash provided by (used in) financing activities	307,489	4,191	12,368	—	324,048

Net increase (decrease) in cash	(31,942)	—	12,368	—	(19,574)
Beginning cash	32,962	—	—	—	32,962

Ending cash	$1,020	$—	$12,368	$—	$13,388

CENTURY ALUMINUM COMPANY

CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)
(Unaudited)

	September 30,	December 31,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$76,474	$28,204
Restricted cash	1,675	—
Accounts receivable – net	70,478	51,370
Due from affiliates	12,094	10,957
Inventories	102,652	89,360
Prepaid and other current assets	8,896	4,101
Deferred taxes – current portion	12,796	3,413

Total current assets	285,065	187,405
Property, plant and equipment – net	754,207	494,957
Intangible asset – net	89,891	99,136
Goodwill	107,259	—
Other assets	37,976	28,828

Total	$1,274,398	$810,326

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$52,607	$34,829
Due to affiliates	57,702	27,139
Accrued and other current liabilities	44,237	30,154
Accrued employee benefits costs — current portion	8,295	8,934
Current portion of long-term debt	5,945	—
Convertible senior notes	175,000	—
Industrial revenue bonds	7,815	7,815

Total current liabilities	351,601	108,871

Senior secured notes payable– net	9,874	322,310
Senior unsecured notes payable	250,000	—
Nordural debt	77,425	—
Notes payable – affiliates	—	14,000
Accrued pension benefits costs – less current portion	12,003	10,764
Accrued postretirement benefits costs — less current portion	84,871	78,218
Other liabilities	34,879	33,372
Due to affiliates – less current portion	9,978	—
Deferred taxes	57,610	55,094

Total noncurrent liabilities	536,640	513,758

Contingencies and Commitments (See Note 7)
Shareholders’ equity:
Convertible preferred stock (8.0% cumulative, 0 and 500,000 shares outstanding at September 30, 2004 and December 31, 2003, respectively)	—	25,000
Common stock (one cent par value, 50,000,000 shares authorized; 31,986,798 and 21,130,839 shares outstanding at September 30, 2004 and December 31, 2003)	320	211
Additional paid-in capital	414,642	173,138
Accumulated other comprehensive loss	(27,103)	(5,222)
Accumulated deficit	(1,702)	(5,430)

Total shareholders’ equity	386,157	187,697

Total	$1,274,398	$810,326

See notes to consolidated financial statements

CENTURY ALUMINUM COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
NET SALES:
Third-party customers	$231,502	$170,086	$649,278	$487,287
Related parties	42,815	31,402	120,866	89,377

	274,317	201,488	770,144	576,664
Cost of goods sold	230,948	191,448	644,535	551,142

Gross profit	43,369	10,040	125,609	25,522
Selling, general and administrative expenses	7,567	3,929	16,966	12,150

Operating income	35,802	6,111	108,643	13,372
Interest expense – third party	(10,657)	(10,341)	(32,496)	(30,894)
Interest expense – related party	—	(1,000)	(380)	(2,000)
Interest income	517	83	848	278
Net gain (loss) on forward contracts	(3,149)	(3,481)	(17,146)	38,423
Loss on early extinguishment of debt	(47,448)	—	(47,448)	—
Other expense	(4)	(10)	(609)	(510)

Income (loss) before income taxes, minority interest and cumulative effect of change in accounting principle	(24,939)	(8,638)	11,412	18,669
Income tax (expense) benefit	8,890	3,271	(4,373)	(6,556)

Income (loss) before minority interest and cumulative effect of change in accounting principle	(16,049)	(5,367)	7,039	12,113
Minority interest	—	—	—	986

Income (loss) before cumulative effect of change in accounting principle	(16,049)	(5,367)	7,039	13,099
Cumulative effect of change in accounting principle, net of tax benefit of $3,430	—	—	—	(5,878)

Net income (loss)	(16,049)	(5,367)	7,039	7,221
Preferred dividends	—	(500)	(769)	(1,500)

Net income (loss) applicable to common shareholders	$(16,049)	$(5,867)	$6,270	$5,721

EARNINGS (LOSS) PER COMMON SHARE:
Basic:
Income (loss) before cumulative effect of change in accounting principle	$(0.51)	$(0.28)	$0.23	$0.55
Cumulative effect of change in accounting principle	$—	$—	$—	$(0.28)

Net income (loss)	$(0.51)	$(0.28)	$0.23	$0.27

Diluted:
Income (loss) before cumulative effect of change in accounting principle	$(0.51)	$(0.28)	$0.23	$0.55
Cumulative effect of change in accounting principle	$—	$—	$—	$(0.28)

Net income (loss)	$(0.51)	$(0.28)	$0.23	$0.27

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	31,754	21,070	27,542	21,070

Diluted	31,754	21,070	27,659	21,074

See notes to consolidated financial statements

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)
(Unaudited)

	Nine months ended
	September 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,039	$7,221
Adjustments to reconcile net income to net cash provided by operating activities:
Unrealized net loss (gain) on forward contracts	4,712	(6,974)
Depreciation and amortization	36,889	38,403
Deferred income taxes	(3,965)	3,125
Pension and other postretirement benefits	7,253	7,592
Inventory market adjustment	(2,273)	(1,617)
Loss on disposal of assets	719	841
Minority interest	—	(986)
Cumulative effect of change in accounting principle	—	9,308
Non-cash loss on early extinguishment of debt	9,659	—
Changes in operating assets and liabilities:
Accounts receivable – net	(10,342)	(7,170)
Due from affiliates	(1,346)	(866)
Inventories	966	4,512
Prepaids and other current assets	(1,276)	(1,046)
Accounts payable, trade	7,730	101
Due to affiliates	4,606	3,897
Accrued and other current liabilities	7,850	11,392
Other – net	3,643	10,309

Net cash provided by operating activities	71,864	78,042

CASH FLOWS FROM INVESTING ACTIVITIES:
Nordural expansion	(17,482)	—
Purchase of other property, plant and equipment	(8,832)	(12,389)
Acquisitions, net of cash acquired	(184,869)	(59,837)

Net cash used in investing activities	(211,183)	(72,226)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings	425,569	—
Repayment of debt – third party	(422,846)	—
Repayment of debt – related party	(14,000)	—
Financing fees	(12,805)	(297)
Dividends	(3,311)	(11)
Issuance of common stock	214,982	3

Net cash provided by (used in) financing activities	187,589	(305)

NET INCREASE IN CASH	48,270	5,511
CASH, BEGINNING OF PERIOD	28,204	45,092

CASH, END OF PERIOD	$76,474	$50,603

See notes to consolidated financial statements

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Nine month periods ended September 30, 2004 and 2003
(Dollars in thousands except share and per share amounts)
(Unaudited)

1. General

     The accompanying unaudited interim consolidated financial statements of Century Aluminum Company (the “Company” or “Century”) should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2003. In management’s opinion, the unaudited interim consolidated financial statements reflect all adjustments, which are of a normal and recurring nature, that are necessary for a fair presentation of financial results for the interim periods presented. Operating results for the first nine months of 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. Certain reclassifications of 2003 information were made to conform to the 2004 presentation.

2. Acquisitions

Nordural Acquisition

     On April 27, 2004, the Company completed the acquisition of Nordural hf (“Nordural”) from Columbia Ventures Corporation (“CVC”), a privately-owned investment company headquartered in Vancouver, Washington. Nordural hf is an Icelandic company that owns and operates the Nordural facility, a primary aluminum reduction facility located in Grundartangi, Iceland, approximately 25 miles north of Reykjavik, Iceland’s capital. The results of operations of Nordural are included in the Company’s Statement of Operations beginning April 28, 2004.

     The Nordural acquisition is a significant step forward in achieving the Company’s strategic goals of reducing its average cost to produce aluminum and geographically diversifying its asset base. The Nordural facility, built in 1998, is the Company’s most recently constructed and lowest operating cost facility. The Company is expanding the Nordural facility to increase its annual production capacity to 467 million pounds, or more than double its current production capacity.

     The Company accounted for the acquisition as a purchase using the accounting standards established in Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” The Company recognized $107,259 of Goodwill in the transaction.

     The purchase price for Nordural was $195,346, allocated as follows:

Allocation of Purchase Price:
Current assets	$41,322
Property, plant and equipment	261,871
Goodwill	107,259
Current liabilities	(26,144)
Long-term debt	(177,132)
Other non-current liabilities	(11,830)

Total purchase price	$195,346

     The appraisal, upon which portions of the purchase allocation will be based, is not yet complete and additional adjustments to the purchase price allocation may still be required. Century used a portion of the proceeds from a registered equity offering to finance the acquisition (see Note 18 – Equity Offering).

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

     The following tables represent the unaudited pro forma results of operations for the three and nine months ended September 30, 2004 and 2003 assuming the acquisition occurred on January 1, 2003. The unaudited pro forma amounts may not be indicative of the results that actually would have occurred if the transaction described above had been completed and in effect for the periods indicated.

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Net sales	$274,317	$226,876	$808,519	$651,231
Net income (loss)	(16,049)	(276)	13,947	19,777
Net income (loss) available to common shareholders	(16,049)	(776)	13,178	18,277
Earnings (loss) per share:
Basic	$(0.51)	$(0.03)	$0.43	$0.61
Diluted	$(0.51)	$(0.03)	$0.42	$0.61

The Gramercy Acquisition

     On October 1, 2004, the Company, together with subsidiaries of Noranda, Inc. (“Noranda”), completed the joint purchase of the Gramercy, Louisiana aluminum refinery owned by Kaiser Aluminum and Chemical Corporation (“Kaiser”) and Kaiser’s 49% interest in a Jamaican bauxite mining partnership. The purchase price was $23.0 million, subject to working capital adjustments. The Company and Noranda each paid one-half of the purchase price. Kaiser sold these alumina and bauxite assets as part of its reorganization to emerge from Chapter 11 bankruptcy. The bauxite mining partnership supplies all of the bauxite used for the production of alumina at the Gramercy refinery and bauxite to a third party refinery in Texas. The Gramercy refinery chemically refines bauxite into alumina, the principal raw material in the production of primary aluminum. The Gramercy refinery began operations in 1959 and had extensive portions rebuilt and modernized in 2000. Gramercy has an annual production capacity of 1.2 million metric tons of alumina, approximately 80% of which is supplied to the Hawesville facility and to a primary aluminum production facility separately owned by Noranda. The Hawesville Facility purchases all of its alumina requirements from Gramercy. The Company intends to apply the equity method of accounting for the Gramercy acquisition.

     In October 2004, certain bauxite loading equipment used by the bauxite mining partnership at its St. Ann, Jamaica port facility failed, resulting in the interruption of bauxite shipments from the facility. The St. Ann port facility is used to ship bauxite to the Gramercy alumina facility and to other customers. The Company does not anticipate any interruption in aluminum production at the Hawesville facility as a result of the equipment failure at the St. Ann port facility.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

3. Stock-Based Compensation

     The Company has elected not to adopt the recognition provisions for employee stock-based compensation as permitted in SFAS No. 123, “Accounting for Stock-Based Compensation.” As such, the Company accounts for stock based compensation in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees.” No compensation cost has been recognized for the stock option portions of the plan because the exercise prices of the stock options granted were equal to the market value of the Company’s stock on the date of grant. Had compensation cost for the Stock Incentive Plan been determined using the fair value method provided under SFAS No. 123, the Company’s net income and earnings per share would have changed to the pro forma amounts indicated below:

		Three months ended		Nine months ended
		September 30,		September 30,
		2004	2003	2004	2003
Net income (loss) applicable to common shareholders	As Reported	$(16,049)	$(5,867)	$6,270	$5,721
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects		360	119	1,406	317
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects		(464)	(276)	(1,643)	(823)

Pro forma net income (loss)		$(16,153)	$(6,024)	$6,033	$5,215

Basic earnings (loss) per share	As reported	$(0.51)	$(0.28)	$0.23	$0.27
	Pro forma	$(0.51)	$(0.29)	$0.22	$0.25
Diluted earnings (loss) per share	As reported	$(0.51)	$(0.28)	$0.23	$0.27
	Pro forma	$(0.51)	$(0.29)	$0.22	$0.25

4. Inventories

     Inventories consist of the following:

	September 30,	December 31,
	2004	2003
Raw materials	$47,270	$35,621
Work-in-process	16,341	15,868
Finished goods	10,053	14,920
Operating and other supplies	28,988	22,951

	$102,652	$89,360

     At September 30, 2004 and December 31, 2003, approximately 70% and 78% of the inventories, respectively, were valued at the lower of last-in, first-out (“LIFO”) cost or market. The excess of LIFO cost (or market, if lower) over FIFO cost was approximately $824 and $3,762 at September 30, 2004 and December 31, 2003, respectively. Inventories at Nordural are stated at lower of first in, first out (“FIFO”) cost or market. Operating and other supplies inventories at all facilities are based upon the average cost method.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

5. Intangible Asset

     The intangible asset consists of the power contract acquired in connection with the Company’s acquisition of an 80% interest in the Hawesville facility in April 2001. The contract value is being amortized over its term (ten years) using a method that results in annual amortization equal to the percentage of a given year’s expected gross annual benefit to the total as applied to the total recorded value of the power contract. In connection with the Company’s acquisition of the remaining 20% interest in the Hawesville facility from Glencore on April 1, 2003, the 20% portion of the power contract that was indirectly owned by Glencore was revalued in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” As a result, the gross carrying amount of the contract and the accumulated amortization, both related to the 20% portion of the contract indirectly owned by Glencore, were removed and the fair value of the 20% of the power contract acquired on April 1, 2003 was recorded. As of September 30, 2004, the gross carrying amount of the intangible asset was $153,592 with accumulated amortization of $63,701. For the three month periods ended September 30, 2004 and September 30, 2003, amortization expense for the intangible asset totaled $3,081 and $4,584, respectively. For the nine month periods ended September 30, 2004 and September 30, 2003, amortization expense for the intangible asset totaled $9,245 and $14,095, respectively. For the year ending December 31, 2004, the estimated aggregate amortization expense for the intangible asset will be approximately $12,326. The estimated aggregate amortization expense for the intangible asset for the following five years is as follows:

	For the year ending December 31,
	2005	2006	2007	2008	2009
Estimated Amortization Expense	$14,162	$12,695	$13,617	$14,669	$15,717

     The intangible asset is reviewed for impairment in accordance with SFAS 142, “Goodwill and Other Intangible Assets,” whenever events or circumstances indicate that its net carrying amount may not be recoverable.

6. Debt

Secured First Mortgage Notes

     In August 2004, the Company completed a tender offer and consent solicitation for the Company’s 11.75% senior secured first mortgage notes due 2008 (the “Notes”). The principal purpose of the tender offer and consent solicitation was to refinance Century’s outstanding Notes with debt bearing a lower interest rate, thereby reducing the Company’s annual interest expense. On August 26, 2004, the Company purchased $315,055 in principal amount of Notes in the tender offer. Following the purchase, the Company has outstanding a principal amount of $9,945 of Notes. No principal payments are required until maturity. On of after April 15, 2005, the Company anticipates redeeming the balance of the Notes at 105.875% of the principal balance, plus accrued and unpaid interest. Holders received $1,096.86 for each $1,000 principal amount of Notes purchased in the tender offer, plus accrued and unpaid interest. Holders who tendered their Notes by August 6, 2004, received a consent payment of $20.00 per $1,000 of principal amount of Notes resulting in a total consideration of $1,116.86 for each $1,000 principal amount of Notes purchased in the tender offer, plus accrued and unpaid interest up to but not including the date of payment.

     The Company financed the tender offer and consent solicitation with a portion of the proceeds from the private placement of its 7.5% Senior Unsecured Notes due 2014 (“Senior Unsecured Notes”) in the aggregate principal amount of $250,000 and 1.75% Senior Convertible Notes due 2024 (“Convertible Notes”) in the aggregate principal amount of $175,000. The sale of the Convertible Notes closed August 9, 2004 resulting in net proceeds to the Company of approximately $169,209. The sale of the Senior Unsecured Notes closed August 26, 2004 and resulted in net proceeds to the Company of approximately $243,238. The Company used the remaining proceeds from these offerings for general corporate purposes.

     The Company had unamortized discounts on the Notes of $71 and $2,690 at September 30, 2004 and December 31, 2003, respectively. In connection with the consent solicitation, the Company entered into a supplemental indenture that eliminated substantially all of the restrictive covenants and certain default provisions contained in the indenture governing the remaining Notes.

     In the third quarter of 2004, the Company recognized a loss on early extinguishment of debt of $47,448 related to the refinancing of the Notes. The loss was composed of the following:

Purchase price premium, less consent fee	$30,516
Consent payments	6,301
Write-off of capitalized financing fees	7,373
Write-off of bond discount	2,286
Other tender costs	972

$47,448

Issuance of Convertible Senior Notes

     On August 9, 2004, the Company completed the sale of $175,000 aggregate principal amount of its Convertible Notes in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”).

     The Convertible Notes are convertible at any time at an initial conversion rate of 32.7430 shares of Century common stock per one thousand dollars of principal amount of Convertible Notes, subject to adjustments for certain events. The initial conversion rate is equivalent to a conversion price of approximately $30.5409 per share of Century common stock. Upon conversion of a Convertible Note, the holder of such Convertible Note shall receive cash equal to the principal amount of the Convertible Note and, at Century’s election, either cash, Century common stock, or a combination thereof, for the Convertible Notes’ conversion value in excess of such principal amount, if any. In addition, the Convertible Notes will be redeemable at Century’s option beginning on August 6, 2009, and the holders may require Century to repurchase all or part of their Convertible Notes for cash on each of August 1, 2011, August 1, 2014 and August 1, 2019.

     The obligations of the Company pursuant to the Convertible Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of the Company’s existing domestic restricted subsidiaries other than Century Aluminum of Kentucky, LLC.

     The Company has agreed to file and cause to become effective a shelf registration statement with the Securities and Exchange Commission for the resale of the Convertible Notes and any shares of common stock issuable upon the conversion of the Convertible Notes. If the shelf registration statement is not filed on or prior to the date that is 120 days after August 9, 2004 or is not declared effective on or prior to the date that is 210 days after August 9, 2004 (each, a “Registration Default”), the annual interest rate on the Convertible Notes will increase by 0.25% following such Registration Default not to exceed an aggregate of 0.50% per annum.

Private Placement of Senior Unsecured Notes

     On August 26, 2004, the Company completed the sale of $250,000 aggregate principal amount of its Senior Unsecured Notes in a private placement exempt from the registration requirements of the Act.

     The indenture governing the Senior Unsecured Notes contains customary covenants, including limitations on the Company’s ability to incur additional indebtedness, pay dividends, sell assets or stock of certain subsidiaries and purchase or redeem capital stock.

     The obligations of the Company pursuant to the Senior Unsecured Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of the Company’s existing domestic restricted subsidiaries other than Century Aluminum of Kentucky, LLC.

     The Company has agreed to file and cause to become effective a registration statement to exchange the Senior Unsecured Notes for new notes in a transaction registered under the Act. The terms of the exchange notes will be substantially identical to the Senior Unsecured Notes, except that the exchange notes will not be subject to transfer restrictions. If the exchange offer is not consummated on or prior to the date that is 210 days after August 26, 2004, the annual interest rate on the Senior Unsecured Notes will increase by 0.5% from the 210th day until the exchange offer is consummated.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Revolving Credit Facility

     Effective April 1, 2001, the Company entered into a $100,000 senior secured revolving credit facility (the “Revolving Credit Facility”) with a syndicate of banks. The Revolving Credit Facility will mature on April 2, 2006. The Company’s obligations under the Revolving Credit Facility are unconditionally guaranteed by its domestic subsidiaries (other than Century Aluminum of Kentucky, LLC (the “LLC”) and certain subsidiaries formed in connection with the Nordural acquisition) and secured by a first priority security interest in all accounts receivable and inventory belonging to the Company and its subsidiary borrowers. The availability of funds under the Revolving Credit Facility is subject to a $30,000 reserve and limited by a specified borrowing base consisting of certain eligible accounts receivable and inventory. Borrowings under the Revolving Credit Facility are, at the Company’s option, at the LIBOR rate or the Fleet National Bank base rate plus, in each case, an applicable interest margin. The applicable interest margin ranges from 2.25% to 3.0% over the LIBOR rate and 0.75% to 1.5% over the base rate and is determined by certain financial measurements of the Company. There were no outstanding borrowings under the Revolving Credit Facility as of September 30, 2004 and December 31, 2003. Interest periods for LIBOR rate borrowings are one, two, three or six months, at the Company’s option. As of September 30, 2004, the Company had a borrowing base of $76,752 under the Revolving Credit Facility. The Company is subject to customary covenants, including limitations on capital expenditures, additional indebtedness, liens, guarantees, mergers and acquisitions, dividends, distributions, capital redemptions and investments.

Industrial Revenue Bonds

     Effective April 1, 2001, in connection with its acquisition of the Hawesville facility, the Company assumed industrial revenue bonds (the “IRBs”) in the aggregate principal amount of $7,815. From April 1, 2001 through April 1, 2003, Glencore assumed 20% of the liability related to the IRBs consistent with its ownership interest in the Hawesville facility during that period. The IRBs mature on April 1, 2028, and bear interest at a variable rate not to exceed 12% per annum determined weekly based on prevailing rates for similar bonds in the bond market, with interest paid quarterly. The IRBs are secured by a Glencore guaranteed letter of credit and the Company provides for the servicing costs for the letter of credit. The Company has agreed to reimburse Glencore for all costs arising from the letter of credit. The Company’s maximum potential amount of future payments under the reimbursement obligations for the Glencore letter of credit securing the IRBs would be $8,150. The interest rate on the IRBs at September 30, 2004 was 2.00%. The IRBs are classified as current liabilities because they are remarketed weekly and could be required to be repaid upon demand if there is a failed remarketing, as provided in the indenture governing the IRBs. The Company’s reimbursement obligations related to the Glencore letter of credit securing the IRBs are guaranteed by each of its material consolidated subsidiaries, except for the LLC (see Note 17 for a discussion of note guarantees), and secured by a first priority interest in the 20% interest in the Hawesville facility.

Glencore Note Payable

     On April 1, 2003, in connection with its acquisition of the remaining 20% interest in the Hawesville facility, the Company issued a six-year $40,000 promissory note payable to Glencore bearing interest at a rate of 10% per annum (the “Glencore Note”). In April 2004, the Company paid the remaining $14,000 of principal on the Glencore Note, which consisted of a $2,000 required principal payment and an optional $12,000 prepayment of principal.

Term Loan Facility – Nordural

     As of September 30, 2004, Nordural had approximately $83,370 of debt, principally consisting of a senior term loan facility maturing December 31, 2009. In September 2004, the Company repaid $100,000 of the loan facility with available cash resulting in an outstanding balance under the loan facility of $71,384 at September 30, 2004. Amounts borrowed under Nordural’s loan facility generally bear interest at the applicable LIBOR rate plus a margin of 1.45% per year, plus an applicable percentage to cover certain lender compliance costs.

     Nordural’s obligations under the loan facility are secured by the stock of Nordural and substantially all of Nordural’s assets. Amounts outstanding under the loan facility are payable semiannually in installments through

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

December 31, 2009. The amount of each installment is based on a scheduled rate that fluctuates between 2.91% and 3.75% of outstanding principal, with a final installment of 59.9% due on December 31, 2009.. Nordural may voluntarily prepay all or part of the loan facility without penalty provided it gives five business days’ notice, subject to a minimum payment threshold. The agreement provides for mandatory prepayment upon the receipt of proceeds from certain asset sales, events impairing the value of assets and insurance recoveries. If the price of aluminum falls below designated levels for six months prior to a payment date and the debt coverage ratio is less than one to one, the loan facility provides for deferral of principal payments. Principal payments are increased if certain debt coverage ratios are exceeded and/or the price of aluminum exceeds designated levels.

     Nordural’s loan facility contains customary covenants, including limitations on additional indebtedness, security interests, investments, asset sales, loans, guarantees, capital expenditures, mergers and acquisitions, amendments to various agreements used in the operation of the Nordural facility, hedging agreements, distributions and share capital redemptions.

Nordural Refinancing and Expansion Financing

     The Company has agreed to terms on a five year $310,000 senior term loan facility with a syndicate of banks led by Landsbanki Islands hf. and Kaupthing Bank hf., subject to customary closing conditions including the negotiation and execution of definitive agreements. Amounts borrowed will be used to pay debt currently outstanding at Nordural and to finance a portion of the costs associated with the ongoing expansion of the Nordural facility. The term loan facility can be extended by an additional seven years on the satisfaction of certain conditions.

7. Contingencies and Commitments

Environmental Contingencies

     The Company believes its current environmental liabilities do not have, and are not likely to have, a material adverse effect on the Company’s financial condition, results of operations or liquidity. However, there can be no assurance that future requirements at currently or formerly owned or operated properties will not result in liabilities which may have a material adverse effect.

     Century Aluminum of West Virginia, Inc. (“Century of West Virginia”) continues to perform remedial measures at its Ravenswood facility pursuant to an order issued by the Environmental Protection Agency (“EPA”) in 1994 (the “3008(h) Order”). Century of West Virginia also conducted a RCRA facility investigation (“RFI”) under the 3008(h) Order evaluating other areas at the Ravenswood facility that may have contamination requiring remediation. The RFI has been approved by appropriate agencies. Century of West Virginia has completed interim remediation measures at two sites identified in the RFI, and the Company believes no further remediation will be required. A Corrective Measures Study, which will formally document the conclusion of these activities, is being completed with EPA. The Company believes a significant portion of the contamination on the two sites identified in the RFI is attributable to the operations of Kaiser, which had previously owned and operated the Ravenswood facility, and is the financial responsibility of Kaiser.

     On September 28, 2004, the Bankruptcy Court for the District of Delaware approved an agreement by Kaiser to transfer its environmental liability at Ravenswood to TRC Companies, Inc., and TRC Environmental Corporation (collectively “TRC”). The Bankruptcy Court also approved an agreement between, Kaiser, TRC, Century of West Virginia and Pechiney Rolled Products, Inc. (“Pechiney”), effective as of September 1, 2004, pursuant to which TRC assumed all of Kaiser’s environmental liabilities at Ravenswood. TRC also purchased insurance in amounts the Company believes are sufficient to cover the costs of any TRC liability at Ravenswood. Also, as of September 1, 2004, Century of West Virginia and Pechiney entered into an agreement releasing Century of West Virginia from all of the environmental indemnification obligations for Kaiser-related matters arising out of the Century of West Virginia’s 1999 sale of the Ravenswood rolling mill to Pechiney.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

     Under the Company’s agreement with Southwire Company to purchase the Hawesville, Kentucky facility, Southwire indemnified the Company against all on-site environmental liabilities known to exist prior to April 1, 2001 (the “Closing”) and against risks associated with off-site hazardous material disposals which pre-dated the Closing.

     Prior to the Closing, the EPA had issued a final Record of Decision (“ROD”), under the Comprehensive Environmental Response, Compensation and Liability Act, directing that certain response actions be taken at the Hawesville facility. Under its agreement with Century, Southwire agreed to perform all obligations under the ROD. The total costs for the obligations to be undertaken and paid for by Southwire relative to these liabilities are estimated under the ROD to be $12,600, and the forecast of annual operating and maintenance costs is $1,200. Century Kentucky, LLC (“Century Kentucky”) will operate and maintain the ground water treatment system required under the ROD on behalf of Southwire, and Southwire will reimburse Century Kentucky for any expense that exceeds $400 annually.

     If any on-site environmental liabilities become known prior to March 31, 2007 that were not known to exist at Closing but which arose from pre-Closing activities at the Hawesville facility, the Company will share the costs of remedial action with Southwire pro rata depending on the year the liability is identified. The Company will be responsible for any such liabilities which first become known on or after March 31, 2007. The Company also will be responsible for any post-Closing environmental liabilities which result from a change in laws.

     The Company acquired the Hawesville facility by purchasing all of the outstanding equity securities of Metalsco Ltd. (“Metalsco”), which was a wholly owned subsidiary of Southwire. Metalsco previously owned certain assets unrelated to the Hawesville plant’s operations (“Unwanted Assets”). All Unwanted Assets owned by Metalsco were distributed to Southwire prior to the Closing, and Southwire indemnified the Company for all liabilities related to the Unwanted Assets. Southwire also retained ownership of and full responsibility for certain land adjacent to the Hawesville facility containing potliner disposal areas.

     Southwire has secured its indemnity obligations to the Company for environmental liabilities through April 1, 2008 by posting a letter of credit in the Company’s favor in the amount of $14,000. Southwire is obligated to post an additional $15,000 if its net worth drops below a pre-determined level prior to April 1, 2008. The amount of security Southwire provides may increase (but not above $14,500 or $29,500, as applicable) or decrease (but not below $3,000) if certain specified conditions are met.

     The Company cannot be certain Southwire will be able to meet its indemnity obligations. In that event, under certain environmental laws which impose liability regardless of fault, the Company may be liable for any outstanding remedial measures required under the ROD and for certain liabilities related to the unwanted properties. If Southwire fails to meet its indemnity obligations or if the Company’s shared or assumed liability is significantly greater than anticipated, the Company’s financial condition, results of operations and liquidity could be materially adversely affected.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

     Century is a party to an EPA Administrative Order on Consent (the “Order”) pursuant to which other past and present owners of an alumina refining facility at St. Croix, Virgin Islands have agreed to carry out a Hydrocarbon Recovery Plan to remove and manage hydrocarbons floating on groundwater underlying the facility. Pursuant to the Hydrocarbon Recovery Plan, recovered hydrocarbons and groundwater are delivered to the adjacent petroleum refinery where they are received and managed. Lockheed Martin Corporation (“Lockheed”), which sold the facility to one of the Company’s affiliates, Virgin Islands Alumina Corporation (“Vialco”), in 1989, has tendered indemnity and defense of this matter to Vialco pursuant to terms of the Lockheed–Vialco Asset Purchase Agreement. Management does not believe Vialco’s liability under the Order or its indemnity to Lockheed will require material payments. Through September 30, 2004, the Company has expended approximately $440 on the Recovery Plan. Although there is no limit on the obligation to make indemnification payments, the Company expects the future potential payments under this indemnification will be approximately $200 which may be offset in part by sales of recoverable hydrocarbons.

     The Company, along with others, including former owners of its former St. Croix facility, received notice of a threatened lawsuit alleging natural resource damages involving the subsurface contamination at the facility. Century has entered into a Joint Defense Agreement with the other parties who received notification of the threatened lawsuit. While it is not presently possible to determine the outcome of this matter, the Company’s known liabilities with respect to this and other matters relating to compliance and cleanup, based on current information, are not expected to be material and should not materially adversely affect the Company’s operating results. However, if more stringent compliance or cleanup standards under environmental laws or regulations are imposed, previously unknown environmental conditions or damages to natural resources are discovered, or if contributions from other responsible parties with respect to sites for which the Company has cleanup responsibilities are not available, the Company may be subject to additional liability, which may be material.

     Nordural is subject to various Icelandic and other environmental laws and regulations. These laws and regulations are subject to change, which changes could result in increased costs. Operating in a foreign country exposes the Company to political, regulatory, currency and other related risks. The Nordural facility, built in 1998, uses technology currently defined to be “best available technology” under the European Union’s Integrated Pollution Prevention and Control Directive of 1996, or IPPC. The operational restrictions for the Nordural facility, as determined by the Icelandic Minister for the Environment, are set forth in the facility’s operating license. The license currently allows for both the facility’s current and planned expansion capacity.

     On October 1, 2004, Century and Noranda Finance, Inc. (“Noranda”) jointly acquired the assets of the Gramercy Alumina plant located near Gramercy, Louisiana, from Kaiser with Bankruptcy Court approval. Prior to closing, Century and Noranda performed a pre-purchase due diligence investigation of the environmental conditions present at the Gramercy facility. The results of this investigation were submitted to state regulatory officials. In addition, as part of this submittal Century and Noranda agreed to undertake certain specified remedial activities at the Gramercy plant. As a result of this submittal, state environmental officials have confirmed that Century and Noranda met the conditions for Bona Fide Prospective Purchaser protections against liability for pre-existing environmental conditions at the facility. Accordingly, Century does not believe it faces any contingent environmental liabilities of a material nature resulting from its purchase of the Gramercy facility.

     In conjunction with the purchase of the Gramercy facility, Century and Noranda jointly purchased Kaiser’s 49% interest in Kaiser-Jamaica Bauxite Company (“KJBC”), a partnership located in Jamaica and 51% owned by the Jamaican government. Now reconstituted as St. Ann Jamaican Bauxite Partnership (“SAJBP”), the entity carries out bauxite mining, drying, storage and shipping operations. Century and Noranda performed a pre-purchase due diligence investigation of the KJBC operations which disclosed no significant environmental liabilities or regulatory non-compliance. While it is impossible to predict what future environmental requirements might be, Century does not believe that the acquisition of KJBC presents the Company with any material environmental liabilities.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

     It is the Company’s policy to accrue for costs associated with environmental assessments and remedial efforts when it becomes probable that a liability has been incurred and the costs can be reasonably estimated. The aggregate environmental related accrued liabilities were $775 and $694 at September 30, 2004 and December 31, 2003, respectively. All accrued amounts have been recorded without giving effect to any possible future recoveries. With respect to ongoing environmental compliance costs, including maintenance and monitoring, such costs are expensed as incurred.

     Because of the issues and uncertainties described above, and the Company’s inability to predict the requirements of the future environmental laws, there can be no assurance that future capital expenditures and costs for environmental compliance will not have a material adverse effect on the Company’s future financial condition, results of operations, or liquidity. Based upon all available information, management does not believe that the outcome of these environmental matters, or environmental matters concerning Mt. Holly, will have a material adverse effect on the Company’s financial condition, results of operations, or liquidity.

Legal Contingencies

     Prior to the Kaiser bankruptcy, Century was a named defendant, along with Kaiser and many other companies, in civil actions brought by employees of third party contractors who alleged asbestos-related diseases arising out of exposure at facilities where they worked, including Ravenswood. All of those actions relating to the Ravenswood facility have been dismissed or resolved with respect to the Company and as to Kaiser. Only 14 plaintiffs were able to show they had been on the Ravenswood premises during the period the Company owned the plant, and the parties have agreed to settle all of those claims for non-material amounts. The Company is awaiting receipt of final documentation of those settlements and the entry of dismissal orders. The Company does not expect the Kaiser bankruptcy will have any effect on the settlements reached on those asbestos claims. Since the Kaiser bankruptcy, the Company has been named in additional civil actions based on similar allegations with unspecified monetary claims against Century, 75 of which remain outstanding. To the best of the Company’s knowledge, of the remaining civil actions, only two of the claimants were in the Ravenswood facility during the Company’s ownership, and both were employees of Kaiser or Century.

     The Company has pending against it or may be subject to various other lawsuits, claims and proceedings related primarily to employment, commercial, environmental and safety and health matters. Although it is not presently possible to determine the outcome of these matters, management believes their ultimate disposition will not have a material adverse effect on the Company’s financial condition, results of operations, or liquidity.

Power Commitments

     The Hawesville facility currently purchases all of its power from Kenergy Corporation (“Kenergy”), a local retail electric cooperative, under a power supply contract that expires at the end of 2010. Kenergy acquires the power it provides to the Hawesville facility mostly from a subsidiary of LG&E Energy Corporation (“LG&E”), with delivery guaranteed by LG&E. The Hawesville facility currently purchases all of its power from Kenergy at fixed prices. Approximately 121 MW or 27% of the Hawesville facility’s power requirements are unpriced in calendar years 2006 through 2010. The Company will negotiate the price for the unpriced portion of the contract at such times as the Company and Kenergy deem appropriate.

     The Company purchases all of the electricity requirements for the Ravenswood facility from Ohio Power Company, a unit of American Electric Power Company, under a fixed price power supply agreement that runs through December 31, 2005.

     The Mt. Holly facility purchases all of its power from the South Carolina Public Service Authority (“Santee Cooper”) at rates established by published schedules. The Mt. Holly facility’s current power contract expires December 31, 2015. Power delivered through 2010 will be priced as set forth in currently published schedules, subject to adjustments for fuel costs. Rates for the period 2011 through 2015 will be as provided under then-applicable schedules.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

     The Nordural facility purchases power from Landsvirkjun, a power company jointly owned by the Republic of Iceland and two Icelandic municipal governments, under a contract due to expire in 2019. The power delivered to the Nordural facility under its current contract is from hydroelectric and geothermal sources, both competitively-priced and renewable sources of power in Iceland, at a rate based on the London Metal Exchange (“LME”) price for primary aluminum. In connection with the planned expansion, Nordural has entered into a power contract with Orkuveita Reykjavikur (“OR”) and Hitaveita Sudurnesja hf (“HS”) for the supply of the additional power required for the expansion capacity. Power under this agreement will be generated from geothermal resources and prices will be LME-based. By the terms of a Second Amendment to the Landsvirkjun/Nordural Power Contract, dated as of April 21, 2004, Landsvirkjun has agreed on a best commercial efforts basis to provide backup power to Nordural should OR or HS be unable to meet the obligations of their contract to provide power for the Nordural expansion.

     The Company may suffer losses due to a temporary or prolonged interruption of the supply of electrical power to its facilities, which can be caused by unusually high demand, blackouts, equipment failure, natural disasters or other catastrophic events. The Company uses large amounts of electricity to produce primary aluminum, and any loss of power which causes an equipment shutdown can result in the hardening or “freezing” of molten aluminum in the pots where it is produced. If this occurs, the Company may experience significant losses if the pots are damaged and require repair or replacement, a process that could limit or shut down production operations for a prolonged period of time. Although the Company maintains property and business interruption insurance to mitigate losses resulting from catastrophic events, the Company may still be required to pay significant amounts under the deductible provisions of those insurance policies. Century’s coverage may not be sufficient to cover all losses, or certain events may not be covered. For example, certain of Century’s insurance policies do not cover any losses the Company may incur if its suppliers are unable to provide the Company with power during periods of unusually high demand. Certain material losses which are not covered by insurance may trigger a default under the Company’s Revolving Credit Facility. No assurance can be given that a material shutdown will not occur in the future or that such a shutdown would not have a material adverse effect on the Company.

Labor Commitments

     Approximately 80% of the Company’s U.S. based workforce are represented by the United Steelworker’s of America (the “USWA”) and are working under agreements that expire as follows: March 31, 2006 (Hawesville) and May 31, 2006 (Ravenswood).

     There are six labor unions representing Nordural’s work force. The current contract with these unions expires on December 31, 2004. The terms of a new contract are currently being negotiated.

Other Commitments and Contingencies

     The Company may be required to make post-closing payments to Southwire up to an aggregate maximum of $7,000 if the price of primary aluminum on the LME exceeds specified levels during the seven years following closing of the Hawesville Acquisition in April 2001. No post-closing payments were made to Southwire through September 30, 2004; however, if LME prices remain at or above current levels, Southwire would be entitled to receive the entire $7,000 in 2005.

8. Forward Delivery Contracts and Financial Instruments

     As a producer of primary aluminum products, the Company is exposed to fluctuating raw material and primary aluminum prices. The Company routinely enters into fixed and market priced contracts for the sale of primary aluminum and the purchase of raw materials in future periods.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Alumina Tolling

     Nordural is party to a long-term alumina tolling contract with a subsidiary of BHP Billiton (the “Tolling Agreement”) which is due to expire December 31, 2013. Under this contract, which is for all of the Nordural facility’s existing production capacity, Nordural receives an LME-based fee for the conversion of alumina, supplied by BHP Billiton, into primary aluminum. The contract includes customary termination provisions upon a force majeure event or material breach that could result in early termination. On August 1, 2004, the Company entered into a ten-year alumina toll conversion agreement with Glencore for Nordural’s expansion capacity. That contract also provides Nordural with an LME-based fee. The contract is effective in mid-2006.

Primary Aluminum Sales Agreements

     Century has a contract with Pechiney (the “Pechiney Metal Agreement”) under which Pechiney purchases 23 to 27 million pounds, per month, of molten aluminum produced at the Ravenswood facility through December 31, 2005, at a price determined by reference to the U.S. Midwest Market Price. This contract will be automatically extended through July 31, 2007 provided that the Company’s power contract for the Ravenswood facility is extended or replaced through that date. Pechiney has the right, upon twelve months notice, to reduce its purchase obligations by 50% under this contract. In December 2003, Alcan Inc. (“Alcan”) completed an acquisition of Pechiney.

     The Pechiney rolling mill that purchases primary aluminum from the Company under this contract is located adjacent to the Ravenswood facility, which allows the Company to deliver molten aluminum, thereby reducing its casting and shipping costs. If Alcan materially reduces its purchases or fails to renew the contract when it expires, the Company’s casting, shipping and marketing costs at the Ravenswood facility would increase.

     On April 1, 2000, the Company entered into an agreement with Glencore, expiring December 31, 2009, to sell and deliver monthly, primary aluminum totaling approximately 110 million pounds per year at a fixed price for the years 2002 through 2009 (the “Original Sales Contract”). In January 2003, Century and Glencore agreed to terminate and settle the Original Sales Contract for the years 2005 through 2009. At that time, the parties entered into a new contract (the “New Sales Contract”) that requires Century to deliver the same quantity of primary aluminum as did the Original Sales Contract for these years. The New Sales Contract provides for variable pricing determined by reference to the LME for the years 2005 through 2009. For deliveries through 2004, the price of primary aluminum delivered will remain fixed.

     Prior to the January 2003 agreement to terminate and settle the years 2005 though 2009 of the Original Sales Contract, the Company had been classifying and accounting for it as a normal sales contract under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” A contract that is so designated and that meets other conditions established by SFAS No. 133 is exempt from the requirements of SFAS No. 133, although by its terms the contract would otherwise be accounted for as a derivative instrument. Accordingly, prior to January 2003, the Original Sales Contract was recorded on an accrual basis of accounting and changes in the fair value of the Original Sales Contract were not recognized.

     According to SFAS No. 133, it must be probable that at inception and throughout its term, a contract classified as “normal” will not result in a net settlement and will result in physical delivery. In April 2003, the Company and Glencore net settled a significant portion of the Original Sales Contract, and it no longer qualified for the “normal” exception of SFAS No. 133. The Company marked the Original Sales Contract to current fair value in its entirety. Accordingly, in the first quarter of 2003 the Company recorded a derivative asset and a pre-tax gain of $41,700. Of the total recorded gain, $26,100 related to the favorable terms of the Original Sales Contract for the years 2005 through 2009, and $15,600 relates to the favorable terms of the Original Sales Contract for 2003 through 2004.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

     The Company determined the fair value by estimating the excess of the contractual cash flows of the Original Sales Contract (using contractual prices and quantities) above the estimated cash flows of a contract based on identical quantities using LME-quoted prevailing forward market prices for aluminum plus an estimated U.S. Midwest premium adjusted for delivery considerations. The Company discounted the excess estimated cash flows to present value using a discount rate of 7%.

     On April 1, 2003, the Company received $35,500 from Glencore, $26,100 of which related to the settlement of the Original Sales Contract for the years 2005 through 2009, and $9,400 of which represented the fair value of the New Sales Contracts discussed below. In January 2003, the Company began accounting for the unsettled portion of the Original Sales Contract (years 2003 and 2004) as a derivative and recognizing period-to-period changes in fair value in current income. The Company also accounts for the New Sales Contract as a derivative instrument under SFAS No. 133. The Company has not designated the New Sales Contract as “normal” because it replaces and substitutes for a significant portion of the Original Sales Contract which, after January 2003, no longer qualified for this designation. The $9,400 initial fair value of the New Sales Contract is a derivative liability and represents the present value of the contract’s favorable term to Glencore in that the New Sales Contract excludes from its variable price an estimated U.S. Midwest premium, adjusted for delivery considerations. Because the New Sales Contract is variably priced, the Company does not expect significant variability in its fair value, other than changes that might result from the absence of the U.S. Midwest premium.

     In connection with the acquisition of the Hawesville facility in April 2001, the Company entered into a 10-year contract with Southwire (the “Southwire Metal Agreement”) to supply 240 million pounds of high-purity molten aluminum annually to Southwire’s wire and cable manufacturing facility located adjacent to the Hawesville facility. Under this contract, Southwire will also purchase 60.0 million pounds of standard grade molten aluminum each year for the first five years of the contract, with an option to purchase an equal amount in each of the remaining five years. Southwire has exercised this option through 2008. Prior to the acquisition of the 20% interest in the Hawesville facility on April 1, 2003, the Company and Glencore were each responsible for providing a pro rata portion of the aluminum supplied to Southwire under this contract. In connection with the Company’s acquisition of the 20% interest in the Hawesville facility, the Company assumed Glencore’s delivery obligations under the Southwire Metal Agreement. The price for the molten aluminum to be delivered to Southwire from the Hawesville facility is variable and will be determined by reference to the U.S. Midwest Market Price. This agreement expires on March 31, 2011, and will automatically renew for additional five-year terms, unless either party provides 12 months notice that it has elected not to renew.

     In connection with the acquisition of the 20% interest in the Hawesville facility, the Company entered into a ten-year contract with Glencore (the “Glencore Metal Agreement”) from 2004 through 2013 under which Glencore will purchase approximately 45 million pounds per year of primary aluminum produced at the Ravenswood and Mt. Holly facilities, at prices based on then-current market prices, adjusted by a negotiated U.S. Midwest premium with a cap and a floor as applied to the current U.S. Midwest premium.

     Apart from the Pechiney Metal Agreement, the Glencore Metal Agreement, Original Sales Contract, New Sales Contract and Southwire Metal Agreement, the Company had forward delivery contracts to sell 194.3 million pounds and 351.8 million pounds of primary aluminum at September 30, 2004 and December 31, 2003, respectively. Of these forward delivery contracts, the Company had fixed price commitments to sell 12.8 million pounds and 70.5 million pounds of primary aluminum at September 30, 2004 and December 31, 2003, respectively. Of these forward delivery contracts, 5.6 million pounds and 53.5 million pounds at September 30, 2004 and December 31, 2003, respectively, were with Glencore.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Alumina Purchase Agreements

     The Company is party to long-term supply agreements with Glencore for the supply of alumina to the Company’s Ravenswood and Mt. Holly facilities that extend through December 2006 and January 2008 at prices indexed to the price of primary aluminum quoted on the LME.

     Prior to October 1, 2004, the Company purchased the alumina used at its Hawesville facility from Kaiser under a long term agreement that ran through December 2006. Kaiser filed for bankruptcy under Chapter 11 of the Bankruptcy Code in February 2002. Subsequent to that date, and with bankruptcy court approval, Kaiser agreed to assume the Company’s alumina supply agreement and a new alumina supply agreement for the Company’s Hawesville facility for the years 2006 through 2008. Through September 30, 2004, Kaiser continued to supply alumina to the Company pursuant to the terms of its agreement.

     On October 1, 2004, the Company and Noranda, Inc. jointly acquired the Gramercy alumina refinery and related Jamaican bauxite mining assets from Kaiser for $23,000, subject to closing adjustments. Century and Noranda each paid one-half, or $11,500, of the purchase price.

     The price the Company pays for alumina used by the Hawesville facility is now based on the cost of alumina production, rather than the LME price for primary aluminum. Those production costs may be materially higher than an LME-based price. The impact of the Gramercy acquisition to the Company’s cost of goods sold may not be materially different than under the Company’s existing LME-based contracts with Gramercy in periods of high aluminum prices such as the Company is currently experiencing. However, the Company believes that the price of alumina based on production costs at Gramercy could be materially higher than under the LME-based contract price in periods when aluminum prices are low and natural gas prices are high.

Anode Purchase Agreement

     Nordural has a contract for the supply of anodes for its existing capacity which expires in 2013. Pricing for the anode contract is variable and is indexed to the raw material market for petroleum coke products, certain labor rates, and maintenance cost indices.

Financial Sales and Purchase Agreements

     To mitigate the volatility in its unpriced forward delivery contracts, the Company enters into fixed price financial sales contracts, which settle in cash in the period corresponding to the intended delivery dates of the forward delivery contracts. Certain of these fixed price financial sales contracts are accounted for as cash flow hedges depending on the Company’s designation of each contract at its inception.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Fixed Price Financial Sales Contracts at September 30, 2004:

	(Millions of pounds)
	2004	2005	2006	2007	Total
Aluminum	33.1	425.7	86.5	4.4	549.7

     At September 30, 2004 and December 31, 2003, the Company had fixed price financial sales contracts with Glencore for 549.7 million pounds and 102.9 million pounds, respectively, of which 538.7 million pounds and 58.8 million pounds, respectively, were designated as cash flow hedges. These financial instruments are scheduled for settlement at various dates through 2007. The Company had no fixed price financial purchase contracts to purchase aluminum at September 30, 2004 or December 31, 2003. Additionally, to mitigate the volatility of the natural gas markets, the Company enters into fixed price financial purchase contracts, accounted for as cash flow hedges, which settle in cash in the period corresponding to the intended usage of natural gas.

Fixed Price Financial Purchase Contracts at September 30, 2004:

	(Thousands of DTH)
	2004	2005	2006	2007	2008	Total
Natural Gas	420	1,280	480	480	480	3,140

     At September 30, 2004 and December 31, 2003, the Company had financial purchase contracts for 3.1 million and 2.7 million DTH (one decatherm is equivalent to one million British Thermal Units), respectively. These financial instruments are scheduled for settlement at various dates through 2008.

     Based on the fair value of the Company’s fixed price financial sales contracts and financial purchase contracts as of September 30, 2004, accumulated other comprehensive loss of $17,599 is expected to be reclassified as a reduction to earnings over the next twelve month period.

     The forward financial sales and purchase contracts are subject to the risk of non-performance by the counterparties. However, the Company only enters into forward financial contracts with counterparties it determines to be creditworthy. If any counterparty failed to perform according to the terms of the contract, the accounting impact would be limited to the difference between the nominal value of the contract and the market value on the date of settlement.

9. Supplemental Cash Flow Information

     In the nine months ended September 30, 2004, the Company had two significant non-cash equity transactions. In April 2004, the Company issued approximately 67,000 shares of common stock to satisfy a performance share liability of $1,630 to certain employees of the Company. Additionally, in May 2004, Glencore exercised its option to convert its shares of cumulative convertible preferred stock. The Company issued 1,395,089 shares of common stock in exchange for Glencore’s $25,000 of preferred stock, see Note 14.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Nine months ended
	September 30,
	2004	2003
Cash paid for:
Interest	$36,152	$19,169
Income tax	198	—
Cash received for:
Interest	843	278
Income tax refunds	135	—
Seller financing related to the acquisition of the 20% interest in the Hawesville facility	—	40,000

10. Asset Retirement Obligations

     In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This Statement establishes standards for accounting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company adopted the Standard during the first quarter of 2003. SFAS 143 requires that the Company record the fair value of a legal liability for an asset retirement obligation (“ARO”) in the period in which it is incurred and capitalize the ARO by increasing the carrying amount of the related asset. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. The Company’s asset retirement obligations consist primarily of costs associated with the removal and disposal of spent pot liner from its reduction facilities.

     With the adoption of SFAS 143 on January 1, 2003, Century recorded an ARO asset of $6,484, net of accumulated amortization of $7,372, a deferred tax asset of $3,430, and an ARO liability of $14,220. The net amount initially recognized as a result of applying the Statement was reported as a cumulative effect of a change in accounting principle. The Company recorded a one-time, non-cash charge of $5,878, for the cumulative effect of a change in accounting principle. For the year ended December 31, 2003, $1,795 of the additional ARO liability incurred was related to the acquisition of the 20% interest in the Hawesville facility in April 2003.

     The reconciliation of the changes in the asset retirement obligations is presented below:

	For the Nine months	For the Year ended
	ended September 30,2004	December 31, 2003
Beginning balance, ARO liability	$16,495	$14,220
Additional ARO liability incurred	1,032	3,402
ARO liabilities settled	(2,515)	(2,423)
Accretion expense	2,035	1,296

Ending balance, ARO liability	$17,047	$16,495

11. New Accounting Standards

Accounting for the Medicare Act

     On December 8, 2003, the “Medicare Prescription Drug Improvement and Modernization Act of 2003” (“the Act”) was signed into law. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least “actuarially equivalent” to Medicare Part D.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

     In the second quarter of 2004, a Financial Accounting Standards Board (FASB) Staff Position (FSP FAS106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003”) was issued providing guidance on the accounting for the effects of the Act for employers that sponsor postretirement health care plans that provide prescription drug benefits. This FSP superseded FSP FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003.” The FSP is effective for the first interim or annual period beginning after June 15, 2004.

     The guidance in this FSP applies only to the sponsor of a single-employer defined benefit postretirement health plan for which the employer has concluded that prescription drug benefits available under the plan are actuarially equivalent and thus qualify for the subsidy under the Act and the expected subsidy will offset or reduce the employer’s share of the costs of postretirement prescription drug coverage provided by the plan. The Company determined that its plans were actuarially equivalent and elected to adopt the provisions of FSP FAS 106-2 in the third quarter of 2004 on a prospective basis only. The Company compared the Medicare Part D plan to its retiree prescription drug coverage using actuarial equivalencies and reflecting the retiree premiums and cost sharing provisions of the various plans. This analysis showed Century’s plans provide more valuable benefits to retirees than the Medicare Part D plan. Based on our understanding of the intent of the Act and subsequent proposed regulations, the Company still believes its plans will meet the actuarial equivalence requirements necessary to receive the Medicare reimbursement.

     For retirees with post-65 prescription drug benefits, Century estimates the net effect on post-65 per capita medical and prescription drug costs to be a reduction of approximately 11 to 14% due to the Medicare reimbursement. The changes are assumed to have no impact on future participation rates in Century’s post-65 prescription drug programs.

     The Company has reduced its accumulated benefit obligation (ABO) for the subsidy related to benefits attributed to past service by approximately $16,400. The reduction will be recognized on the balance sheet through amortization. The effect of the subsidy on the measurement of net periodic postretirement benefit cost for the third and fourth quarters of 2004 is expected to be approximately $1,310 and will be recognized evenly over the third and fourth quarters. The effect will include lower amortization of actuarial losses of approximately $490, lower service costs of approximately $310, and lower interest costs on the ABO of approximately $510 for the third and fourth quarters. For further information on postretirement costs, see Note 15, “Components of Net Periodic Benefit Cost.”

Accounting for the FASB Interpretation No. 46 (revised December 2003)

     In December 2003, the FASB issued FASB Interpretation (“FIN”) No. 46 (revised December 2003), “Consolidation of Variable Interest Entities.” This Interpretation clarifies the application of Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements” and replaces FIN No. 46, “Consolidation of Variable Interest Entities.” The Interpretation explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. The effective date of this Interpretation varies depending on several factors, including public status of the entity, small business issuer status, and whether the public entities currently have any interests in special-purpose entities. Century applied this Interpretation in the first quarter of 2004. The application of FIN No. 46 had no impact on the Company’s Consolidated Financial Statements.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

12. Comprehensive Income and Accumulated Other Comprehensive Income (Loss)

	Nine months ended
	September 30,
	2004	2003
Net income	$7,039	$7,221
Other comprehensive income (loss):
Net unrealized gain (loss) on financial instruments, net of tax of $13,806 and $51, respectively	(24,230)	(140)
Net amount reclassified as loss (income), net of tax of ($1,306) and $3,632, respectively	2,349	(6,443)
Minimum pension liability adjustment, net of tax of $0 and 1,122	—	(1,995)

Comprehensive loss	$(14,842)	$(1,357)

Composition of Accumulated Other Comprehensive Loss:

	September 30, 2004	December 31, 2003

Net unrealized loss on financial instruments, net of tax of $13,374 and $864	$(23,472)	$(1,591)
Minimum pension liability adjustment, net of tax of $2,042 and $2,042	(3,631)	(3,631)

Total accumulated other comprehensive loss	$(27,103)	$(5,222)

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

13. Earnings Per Share

     The following table provides a reconciliation of the computation of the basic and diluted earnings per share for income from continuing operations:

			Three months ended September 30,
	2004			2003
	Income	Shares	Per-Share	Income	Shares	Per-Share
Loss before cumulative effect of change in accounting principle	$(16,049)			$(5,367)
Less: Preferred stock dividends	—			(500)

Basic EPS:
Loss applicable to common shareholders	(16,049)	31,754	$(0.51)	(5,867)	21,070	$(0.28)
Effect of Dilutive Securities:
Plus: Incremental Shares.	—	—		—	—

Diluted EPS:
Loss applicable to common shareholders with assumed conversions	$(16,049)	31,754	$(0.51)	$(5,867)	21,070	$(0.28)

			Nine months ended September 30,
	2004			2003
	Income	Shares	Per-Share	Income	Shares	Per-Share
Income before cumulative effect of change in accounting principle	$7,039			$13,099
Less: Preferred stock dividends	(769)			(1,500)

Basic EPS:
Income applicable to common shareholders	6,270	27,542	$0.23	11,599	21,070	$0.55
Effect of Dilutive Securities:
Plus: Incremental shares from assumed conversion of stock options	—	117		—	4

Diluted EPS:
Income applicable to common shareholders with assumed conversions	$6,270	27,659	$0.23	$11,599	21,074	$0.55

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

     Options to purchase 313,179 and 711,867 shares of common stock were outstanding during the periods ended September 30, 2004 and 2003, respectively. For the nine month periods ended September 30, 2004 and 2003, incremental shares from the assumed conversion of stock options of 117,152 and 4,302 were included in the calculation of diluted earnings per share based upon the average market price of the common shares during the period; for the three month periods ended September 30, 2004 and 2003, no incremental shares were included in the calculation of diluted earnings per share because of the antidilutive effect.

14. Preferred Stock Dividends and Conversion

     In May 2004, the Company used a portion of the proceeds from a registered equity offering that closed in April 2004 to pay preferred stock dividends of $3,269 or $6.54 per preferred stock share. In May 2004, Glencore exercised its option to convert its $25,000 8.0% cumulative convertible preferred stock into shares of the Company’s common stock at a price of $17.92 per common share. The Company issued 1,395,089 shares of its common stock to Glencore in the conversion.

15. Components of Net Periodic Benefit Cost

	Three months ended September 30,
	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Service cost	$846	$830	$890	$935
Interest cost	1,066	934	1,672	1,698
Expected return on plan assets	(1,187)	(858)	—	—
Amortization of prior service cost	210	304	(84)	(84)
Amortization of net gain	81	207	299	370

Net periodic benefit cost	$1,016	$1,417	$2,777	$2,919

	Nine months ended September 30,
	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Service cost	$2,524	$2,512	$3,192	$2,813
Interest cost	3,195	2,829	5,663	5,110
Expected return on plan assets	(3,563)	(2,598)	—	—
Amortization of prior service cost	631	919	(253)	(252)
Amortization of net gain	244	626	1,532	1,112

Net periodic benefit cost	$3,031	$4,288	$10,134	$8,783

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Employer Contributions

     The Company previously disclosed in its financial statements for the year ended December 31, 2003, that it expects to contribute $3,300 to its pension plans in 2004. As of September 30, 2004, contributions of $2,206 have been made.

Medicare Act

     In the third quarter of 2004, we elected to start recording the benefits of a federal reimbursement for retiree prescription drug costs that will result from the Medicare legislation enacted in December 2003. The total reduction in 2004 postretirement medical expenses for the third and fourth quarters as a result of this federal reimbursement is anticipated to be approximately $1,310, of which approximately $655 was recorded in the third quarter of 2004. Century’s adoption of FSP 106-2 in conjunction with the change in Medicare prescription drug coverage reduced these costs (see Note 11, “Recently Issued Accounting Standards” for further information).

16. Restricted Cash

     At September 30, 2004, the Company had $1,675 in restricted cash held in escrow accounts for security of workers compensation self-insurance obligations.

17. Condensed Consolidating Financial Information

     The Company’s 11.75% Senior Secured First Mortgage Notes due 2008, 7.5% Senior Unsecured Notes due 2014, and 1.75% Convertible Senior Notes due 2024 are jointly and severally and fully and unconditionally guaranteed by all of the Company’s wholly owned direct and indirect domestic subsidiaries other than the LLC and a subsidiary formed in connection with the Nordural acquisition (together with the company’s foreign subsidiaries, the “Non-Guarantor Subsidiaries”). The Company’s policy for financial reporting purposes is to allocate expenses to subsidiaries. For the three months ended September 30, 2004 and September 30, 2003, the Company allocated total corporate expenses of $48,274 and $285 to its subsidiaries, respectively. For the nine months ended September 30, 2004 and September 30, 2003, the Company allocated total corporate expenses of $48,330 and $2,875 to its subsidiaries, respectively. Additionally, the Company charges interest on certain intercompany balances.

     Because certain Non-Guarantor Subsidiaries are not “minor” as defined in Rule 3-10(f) of Regulation S-X under the Securities Exchange Act of 1934, as amended, the Company is providing the condensed consolidating financial information required under Rule 3-10(f). See Note 6 to the Consolidated Financial Statements for information about the terms of these notes.

     The following summarized condensed consolidating balance sheets as of September 30, 2004 and December 31, 2003, condensed consolidating statements of operations for the three and nine months ended September 30, 2004 and September 30, 2003 and the condensed consolidating statements of cash flows for the nine months ended September 30, 2004 and September 30, 2003 present separate results for Century Aluminum Company, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries.

     This summarized condensed consolidating financial information may not necessarily be indicative of the results of operations or financial position had the Company, the Guarantor Subsidiaries or the Non-Guarantor Subsidiaries operated as independent entities.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
As of September 30, 2004

		Combined
	Combined Guarantor	Non-Guarantor		Reclassifications
	Subsidiaries	Subsidiaries	The Company	and Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$29,914	$46,560	$—	$76,474
Restricted cash	1,173	502	—	—	1,675
Accounts receivables, net	61,716	8,762	—	—	70,478
Due from affiliates	148,253	18,118	654,316	(808,593)	12,094
Inventories	67,262	35,390	—	—	102,652
Prepaid and other current assets	2,027	2,359	4,510	—	8,896
Deferred taxes - current portion	12,796	—	—	—	12,796

Total current assets	293,227	95,045	705,386	(808,593)	285,065
Investment in subsidiaries	69,474	—	265,019	(334,493)	—
Property, plant and equipment, net	470,983	283,096	128	—	754,207
Intangible asset – net	—	89,891	—	—	89,891
Goodwill	—	107,259	—	—	107,259
Deferred tax asset – less current portion	—	1,181	16,165	(17,346)	—
Other assets	15,986	—	21,990	—	37,976

Total assets	$849,670	$576,472	$1,008,688	$(1,160,432)	$1,274,398

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$11,271	$41,336	$—	$—	$52,607
Due to affiliates	89,723	—	154,275	(186,296)	57,702
Industrial revenue bonds	7,815	—	—	—	7,815
Accrued and other current liabilities	13,898	9,798	20,541	—	44,237
Current portion of long-term debt	—	5,945	—	—	5,945
Accrued employee benefits costs – current portion	6,375	1,920	—	—	8,295
Convertible senior notes payable	—	—	175,000	—	175,000

Total current liabilities	129,082	58,999	349,816	(186,296)	351,601

Senior secured notes payable – net	—	—	9,874	—	9,874
Senior unsecured notes payable	—	—	250,000	—	250,000
Nordural long-term debt	—	77,425	—	—	77,425
Accrued pension benefits costs – less current portion	—	—	12,003	—	12,003
Accrued postretirement benefits costs – less current portion	56,652	27,381	838	—	84,871
Other liabilities/intercompany loan	437,250	219,856	—	(622,227)	34,879
Due to affiliates – less current portion	9,978	—	—	—	9,978
Deferred taxes – less current portion	59,235	15,791	—	(17,416)	57,610

Total non-current liabilities	563,115	340,453	272,715	(639,643)	536,640

Shareholders’ Equity:
Common stock	59	13	320	(72)	320
Additional paid-in capital	188,424	234,538	414,642	(422,962)	414,642
Accumulated other comprehensive income (loss)	(26,462)	—	(27,103)	26,462	(27,103)
Retained earnings (deficit)	(4,548)	(57,531)	(1,702)	62,079	(1,702)

Total shareholders’ equity	157,473	177,020	386,157	(334,493)	386,157

Total liabilities and equity	$849,670	$576,472	$1,008,688	$(1,160,432)	$1,274,398

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2003

	Combined Guarantor	Non-Guarantor		Reclassifications
	Subsidiaries	Subsidiary	The Company	and Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$104	$—	$28,100	$—	$28,204
Accounts receivable – net	51,131	239	—	—	51,370
Due from affiliates	101,489	23,586	455,025	(569,143)	10,957
Inventories	76,878	12,482	—	—	89,360
Prepaid and other assets	850	134	3,117	—	4,101
Deferred taxes – current portion	3,413	—	—	—	3,413

Total current assets	233,865	36,441	486,242	(569,143)	187,405
Investment in subsidiaries	78,720	—	178,483	(257,203)	—
Property, plant and equipment – net	489,502	5,299	156	—	494,957
Intangible asset – net	—	99,136	—	—	99,136
Other assets	14,877	—	13,951	—	28,828

Total	$816,964	$140,876	$678,832	$(826,346)	$810,326

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$13,137	$21,692	$—	$—	$34,829
Due to affiliates	25,392	525	116,538	(115,316)	27,139
Industrial revenue bonds	7,815	—	—	—	7,815
Accrued and other current liabilities	8,929	5,740	15,485	—	30,154
Accrued employee benefits costs - current portion	7,306	1,628	—	—	8,934

Total current liabilities	62,579	29,585	132,023	(115,316)	108,871

Long term debt – net	—	—	322,310	—	322,310
Notes payable – affiliates	—	—	14,000	—	14,000
Accrued pension benefit costs - less current portion	—	—	10,764	—	10,764
Accrued postretirement benefit costs - less current portion	53,234	24,334	650	—	78,218
Other liabilities/intercompany loan	478,892	8,237	—	(453,757)	33,372
Deferred taxes	43,776	—	11,388	(70)	55,094

Total noncurrent liabilities	575,902	32,571	359,112	(453,827)	513,758

Shareholders’ Equity:
Convertible preferred stock	—	—	25,000	—	25,000
Common stock	59	—	211	(59)	211
Additional paid-in capital	188,424	133,175	173,138	(321,599)	173,138
Accumulated other comprehensive income (loss)	(4,582)	—	(5,222)	4,582	(5,222)
Retained earnings (deficit)	(5,418)	(54,455)	(5,430)	59,873	(5,430)

Total shareholders’ equity	178,783	78,720	187,697	(257,203)	187,697

Total	$816,964	$140,876	$678,832	$(826,346)	$810,326

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Three months ended September 30, 2004

		Combined
	Combined Guarantor	Non-Guarantor		Reclassifications
	Subsidiaries	Subsidiaries	The Company	and Eliminations	Consolidated
Net sales:
Third-party customers	$200,407	$31,095	$—	$—	$231,502
Related parties	42,815	—	—	—	42,815

	243,222	31,095	—	—	274,317
Cost of goods sold	206,384	111,063	—	(86,499)	230,948
Reimbursement from owner	—	(86,540)	—	86,540	—

Gross profit (loss)	36,838	6,572	—	(41)	43,369
Selling, general and administrative expenses	7,567	—	—	—	7,567

Operating income (loss)	29,271	6,572	—	(41)	35,802
Interest expense – third party	(6,142)	(4,515)	—	—	(10,657)
Interest income	370	118	—	29	517
Net loss on forward contracts	(3,149)	—	—	—	(3,149)
Loss on early extinguishment of debt	(47,448)	—	—	—	(47,448)
Other income (expense), net	3	(20)	—	13	(4)

Income (loss) before taxes, minority interest and cumulative effect of change in accounting principle	(27,095)	2,155	—	1	(24,939)
Income tax (expense) benefit	9,524	(1,806)	—	1,172	8,890

Net income (loss) before equity earnings (loss) of subsidiaries	(17,571)	349	—	1,173	(16,049)
Equity earnings (loss) of subsidiaries	(1,911)	—	(16,049)	17,960	—

Net income (loss)	$(19,482)	$349	$(16,049)	$19,133	$(16,049)

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Three months ended September 30, 2003

		Combined
	Combined Guarantor	Non-Guarantor		Reclassifications
	Subsidiaries	Subsidiary	The Company	and Eliminations	Consolidated
Net sales:
Third-party customers	$170,086	$—	$—	$—	$170,086
Related parties	31,402	—	—	—	31,402

	201,488	—	—	—	201,488
Cost of goods sold	186,891	83,524	—	(78,967)	191,448
Reimbursement from owner	—	(78,996)	—	78,996	—

Gross profit (loss)	14,597	(4,528)	—	(29)	10,040
Selling, general and administrative expenses	3,929	—	—	—	3,929

Operating income (loss)	10,668	(4,528)	—	(29)	6,111
Interest expense – third party	(10,334)	(30)	—	23	(10,341)
Interest expense – affiliates	(1,000)	—	—	—	(1,000)
Interest income	83	—	—	—	83
Net loss on forward contracts	(3,481)	—	—	—	(3,481)
Other income (expense), net	10	(26)	—	6	(10)

Loss before taxes	(4,054)	(4,584)	—	—	(8,638)
Income tax benefit	1,529	—	—	1,742	3,271

Net income (loss) before equity earnings (loss) of subsidiaries	(2,525)	(4,584)	—	1,742	(5,367)
Equity earnings (loss) of subsidiaries	(2,842)	—	(5,367)	8,209	—

Net income (loss)	$(5,367)	$(4,584)	$(5,367)	$9,951	$(5,367)

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Nine months ended September 30, 2004

		Combined
	Combined Guarantor	Non-Guarantor		Reclassifications
	Subsidiaries	Subsidiaries	The Company	and Eliminations	Consolidated
Net sales:
Third-party customers	$596,700	$52,578	$—	$—	$649,278
Related parties	120,866	—	—	—	120,866

	717,566	52,578	—	—	770,144
Cost of goods sold	599,282	294,843	—	(249,590)	644,535
Reimbursement from owners	—	(249,705)	—	249,705	—

Gross profit (loss)	118,284	7,440	—	(115)	125,609
Selling, general and administrative expenses	16,966	—	—	—	16,966

Operating income (loss)	101,318	7,440	—	(115)	108,643
Interest expense - third party	(25,053)	(7,443)	—	—	(32,496)
Interest expense – related party	(380)	—	—	—	(380)
Interest income	627	140	—	81	848
Net loss on forward contracts	(17,146)	—	—	—	(17,146)
Loss on early extinguishment of debt	(47,448)	—	—	—	(47,448)
Other income (expense) – net	(679)	37	—	33	(609)

Income (loss) before taxes	11,239	174	—	(1)	11,412
Income tax (expense) benefit	(4,636)	(3,250)	—	3,513	(4,373)
Equity earnings (loss) of subsidiaries	(5,733)	—	7,039	(1,306)	—

Net income (loss)	$870	$(3,076)	$7,039	$2,206	$7,039

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Nine months ended September 30, 2003

		Combined
	Combined Guarantor	Non-Guarantor		Reclassifications
	Subsidiaries	Subsidiary	The Company	and Eliminations	Consolidated
Net sales:
Third-party customers	$487,287	$—	$—	$—	$487,287
Related parties	89,377	—	—	—	89,377

	576,664	—	—	—	576,664
Cost of goods sold	537,089	250,496	—	(236,443)	551,142
Reimbursement from owners	—	(236,533)	—	236,533	—

Gross profit (loss)	39,575	(13,963)	—	(90)	25,522
Selling, general and administrative expenses	12,150	—	—	—	12,150

Operating income (loss)	27,425	(13,963)	—	(90)	13,372
Interest expense - third party	(30,881)	(91)	—	78	(30,894)
Interest expense – affiliates	(2,000)	—	—	—	(2,000)
Interest income	278	—	—	—	278
Net gain on forward contracts	38,423	—	—	—	38,423
Other income (expense), net	(481)	(41)	—	12	(510)

Income (loss) before taxes	32,764	(14,095)	—	—	18,669
Income tax (expense) benefit	(11,537)	—	—	4,981	(6,556)

Net income (loss) before minority interest and cumulative effect of change in accounting principle	21,227	(14,095)	—	4,981	12,113
Minority interest	—	—	—	986	986

Net income (loss) before cumulative effect of change in accounting principle	21,227	(14,095)	—	5,967	13,099
Cumulative effect of change in accounting principle, net of tax benefit of $3,430	(5,878)	—	—	—	(5,878)
Equity earnings (loss) of subsidiaries	(8,128)	—	7,221	907	—

Net income (loss)	$7,221	$(14,095)	$7,221	$6,874	$7,221

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Nine months ended September 30, 2004

		Combined
	Combined Guarantor	Non-Guarantor		Reclassifications
	Subsidiaries	Subsidiaries	The Company	and Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(16,952)	$88,816	$—	$—	$71,864

Investing activities:
Purchase of property, plant and equipment – net	(5,437)	(3,395)	—	—	(8,832)
Nordural expansion	—	(17,482)	—	—	(17,482)
Acquisitions, net of cash acquired	—	—	(184,869)	—	(184,869)

Net cash used in investing activities	(5,437)	(20,877)	(184,869)	—	(211,183)

Financing activities:
Borrowings	—	569	425,000	—	425,569
Repayment of debt – third party	—	(107,791)	(315,055)	—	(422,846)
Repayment of debt – related party	—	—	(14,000)	—	(14,000)
Financing fees	—	—	(12,805)	—	(12,805)
Dividends	—	—	(3,311)	—	(3,311)
Intercompany transactions	22,285	69,197	(91,482)	—	—
Issuance of common stock	—	—	214,982	—	214,982

Net cash provided by (used in) financing activities	22,285	(38,025)	203,329	—	187,589

Net increase (decrease) in cash	(104)	29,914	18,460	—	48,270
Cash, beginning of period	104	—	28,100	—	28,204

Cash, end of period	$—	$29,914	$46,560	$—	$76,474

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Nine months ended September 30, 2003

		Combined
	Combined Guarantor	Non-Guarantor		Reclassifications
	Subsidiaries	Subsidiary	The Company	and Eliminations	Consolidated
Net cash provided by operating activities	$75,976	$2,066	$—	$—	$78,042

Investing activities:
Purchase of property, plant and equipment, net	(11,522)	(736)	(131)	—	(12,389)
Acquisition of minority interest	—	—	(59,837)		(59,837)

Net cash used in investing activities	(11,522)	(736)	(59,968)	—	(72,226)

Financing activities:
Financing Fees	—	—	(297)	—	(297)
Dividends	—	—	(11)	—	(11)
Intercompany transactions	(65,013)	(1,124)	66,137	—	—
Issuance of common stock	—	—	3	—	3

Net cash provided by (used in) financing activities	(65,013)	(1,124)	65,832	—	(305)

Net increase (decrease) in cash	(559)	206	5,864	—	5,511
Cash, beginning of period	745	—	44,347	—	45,092

Cash, end of period	$186	$206	$50,211	$—	$50,603

18. Equity Offering

     In April 2004, the Company completed a public equity offering of 9,000,000 shares of its common stock at a price to the public of $24.50 per share. The Company received $208,211 in net proceeds from the offering. The Company used: (1) $195,346 to fund the Nordural acquisition, including $2,652 in transaction fees and expenses; (2) $12,000 to repay the remaining principal outstanding under the Glencore Note; and (3) the remaining proceeds plus available cash to pay dividends of $3,269 on the Company’s cumulative convertible preferred stock.

19. Subsequent Events

     On November 3, 2004, the Company announced plans to further increase primary aluminum capacity at its Nordural subsidiary’s operations in Iceland.

     The decision follows an agreement reached with Hitaveita Suðurnesja and Orkuveita Reykjavíkur for additional long-term supplies of electric power.

     The current expansion project to add 90,000 metric tons per year (mtpy) of capacity is being increased by 32,000 mtpy which will raise the plant’s total capacity to 212,000 mtpy by October 2006. The energy agreement includes power for an additional 8,000 mtpy of capacity that is subject to certain conditions, including the completion of a power transmission agreement. This would bring total capacity of the plant to 220,000 mtpy by late 2006. A decision on the additional 8,000 mtpy of capacity is expected in the next several months.

     The 32,000 mtpy of added capacity is estimated to cost $106 million, bringing total cost for the expansion to 212,000 mtpy to approximately $454 million. The electric power for the expansion is being supplied by the two Icelandic companies from geothermal sources at rates indexed to the LME price of primary aluminum.

CENTURY ALUMINUM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

     Following completion of the expansion, Nordural will have all the infrastructure and support facilities necessary for further expansion to 260,000 mtpy. This expansion would be made at relatively low capital cost. Century is in discussions with Orkuveita Reykjavíkur for electric power to support this further expansion.

     The first 90,000 mtpy of the expansion will be financed through cash flow and Nordural bank financing. The financing is being arranged by Icelandic banks and is non-recourse to Century (See Note 6—Debt). The Company is evaluating financing options for the added 32,000 mpty of capacity.

REPORT OF INDEPENDENT ACCOUNTANTS

To the board of directors and stockholder of Nordural hf

      We have audited the accompanying balance sheets of Nordural hf, as of December 31, 2003 and 2002, and the related statements of income, of cash flows and of stockholder’s equity for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audits in accordance with generally accepted auditing standards in Iceland and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nordural hf, at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in Iceland.

      As discussed in Note 2 to the financial statements, the Company changed its method of accounting for deferred income taxes during the year ended December 31, 2003.

      Accounting principles generally accepted in Iceland vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for each of the three years in the period ended December 31, 2003 and the determination of stockholder’s equity at December 31, 2003 and 2002 to the extent summarized in Note 14 to the financial statements.

Reykjavík, February 24, 2004

PricewaterhouseCoopers hf

/s/ REYNIR VIGNIR	/s/ KRISTINN FREYR KRISTINSSON

Reynir Vignir	Kristinn Freyr Kristinsson
State authorized public accountant	State authorized public accountant

NORDURAL hf

STATEMENTS OF INCOME
For the Years Ended December 31, 2001, 2002 and 2003

	2001	2002	2003

Net sales	$85,680,296	$97,005,762	$100,938,674
Cost of goods sold	48,437,463	59,841,355	66,619,936

Gross profit	37,242,833	37,164,407	34,318,738
General and administrative expenses	563,823	945,666	557,673
Depreciation and amortization	12,918,975	14,980,220	15,383,262

Profit before interest and taxes	23,760,035	21,238,521	18,377,803
Interest expenses	(13,450,888)	(10,984,055)	(5,401,436)
Investment income	—	369,929	3,063,420

Profit before taxes	10,309,147	10,624,395	16,039,787
Income tax	—	—	2,887,162

Net profit	$10,309,147	$10,624,395	$13,152,625

NORDURAL hf

BALANCE SHEETS
As of December 31, 2002 and 2003

	2002	2003

ASSETS
Current assets
Cash	$16,712,627	$9,898,090
Accounts receivable	2,851,606	5,897,351
Advance to parent company	2,341,041	14,876,843
Inventory and supplies	10,952,489	12,634,998
Prepaid cost	1,125,819	366,383
Taxes receivable	1,231,076	1,296,825

Total current assets	35,214,658	44,970,490

Long-term assets
Property, plant and equipment, net	227,652,060	215,897,001
Other assets	14,925,663	13,925,811

Total long-term assets	242,577,723	229,822,812

Total assets	$277,792,381	$274,793,302

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable	$5,975,318	$6,463,226
Accounts payable, parent company	—	146,559
Accrued interest	982,907	135,831
Accrued liabilities	1,422,196	1,931,894
Current portion of long-term liabilities	10,033,404	14,410,808

	18,413,825	23,088,318

Long-term liabilities
Senior credit facility	151,556,600	178,321,500
Debt payable to bank	2,976,190	2,692,065
Smelter site lease agreement	7,651,007	7,421,441
Other long-term liabilities	1,196,517	2,140,999
Deferred income taxes	—	4,439,585

	163,380,314	195,015,590
Current portion of long-term liabilities	(10,033,404)	(14,410,808)

	153,346,910	180,604,782

Total liabilities	171,760,735	203,693,100

Stockholder’s equity
Capital stock	97,444,856	59,500,000
Retained earnings	8,586,790	11,600,202

	106,031,646	71,100,202

Total equity and liabilities	$277,792,381	$274,793,302

NORDURAL hf

STATEMENTS OF STOCKHOLDER’S EQUITY

	Capital Stock	Retained Earnings	Total Equity

Balance at January 1, 2001	$97,444,856	$(12,346,752)	$85,098,104
Net profit	—	10,309,147	10,309,147

Balance at December 31, 2001	97,444,856	(2,037,605)	95,407,251
Net profit	—	10,624,395	10,624,395

Balance at December 31, 2002	97,444,856	8,586,790	106,031,646
Dividend	—	(8,586,790)	(8,586,790)
Repurchased capital stock	(37,944,856)	—	(37,944,856)
Deferred tax liability	—	(1,552,423)	(1,552,423)
Net profit	—	13,152,625	13,152,625

Balance at December 31, 2003	$59,500,000	$11,600,202	$71,100,202

NORDURAL hf

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2001, 2002 and 2003

	2001	2002	2003

Cash flows from operating activities
Cash from operations:
Net profit	$10,309,147	$10,624,395	$13,152,625
Items not affecting cash:
Depreciation and amortization	12,918,975	14,980,220	15,383,262
Changes in deferred tax liability	—	—	2,887,162
Gain on the sale of assets	—	—	(41,942)

	23,228,122	25,604,615	31,381,107

Decrease (increase) in operating assets
Accounts receivable and other current assets	3,780,189	51,081	(2,352,058)
Inventories	(3,409,093)	(1,602,905)	(1,682,509)
Increase in accounts receivable, parent company	—	(2,862,189)	(12,535,802)
Increase (decrease) in operating liabilities
Accounts payable	(1,339,535)	830,551	487,908
Accounts payable, parent company	4,675,668	(6,854,256)	146,559
Accrued interest and liabilities	(459,197)	1,278,313	(337,378)

	3,248,032	(9,159,405)	(16,273,280)

Net cash provided by operating activities	26,476,154	16,445,210	15,107,827

Cash flows from (to) investing activities
Investment in property, plant and equipment	(27,240,488)	(2,194,901)	(831,761)
Investment in other assets	(1,063,921)	(196,147)	(1,900,048)
Assets sold	—	—	145,400

	(28,304,409)	(2,391,048)	(2,586,409)

Cash flows from (to) financing activities
New long-term liabilities	22,286,546	910,590	41,149,682
Payment of long-term liabilities	(7,146,999)	(20,483,812)	(13,953,991)
Changes in current liabilities due to expansion	(2,757,400)	—	—
Dividend paid	—	—	(8,586,790)
Repurchase of capital stock	—	—	(37,944,856)

	12,382,147	(19,573,222)	(19,335,955)

Net increase (decrease) in cash	10,553,892	(5,519,060)	(6,814,537)
Cash, beginning of period	11,677,795	22,231,687	16,712,627

Cash, end of period	$22,231,687	$16,712,627	$9,898,090

NORDURAL hf

NOTES TO FINANCIAL STATEMENTS

1.	The Company

      Nordural hf (the “Company”), a wholly-owned subsidiary of Columbia Ventures Corporation, was incorporated in Reykjavík, Iceland, on February 28, 1997. The Company was formed to develop and operate an aluminum smelter in Grundartangi, Iceland.

2.	Summary of Significant Accounting Policies

Basis of presentation

      The accompanying financial statements are stated on an accrual basis prepared in accordance with Generally Accepted Accounting Principles in Iceland.

Functional currency

      Amounts in the Company’s books and these financial statements are denominated in US dollars as all of the Company’s revenues and a significant portion of the Company’s expenses are denominated in US dollars.

Management’s Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Changes in Accounting Policies and Presentation

      In 2003, changes were made to the Icelandic law which require calculations and recording of a deferred income tax liability in the financial statements. Accordingly, during 2003, a deferred income tax liability is recorded in the Company’s financial statements to provide for the tax consequences in future years of the differences between the tax basis of assets and liabilities and their financial reporting amounts. The amount of the cumulative deferred tax liability that applies to 2002 has been recorded as a reduction to retained earnings of $1,552,423 as of January 1, 2003.

Property, Plant and Equipment

      Property plant and equipment is stated at cost. Additions, renewals and improvements are capitalized. Maintenance and repairs are expensed as incurred and costs of improvements and renewals are capitalized. Depreciation is determined by the straight-line method based on the estimated useful lives of the related assets. Upon disposal, cost and related accumulated depreciation of the assets are removed from the accounts and resulting gains or losses are included in earnings.

      Depreciation is calculated on a straight line basis. The following annual percentages of cost are used:

Buildings and improvements	20 to 40 years
Machinery and equipment	5 to 33 years
Transportation vehicles	5 years

     Other assets

      Other assets primarily include net unamortized financing costs of $7,857,767 in connection with the senior credit facility and payments made to expand production capacity according to contracts for supply of certain raw materials of $5,536,057, net of amortization. Such payments represent a downpayment on raw

NORDURAL hf

NOTES TO FINANCIAL STATEMENTS — (Continued)

materials to be supplied through 2013. The Company’s policy is to amortize those payments using the greater of (a) straight line over the contract period; or (b) the ratio of current purchases of raw materials in the period to the total of current and anticipated future purchases. Since raw materials are generally used ratably over the contract period, applying either method results in approximately the same amounts. Financing costs are amortized over 10 to 15 years and the payments made for the supply contract are amortized over 12.5 years, in accordance with the length of the contract.

     Inventories and Supplies

      Inventories and supplies are stated at the lower of cost or market value. Cost is determined by the first-in, first-out (FIFO) method except for supplies inventories which are based upon the average cost method.

     Accounts receivable

      Accounts receivable are valued at nominal value. The Company’s accounts receivable with a tolling customer described in Note 8 comprise 89.26% and 92.01% of the remaining balance of accounts receivable at December 31, 2002 and 2003.

     Derivative Financial Instruments

      The Company enters into various derivative instruments to protect itself from fluctuating prices and rates. From time to time the Company purchases options to hedge a portion of its exposure to price fluctuations of aluminum. Hedging gains and losses are recognized concurrently with related sales transactions.

     Revenue Recognition

      Revenues are recognized when title, risk of loss and ownership passes to customers in accordance with contract terms. Revenues for the conversion of alumina and processing of aluminum under tolling arrangements are recognized upon completion of the tolling process. The tolling process is considered complete when the customer assumes the risk of ownership of the finished aluminum (Note 8).

     Income Taxes

      Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at the balance sheet date based on enacted tax laws and statutory tax rates applicable to the years in which the differences are expected to affect taxable income.

      A deferred income tax liability generally reflects the income tax which would be payable, according to current tax law, if the Company’s assets were to be sold or redeemed at book value. Under an agreement with Icelandic Authorities the Company’s tax rate is 33%. The agreement contains a provision which allows for the Company to opt out of the agreement and be subject to general corporate tax rates in Iceland. Effective January 1, 2002, the general corporate tax rate was reduced from 33% to 18%. The Company has used the statutory Icelandic tax rate of 18% to calculate the deferred tax liability as it is anticipated that this will be the effective tax rate when tax payments will have to be made.

NORDURAL hf

NOTES TO FINANCIAL STATEMENTS — (Continued)

3.	Long-term assets

     Changes in net value of property, plant and equipment:

	2002	2003

Booked value, beginning of year	$237,578,397	$227,652,060
Additions	2,194,901	831,761
Properties sold	—	(103,458)
Depreciation charges	(12,121,238)	(12,483,362)

Net value, end of year	$227,652,060	$215,897,001

Changes in net value of other assets:
Financing and carbon anode contract cost:
Net value, beginning of year	$17,320,039	$14,461,057
Additions	—	1,832,667
Amortization	(2,858,982)	(2,899,900)

Net value, end of year	14,461,057	13,393,824
Other intangible assets	430,699	498,080
Other	33,907	33,907

	$14,925,663	$13,925,811

4.	Taxes receivable

      Taxes receivable includes Value Added Tax from the Icelandic tax office and tax on interest earned.

5.	Inventories and supplies

      Inventories and supplies are as follows at December 31,

	2002	2003

Aluminum in pots	$1,855,800	$1,983,600
Molten/bath chemicals	1,188,950	1,345,583
Carbon anodes	1,958,245	2,140,808
Lining material	1,158,421	1,952,312
Materials and supplies	4,791,073	5,212,695

	$10,952,489	$12,634,998

6.	Income taxes

      Changes in the deferred income tax liability during the year is as follows:

Deferred tax liability, January 1, 2003	$1,552,423
Calculated income tax for the year ended December 31, 2003	2,887,162
Income tax to be paid in 2004 due to 2003 operations	—

Deferred tax liability, December 31, 2003	$4,439,585

NORDURAL hf

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Components of the deferred income tax liability are as follows:

	January 1, 2003	December 31, 2003

Property, plant and equipment	$22,569,250	$46,646,798
Net operating loss carry forward	(17,722,472)	(24,354,936)
Cost allowance	(120,000)	(7,500)
Investment fund under tax law	3,897,794	2,380,000

Net temporary differences	8,624,572	24,664,362

Income tax (18%)	$1,552,423	$4,439,585

7.	Long-term liabilities

      Long-term liabilities consist of the following:

	2002	2003

Credit facility payable to banks, due in semiannual installments with final repayment on June 30, 2018; interest paid at the end of each interest period which can vary from one to six months, at LIBOR (London Interbank Offered Rate) plus 1.45% (interest rate 2.5838% at December 31, 2003)	—	$178,321,500
Credit facility payable to banks, due in semiannual installments with final repayment on June 30, 2013; interest paid at the end of each interest period which can vary from one to six months at London Interbank Offered Rate (LIBOR) plus 1.3% to 1.5% margin (interest rate 3.26% at December 31, 2002)	$151,556,600	—
Debt payable to bank due in quarterly installments (annuity) with final repayment on August 1, 2012; interest payable at three month London Interbank Offered Rate (LIBOR) plus 0.2% (interest rate 2.01% and 1.34% at December 31, 2002 and 2003)	2,976,190	2,692,065
Other long-term liability will accumulate until April 25, 2005 when a bond will be issued; interest will be accumulated and is calculated at three month London Interbank Offered Rate (LIBOR) plus 0.75% (interest rate 2.71% and 1.98% at December 31, 2001 and 2002)	1,196,517	2,140,999

	155,729,307	183,154,564
Less: current portion	(9,803,839)	(14,165,104)

	$145,925,468	$168,989,460

NORDURAL hf

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Future annual maturities of the above long-term debts are as follows:

2003

2004	$14,165,104
2005	12,317,362
2006	11,208,427
2007	12,136,092
2008	12,961,415
Thereafter	120,366,164

$183,154,564

      All of the assets of the Company are pledged as collateral for the credit facility. If the price of aluminum falls below designated levels for six months prior to a payment date and certain debt coverage ratios are not met, the credit facility agreement provides for deferral of principal payments. Acceleration of principal payments is required if certain debt coverage ratios are exceeded.

Leases

      The State Treasury of Iceland provided $7,000,000 to cover certain site infrastructure costs of Nordural. Accrued interest on the loan of $1,113,932 has been added to the principal. The value of these infrastructure costs shall be repaid as part of the lease payments for the site over a period of seventeen years, plus interest at a fixed rate (6.725% at December 31, 2003), which is tied to the long-term borrowing rate of an agency of the Icelandic government.

      Future lease principal payments are as follows:

2004	$245,704
2005	262,980
2006	281,480
2007	300,000
2008	320,000
Thereafter	6,011,277

$7,421,441

8.	Tolling contract

      The Company is a party to a tolling contract which expires December 31, 2013. Under the contract the customer owns all of the primary raw material and finished goods. Nordural receives revenues based upon the London Metal Exchange price of aluminum for converting the primary raw materials into finished goods. The contract specifies standard usage rates of the primary raw materials. Variations of actual usage from such standard usage may result in additional amounts due to or due from the customer. Sales under the tolling agreement totalled approximately $84,588,000 in 2001, $95,850,000 in 2002 and $100,961,000 in 2003.

9.	Derivative financial instruments

      In 2002 and 2003, the Company purchased put options that allowed the Company to sell 4,500 metric tons of aluminum per month at $1,250 per metric ton through the end of April 2004. Premiums paid in 2003 were $513,000, of which $171,000 were deducted from net sales and $342,000 is a part of prepaid

NORDURAL hf

NOTES TO FINANCIAL STATEMENTS — (Continued)

cost in the Balance sheet at December 31, 2003. In addition, prepaid premiums at January 1, 2003 of $1,008,000 were deducted from net sales during 2003.

10.	Related party transactions

      The company had made advances to its sole shareholder in the amount of $2,341,041 and $14,876,843 at December 31, 2002 and 2003.

11.	Commitments and contingencies

      The Company has entered into an operating land lease. Lease obligations accrue from July 1, 1997, and payments will be made on January 2nd of each year.

      Future minimum lease commitments are as follows:

2004	$15,000
2005-2009	75,000
2010-2014	75,000
2015-2019	75,000
2020	15,000

$255,000

      The Company purchases all of its power (the majority on a take or pay basis) from the Iceland Power Company at a rate that varies with the price of aluminum. The contract expires October 31, 2019. To the extent that the Company has received a benefit of reduced power prices, the Company may pay higher power prices in the future should the price of aluminum exceed specified levels.

      The Company is a party to a contract for the annual purchase of 48,000 metric tons (+/-10%) of certain raw materials for delivery through 2013. The purchase price is adjusted annually throughout the term of the contract based upon the supplier’s raw material and operating costs.

      In conjunction with the refinancing of the Senior Credit Facility completed in September 2003, the Company will be obligated to pay the bank group additional fees of $832,500 if specific bank financing for the expansion of the annual operating capacity of the plant to 180,000 tonnes is not completed by June 10, 2004.

      The Company, in the regular course of business, is involved in investigations and claims by various regulatory agencies none of which the Management of the Company believes will have a ultimate resolution that will be material.

      The Company has entered into several operating lease agreements for mobile equipment and monthly lease payments are charged to the income statement. At the year end the remaining amount of these agreements are approximately $1,041,800 and expire through the year 2008.

12.	Mortgages

      The Company has issued a general bond of $197,600,000 as a guarantee for the senior credit facility specified in Note 7. The general bond holds a first mortgage on all the following assets:

A. All assets located within the smelter site.

B. The harbour installations.

C. All other properties and assets owned by the Company from time to time.

NORDURAL hf

NOTES TO FINANCIAL STATEMENTS — (Continued)

13.	Operating license

      The Company has an operating license for the production of up to 180,000 tonnes of aluminum per year in the smelter at Grundartangi. This operating license was issued by the Icelandic Minister for the Environment on March 26, 1997 and confirmed by the Environmental and Food Agency of Iceland on November 2, 1999. The Company continues to operate pursuant to this license. In February 2003, this license was amended subject to start up of additional production capacity to allow for production up to 300,000 tonnes of aluminum per year.

14.	Summary of differences between Icelandic and U.S. Generally Accepted Accounting Principles (GAAP)

      The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in Iceland (Icelandic GAAP) which differ in certain material respects from accounting principles generally accepted in the United States (U.S. GAAP). The following is a summary of the material adjustments to net profit which would have been required, if U.S. GAAP had been applied instead of Icelandic GAAP.

      Effect on net profit of differences between Icelandic GAAP and U.S. GAAP:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2002	2003

Net profit under Icelandic GAAP	$10,309,147	$10,624,395	$13,152,625
U.S. GAAP adjustments:
Deferred financing costs	284,754	340,388	(264,016)
Capital leases	(20,284)	48,199	33,203
Income taxes	1,018,395	(2,445,243)	41,547

Net income under U.S. GAAP	11,592,012	8,567,739	12,963,359
Other comprehensive income:
Unrealized gain (loss) on interest rate swaps, net of $1,404,000 in tax	(2,850,000)	2,850,000	—
Unrealized gains (losses) on hedging transactions, net of tax of $80,421 and $61,527 in 2002 and 2003	—	(366,361)	86,068

Other comprehensive income	$8,742,012	$11,051,378	$13,049,427

      Effect on Stockholder’s Equity of differences between Icelandic GAAP and U.S. GAAP:

	December 31,	December 31,
	2002	2003

Stockholder’s equity under Icelandic GAAP	$106,031,646	$71,100,202
Adjustments:
Deferred financing costs	(596,843)	(860,859)
Capital leases	(63,010)	(29,807)
Deferred income taxes	(1,426,849)	167,121
Cumulative unrealized losses on hedging transactions, net of income taxes	(366,361)	(280,293)

Stockholder’s equity under U.S. GAAP	$103,578,583	$70,096,364

NORDURAL hf

NOTES TO FINANCIAL STATEMENTS — (Continued)

      A summary of the principal differences applicable to the financial statements is set out below:

     Deferred financing costs

      Under Icelandic GAAP, the Company capitalizes all bank fees and third party costs associated with refinancing the senior credit facility. In addition, upon refinancing, deferred costs have been amortized over the original term of the related facility.

      Under U.S. GAAP, fees paid to a bank upon refinancing may be deferred and amortized over the term of the credit facility. However, all third party costs associated with a refinancing that is not debt extinguishment must be expensed. In addition, any unamortized costs from an earlier financing are amortized over the term of the new credit facility.

     Capital leases

      Under Icelandic GAAP, payments associated with equipment leases whose term approximates the useful life of the associated equipment may be expensed as incurred, even though title to equipment passes to the lessee at the end of the term.

      Under U.S. GAAP, if there is a bargain purchase option at the end of the lease or title to equipment transfers to the lessee, then these leases shall be accounted for as capital leases. Under U.S. GAAP, at the onset of a lease, the cost of the equipment is recorded in the assets of the company as property, plant and equipment and depreciated over its useful life, while a corresponding liability entitled, “Obligation under Capital Lease” is recorded. As payments are made on the leases, the liability is reduced while an interest portion of each payment is recorded as expense in the income statement. The gross amount of equipment recorded under capital leases was $1,539,790 and $1,418,476 at December 31, 2003 and 2002.

     Interest rate swap contracts and derivative financial instruments

      Under Icelandic GAAP, interest rate swap contracts undertaken for the purpose of hedging outstanding borrowings are accounted for off-balance sheet by recording net payments or receipts as a component of interest expense. In addition, the cost of financial derivatives undertaken for the purpose of hedging the future price volatility of a commodity are deferred and recorded in sales concurrent with the sale of the commodity that was hedged.

      The requirements for hedge accounting under U.S. GAAP are more prescriptive than those under Icelandic GAAP. Under U.S. GAAP, to qualify for hedge accounting, interest rate swaps and commodity derivatives must not only be designated as hedges, but at inception and throughout the term of the swap there must be a high correlation between the market values of the contracts and the outstanding balance of the underlying debt or commodity being hedged. The principal amounts of the Company’s outstanding debt and the volume of the commodity hedged correlate sufficiently with the notional amounts of the swap contracts and commodities derivative instruments to qualify for hedge accounting. Given the nature of these contracts, they are accounted for as cash flow hedges. Therefore, under U.S. GAAP these contracts are marked to market at the balance sheet dates with any difference between the market value and the carrying amount recorded in the equity section of the balance sheet as other comprehensive income (loss).

     Deferred income taxes

      Under Icelandic GAAP, prior to 2003, deferred income taxes were not required to be recorded in the financial statements of a company. Rather, footnote disclosure of the items that caused a difference between book income and taxable income was made. Beginning in 2003, it was required that deferred taxes be recorded in the financial statements.

NORDURAL hf

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Under U.S. GAAP, deferred taxes are accounted for on all temporary differences, including those resulting from other U.S. GAAP adjustments, and a valuation allowance is established to reduce deferred tax assets to the amount which more likely than not will not be realized in future periods based on current estimates of future taxable income, along with proper tax planning strategies.

      The components of the net deferred tax liabilities under U.S. GAAP, which have been netted with respect to noncurrent amounts, as of December 31, 2002 and 2003 are as follows:

	2002	2003
	Asset (Liability)	Asset (Liability)

Tax over book depreciation	$(4,735,667)	$(8,816,673)
Tax loss carryforwards	3,308,818	4,544,208

Net non-current deferred tax liability	$(1,426,849)	$(4,272,464)

      On January 1, 2002, the Icelandic statutory rate was decreased from 33% to 18%. This decrease in effective rate resulted in a decrease to net deferred tax assets and additional tax expense of $462,907.

      In 2001, the Company’s provision for income taxes includes tax expense calculated at a statutory tax rate of 33% of $3,489,293 which is offset by a reduction of a valuation allowance of $4,507,688 which nets to a tax benefit of $1,018,395. In 2001, the valuation allowance was reduced to zero as based upon the Company’s ability to generate profits, a valuation allowance was no longer deemed necessary.

Nordural hf

Statement of Income
for the Three Months Ended March 31, 2004

(Unaudited)

	IS GAAP	US GAAP		US GAAP
	2004	Adjustments		2004
Net sales	$29,386,505			$29,386,505
Cost of goods sold	18,021,029	$(72,333	)(4(b))	17,948,696
Gross profit	11,365,476	72,333		11,437,809
General and administrative expenses	—			—
Depreciation and amortization	3,548,699	(158,703	)(4(a))	3,456,573
		66,577	(4(b))

Profit before interest and taxes	7,816,777	164,459		7,981,236
Interest expenses	(1,326,586)			(1,326,586)
Investment income	108,062			108,062
Profit before taxes	6,598,253	164,459		6,762,712
Income tax	(1,187,685)	(29,603	)(4(d))	(1,217,288)
Net profit	$5,410,568	$134,856		$5,545,424

Nordural hf

Statement of Income
for the Three Months Ended March 31, 2003

(Unaudited)

	IS GAAP	US GAAP		US GAAP
	2003	Adjustments		2003
Net sales	$24,645,651			$24,645,651
Cost of goods sold	16,449,741	$(43,845	)(4(b))	16,405,896
Gross profit	8,195,910	43,845		8,239,755
General and administrative expenses	—			—
Depreciation and amortization	3,806,165	(106,749	)(4(a))	3,759,927
		60,511	(4(b))

Profit before interest and taxes	4,389,745	90,083		4,479,828
Interest expenses	(1,314,599)			(1,314,599)
Investment income	59,042			59,042
Profit before taxes	3,134,188	90,083		3,224,271
Income tax	(564,154)	(16,215	)(4(d))	(580,369)
Net profit	$2,570,034	$73,868		$2,643,902

Nordural hf

Balance Sheet
as of March 31, 2004

(Unaudited)

	IS GAAP	US GAAP		US GAAP
	2004	Adjustments		2004
Assets

Current assets
Cash	$14,379,749			$14,379,749
Accounts receivable	9,327,007			9,327,007
Advance to parent company	3,276,641			3,276,641
Inventory and supplies	12,320,288			12,320,288
Prepaid cost	1,290,806	$(171,000	)(4(c))	1,119,806
Taxes receivable	1,368,510			1,368,510
Total current assets	41,963,001	(171,000)		41,792,001
Long-term assets
Property, plant and equipment, net	214,140,817	765,508	(4(b))	214,906,325
Other assets	13,717,382	(702,156	)(4(a))	13,015,226
Total long-term assets	227,858,199	63,352		227,921,551
Total assets	$269,821,200	$(107,648)		$269,713,552
Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$6,238,212			$6,238,212
Accounts payable, parent company	146,559			146,559
Accrued interest	133,180			133,180
Accrued liabilities	2,043,655			2,043,655
Current portion of long-term liabilities	14,375,000			14,375,000
	22,936,606	—		22,936,606

Long-term liabilities
Senior credit facility	178,321,500			178,321,500
Debt payable to bank	2,619,640			2,619,640
Smelter site lease agreement	7,361,571			7,361,571
Other long-term liabilities	2,419,045	789,559	(4(b))	3,208,604
Deferred income taxes	5,627,270	(168,298	)(4(d))	5,458,972
	196,349,026	621,261		196,970,287
Current portion of long-term liabilities	(14,375,000)	—		(14,375,000)
	181,974,026	621,261		182,595,287

Total liabilities	204,910,632	621,261		205,531,893

Commitments and mortgages
Stockholder’s equity
Capital stock	59,500,000			59,500,000
Accumulated other comprehensive loss	—	(140,220	)(4(c))	(140,220)
Retained earnings	5,410,568	(588,689	)(4(e))	4,821,879
	64,910,568	(728,909)		64,181,659

Total equity and liabilities	$269,821,200	$(107,648)		$269,713,552

Nordural hf

Balance Sheet
as of December 31, 2003

(Unaudited)

	IS GAAP	US GAAP		US GAAP
	2003	Adjustments		2003
Assets

Current assets
Cash	$9,898,090			$9,898,090
Accounts receivable	5,897,351			5,897,351
Advance to parent company	14,876,843			14,876,843
Inventory and supplies	12,634,998			12,634,998
Prepaid cost	366,383	(280,293	)(4(c))	86,090
Taxes receivable	1,296,825			1,296,825
Total current assets	44,970,490	(280,293)		44,690,197
Long-term assets
Property, plant and equipment, net	215,897,001	832,085	(4(b))	216,729,086
Other assets	13,925,811	(860,859	)(4(a))	13,064,952
Total long-term assets	229,822,812	(28,774)		229,794,038
Total assets	$274,793,302	$(309,067)		$274,484,235
Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$6,463,226			$6,463,226
Accounts payable, parent company	146,559			146,559
Accrued interest	135,831			135,831
Accrued liabilities	1,931,894			1,931,894
Current portion of long-term liabilities	14,410,808			14,410,808
	23,088,318	—		23,088,318

Long-term liabilities
Senior credit facility	178,321,500			178,321,500
Debt payable to bank	2,692,065			2,692,065
Smelter site lease agreement	7,421,441			7,421,441
Other long-term liabilities	2,140,999	861,892	(4(b))	3,002,891
Deferred income taxes	4,439,585	(167,121	)(4(d))	4,272,464
	195,015,590	694,771		195,710,361
Current portion of long-term liabilities	(14,410,808)			(14,410,808)
	180,604,782	694,771		181,299,553

Total liabilities	203,693,100	694,771		204,387,871
Commitments and mortgages
Stockholder’s equity
Capital stock	59,500,000			59,500,000
Accumulated other comprehensive loss	—	(280,293	)(4(c))	(280,293)
Retained earnings	11,600,202	(723,545	)(4(e))	10,876,657
	71,100,202	(1,003,838)		70,096,364

Total equity and liabilities	$274,793,302	$(309,067)		$274,484,235

Nordural hf

Statements of Cash Flows
for the Three Months Ended March 31, 2003 and 2004
(Unaudited)

	US GAAP	US GAAP
	2003	2004
Cash flows from operating activities
Cash from operations:
Net profit	$2,643,902	$5,545,424
Items not affecting cash:
Depreciation and amortization	3,759,927	3,456,573
Changes in deferred tax liability	714,067	1,186,508
Gain on the sale of assets	—	—
	7,117,896	10,188,505
Decrease (increase) in operating assets
Accounts receivable and other current assets	(4,807,598)	(4,535,057)
Inventories	1,649,761	314,710
Decrease in accounts receivable, parent company	2,341,041	11,600,202
Increase (decrease) in operating liabilities
Accounts payable	(1,778,375)	(225,014)
Accounts payable, parent company	—	—
Accrued interest and liabilities	(481,811)	248,957
	(3,076,982)	7,403,798
Net cash provided by operating activities	4,040,914	17,592,303
Cash flows (to) investing activities
Investment in property, plant and equipment	(168,837)	(1,583,860)
Investment in other assets	—	—
Assets sold	—	—
	(168,837)	(1,583,860)
Cash flows from (to) financing activities
New long-term liabilities	182,745	205,713
Payment of long-term liabilities	(2,125,002)	(132,295)
Changes in current liabilities due to expansion	—	—
Dividend paid	(2,907,848)	(11,600,202)
Repurchase of capital stock	—	—
	(4,850,105)	(11,526,784)
Net increase (decrease) in cash	(978,028)	4,481,659
Cash, beginning of period	16,712,627	9,898,090
Cash, end of period	$15,734,599	$14,379,749

Nordural hf

NOTES TO FINANCIAL STATEMENTS
Three month periods ended March 31, 2004 and 2003
(Unaudited)

1. General

     The accompanying unaudited interim financial statements of Nordural hf should be read in conjunction with the audited financial statements for the year ended December 31, 2003. In management’s opinion, the unaudited interim financial statements reflect all adjustments, which are of a normal and recurring nature, that are necessary for a fair presentation of financial results for the interim periods presented.

2. Inventories and Supplies

Inventories and supplies are as follows,

	December 31,	March 31,
	2003	2004
Aluminum in pots	$1,983,600	$1,983,600
Molten/bath chemicals	1,345,583	1,345,583
Carbon anodes	2,140,808	2,246,492
Lining material	1,952,312	1,910,749
Materials and supplies	5,212,695	4,833,864
	$12,634,998	$12,320,288

3. Supplemental Cash Flow Information

	Three months ended March	Three months ended March
	31, 2003	31, 2004
Cash paid for:
Interest	$1,987,740	$1,289,741
Cash received for:
Interest	$1,314	$2,327

Nordural hf

NOTES TO FINANCIAL STATEMENTS – (Continued)

4.	Summary of Differences between Icelandic and U.S. Generally Accepted Accounting Principles (GAAP)

     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in Iceland (Icelandic GAAP) which differ in certain material respects from accounting principles generally accepted in the United States (U.S. GAAP). The following is a summary of the material adjustments which would have been required, if U.S. GAAP had been applied instead of Icelandic GAAP and a summary of the principal differences applicable to the financial statements.

     a. Deferred financing costs

     Under Icelandic GAAP, the Company capitalizes all bank fees and third party costs associated with refinancing the senior credit facility. In addition, upon refinancing, deferred costs have been amortized over the original term of the related facility regardless of whether a refinancing has extended the term.

     Under U.S. GAAP, fees paid to a bank upon refinancing may be deferred and amortized over the term of the credit facility. However, all third party costs associated with a refinancing that is not debt extinguishment must be expensed. In addition, any unamortized costs from an earlier financing may be amortized over the term of the new, refinanced credit facility.

     b. Capital leases

     Under Icelandic GAAP, payments associated with equipment leases whose term approximates the useful life of the associated equipment may be expensed as incurred, even though title to equipment passes to the lessee at the end of the term.

     Under U.S. GAAP, if there is a bargain purchase option at the end of the lease or title to equipment transfers to the lessee, then these leases shall be accounted for as capital leases. Under U.S. GAAP, at the onset of a lease, the cost of the equipment is recorded in the assets of the company as property, plant and equipment while a corresponding liability entitled Obligation under Capital Lease is recorded. As payments are made on the leases, the liability is reduced and the interest portion of each payment is recorded as expense in the income statement, and the balance of a payment is recorded as interest expense in the income statement.

     c. Derivative financial instruments

     Under Icelandic GAAP, the cost of financial derivatives undertaken for the purpose of hedging the future price volatility of a commodity are deferred and recorded in sales concurrent with the sale of the commodity that was hedged. The requirements for hedge accounting under U.S. GAAP are more prescriptive than those under Icelandic GAAP. Under U.S. GAAP, to qualify for hedge accounting, commodity derivatives must not only be designated as hedges, but at inception and throughout the term of the contract there must be a high correlation between the market values of the contracts and the commodity being hedged. The volume of the commodity being hedged correlates sufficiently with the notional amounts of the commodities derivative instruments to qualify for hedge accounting. Given the nature of these contracts, they are accounted for as cash flow hedges. Therefore, under U.S. GAAP these contracts are marked to market at the balance sheet dates with any difference between the market value and the carrying amount recorded in the equity section of the balance sheet as other comprehensive income (loss).

Nordural hf

NOTES TO FINANCIAL STATEMENTS – (Continued)

     d. Deferred income taxes

     Under Icelandic GAAP, prior to 2003, deferred income taxes were not required to be recorded in the financial statements of a company. Rather, footnote disclosure of the items that caused a difference between book income and taxable income was made. Beginning in 2003, it was required that deferred taxes be recorded in the financial statements.

     Under U.S. GAAP, deferred taxes are accounted for on all temporary differences, including those resulting from other U.S. GAAP adjustments, and a valuation allowance is established to reduce deferred tax assets to the amount which more likely than not will not be realized in future periods based on current estimates of future taxable income, along with proper tax planning strategies.

     e. Stockholders equity and other comprehensive income

     Effect on net profit of differences between Icelandic GAAP and U.S. GAAP:

	Three months ended	Three months ended
	March 31,	March 31,
	2003	2004
Net profit under Icelandic GAAP	$2,570,034	$5,410,568
U.S. GAAP adjustments:
Deferred financing costs	106,749	158,703
Capital leases	(16,666)	5,756
Income taxes	(16,215)	(29,603)
Net income under U.S. GAAP	2,643,902	5,545,424
Other comprehensive income:
Unrealized gains (losses) on hedging transactions, net of tax of $62,297 and $30,780 in 2003 and 2004	(283,796)	(140,220)

Other comprehensive income	$2,360,106	$5,405,204

Effect on Stockholder’s Equity of differences between Icelandic GAAP and U.S. GAAP:

	December 31,	March 31,
	2003	2004
Stockholder’s equity under Icelandic GAAP	$71,100,202	$64,910,568
Adjustments:
Deferred financing costs	(860,859)	(702,156)
Capital leases	(29,807)	(24,051)
Deferred income taxes	167,121	137,518
Cumulative unrealized losses on hedging transactions, net of income taxes	(280,293)	(140,220)

Stockholder’s equity under U.S. GAAP	$70,096,364	$64,181,659

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Century Aluminum Company is a Delaware corporation. In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), the restated certificate of incorporation of Century Aluminum Company contains a provision to limit the personal liability of our directors for violations of their fiduciary duties. This provision eliminates each director’s liability to Century Aluminum Company or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability: (i) for any breach of the director’s duty of loyalty to Century Aluminum Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including such actions involving gross negligence.

     Section 145 of the DGCL provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of such corporation, as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. The restated certificate of incorporation for Century Aluminum Company provides for indemnification to fullest extent permitted by Section 145 of the DGCL of all persons who we have the power to indemnify under such section. The restated by-laws for Century Aluminum Company provide for indemnification of officers and directors to the fullest extent permitted by the DGCL.

     In addition, we maintain officers’ and directors’ liability insurance which insures against liabilities that our officers and directors may incur in such capacities.

Item 21. Exhibits and Financial Statements Schedules.

(a) Exhibits

Exhibit
Number	Description of Exhibit
2.1
Asset Purchase Agreement, dated as of April 1, 2003, by and among Glencore, Ltd., Glencore Acquisition I LLC, Hancock Aluminum LLC and Century Aluminum Company (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2003).

2.2
Secured Promissory Note, dated April 1, 2003, by Century Aluminum Company in favor of Glencore Acquisition I LLC for the principal amount of $40 million (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2003).

2.3
Secured Promissory Note, dated April 1, 2003, by Century Aluminum Company in favor of Glencore Ltd. (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2003).

Exhibit
Number	Description of Exhibit
2.4
Guaranty Agreement, dated as April 1, 2003, by and among Hancock Aluminum LLC, Century Kentucky, Inc., NSA Ltd., Century Aluminum of West Virginia, Inc., Berkeley Aluminum, Inc., Metalsco, Ltd., Skyliner, Inc. for the benefit of Glencore Acquisition I LLC and Glencore Ltd. (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2003).

2.5
Security Agreement, dated as of April 1, 2003, by and among Hancock Aluminum LLC, Glencore Ltd. and Glencore Acquisition I LLC (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2003).

3.1
Restated Certificate of Incorporation of Century Aluminum Company, as amended (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

3.2	Amended and Restated Bylaws of Century Aluminum Company (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

4.1
Purchase Agreement for Century Aluminum Company’s 11.75% Senior Secured First Mortgage Notes, dated March 28, 2001, by and among Century Aluminum Company, Century Aluminum of West Virginia, Inc., Berkeley Aluminum, Inc., Century Kentucky, Inc. and Virgin Islands Alumina Corporation LLC and Credit Suisse First Boston Corporation and Fleet Securities, Inc., as Initial Purchasers (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2001).

4.2
Indenture for Century Aluminum Company’s 11.75% Senior Secured First Mortgage Notes, dated April 2, 2001, by and among Century Aluminum Company, the Guarantors party thereto and Wilmington Trust Company, as trustee (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2001).

4.3
Amendment to Indenture for Century Aluminum Company’s 11.75% Senior Secured First Mortgage Notes, dated as of May 5, 2003, by and among Century Aluminum Company, the Guarantors party thereto and Wilmington Trust Company, as trustee (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

4.4
Third Supplemental Indenture for Century Aluminum Company’s 11.75% Senior Secured First Mortgage Notes, dated as of August 6, 2004, among Century Aluminum Company, the guarantors party thereto and Wilmington Trust Company, as trustee (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on September 1, 2004).

4.5
Registration Rights Agreement for Century Aluminum Company’s 11.75% Senior Secured First Mortgage Notes, dated April 2, 2001, by and among Century Aluminum Company, the Guarantors party thereto and Credit Suisse First Boston Corporation and Fleet Securities, Inc., as Initial Purchasers (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2001).

4.6
Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of April 2, 2001, from NSA, Ltd. for the benefit of Wilmington Trust Company, as collateral agent (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2001).

4.7
Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, dated as of April 2, 2001, from Century Aluminum of West Virginia, Inc. for the benefit of Wilmington Trust Company, as collateral agent (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2001).

4.8
Pledge and Security Agreement, dated as of April 2, 2001, by Century Aluminum Company as Pledgor and the other Pledgors party thereto in favor of Wilmington Trust Company, as collateral agent (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K

Exhibit
Number	Description of Exhibit
filed on April 17, 2001).

4.9
Purchase Agreement for Century Aluminum Company’s 7.5% Senior Notes, dated August 10, 2004, among Century Aluminum Company as issuer, the guarantors party thereto and Credit Suisse First Boston LLC, as representative of the several purchasers (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

4.10
Indenture for Century Aluminum Company’s 7.5% Senior Notes, dated as of August 26, 2004, among Century Aluminum Company as issuer, the guarantors party thereto and Wilmington Trust Company, as trustee (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed September 1, 2004).

4.11
Registration Rights Agreement for Century Aluminum Company’s 7.5% Senior Notes, dated as of August 26, 2004, among Century Aluminum Company, the guarantors party thereto and Credit Suisse First Boston LLC, as Representative of the Initial Purchasers (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed September 1, 2004).

4.12
Purchase Agreement for Century Aluminum Company’s 1.75% Convertible Senior Notes, dated as of July 30, 2004, between Century Aluminum Company and Credit Suisse First Boston LLC, as representative of the several purchasers (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

4.13
Indenture for Century Aluminum Company’s 1.75% Convertible Senior Notes, dated as of August 9, 2004, between Century Aluminum Company, as issuer, and Wilmington Trust Company, as trustee (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on November 1, 2004).

4.14
Supplemental Indenture No. 1 for Century Aluminum Company’s 1.75% Convertible Senior Notes, dated as of October 26, 2004, among Century Aluminum Company, as issuer, and Wilmington Trust Company, as trustee (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on November 1, 2004).

4.15
Supplemental Indenture No. 2 for Century Aluminum Company’s 1.75% Convertible Senior Notes, dated as of October 26, 2004, among Century Aluminum Company, as issuer, the guarantors party thereto and Wilmington Trust Company, as trustee (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on November 1, 2004).

4.16
Registration Rights Agreement for Century Aluminum Company’s 1.75% Convertible Senior Notes, dated as of August 9, 2004, between Century Aluminum Company and Credit Suisse First Boston LLC, as representative of the initial purchasers set forth therein. (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, Registration No. 333-121255).

5.1	Opinion of Curtis, Mallet-Prevost, Colt & Mosle LLP.

10.1
Agreement, dated June 12, 1992, by and between Ravenswood Aluminum Corporation and United Steelworkers of America AFL-CIO, Local 5668 (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).

10.2
Agreement, dated November 30, 1994, by and between Ravenswood Aluminum Corporation and United Steelworkers of America AFL-CIO, Local 5668 (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).

10.3
Extension of Labor Agreement, dated February 21, 2002, by and between Century Aluminum of West Virginia, Inc. and the United Steelworkers of America AFL-CIO (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

Exhibit
Number	Description of Exhibit
10.4
Amended and Restated Employment Agreement, effective as of December 9, 2003, by and between Century Aluminum Company and Craig A. Davis (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K for the year ended December 31, 2003).**

10.5
Employment Agreement, effective as of January 1, 2002, by and between Century Aluminum Company and Gerald J. Kitchen (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).**

10.6
Amendment Agreement, effective as of December 9, 2003, by and between Century Aluminum Company and Gerald J. Kitchen. (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K for the year ended December 31, 2003).**

10.7
Employment Agreement, effective as of January 1, 2002, by and between Century Aluminum Company and David W. Beckley (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).**

10.8
Amendment Agreement, effective as of December 9, 2003, by and between Century Aluminum Company and David W. Beckley (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K for the year ended December 31, 2003).**

10.9
Employment Agreement, effective as October 14, 2003, by and between Century Aluminum Company and E. Jack Gates (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K for the year ended December 31, 2003).**

10.10
Form of Severance Agreement by and between Century Aluminum Company and Craig A. Davis (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).**

10.11
Amendment to Severance Protection Agreement by and between Century Aluminum Company and Craig A. Davis (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).**

10.12
Form of Severance Agreement between Century Aluminum Company and Gerald A. Meyers (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).**

10.13
Amendment to Severance Protection Agreement between Century Aluminum Company and Gerald A. Meyers (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).**

10.14
Severance Letter, dated October 15, 2003, by and between Century Aluminum Company and Gerald A. Meyers (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K for the year ended December 31, 2003).**

10.15
Form of Severance Agreement by and between Century Aluminum Company and Gerald J. Kitchen (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).**

10.16
Amendment to Severance Protection Agreement by and between Century Aluminum Company and Gerald J. Kitchen (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).**

10.17
Form of Severance Agreement by and between Century Aluminum Company and David W. Beckley (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).**

10.18
Amendment to Severance Protection Agreement by and between Century Aluminum Company and David W. Beckley (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).**

10.19
Severance Protection Agreement, dated as of October 14, 2003, by and between Century Aluminum Company and E. Jack Gates (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K for the year ended December 31, 2003).**

Exhibit
Number	Description of Exhibit
10.20	1996 Stock Incentive Plan as amended through June 28, 2001 (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).**

10.21	Non-Employee Directors Stock Option Plan (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).**

10.22
Amended and Restated Asset Purchase Agreement, dated as of December 13, 1988, by and between Kaiser Aluminum & Chemical Corporation and Ravenswood Acquisition Corporation (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).

10.23
Acquisition Agreement, dated July 19, 1995, by and between Virgin Islands Alumina Corporation and St. Croix Alumina, L.L.C. (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).

10.24
Ravenswood Environmental Services Agreement, dated as of February 7, 1989, by and between Kaiser Aluminum & Chemical Corporation and Ravenswood Aluminum Corporation (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).

10.25
Asset Purchase Agreement, dated as of March 31, 2000, by and between Xstrata Aluminum Corporation and Berkeley Aluminum, Inc. (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed April 20, 2000).

10.26	Form of Tax Sharing Agreement (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).

10.27	Form of Disaffiliation Agreement (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).

10.28
Amended and Restated Owners Agreement, dated as of January 26, 1996, by and between Alumax of South Carolina, Inc., Berkeley Aluminum, Inc. and Glencore Primary Aluminum Company LLC (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).

10.29
Century Aluminum Company 1996 Stock Incentive Plan Implementation Guidelines (as amended December 14, 2001) (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).**

10.30
Limited Term Firm Power Supply Agreement, dated as of June 28, 1996, by and between Ravenswood Aluminum Corporation and Ohio Power Company (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K for the year ended December 31, 1996).

10.31
Amendment No. 1 to the Limited Term Firm Power Supply Agreement, dated as of June 28, 1996, by and between Ravenswood Aluminum Corporation and Ohio Power Company (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K for the year ended December 31, 2003).

10.32	Century Aluminum Company Incentive Compensation Plan (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).**

10.33
Revolving Credit Agreement, dated as of April 2, 2001, by and among Century Aluminum Company, Century Aluminum of West Virginia, Inc., Berkeley Aluminum, Inc., Century Kentucky, Inc., Metalsco, Ltd. and NSA, Ltd., as borrowers, the lending institutions listed on Schedule 1 thereto as Lenders, Fleet Capital Corporation as Agent, Fleet Securities Inc. as Arranger, and Credit Suisse First Boston, Inc. as Syndication Agent (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

10.34	Collective Bargaining Agreement, effective April 2, 2001, by and between Century Aluminum of Kentucky, LLC and the United Steelworkers of America, AFL-CIO-CLC (incorporated by

Exhibit
Number	Description of Exhibit
reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

10.35
Owners Agreement, dated as of April 2, 2001, by and among NSA, Ltd., Glencore Acquisition I LLC and Century Aluminum Kentucky, LLC (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

10.36
Shared Services Agreement, dated April 2, 2001, by and among Century Aluminum Company, NSA, Ltd., Glencore Acquisition I LLC and Southwire Company (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

10.37
1996 Stock Incentive Plan Implementation Guidelines (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K/A for the year ended December 31, 2001, filed on June 4, 2002).**

10.38	Century Aluminum Company Supplemental Retirement Income Benefit Plan (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).**

10.39
Alumina Supply Contract, dated January 1, 2001, by and between Century Aluminum of West Virginia and Glencore Ltd. (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

10.40
Alumina Supply Contract, dated January 1, 2001, by and between Berkeley Aluminum and Glencore AG (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

10.41
Alumina Purchase Agreement, dated as of December 18, 1997, by and between Kaiser Aluminum & Chemical Corporation and Southwire Company (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

10.42
Consent to Assignment and Guarantee, dated as of April 2, 2001, by and among Kaiser Aluminum & Chemical Corporation, Century Aluminum Corporation and Century Aluminum of Kentucky L.L.C. (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

10.43
Alumina Purchase Agreement, dated as of May 26, 2003, by and between Kaiser Aluminum & Chemical Corporation and Century Aluminum of Kentucky L.L.C. (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

10.44
Consent and Second Amendment to Revolving Credit Agreement, dated as of March 31, 2004, by and among Century Aluminum Company, Berkeley Aluminum, Inc., Century Aluminum of West Virginia, Inc., Metalsco, Ltd., NSA, Ltd., the lending institutions that are or may become parties thereto, and Fleet Capital Corporation (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).

10.45
Senior Facility Agreement, dated September 2, 2003, among Nordural hf, Royal Bank of Scotland PLC, BNP Paribas S.A., Fortis Bank (Nederland, N.V.) (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.46
Amendment Agreement, dated April 27, 2004, among Nordural hf, Century Aluminum Company, Nordural Holdings I eHf, Nordural Holdings II eHf, Columbia Ventures Corporation, BNP Paribas S.A., and the Royal Bank of Scotland PLC (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.47
Purchase Agreement, dated as of May 17, 2004, among Kaiser Aluminum & Chemical Corporation, Kaiser Bauxite Company, Gramercy Alumina LLC and St. Ann Bauxite Limited (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).***

10.48	Tolling Agreement, dated August 1, 2004, between Century Aluminum Company and Glencore

Exhibit
Number	Description of Exhibit
Ltd. (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).****

10.49
Consent and Third Amendment to Revolving Credit Agreement, dated as of August 4, 2004, by and among Century Aluminum Company, Berkeley Aluminum, Inc., Century Aluminum of West Virginia, Inc., Century Kentucky, Inc., Metalsco, Ltd. and NSA Ltd., as Borrowers, the Lenders and Fleet Capital Corporation as agent for the Lenders (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10.50
Consent and Fourth Amendment to Revolving Credit Agreement, dated as of October 29, 2004, by and among Century Aluminum Company, Berkeley Aluminum, Inc., Century Aluminum of West Virginia, Inc., Century Kentucky, Inc., Metalsco, Ltd., and NSA Ltd., as Borrowers, the Lenders, Fleet Capital Corporation, as agent for the Lenders, and Skyliner, Inc., Virgin Islands Alumina Corporation LLC, and Hancock Aluminum LLC, as Guarantors (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on December 29, 2004).

10.51	Form of Loan Agreement, among Nordural ehf., the several lenders from time to time parties thereto, Landsbanki Islands hf., as administrative agent and Kaupthing Bank hf., as security trustee.

10.52	Accounts Pledge Agreement, dated as of February 10, 2005, among Nordural ehf., Kaupthing Bank hf., as security trustee and Kaupthing Bank hf. and Landsbanki Íslands hf. as account banks.

10.53	Declaration of Pledge, dated as of February 10, 2005, between Nordural ehf. and Kaupthing Bank hf., as security trustee.

10.54	Securities Pledge Agreement, dated as of February 10, 2005, among Nordural Holdings I ehf., Nordural Holdings II ehf., Nordural ehf. and Kaupthing Bank hf., as security trustee.

10.55	General Bond, dated as of February 10, 2005, between Nordural ehf. and Kaupthing Bank hf., as security trustee.

12.1	Computation of ratio of earnings to fixed charges.*

21.1	List of Subsidiaries. *

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers hf.

23.3	Consent of Curtis, Mallet-Prevost, Colt & Mosle LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.*

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture on Form T-1.*

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Instructions to Registered Holder and/or DTC Participant from Beneficial Owner.

*	Previously filed with this Registration Statement on Form S-4.

**	Management contract or compensatory plan.

***	Schedules and exhibits are omitted and will be furnished to the Securities and Exchange Commission upon request.

****	Confidential information was omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission

(b)	Financial Statement Schedules

Report of Independent Registered Public Accounting Firm

Schedule II — Valuation and Qualifying Accounts for the years ended December 31, 2003, 2002 and 2001.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Century Aluminum Company:

     We have audited the consolidated financial statements of Century Aluminum Company and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and have issued our report thereon dated February 9, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph as to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21 of this Registration Statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania February 9, 2004

CENTURY ALUMINUM COMPANY

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charged To		Balance at
	Beginning	Cost and		End of
	of Period	Expense	Deductions	Period
		(Dollars in Thousands)
YEAR ENDED DECEMBER 31, 2001:
Allowance for doubtful trade accounts receivable	$285	$4,431	$371	$4,345
YEAR ENDED DECEMBER 31, 2002:
Allowance for doubtful trade accounts receivable	$4,345	$—	$292	$4,053
YEAR ENDED DECEMBER 31, 2003:
Allowance for doubtful trade accounts receivable	$4,053	$—	$85	$3,968

Item 22. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterey, State of California, on February 11, 2005.

CENTURY ALUMINUM COMPANY

By:	/s/ David W. Beckley
	Name:	David W. Beckley
	Title:	Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
* Craig A. Davis	Chairman and Chief Executive Officer (Principal Executive Officer)	February 11, 2005

/s/ David W. Beckley David W. Beckley	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 11, 2005

* Roman A. Bninski	Director	February 11, 2005

* John C. Fontaine	Director	February 11, 2005

* John P. O’Brien	Director	February 11, 2005

* Stuart M. Schreiber	Director	February 11, 2005

SIGNATURE	TITLE	DATE
* Willy R. Strothotte	Director	February 11, 2005

* Robert E. Fishman	Director	February 11, 2005

* By: /s/ Gerald J. Kitchen
Gerald J. Kitchen, as Attorney-in-Fact

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterey, State of California, on February 11, 2005.

CENTURY KENTUCKY, INC.
By:	/s/ E. Jack Gates
	Name:	E. Jack Gates
	Title:	President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ E. Jack Gates E. Jack Gates	President (Principal Executive Officer) and Director	February 11, 2005

/s/ David W. Beckley David W. Beckley	Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	February 11, 2005

/s/ Gerald J. Kitchen Gerald J. Kitchen	Vice President, Secretary and Director	February 11, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterey, State of California, on February 11, 2005.

METALSCO, LTD.
By:	/s/ E. Jack Gates
	Name:	E. Jack Gates
	Title:	President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ E. Jack Gates E. Jack Gates	President (Principal Executive Officer)	February 11, 2005

/s/ David W. Beckley David W. Beckley	Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	February 11, 2005

/s/ Gerald J. Kitchen Gerald J. Kitchen	Vice President, Secretary and Director	February 11, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterey, State of California, on February 11, 2005.

SKYLINER, INC.
By:	/s/ E. Jack Gates
	Name:	E. Jack Gates
	Title:	President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ E. Jack Gates E. Jack Gates	President (Principal Executive Officer)	February 11, 2005

/s/ David W. Beckley David W. Beckley	Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	February 11, 2005

/s/ Gerald J. Kitchen Gerald J. Kitchen	Vice President, Secretary and Director	February 11, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterey, State of California, on February 11, 2005.

CENTURY ALUMINUM OF WEST VIRGINIA, INC.

By:	/s/ E. Jack Gates

Name: E. Jack Gates
Title: President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ E. Jack Gates E. Jack Gates	President (Principal Executive Officer) and Director	February 11, 2005

/s/ David W. Beckley David W. Beckley	Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	February 11, 2005

/s/ Gerald J. Kitchen Gerald J. Kitchen	Vice President, Secretary and Director	February 11, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterey, State of California, on February 11, 2005.

BERKELEY ALUMINUM, INC.

By:	/s/ E. Jack Gates

Name: E. Jack Gates
Title: President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ E. Jack Gates E. Jack Gates	President (Principal Executive Officer)	February 11, 2005

/s/ David W. Beckley David W. Beckley	Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	February 11, 2005

/s/ Gerald J. Kitchen Gerald J. Kitchen	Vice President, Secretary and Director	February 11, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterey, State of California, on February 11, 2005.

VIRGIN ISLANDS ALUMINA CORPORATION LLC

By: CENTURY ALUMINUM OF WEST VIRGINIA, INC.
Its: Sole Member

By:	/s/ E. Jack Gates

Name: E. Jack Gates
Title: President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ E. Jack Gates E. Jack Gates	President (Principal Executive Officer)	February 11, 2005

/s/ David W. Beckley David W. Beckley	Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	February 11, 2005

/s/ Gerald J. Kitchen Gerald J. Kitchen	Vice President, Secretary and Director	February 11, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterey, State of California, on February 11, 2005.

HANCOCK ALUMINUM LLC

By:	/s/ E. Jack Gates

Name: E. Jack Gates
Title: President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ E. Jack Gates E. Jack Gates	President (Principal Executive Officer)	February 11, 2005

/s/ David W. Beckley David W. Beckley	Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Manager	February 11, 2005

/s/ Gerald J. Kitchen Gerald J. Kitchen	Vice President, Secretary and Manager	February 11, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterey, State of California, on February 11, 2005.

NSA, LTD

By: METALSCO LTD.
Its: General Partner

By:	/s/ E. Jack Gates

Name: E. Jack Gates
Title: President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ E. Jack Gates E. Jack Gates	President (Principal Executive Officer) of Metalsco Ltd.	February 11, 2005

/s/ David W. Beckley David W. Beckley	Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director of Metalsco Ltd.	February 11, 2005

/s/ Gerald J. Kitchen Gerald J. Kitchen	Vice President, Secretary and Director of Metalsco Ltd.	February 11, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterey, State of California, on February 11, 2005.

CENTURY ALUMINUM HOLDINGS, INC.

By:	/s/ E. Jack Gates

Name: E. Jack Gates
Title: President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ E. Jack Gates E. Jack Gates	President (Principal Executive Officer) and Director	February 11, 2005

/s/ David W. Beckley David W. Beckley	Vice President (Principal Financial Officer and Principal Accounting Officer) and Director	February 11, 2005

/s/ Gerald J. Kitchen Gerald J. Kitchen	Vice President, Secretary and Director	February 11, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterey, State of California, on February 11, 2005.

CENTURY LOUISIANA, INC.

By:	/s/ E. Jack Gates

Name: E. Jack Gates
Title: President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ E. Jack Gates E. Jack Gates	President (Principal Executive Officer) and Director	February 11, 2005

/s/ David W. Beckley David W. Beckley	Vice President (Principal Financial Officer and Principal Accounting Officer) and Director	February 11, 2005

/s/ Gerald J. Kitchen Gerald J. Kitchen	Vice President, Secretary and Director	February 11, 2005

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit
2.1	Asset Purchase Agreement, dated as of April 1, 2003, by and among Glencore, Ltd., Glencore Acquisition I LLC, Hancock Aluminum LLC and Century Aluminum Company (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2003).

2.2	Secured Promissory Note, dated April 1, 2003, by Century Aluminum Company in favor of Glencore Acquisition I LLC for the principal amount of $40 million (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2003).

2.3	Secured Promissory Note, dated April 1, 2003, by Century Aluminum Company in favor of Glencore Ltd. (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2003).

2.4	Guaranty Agreement, dated as April 1, 2003, by and among Hancock Aluminum LLC, Century Kentucky, Inc., NSA Ltd., Century Aluminum of West Virginia, Inc., Berkeley Aluminum, Inc., Metalsco, Ltd., Skyliner, Inc. for the benefit of Glencore Acquisition I LLC and Glencore Ltd. (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2003).

2.5	Security Agreement, dated as of April 1, 2003, by and among Hancock Aluminum LLC, Glencore Ltd. and Glencore Acquisition I LLC (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2003).

3.1	Restated Certificate of Incorporation of Century Aluminum Company, as amended (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

3.2	Amended and Restated Bylaws of Century Aluminum Company (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

4.1	Purchase Agreement for Century Aluminum Company’s 11.75% Senior Secured First Mortgage Notes, dated March 28, 2001, by and among Century Aluminum Company, Century Aluminum of West Virginia, Inc., Berkeley Aluminum, Inc., Century Kentucky, Inc. and Virgin Islands Alumina Corporation LLC and Credit Suisse First Boston Corporation and Fleet Securities, Inc., as Initial Purchasers (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2001).

4.2	Indenture for Century Aluminum Company’s 11.75% Senior Secured First Mortgage Notes, dated April 2, 2001, by and among Century Aluminum Company, the Guarantors party thereto and Wilmington Trust Company, as trustee (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2001).

4.3	Amendment to Indenture for Century Aluminum Company’s 11.75% Senior Secured First Mortgage Notes, dated as of May 5, 2003, by and among Century Aluminum Company, the Guarantors party thereto and Wilmington Trust Company, as trustee (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

4.4	Third Supplemental Indenture for Century Aluminum Company’s 11.75% Senior Secured First Mortgage Notes, dated as of August 6, 2004, among Century Aluminum Company, the guarantors party thereto and Wilmington Trust Company, as trustee (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on September 1, 2004).

Exhibit
Number	Description of Exhibit
4.5	Registration Rights Agreement for Century Aluminum Company’s 11.75% Senior Secured First Mortgage Notes, dated April 2, 2001, by and among Century Aluminum Company, the Guarantors party thereto and Credit Suisse First Boston Corporation and Fleet Securities, Inc., as Initial Purchasers (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2001).

4.6	Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of April 2, 2001, from NSA, Ltd. for the benefit of Wilmington Trust Company, as collateral agent (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2001).

4.7	Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, dated as of April 2, 2001, from Century Aluminum of West Virginia, Inc. for the benefit of Wilmington Trust Company, as collateral agent (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2001).

4.8	Pledge and Security Agreement, dated as of April 2, 2001, by Century Aluminum Company as Pledgor and the other Pledgors party thereto in favor of Wilmington Trust Company, as collateral agent (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on April 17, 2001).

4.9	Purchase Agreement for Century Aluminum Company’s 7.5% Senior Notes, dated August 10, 2004, among Century Aluminum Company as issuer, the guarantors party thereto and Credit Suisse First Boston LLC, as representative of the several purchasers (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

4.10	Indenture for Century Aluminum Company’s 7.5% Senior Notes, dated as of August 26, 2004, among Century Aluminum Company as issuer, the guarantors party thereto and Wilmington Trust Company, as trustee (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed September 1, 2004).

4.11	Registration Rights Agreement for Century Aluminum Company’s 7.5% Senior Notes, dated as of August 26, 2004, among Century Aluminum Company, the guarantors party thereto and Credit Suisse First Boston LLC, as Representative of the Initial Purchasers (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed September 1, 2004).

4.12	Purchase Agreement for Century Aluminum Company’s 1.75% Convertible Senior Notes, dated as of July 30, 2004, between Century Aluminum Company and Credit Suisse First Boston LLC, as representative of the several purchasers (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

4.13	Indenture for Century Aluminum Company’s 1.75% Convertible Senior Notes, dated as of August 9, 2004, between Century Aluminum Company, as issuer, and Wilmington Trust Company, as trustee (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on November 1, 2004).

4.14	Supplemental Indenture No. 1 for Century Aluminum Company’s 1.75% Convertible Senior Notes, dated as of October 26, 2004, among Century Aluminum Company, as issuer, and Wilmington Trust Company, as trustee (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on November 1, 2004).

4.15	Supplemental Indenture No. 2 for Century Aluminum Company’s 1.75% Convertible Senior Notes, dated as of October 26, 2004, among Century Aluminum Company, as issuer, the guarantors party thereto and Wilmington Trust Company, as trustee (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on November 1, 2004).

Exhibit
Number	Description of Exhibit
4.16	Registration Rights Agreement for Century Aluminum Company’s 1.75% Convertible Senior Notes, dated as of August 9, 2004, between Century Aluminum Company and Credit Suisse First Boston LLC, as representative of the initial purchasers set forth therein. (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, Registration No. 333-121255).

5.1	Opinion of Curtis, Mallet-Prevost, Colt & Mosle LLP.

10.1	Agreement, dated June 12, 1992, by and between Ravenswood Aluminum Corporation and United Steelworkers of America AFL-CIO, Local 5668 (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).

10.2	Agreement, dated November 30, 1994, by and between Ravenswood Aluminum Corporation and United Steelworkers of America AFL-CIO, Local 5668 (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).

10.3	Extension of Labor Agreement, dated February 21, 2002, by and between Century Aluminum of West Virginia, Inc. and the United Steelworkers of America AFL-CIO (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

10.4	Amended and Restated Employment Agreement, effective as of December 9, 2003, by and between Century Aluminum Company and Craig A. Davis (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K for the year ended December 31, 2003).**

10.5	Employment Agreement, effective as of January 1, 2002, by and between Century Aluminum Company and Gerald J. Kitchen (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).**

10.6	Amendment Agreement, effective as of December 9, 2003, by and between Century Aluminum Company and Gerald J. Kitchen. (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K for the year ended December 31, 2003).**

10.7	Employment Agreement, effective as of January 1, 2002, by and between Century Aluminum Company and David W. Beckley (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).**

10.8	Amendment Agreement, effective as of December 9, 2003, by and between Century Aluminum Company and David W. Beckley (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K for the year ended December 31, 2003).**

10.9	Employment Agreement, effective as October 14, 2003, by and between Century Aluminum Company and E. Jack Gates (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K for the year ended December 31, 2003).**

10.10	Form of Severance Agreement by and between Century Aluminum Company and Craig A. Davis (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).**

10.11	Amendment to Severance Protection Agreement by and between Century Aluminum Company and Craig A. Davis (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).**

10.12	Form of Severance Agreement between Century Aluminum Company and Gerald A. Meyers (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).**

10.13	Amendment to Severance Protection Agreement between Century Aluminum Company and Gerald A. Meyers (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).**

Exhibit
Number	Description of Exhibit
10.14	Severance Letter, dated October 15, 2003, by and between Century Aluminum Company and Gerald A. Meyers (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K for the year ended December 31, 2003).**

10.15	Form of Severance Agreement by and between Century Aluminum Company and Gerald J. Kitchen (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).**

10.16	Amendment to Severance Protection Agreement by and between Century Aluminum Company and Gerald J. Kitchen (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).**

10.17	Form of Severance Agreement by and between Century Aluminum Company and David W. Beckley (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).**

10.18	Amendment to Severance Protection Agreement by and between Century Aluminum Company and David W. Beckley (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).**

10.19	Severance Protection Agreement, dated as of October 14, 2003, by and between Century Aluminum Company and E. Jack Gates (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K for the year ended December 31, 2003).**

10.20	1996 Stock Incentive Plan as amended through June 28, 2001 (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).**

10.21	Non-Employee Directors Stock Option Plan (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).**

10.22	Amended and Restated Asset Purchase Agreement, dated as of December 13, 1988, by and between Kaiser Aluminum & Chemical Corporation and Ravenswood Acquisition Corporation (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).

10.23	Acquisition Agreement, dated July 19, 1995, by and between Virgin Islands Alumina Corporation and St. Croix Alumina, L.L.C. (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).

10.24	Ravenswood Environmental Services Agreement, dated as of February 7, 1989, by and between Kaiser Aluminum & Chemical Corporation and Ravenswood Aluminum Corporation (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).

10.25	Asset Purchase Agreement, dated as of March 31, 2000, by and between Xstrata Aluminum Corporation and Berkeley Aluminum, Inc. (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed April 20, 2000).

10.26	Form of Tax Sharing Agreement (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).

10.27	Form of Disaffiliation Agreement (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).

10.28	Amended and Restated Owners Agreement, dated as of January 26, 1996, by and between Alumax of South Carolina, Inc., Berkeley Aluminum, Inc. and Glencore Primary Aluminum Company LLC (incorporated by reference to Century Aluminum Company’s Registration Statement on Form S-1, as amended, Registration No. 33-95486).

10.29	Century Aluminum Company 1996 Stock Incentive Plan Implementation Guidelines (as amended December 14, 2001) (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).**

Exhibit
Number	Description of Exhibit
10.30	Limited Term Firm Power Supply Agreement, dated as of June 28, 1996, by and between Ravenswood Aluminum Corporation and Ohio Power Company (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K for the year ended December 31, 1996).

10.31	Amendment No. 1 to the Limited Term Firm Power Supply Agreement, dated as of June 28, 1996, by and between Ravenswood Aluminum Corporation and Ohio Power Company (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K for the year ended December 31, 2003).

10.32	Century Aluminum Company Incentive Compensation Plan (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).**

10.33	Revolving Credit Agreement, dated as of April 2, 2001, by and among Century Aluminum Company, Century Aluminum of West Virginia, Inc., Berkeley Aluminum, Inc., Century Kentucky, Inc., Metalsco, Ltd. and NSA, Ltd., as borrowers, the lending institutions listed on Schedule 1 thereto as Lenders, Fleet Capital Corporation as Agent, Fleet Securities Inc. as Arranger, and Credit Suisse First Boston, Inc. as Syndication Agent (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

10.34	Collective Bargaining Agreement, effective April 2, 2001, by and between Century Aluminum of Kentucky, LLC and the United Steelworkers of America, AFL-CIO-CLC (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

10.35	Owners Agreement, dated as of April 2, 2001, by and among NSA, Ltd., Glencore Acquisition I LLC and Century Aluminum Kentucky, LLC (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

10.36	Shared Services Agreement, dated April 2, 2001, by and among Century Aluminum Company, NSA, Ltd., Glencore Acquisition I LLC and Southwire Company (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

10.37	1996 Stock Incentive Plan Implementation Guidelines (incorporated by reference to Century Aluminum Company’s Annual Report on Form 10-K/A for the year ended December 31, 2001, filed on June 4, 2002).**

10.38	Century Aluminum Company Supplemental Retirement Income Benefit Plan (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).**

10.39	Alumina Supply Contract, dated January 1, 2001, by and between Century Aluminum of West Virginia and Glencore Ltd. (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

10.40	Alumina Supply Contract, dated January 1, 2001, by and between Berkeley Aluminum and Glencore AG (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

10.41	Alumina Purchase Agreement, dated as of December 18, 1997, by and between Kaiser Aluminum & Chemical Corporation and Southwire Company (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

10.42	Consent to Assignment and Guarantee, dated as of April 2, 2001, by and among Kaiser Aluminum & Chemical Corporation, Century Aluminum Corporation and Century Aluminum of Kentucky L.L.C. (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

Exhibit
Number	Description of Exhibit
10.43	Alumina Purchase Agreement, dated as of May 26, 2003, by and between Kaiser Aluminum & Chemical Corporation and Century Aluminum of Kentucky L.L.C. (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

10.44	Consent and Second Amendment to Revolving Credit Agreement, dated as of March 31, 2004, by and among Century Aluminum Company, Berkeley Aluminum, Inc., Century Aluminum of West Virginia, Inc., Metalsco, Ltd., NSA, Ltd., the lending institutions that are or may become parties thereto, and Fleet Capital Corporation (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).

10.45	Senior Facility Agreement, dated September 2, 2003, among Nordural hf, Royal Bank of Scotland PLC, BNP Paribas S.A., Fortis Bank (Nederland, N.V.) (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.46	Amendment Agreement, dated April 27, 2004, among Nordural hf, Century Aluminum Company, Nordural Holdings I eHf, Nordural Holdings II eHf, Columbia Ventures Corporation, BNP Paribas S.A., and the Royal Bank of Scotland PLC (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.47	Purchase Agreement, dated as of May 17, 2004, among Kaiser Aluminum & Chemical Corporation, Kaiser Bauxite Company, Gramercy Alumina LLC and St. Ann Bauxite Limited (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).***

10.48	Tolling Agreement, dated August 1, 2004, between Century Aluminum Company and Glencore Ltd. (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).****

10.49	Consent and Third Amendment to Revolving Credit Agreement, dated as of August 4, 2004, by and among Century Aluminum Company, Berkeley Aluminum, Inc., Century Aluminum of West Virginia, Inc., Century Kentucky, Inc., Metalsco, Ltd. and NSA Ltd., as Borrowers, the Lenders and Fleet Capital Corporation as agent for the Lenders (incorporated by reference to Century Aluminum Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10.50	Consent and Fourth Amendment to Revolving Credit Agreement, dated as of October 29, 2004, by and among Century Aluminum Company, Berkeley Aluminum, Inc., Century Aluminum of West Virginia, Inc., Century Kentucky, Inc., Metalsco, Ltd., and NSA Ltd., as Borrowers, the Lenders, Fleet Capital Corporation, as agent for the Lenders, and Skyliner, Inc., Virgin Islands Alumina Corporation LLC, and Hancock Aluminum LLC, as Guarantors (incorporated by reference to Century Aluminum Company’s Current Report on Form 8-K filed on December 29, 2004).

10.51	Form of Loan Agreement, among Nordural ehf., the several lenders from time to time parties thereto, Landsbanki Islands hf., as administrative agent and Kaupthing Bank hf., as security trustee.

10.52	Accounts Pledge Agreement, dated as of February 10, 2005, among Nordural ehf., Kaupthing Bank hf., as security trustee and Kaupthing Bank hf. and Landsbanki Íslands hf. as account banks.

10.53	Declaration of Pledge, dated as of February 10, 2005, between Nordural ehf. and Kaupthing Bank hf., as security trustee.

10.54	Securities Pledge Agreement, dated as of February 10, 2005, among Nordural Holdings I ehf., Nordural Holdings II ehf., Nordural ehf. and Kaupthing Bank hf., as security trustee.

10.55	General Bond, dated as of February 10, 2005, between Nordural ehf. and Kaupthing Bank hf., as security trustee.

12.1	Computation of ratio of earnings to fixed charges.*

21.1	List of Subsidiaries. *

Exhibit
Number	Description of Exhibit
23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers hf.

23.3	Consent of Curtis, Mallet-Prevost, Colt & Mosle LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.*

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture on Form T-1.*

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner.

*	Previously filed with this Registration Statement on Form S-4.

**	Management contract or compensatory plan.

***	Schedules and exhibits are omitted and will be furnished to the Securities and Exchange Commission upon request.

****	Confidential information was omitted from this exhibit pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.